Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and between

FTAC ATHENA ACQUISITION CORP.

AND

PICO QUANTITATIVE TRADING HOLDINGS LLC

dated as of August 3, 2021

Article I
THE TRANSACTIONS

1.1	Company Recapitalization	3
1.2	Closing DeSPAC Transactions	3

Article II
THE CLOSING

2.1	Closing	3
2.2	Closing Documents	3
2.3	Closing Payments	5
2.4	Withholding Taxes	6

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1	Organization and Qualification	6
3.2	Investment	7
3.3	Company Subsidiaries	7
3.4	Capitalization of the Company	8
3.5	Authority Relative to this Agreement	9
3.6	No Conflict; Required Filings and Consents	9
3.7	Compliance; Approvals	10
3.8	Financial Statements	10
3.9	No Undisclosed Liabilities	11
3.10	Absence of Certain Changes or Events	11
3.11	Litigation	11
3.12	Employee Benefit Plans	12
3.13	Labor Matters	14
3.14	Real Property; Tangible Property	15
3.15	Taxes	17
3.16	Environmental Matters	19
3.17	Brokers; Third Party Expenses	19
3.18	Intellectual Property	20
3.19	Privacy	22
3.20	Agreements, Contracts and Commitments	23
3.21	Insurance	25
3.22	Interested Party Transactions	26
3.23	Information Supplied	26
3.24	Indebtedness	26
3.25	Anti-Bribery; Anti-Corruption	27
3.26	International Trade; Sanctions	27
3.27	Top Customers.	28

i

3.28	Top Suppliers..	28
3.29	Disclaimer of Other Warranties	29

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT

4.1	Organization and Qualification	30
4.2	Parent Subsidiaries	30
4.3	Capitalization	30
4.4	Authority Relative to this Agreement	32
4.5	No Conflict; Required Filings and Consents	32
4.6	Compliance; Approvals	33
4.7	Parent SEC Reports and Financial Statements	33
4.8	Absence of Certain Changes or Events	34
4.9	Litigation	34
4.10	Business Activities	34
4.11	Parent Material Contracts	34
4.12	Parent Listing	35
4.13	PIPE Investment Amount	35
4.14	Trust Account	35
4.15	Taxes	36
4.16	Information Supplied	38
4.17	Employees; Benefit Plans	38
4.18	Board Approval; Shareholder Vote	38
4.19	Affiliate Transactions	38
4.20	Investment	39
4.21	Brokers	39
4.22	Disclaimer of Other Warranties	40

Article V
CONDUCT PRIOR TO THE CLOSING DATE

5.1	Conduct of Business by the Group Companies	40
5.2	Conduct of Business by Parent	44

Article VI
ADDITIONAL AGREEMENTS

6.1	Proxy Statement; General Meeting	45
6.2	Certain Regulatory Matters	48
6.3	Other Filings; Press Release	48
6.4	Confidentiality; Communications Plan; Access to Information	49
6.5	Reasonable Best Efforts	50
6.6	No Parent Securities Transactions	50
6.7	No Claim Against Trust Account	51
6.8	Disclosure of Certain Matters	51

6.9	No Solicitation	51
6.10	Trust Account	52
6.11	Directors’ and Officers’ Liability Insurance	52
6.12	Transfer Taxes	53
6.13	Subscription Agreements	53
6.14	Section 16 Matters	54
6.15	Qualification as an Emerging Growth Company	54
6.16	Board of Directors	54
6.17	Release	54
6.18	DeSPAC Transaction Steps and Closing DeSPAC Transactions	54
6.19	Domestication..	55
6.20	Parent Warrants..	55
6.21	Equity Awards; Earnout	55

Article VII
CONDITIONS TO THE TRANSACTION

7.1	Conditions to Obligations of Each Party’s Obligations	56
7.2	Additional Conditions to Obligations of the Company	56
7.3	Additional Conditions to the Obligations of Parent	57

Article VIII
TERMINATION
8.1	Termination	59
8.2	Notice of Termination; Effect of Termination	60

Article IX
NO SURVIVAL

9.1	No Survival	60

Article X
GENERAL PROVISIONS

10.1	Notices	61
10.2	Interpretation	62
10.3	Counterparts; Electronic Delivery	62
10.4	Entire Agreement; Third Party Beneficiaries	63
10.5	Severability	63
10.6	Other Remedies; Specific Performance	63
10.7	Governing Law	64
10.8	Consent to Jurisdiction; Waiver of Jury Trial	64
10.9	Rules of Construction	65
10.10	Expenses	65
10.11	Assignment	65
10.12	Amendment	65

10.13	Extension; Waiver	65
10.14	No Recourse	65
10.15	Legal Representation..	66
10.16	Disclosure Letters and Exhibits	66

SCHEDULES

Schedule A	Defined Terms
Schedule B	DeSPAC Transaction Steps; Closing DeSPAC Transactions
Schedule C	Subscribed Shares and Units Calculations

EXHIBITS

Exhibit A	Form of Parent Certificate
Exhibit B	Form of Parent Bylaws
Exhibit C	Form of Incentive Equity Plan
Exhibit D	Form of Employee Stock Purchase Plan
Exhibit E	Form of Company A&R Operating Agreement
Exhibit F	Form of A&R Registration Rights Agreement
Exhibit G	Form of Tax Receivable Agreement
Exhibit H	Sponsor Letter Agreement
Exhibit I	Support Agreement
Exhibit J	Form of Lock-Up Agreement

v

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT is made and entered into effective as of August 3, 2021, by and between FTAC ATHENA ACQUISITION CORP., a Cayman Islands exempted company (“Parent”), and PICO QUANTITATIVE TRADING HOLDINGS LLC, a Delaware limited liability company (the “Company”).

Each of Parent and the Company are referred to herein individually as a “Party” and collectively as the “Parties”.  The term “Agreement” as used herein refers to this Business Combination Agreement, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto (including the Company Disclosure Letter and the Parent Disclosure Letter, as defined herein). Defined terms used in this Agreement are listed alphabetically in Schedule A, together with the section and, if applicable, subsection in which the definition of each such term is located.

RECITALS

WHEREAS, Parent is a special purpose acquisition company incorporated for the purpose of effecting a Business Combination (as such term is defined in the Parent Memorandum and Articles);

WHEREAS, on the terms and conditions hereof, prior to the Closing (as defined below), on the Closing Date (as defined below), (i) Parent will domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and transfer by way of continuation and de-register as a Cayman Islands exempted company in accordance with Section 206 of the Companies Act (the “Domestication”), (ii) pursuant to the Domestication, (a) Parent shall file the Parent Certificate with the Secretary of State of the State Delaware and (b) the Parent Bylaws will be adopted by the Parent Board that is in existence immediately following the Domestication, and (iii) pursuant to the Domestication, Parent will request a certificate of de-registration from the Registrar of Companies of the Cayman Islands;

WHEREAS, in connection with the Domestication, pursuant to Section 6.20 hereof, each issued and outstanding Parent Class A Ordinary Share in existence as of immediately prior to the Domestication shall convert automatically, on a one-for-one basis, into one share of Parent Class A Common Stock;

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Parties intend to enter into a business combination transaction, pursuant to which, in connection with the Closing the Parties shall, following the Domestication, complete the DeSPAC Transaction Steps and effect the Closing DeSPAC Transactions, in each case as set forth on Schedule B (together with the Domestication, the “Transactions”); and

WHEREAS, in connection with the entry into and delivery of this Agreement:

(1) The board of directors of Parent has unanimously: (a) determined that it is in the best interests of Parent, and declared it advisable, for Parent to enter into and perform this Agreement and the Transactions; (b) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending that the shareholders of Parent vote in favor of the Transactions submitted to the shareholders for approval (the “Parent Recommendation”);

(2) The board of managers of the Company has unanimously approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement;

(3) Parent has entered into subscription agreements with certain investors for such investors to purchase shares of Parent Class A Common Stock (the “PIPE Investment”), such purchases to be consummated following the Domestication and immediately prior to the consummation of the other Transactions;

(4) Sponsors have entered into a letter agreement with Parent, which letter agreement is attached hereto as Exhibit H (the “Sponsor Letter Agreement”), pursuant to which Sponsors will, in connection with the Closing of the Transactions, (i) surrender to Parent an aggregate of 140,000 Private Placement Warrants held by them as of immediately prior to the consummation of the Transactions, without consideration therefor (the “Warrant Forfeiture”), (ii) subject their respective shares of Pre-Combination Class B Ordinary Shares (and the shares of Parent Class A Common Stock issued upon the automatic conversion of such shares of Pre-Combination Class B Ordinary Shares into shares of Parent Class A Common Stock in connection with the consummation of the Transactions) to certain restrictions on transfer or sale, as set forth therein and (iii) subject to specified exceptions, waive any adjustment to the conversion ratio set forth in the Parent Memorandum and Articles and any rights to other anti-dilution protections with respect to the Pre-Combination Class B Ordinary Shares that may result from the PIPE Investment and/or the transactions contemplated by this Agreement on the terms and conditions set forth in the Sponsor Letter Agreement;

(5) Parent, Sponsors, the Company, and the members of the Company (the “Members”) holding at least 67% of the Company’s voting units as of the date hereof (the “Supporting Members”) have entered into a support agreement, attached hereto as Exhibit I, by which each has agreed to support the Transaction (the “Support Agreement”) on the terms described therein; and

(6) Parent, the Supporting Members and certain other Members have entered into Lock-Up Agreements (the “Lock-Up Agreements”) to be effective upon the Closing, substantially in the form attached hereto as Exhibit J.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
THE TRANSACTIONS

1.1 Company Recapitalization.  Prior to the Closing, the Company shall cause a recapitalization of its existing equity structure (the “Recapitalization”), as described in Schedule 1.1 of the Company Disclosure Letter, to be consummated without any material liability or obligation (Tax or otherwise) to Parent or the Group Companies.

1.2 Closing DeSPAC Transactions. At the Closing, the Parties shall, and shall cause their applicable Affiliates to, complete the Domestication and the DeSPAC Transaction Steps and effect the Closing DeSPAC Transactions, in each case in accordance with Schedule B.

Article II
THE CLOSING

2.1 Closing.  Upon the terms and subject to the conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall occur by electronic exchange of documents at a time and date to be specified in writing by the Parties, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions). Notwithstanding the foregoing, the Closing may occur at such other time, date and location as the Parties agree in writing (the date on which the Closing occurs, the “Closing Date”). The Parties agree that the Closing signatures may be transmitted by email .pdf files.

2.2 Closing Documents.  Upon the terms and subject to the conditions of this Agreement:

(a) At the Closing, Parent shall deliver:

(i) to the Company, evidence of the filing of each of the Certificate of Domestication and the Parent Certificate with the Secretary of State of the State of Delaware;

(ii) to the Company, evidence of the filing of the application to de-register with the Registrar of Companies of the Cayman Islands;

(iii) to the Company, a certificate dated as of the Closing Date and signed by an officer of Parent, certifying as to copies of resolutions and actions taken by Parent’s board of directors in connection with the approval of this Agreement and the Transactions, including the adoption of the Parent Bylaws as of the Closing;

(iv) to the Company, evidence, in form and substance reasonably acceptable to Parent and the Company, of the issuance, by book-entry with the Transfer Agent, of the Parent Class C Common Stock acquired by the Company pursuant to item 3 of subsection (b) of Schedule B;

(v) to the Company, the A&R Registration Rights Agreement, duly executed by Parent and Sponsors;

(vi) to the Company, the Tax Receivable Agreement, duly executed by Parent;

(vii) to the Company, the resignations of each of the officers and directors of Parent from their respective positions as officers and/or directors, effective as of the Closing Date; and

(viii) (A) all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to Section 7.2; and (B) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the Transactions.

(b) At the Closing, the Company shall deliver to Parent:

(i) a copy of the Company A&R Operating Agreement, duly executed by the Company and consented to by the requisite Members;

(ii) a certificate, dated as of the Closing Date and signed by an officer of the Company, certifying as to copies of resolutions and actions taken by the Company and/or its Members, as applicable, in connection with the approval of this Agreement and the Transactions, including the Recapitalization;

(iii) evidence, in form and substance reasonably acceptable to Parent, of the distribution of the Parent Class C Common Stock to the Members;

(iv) evidence, in form and substance reasonably acceptable to Parent, of the issuance of the Parent Subscribed Units being acquired by Parent pursuant to item 3 of subsection (b) of Schedule B;

(v) the A&R Registration Rights Agreement, duly executed by the Members party thereto;

(vi) the Tax Receivable Agreement, duly executed by the Company and the Members party thereto;

(vii) a certificate from the Company pursuant to Treasury Regulations Section 1.1445-11T, and W-9 or W-8 (or equivalent applicable forms) certificates for each Person receiving a payment from Parent or the Company in connection with the Closing; and

(viii) (A) all other documents, instruments or certificates required to be delivered at or prior to the Closing pursuant to Section 7.3; and (B) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the Transactions.

(c) At least two (2) Business Days prior to the expected Closing Date, (i) Parent will deliver to the Company information regarding its Estimated Transaction Costs, the respective amounts thereof, which in no event shall exceed the aggregate amount set forth in Schedule 2.2(c) of the Parent Disclosure Letter, and the applicable wire transfer instructions for each such Estimated Transaction Cost, together with reasonable relevant supporting documentation used by Parent in calculating such amounts, including all invoices or, if no invoice is available, other documentation reasonably accounting for such costs, (ii) the Company will deliver to Parent (a) information regarding its Estimated Transaction Costs, the respective amounts thereof, which in no event shall exceed the aggregate amount set forth in Schedule 2.2(c) of the Company Disclosure Letter, and the applicable wire transfer instructions for each such Estimated Transaction Cost, together with reasonable relevant supporting documentation used by the Company in calculating such amounts, including all invoices or, if no invoice is available, other documentation reasonably accounting for such costs, and (b) evidence of the authorizations and approvals described in Schedule 3.7(b) of the Company Disclosure Letter, in each case in form and substance reasonably acceptable to Parent, and (iii) the Parties will together document their respective Estimated Transaction Costs in a funds flow memorandum (the “Funds Flow Memorandum”).

2.3 Closing Payments.  At the Closing on the Closing Date, upon the terms and subject to the conditions of this Agreement:

(a) Parent shall make or cause to be made any payments required to be made in connection with the Parent Stockholder Redemption (the “Parent Stockholder Redemption Payments”);

(b) Parent shall deliver to the Company the Parent Cash in exchange for the Parent Subscribed Units;

(c) the Company shall pay, or, cause to be paid, the Specified Bonus Payments to the applicable payees as set forth in the Funds Flow Memorandum; provided, that the Specified Bonus Payments may be paid promptly after the Closing Date as necessary or appropriate; and

(d) the Company shall (on its own behalf, or on behalf of Parent, as applicable) pay, or, cause to be paid, all Estimated Transaction Costs to the applicable payees as set forth in the Funds Flow Memorandum; provided, that the Estimated Transaction Costs may be paid promptly after the Closing Date as necessary or appropriate.

2.4 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, each Party and its respective Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Legal Requirements and shall thereafter pay all such amounts so deducted or withheld to the proper Governmental Entity. If any Tax withholding is so required in connection with any such payments (other than compensatory payments to employees of the Group Companies), the Party required to so withhold shall provide written notice to the Party in respect of whom such withholding is to be paid of the amounts to be deducted and withheld no later than two (2) Business Days prior to such payment. Each Party shall expend commercially reasonable efforts to (a) avail itself of any available exemptions from, or any refunds, credits or other recovery of, any such Tax deductions and withholdings and shall cooperate with the other Parties in providing any information and documentation (including an Internal Revenue Service Form W-9 or other applicable Form) that may be necessary to obtain such exemptions, refunds, credits or other recovery and (b) minimize the amount of any such Tax deductions and withholdings. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the letter dated as of the date of this Agreement and delivered by the Company to Parent prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent as of the date hereof and as of the Closing Date as follows:

3.1 Organization and Qualification.  The Company is a limited liability company duly formed, validly existing and in good standing under the Legal Requirements of the State of Delaware and with all requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to the Group Companies, taken as a whole.  The Company is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Complete and correct copies of the Governing Documents of the Company as currently in effect have been made available to Parent.  The Company is not in violation of any of the provisions of its Governing Documents.

3.2 Investment. The shares of Parent Class C Common Stock, and shares of Parent Class A Common Stock issuable in exchange thereof, to be acquired by each of the Company and each Member (together, the “Parent Equity Recipients”) pursuant to this Agreement and the Transactions will be acquired for investment for such Parent Equity Recipient’s own account or for one or more separate accounts maintained by it for the benefit of one or more other accredited investors as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and such Parent Equity Recipient has no present intention of selling, granting any participation in, or otherwise distributing the same.  At no time was such Parent Equity Recipient presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of shares of Parent Class C Common Stock.  Such Parent Equity Recipient has received or has had full access to all the information such Parent Equity Recipient considers necessary or appropriate to make an informed investment decision with respect to the shares of Parent Class C Common Stock.  Such Parent Equity Recipient further has had an opportunity to ask questions and receive answers from Parent regarding the terms and conditions of the offering of the shares of Parent Class C Common Stock, and shares of Parent Class A Common Stock issuable in exchange thereof, and to obtain additional information necessary to verify any information furnished to such Parent Equity Recipient or to which such Parent Equity Recipient had access.  Such Parent Equity Recipient is fully aware of: (a) the highly speculative nature of the shares of Parent Class C Common Stock; and (b) the financial risks involved.  Such Parent Equity Recipient has such knowledge and experience in financial and business matters that such Parent Equity Recipient is capable of evaluating the merits and risks of this prospective investment, has the capacity to protect such Parent Equity Recipient’s own interest in connection with this transaction and is financially capable of bearing a total loss of the shares of Parent Class C Common Stock.  Such Parent Equity Recipient understands and acknowledges that, in reliance upon the representations and warranties made by such Parent Equity Recipient herein, the shares of Parent Class C Common Stock are not being registered with the SEC under the Securities Act or any state securities laws, but instead are being transferred under an exemption or exemptions from the registration and qualification requirements of the Securities Act and applicable state securities laws which impose certain restrictions on such Parent Equity Recipient’s ability to transfer the shares of Parent Class C Common Stock. Such Parent Equity Recipient acknowledges that, because the shares of Parent Class C Common Stock have not been registered under the Securities Act, such shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.  Such Parent Equity Recipient is aware of the restrictions on the use of Rule 144 promulgated under the Securities Act.

3.3 Company Subsidiaries.

(a) The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Schedule 3.3(a) of the Company Disclosure Letter (the “Company Subsidiaries”). The Company owns, directly or indirectly, all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens (other than Permitted Liens).  Except for the Company Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Each Company Subsidiary is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate, limited liability company or equivalent power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.  Each Company Subsidiary is duly qualified to do business in each jurisdiction in which the conduct of its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Complete and correct copies of the Governing Documents of each Company Subsidiary, as amended and currently in effect, have been made available to Parent.  No Company Subsidiary is in violation of any of the provisions of its Governing Documents.

(c) All issued and outstanding shares of capital stock and equity interests of each Company Subsidiary (i) have been duly authorized, validly issued, fully paid and are non-assessable (in each case to the extent that such concepts are applicable), (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (iii) have been offered, sold and issued in compliance with Legal Requirements and the applicable Company Subsidiary’s respective Governing Documents.

(d) There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which any Company Subsidiary is a party or by which it is bound obligating such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of such Company Subsidiary or obligating such Company Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

3.4 Capitalization of the Company.

(a) The outstanding ownership interests of the Company as of the date of this Agreement, and the holders thereof, are as set forth on Schedule 3.4(a) of the Company Disclosure Letter.

(b) Other than as set forth on Schedule 3.4(b) of the Company Disclosure Letter or as contemplated by the Company A&R Operating Agreement, there are no other equity interests of the Company authorized, issued, outstanding or reserved for issuance.

(c) All issued and outstanding ownership interests of the Company (i) have been duly authorized and validly issued, (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, (iii) have been offered, sold and issued in compliance with Legal Requirements and the Company’s Governing Documents and (iv) are free and clear of all Liens (other than Permitted Liens).

(d) Except in connection with the Transactions, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  Other than as set forth on Schedule 3.4(d) of the Company Disclosure Letter, there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit or other equity-based compensation awards or similar rights with respect to the Company.

(e) Except as set forth in the Company’s Governing Documents and in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to any ownership interests of the Company.

(f) Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

3.5 Authority Relative to this Agreement. The Company has all requisite limited liability company power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions.  The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by it of the Transactions have been duly and validly authorized by all requisite action on the part of it, and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement and the other Transaction Agreements to which the Company is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other Parties thereto, constitute the legal and binding obligations of the Company, enforceable against it in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. The entry into and performance of this Agreement, and the consummation of the Transactions, do not give rise to any preemptive or appraisal rights in favor of any equity holder of the Company.

3.6 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party do not, the performance by the Company of this Agreement and the other Transaction Agreements to which it is a party shall not, and the consummation of the Transactions will not: (i) conflict with or violate the Governing Documents of the Company; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Schedule 3.6(b) of the Company Disclosure Letter are duly and timely obtained or made, conflict with or violate any Legal Requirements; (iii) result in any breach of or constitute a default (or an event that with or without notice or lapse of time, or both, would become a default) under, or materially impair the Company’s or any of its Subsidiaries’ rights or, in a manner adverse to the Company, alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration (including any forced repurchase) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of the Company pursuant to any Company Material Contract, except, with respect to clause (iii), as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company or the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business; (ii) filings required pursuant to Antitrust Laws (if any) and the expiration of the required waiting periods thereunder (if any); (iii) the consents, approvals, authorizations and permits described on Schedule 3.6(b) of the Company Disclosure Letter; and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, or reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of the Company to perform its obligations under this Agreement or the other Transaction Agreements.

3.7 Compliance; Approvals.  Each of the Group Companies has since the Reference Date complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Group Companies, taken as a whole.  No written or, to the Knowledge of the Company, oral notice of non-compliance with any Legal Requirements has been received by any of the Group Companies since the Reference Date.  Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Each Approval held by the Group Companies is valid, binding and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. None of the Group Companies (i) are in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Approval, or (ii) have received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval except in the case of clauses (i) and (ii) as would not individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, or reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of the Company to perform its obligations under this Agreement or the other Transaction Agreements.

3.8 Financial Statements.

(a) The Company has made available to Parent true and complete copies of: (i) the audited consolidated balance sheets of the Company and its consolidated subsidiaries as of December 31, 2019 and 2018, and the audited consolidated statements of operations and comprehensive loss, changes in members’ equity and cash flows of the Company and its consolidated subsidiaries for the fiscal years ended December 31, 2019 and 2018 (collectively, the “Audited Financial Statements”); and (ii) the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of March 31, 2021, and statements of operations and comprehensive loss, changes in members’ equity and cash flows of the Company and its consolidated subsidiaries for the three (3) month period ended March 31, 2021 (together the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements: (w) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries, as at the respective dates thereof, and the consolidated results of earnings, income, changes in equity and cash flows for the respective periods then ended (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments and the inclusion of limited footnotes); (x) were prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Unaudited Financial Statements, the inclusion of limited footnotes); (y) were prepared from, and are in accordance with, the books and records of the Company and its consolidated subsidiaries; and (z) in the case of the Audited Financial Statements, were audited in accordance with the standards of the Public Company Accounting Oversight Board.

(b) The Company has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of management of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies and (iv) that accounts, notes and other receivables and inventory are recorded accurately. Except as set forth on Schedule 3.8(b) of the Company Disclosure Letter, the Company has not identified or been made aware of, and has not received from its independent auditors any notification of, any (x) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (y) “material weakness” in the internal controls over financial reporting of the Group Companies or (z) fraud, whether or not material, that involves management or other employees of the Group Companies who have a role in the internal controls over financial reporting of the Group Companies.

(c) There are no outstanding loans or other extensions of credit made by the Group Companies to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

3.9 No Undisclosed Liabilities. The Group Companies have no liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with U.S. GAAP, except: (a) liabilities provided for in, or otherwise disclosed or reflected in the most recent balance sheet included in the Financial Statements or in the notes thereto; (b) liabilities arising in the ordinary course of the Company’s business consistent with past practice since the date of the most recent balance sheet included in the Financial Statements; (c) liabilities to the extent incurred in connection with the Transactions that are described either in a Transaction Agreement or on Schedule 3.9 of the Company Disclosure Letter; and (d) liabilities that would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies taken as a whole.

3.10 Absence of Certain Changes or Events. Except as contemplated by this Agreement (including the Recapitalization) or as set forth on Schedule 3.10 of the Company Disclosure Letter, since December 31, 2020, each of the Group Companies has conducted its business in the ordinary course of business consistent with past practice and there has not been: (a) any Company Material Adverse Effect; (b) any purchase, redemption or other acquisition by a Group Company of any ownership interests or any other securities of a Group Company or any options, warrants, calls or rights to acquire any ownership interests or other securities of a Group Company; (c) any split, combination or reclassification of any equity securities of any Group Company; (d) any material change by a Group Company in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP (or any interpretation thereof) or Legal Requirements; (e) any change in the auditors of a Group Company; (f) any issuance of any ownership interests of a Group Company; (g) any revaluation by a Group Company of any of its assets, including any sales of assets of a Group Company other than with respect to (A) sales in the ordinary course of business and (B) sales of assets of any of the Group Companies that are not reasonably required for use in the businesses of any of the Group Companies and that individually or in the aggregate are not material to the Group Companies taken as a whole; or (h) any action taken or agreed upon by any of the Group Companies that would be prohibited by Section 5.1 if such action were taken on or after the date hereof without the consent of Parent.

3.11 Litigation.  Except as disclosed on Schedule 3.11 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, there is: (a) no pending or, to the Knowledge of the Company, threatened, Legal Proceeding against any Group Company or any of its properties or assets, or any of the directors or officers of any Group Company with regard to their actions as such, and, to the Knowledge of the Company, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity pursuant to a government Contract, no pending or, to the Knowledge of the Company, threatened, audit, examination or investigation by any Governmental Entity against any Group Company or any of its properties or assets, or any of the directors, partners, managers or officers of any Group Company with regard to their actions as such, and, to the Knowledge of the Company, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding; (c) no pending or threatened Legal Proceeding by any Group Company against any third party; (d) no settlement or similar agreement that imposes any material ongoing obligation or restriction on any Group Company; and (e) no Order imposed or, to the Knowledge of the Company, threatened to be imposed upon any Group Company or any of its respective properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such.

3.12 Employee Benefit Plans.

(a) Schedule 3.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Employee Benefit Plan; provided, that Schedule 3.12(a) of the Company Disclosure Letter shall only be required to set forth a representative form of each individual employment or consulting agreement or offer letter; provided, further, that, Schedule 3.12(a) of the Company Disclosure Letter must set forth all such individual employment or consulting agreements or offer letters that provide for: (A) transaction bonuses or change in control payments; or (B) Tax gross-ups.

(b) With respect to each Employee Benefit Plan required to be set forth on Schedule 3.12(a) of the Company Disclosure Letter, the Company has provided a true, correct and complete copy of the following documents, to the extent applicable: (i) all plan documents, and all amendments thereto; (ii) for the most recent plan years: (A) the IRS Form 5500 and all schedules thereto; (B) audited financial statements; and (C) actuarial or other valuation reports; (iii) the most recent IRS determination letter or opinion letter, as applicable; and (iv) any non-routine correspondence with any Governmental Entity regarding any Employee Benefits Plan during the past three (3) years.

(c) Each Employee Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and with all Legal Requirements.  No non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Employee Benefit Plan.

(d) Each Employee Benefit Plan intended to qualify under Section 401 of the Code does so qualify, and any trusts intended to be exempt from federal income taxation under the provisions of Section 501(a) of the Code are so exempt.  Nothing has occurred with respect to the operation of the Employee Benefit Plans that would reasonably be expected to cause the denial or loss of such qualification or exemption.

(e) No Group Company or any of its respective ERISA Affiliates has at any time sponsored or has ever been obligated to contribute to, or had any liability in respect of: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f) None of the Employee Benefit Plans provides for, and the Group Companies have no liability in respect of, post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Legal Requirements and at the sole expense of such participant or the participant’s beneficiary.

(g) With respect to any Employee Benefit Plan, no actions, suits, claims (other than routine claims for benefits in the ordinary course), audits, inquiries, proceedings or lawsuits are pending, or, to the Knowledge of the Company, threatened against any Employee Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Employee Benefit Plan with respect to the operation thereof.  No event has occurred, and to the Knowledge of the Company, no condition exists that would, by reason of the Company’s affiliation with any of its ERISA Affiliates, subject the Company to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Legal Requirements.

(h) All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Employee Benefit Plans have been timely made or accrued.

(i) Except as set forth on Schedule 3.12(i) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of the Company or its subsidiaries or under any Employee Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, contractor or director of the Company or its subsidiaries or under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or its subsidiaries or under any Employee Benefit Plan; or (iv) limit the right to merge, amend or terminate any Employee Benefit Plan.

(j) Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event(s) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.

(k) Each Group Company maintains no obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(l) Each Employee Benefit Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, operated and maintained in compliance with Section 409A of the Code in all material respects.

(m) With respect to each Employee Benefit Plan subject to the Legal Requirements of any jurisdiction outside the United States, (i) all employer contributions to each such Employee Benefit Plan required by Legal Requirements or by the terms of such Employee Benefit Plan have been made; (ii) each such Employee Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Employee Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing; and (iii) each such Employee Benefit Plan required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with all Legal Requirements, in each of the foregoing cases except as would not be material to the Group Companies taken as a whole.

3.13 Labor Matters.

(a) Except as disclosed on Schedule 3.13(a) of the Company Disclosure Letter, no Group Company is a party to or bound by any labor agreement, collective bargaining agreement or other labor Contract applicable to persons employed by any Group Company. No employees of the Group Companies are represented by any labor union, labor organization, or works council with respect to their employment with the Group Companies.  There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, nor has any such representation proceeding, petition, or demand been brought, filed, made, or, to the Knowledge of the Company, threatened in the last three (3) years.  To the Knowledge of the Company, since the Reference Date, there have been no labor organizing activities involving any Group Company or with respect to any employees of the Group Companies or threatened by any labor organization, works council or group of employees.

(b) Since the Reference Date, there have been no strikes, work stoppages, slowdowns, lockouts or arbitrations, material grievances, unfair labor practice charges or other material labor disputes pending or, to the Knowledge of the Company, threatened, against or affecting the Group Companies involving any employee of the Group Companies. There are no material charges, grievances or complaints, in each case related to alleged unfair labor practices, pending or, to the Knowledge of the Company, threatened by or on behalf of any employee, former employee, or labor organization.  There are no material continuing obligations of the Group Companies pursuant to the resolution of any such proceeding that is no longer pending.

(c) As of the date of this Agreement, none of the executive officers or senior management of a Group Company has given written notice of any intent to terminate his or her employment with such Group Company. The Group Companies are in compliance in all material respects and, to the Knowledge of the Company, each of their employees and consultants are in compliance in all material respects, with the terms of any employment, nondisclosure, restrictive covenant, and consulting agreements between any Group Company and such individuals.

(d) To the Knowledge of the Company, no written notice has been received by a Group Company since the Reference Date asserting or alleging sexual harassment or sexual misconduct against any current director of a Group Company or against any current officer of a Group Company who is presented as a named executive officer in the Proxy Statement.

(e) There are no material complaints, charges, proceedings, investigations, or claims against the Group Companies pending or, to Knowledge of the Company, threatened, to be brought or filed, before any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by any Group Company, of any individual present or former employee of, or applicant for employment with, any Group Company. Each Group Company is in material compliance with all Legal Requirements respecting employment and employment practices, including all laws respecting terms and conditions of employment, wages and hours, the Worker Adjustment and Retraining Notification Act, as amended (“WARN”), and any similar foreign, state or local “mass layoff” or “plant closing” laws, collective bargaining, immigration, employee benefits, labor relations, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

(f) There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to any Group Company within the six (6) months prior to the Closing.

(g) The Group Companies have since the Reference Date maintained an affirmative action plan in compliance with Legal Requirements.

(h) No Group Company is liable for any arrears of wages (other than arrearages occurring in the ordinary course of business) or any related penalties, except in each case as would not be material to the Group Companies taken as a whole.  All amounts that the Group Companies are legally required to withhold from their employees’ wages and to pay to any Governmental Entity as required by Legal Requirements have been withheld and paid, and the Group Companies do not have any outstanding obligations to make any such withholding or payment, other than with respect to an open payroll period or as would not result in material liability to the Group Companies, taken as whole.  There are no pending, or to the Knowledge of the Company, threatened Legal Proceedings against any Group Company by any employee in connection with such employee’s employment or termination of employment by such Group Company. Each Group Company has properly classified for all purposes (including for all Tax purposes and for purposes of determining eligibility to participate in any Employee Benefit Plan) all employees, leased employees, agents, consultants and independent contractors.

(i) To the Knowledge of the Company, the execution of this Agreement and the consummation of the Transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement or any other labor-related agreement to which the Group Companies are a party or bound. The Group Companies have satisfied in all material respects any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization, or works council, which is representing any employee of the Group Companies, in connection with the execution of this Agreement or the Transactions contemplated by this Agreement.

3.14 Real Property; Tangible Property .

(a) No Group Company currently owns any real property or has owned any real property since the Reference Date.

(b) Each Group Company has a valid, binding and enforceable leasehold interest in the applicable real property leased by each Group Company (the “Company Leased Properties”), free and clear of all Liens (other than Permitted Liens) and each of the leases, lease guarantees, agreements and documents related to any Company Leased Properties (other than for the avoidance of doubt, any subleases, sublicenses or other use and occupancy agreements where the Group Company is the sublandlord, sublicensor or grantor), including all amendments, terminations and modifications thereof (collectively, the “Company Real Property Leases”), is in full force and effect, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. The Company has made available to Parent true, correct and complete copies of all Company Real Property Leases.  No Group Company is in breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default, except for such breaches or defaults as would not individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. To the Knowledge of the Company, (i) there are no pending condemnation proceedings with respect to any of the Company Leased Properties, and (ii) the current use of the Company Leased Properties does not violate any local planning, zoning or similar land use restrictions of any Governmental Entity in any material respect. No Group Company has received or given any written notice of any current default or event that with notice or lapse of time, or both, would constitute a breach or default by any Group Company under any of the Company Real Property Leases and, to the Knowledge of the Company, no other party is in breach or default thereof, except for such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.  As of the date of this Agreement, no party to any Company Real Property Lease has exercised any termination rights with respect thereto. Except as permitted after the occurrence of an event of default thereunder, no party to a Company Real Property Lease has the unilateral right to terminate any of the Company Real Property Leases prior to the end of its current term. Schedule 3.14(b)(i) of the Company Disclosure Letter contains a true and correct list of all Company Real Property Leases. Except as set forth on Schedule 3.14(b)(ii) of the Company Disclosure Letter, no Person other than the Group Companies has the right to use the Company Leased Properties.

(c) Each Group Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its tangible assets, free and clear of all Liens other than: (i) Permitted Liens; and (ii) the Liens specifically identified on Schedule 3.14(c) of the Company Disclosure Letter. The tangible assets (together with the Intellectual Property rights and contractual rights) of the Group Companies: (A) constitute all of the assets, rights and properties that are currently being used for the operation of the businesses of the Group Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Group Companies as currently conducted; and (B) are adequate and suitable for the uses to which they are being put, in each case of clauses (A) and (B) except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

3.15 Taxes.

(a) Except as set forth on Schedule 3.15(a) of the Company Disclosure Schedule, all material Tax Returns required to be filed by or on behalf of each Group Company for tax years ending on or after the Reference Date have been duly and timely filed with the appropriate Governmental Entity (taking into account any applicable extensions) and all such Tax Returns are true, correct and complete in all material respects.  All material amounts of Taxes payable by or on behalf of each Group Company (whether or not shown on any Tax Return) have been fully and timely paid (taking into account any applicable extensions), except as set forth on Schedule 3.15(a) or with respect to Taxes being contested in good faith by appropriate Legal Proceedings and for which appropriate reserves have been established in accordance with U.S. GAAP.

(b) Except as set forth on Schedule 3.15(b), each of the Group Companies has complied in all material respects with all applicable Legal Requirements relating to the withholding and remittance of all amounts of Taxes and withheld and paid all amounts of Taxes required to have been withheld and paid to the appropriate Governmental Entity.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing against the any Group Company which has not been paid or resolved.

(d) No material Tax audit or other examination of any Group Company by any Governmental Entity is presently in progress, nor has the Company been notified in writing of any (nor to the Company’s Knowledge is there any) request or threat for such an audit or other examination.

(e) There are no liens for Taxes (other than Permitted Liens) upon any of the assets of the Group Companies.

(f) Except as set forth on Schedule 3.15(f) of the Company Disclosure Letter, no Group Company: (i) has any liability for the Taxes of another Person (other than any Group Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding (x) any agreement exclusively between the Group Companies or (y) credit or commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes), pursuant to which any Group Company will have any obligation to make payments for Taxes after the Closing Date; or (iii) has, since the Reference Date, ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company.

(g) No Group Company: (i) has consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; or (ii) has entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code for a taxable period for which the applicable statute of limitations remains open.

(h) Other than the Group Companies listed on Schedule 3.15(h) of the Company Disclosure Letter, each Group Company domiciled outside of the United States is a “disregarded entity” for U.S. federal income tax purposes. No Group Company has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, to the Knowledge of the Company, subject to income Tax in a jurisdiction outside the country of its organization, in each case where it is required to file an income Tax Return and does not file such a Tax Return.

(i) No Group Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(j) No Group Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of any state, local or foreign Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; (iv) to the Company’s Knowledge, any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local Legal Requirements); (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements executed on or prior to the Closing Date; or (vi) an election under Section 108(i) of the Code.

(k) No Group Company has been or will be required to include any amount in income after the Closing by reason of Section 965(a) of the Code, or has made an election described in Section 965(h) of the Code.

(l) Since the Reference Date, no claim has been made in writing by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

Notwithstanding any other provisions of this Agreement, the representations and warranties in this Section 3.15 and Section 3.12 (to the extent specifically related to Taxes) shall be the sole representations and warranties made by the Company in this Agreement in respect of Taxes.

3.16 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole:

(i) The Group Companies are and have been in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Governmental Entity action/filings required under applicable Environmental Laws;

(ii) (A) The Group Companies possess all permits, approvals, authorizations, consents, licenses or certificates required by all applicable Environmental Laws (collectively, “Environmental Permits”); (B) all such Environmental Permits are valid and in full force and effect; and (C) no Group Company is in default, and, to the Knowledge of Company, no condition exists that with notice or lapse of time or both would constitute a default, under such Environmental Permits;

(iii) Neither the Company nor its Subsidiaries are party to any unresolved, pending or, to the Knowledge of the Company, threatened complaints, claims, actions, suits, investigations, inquiries, notices, judgments, decrees, injunctions, orders, requests for information or proceedings arising under or related to Environmental Laws.  To the Knowledge of the Company, no conditions currently exist with respect to Company Leased Properties that would reasonably be expected to result in any of the Group Companies incurring liabilities or obligations under Environmental Laws; and

(iv) No portion of any property currently or formerly owned, used, leased, or operated by any Group Company has been used by any Group Company for the handling, manufacturing, processing, generation, storage or disposal of Hazardous Substances in a manner other than in compliance with applicable Environmental Law and associated Environmental Permits, and there are no Hazardous Substances in the environment (including natural resources, soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air) in a manner or in quantities that would result in a violation of or give rise to a liability under Environmental Laws at any currently or formerly owned, used, leased or operated property or facility of any Group Company.

(b) The Group Companies have made available to Parent copies of all environmental assessments (including any phase I or II environmental assessments), studies, audits, analyses or reports relating to Company Leased Properties or the Group Companies and copies of all non-privileged documents relating to any material and outstanding liabilities of any of the Group Companies under Environmental Law to the extent such are in the possession, custody, or control of the Group Companies.

3.17 Brokers; Third Party Expenses

.  The Group Companies have not incurred, nor will any of them incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions.

3.18 Intellectual Property.

(a) Schedule 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all of the following Intellectual Property that is owned by, and material to, the Group Companies: (i) Patents; (ii) registered Trademarks and pending applications for registration of Trademarks; (iii) registered Copyrights and pending applications for registration of Copyrights; and (iv) Internet domain names (the Intellectual Property referred to in clauses (i) through (iv), without any limitations as to materiality, collectively, the “Company Registered Intellectual Property”); and (v) unregistered Trademarks.  All of the Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company and excepting any pending applications included therein, valid and enforceable in all material respects and all necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Company Registered Intellectual Property.

(b) The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property and has a license, sublicense or otherwise possesses legally enforceable rights, to use all other material Intellectual Property used in the conduct of the businesses of the Group Companies as presently conducted, free and clear of all Liens (other than Permitted Liens). The Owned Intellectual Property and the Licensed Intellectual Property when used within the scope of the applicable Inbound Licenses include all of the material Intellectual Property necessary for each of the Group Companies to conduct its business as currently conducted.

(c) Since the Reference Date, the conduct of the businesses of the Group Companies has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Person.  No Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Owned Intellectual Property, and no such claims have been made in writing against any third party by any of the Group Companies since the Reference Date.

(d) There is no action pending or, to the Knowledge of the Company, threatened, against any of the Group Companies, and no Group Company has received since the Reference Date any notice from any Person pursuant to which any Person is: (i) alleging that the conduct of the business of any of the Group Companies is infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party; or (ii) contesting the use, ownership, validity or enforceability of any of the Owned Intellectual Property.  None of the Owned Intellectual Property is subject to any pending or outstanding injunction, order, judgment, settlement, consent order, ruling or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any such Owned Intellectual Property.

(e) No past or present director, officer or employee of a Group Company owns (or has any claim or any right (whether or not currently exercisable) to any ownership interest in or to) any Owned Intellectual Property.  Each of the past and present directors, officers, employees, consultants and independent contractors of any of the Group Companies who are or were engaged in creating or developing for such Group Company any Owned Intellectual Property in the course of such Person’s employment or retention has executed and delivered a written agreement, pursuant to which such Person has: (i) agreed to hold all confidential information of such Group Company in confidence both during and after such Person’s employment or retention, as applicable; and (ii) presently assigned to such Group Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby. To the Knowledge of the Company, there is no material uncured breach by any such Person with respect to its obligation to assign Intellectual Property to a Group Company or to protect the confidential information of such Group Company under any such agreement.

(f) Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all Trade Secrets included in the Owned Intellectual Property.  No Trade Secret that is material to the businesses of the Group Companies has been authorized to be disclosed, or, to the Knowledge of the Company, has been disclosed to any of the Group Companies’ past or present employees or any other Person, other than as subject to an agreement restricting the disclosure and use of such Trade Secret, and to the Knowledge of the Company, there is no uncured breach by any employee or Person under any such agreement.

(g) To the Knowledge of the Company, no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used to create, in whole or in part, any Owned Intellectual Property.  To the Knowledge of the Company, no current or former employee, consultant or independent contractor of any of the Group Companies who contributed to the creation or development of any Owned Intellectual Property was performing services for a Governmental Entity or any university, college, research institute or other educational institution related to the Group Companies’ businesses during a period of time during which such employee, consultant or independent contractor was also performing services for any of the Group Companies.

(h) The Company or one of its Subsidiaries owns, or has a valid right to access and use pursuant to a written agreement (which, for the avoidance of doubt, shall include standard click-through agreements), all computer systems, including the Software, firmware, hardware, networks, interfaces, platforms and related systems, databases, websites and equipment used by any Group Company to process, store, maintain and operate data, information and functions that are material to and used in connection with the businesses of the Group Companies, including communication infrastructure such as phone systems and video conferencing (collectively, the “Company IT Systems”).  The Company IT Systems are adequate for the operation of the businesses of the Group Companies as currently conducted.  Since the Reference Date, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company IT Systems that have caused or could reasonably be expected to result in a material disruption or interruption in or to the use of such Company IT Systems or the conduct of the businesses of the Group Companies.  To the Knowledge of the Company, the Company IT Systems do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or code that could (i) materially disrupt or adversely affect the functionality of the Company IT Systems, or (ii) enable or assist any Person to access any Company IT Systems without authorization.

(i) None of the Group Companies have incorporated any Open Source Software in, or used any Open Source Software in connection with, any proprietary Group Company Software developed, licensed, distributed, used or otherwise exploited by any of the Group Companies in a manner that requires the contribution, licensing, attribution or disclosure to any third party of any material portion of any proprietary Group Company source code or that would otherwise diminish or transfer the rights of ownership in any Owned Intellectual Property to any Person. The Group Companies are in material compliance with the terms and conditions of all relevant licenses for Open Source Software used in the businesses of the Group Companies, including notice and attribution obligations.

(j) The execution and delivery of this Agreement by the Group Companies and the consummation of the Transactions will not: (i) result in the breach of, or create on behalf of any third party the right to terminate or modify, any Contract relating to any Owned Intellectual Property or material Licensed Intellectual Property; (ii) result in or require the grant, assignment or transfer to any other Person (other than Parent) of any license or other right or interest under, to or in any Owned Intellectual Property or any of the Intellectual Property of Parent; or (iii) cause a material loss or impairment of any Owned Intellectual Property or Licensed Intellectual Property.

3.19 Privacy.

(a) Each of the Group Companies and any Person acting for or on behalf of any of the Group Companies have since the Reference Date (in the case of any such Person, during the time such Person was acting for or on behalf of such Group Company and as applicable to such Group Company) complied in all material respects with: (i) all applicable Privacy Laws; (ii) all of the applicable Group Company’s applicable policies, records and notices regarding the processing of Personal Information; and (iii) all of such Group Company’s applicable contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information.  None of the Group Companies have, since the Reference Date, except with respect to investigations or inquiries conducted by, or inquiries received from, financial regulators in the ordinary course of business, (i) received any written claims of (including from individuals or third parties acting on its or their behalves), nor have any of the Group Companies been charged with, any material violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information or (ii) been subject to any investigations, notices or requests from any Governmental Entity in relation to their data processing activities.  None of the Group Companies is in material violation of its applicable privacy policies, rules or notices (including its own).

(b) Each of the Group Companies has, as applicable, since the Reference Date: (i) implemented and at all times maintained appropriate safeguards, which safeguards are materially consistent with best practices in the industry in which the applicable Group Company operates, to protect Personal Information in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure; (ii) entered into written agreements with all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of the applicable Group Company that obligate such Persons to comply with applicable Privacy Laws and to take appropriate steps to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, modification or disclosure; and (iii) any third party who has provided Personal Information to any of the Group Companies has to the Knowledge of the Company done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required under such Privacy Laws.

(c) Since the Reference Date there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of any of the Group Companies or collected, used or processed by or on behalf of the Group Companies, and none of the Group Companies have provided or been legally or contractually required to provide any notices to any Person in connection with a disclosure of Personal Information since the Reference Date.  Each of the Group Companies has implemented reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans to safeguard the data and Personal Information in its possession or control.  Each of the applicable Group Companies has conducted privacy and data security testing or audits at reasonable and appropriate intervals consistent with applicable cybersecurity standards and have resolved or remediated any privacy or data security issues or vulnerabilities identified.  None of the Group Companies nor any third party acting at the direction or authorization of the Group Companies has paid: (i) any perpetrator of any data breach incident or cyber-attack; or (ii) any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party.

3.20 Agreements, Contracts and Commitments.

(a) Schedule 3.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement.  For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean:

(i) any Contract reasonably expected to result in future payments to or by any Group Company in excess of $3,000,000 per annum;

(ii) any Contract that purports to limit (A) the localities in which the Group Companies’ businesses are conducted, (B) any Group Company from engaging in any line of business or (C) any Group Company from developing, marketing or selling products or services, in each case, in any manner that is material to the Group Companies, taken as a whole, including any non-compete agreements or agreements limiting the ability of any of the Group Companies from soliciting customers or employees in a manner that is material to the Group Companies, taken as a whole;

(iii) any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of the Group Companies;

(iv) any Contract with a Top Customer or a Top Supplier;

(v) any Contract for or relating to any borrowing of money by or from the Company;

(vi) any employment, consulting (with respect to an individual, independent contractor) or management Contract providing for annual payments in excess of $250,000;

(vii) any Contract granting any Person (other than a Group Company) any right (exclusive or non-exclusive) to sell or distribute any product or service of any of the Group Companies;

(viii) any obligation to register any ownership interests or other securities of the Group Companies with any Governmental Entity (other than ordinary course requirements of foreign Legal Requirements related to the recording with an applicable Governmental Entity of the ownership of non-U.S. Group Companies);

(ix) any Contracts entered into since the Reference Date for the sale of any of the business, properties or assets of any Group Company or the acquisition by any Group Company of any operating business, properties or assets, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase of inventory or supplies entered into in the ordinary course of business consistent with past practice);

(x) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(xi) any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization, or works council;

(xii) any Contract for the use by any of the Group Companies of any tangible property where the annual lease payments are greater than $250,000;

(xiii) any Contract under which any of the Group Companies: (A) licenses Intellectual Property from any third party (“Inbound License”), other than non-exclusive licenses for Software that are (x) subject to a total license fee of less than $300,000 per year or $1,000,000 in the aggregate or (y) that are in the nature of “shrink-wrap” or “click-wrap” license agreements for off-the-shelf Software that has not been modified; (B) licenses Intellectual Property to any third party (other than non-exclusive licenses granted to suppliers, service providers or vendors engaged to supply products or provide services to such Group Company or to distributors or customers in the ordinary course of business); or (C) is developing or has developed any Intellectual Property, itself or through a third party;

(xiv) each Contract with any academic institution, research center or Governmental Entity that provides for the provision of funding to the Company for research and development or similar activities involving the creation of any Intellectual Property or other assets; and

(xv) any written offer or proposal which, if accepted, would constitute any of the foregoing.

(b) Each Company Material Contract is in full force and effect and represents a legal, valid and binding obligation of the applicable Group Company party thereto and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. True, correct and complete copies of all Company Material Contracts have been made available to Parent.

(c) Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Company Material Contract, and no party to any Company Material Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to be material to the Group Companies, taken as a whole.

3.21 Insurance.  Each of the Group Companies maintains insurance policies or fidelity or surety bonds covering its assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”) for certain material insurable risks in respect of its business and assets, and the Insurance Policies are in full force and effect.  The coverages provided by such Insurance Policies are usual and customary in amount and scope for the Group Companies’ business and operations as concurrently conducted, and sufficient to comply with any insurance required to be maintained by Company Material Contracts.  No written notice of cancellation or termination has been received by any Group Company with respect to any of the effective Insurance Policies.  There is no pending claim by any Group Company against any insurance carrier under any of the existing Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

3.22 Interested Party Transactions.  No officer, director or manager of the Group Companies or any of their respective immediate family members, or, to the Knowledge of the Company, any employee of the Group Companies or its immediate family members, is indebted to the Group Companies for borrowed money, nor are any of the Group Companies indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, other than: (a) for payment of salary, bonuses and other compensation for services rendered; (b) reimbursement for reasonable expenses incurred in connection with any of the Group Companies; and (c) for other employee benefits made generally available to all employees.  To the Knowledge of the Company, no officer, director, employee, manager or holder of equity securities of the Group Companies (each, an “Insider”) or any member of an Insider’s immediate family is, directly or indirectly, interested in any Contract with any of the Group Companies (other than such Contracts as relate to any such Person’s ownership of Company membership interests or other securities of the Group Companies or such Person’s employment or consulting arrangements with the Group Companies).

3.23 Information Supplied.  The information relating to the Group Companies supplied by the Company or its counsel for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of Parent Class A Ordinary Shares or at the time of the General Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement or any Parent SEC Reports; or (b) any projections or forecasts included in the Proxy Statement.

3.24 Indebtedness.  Schedule 3.24 of the Company Disclosure Letter sets forth the outstanding principal amount of the Borrowed Indebtedness and the amount of all other outstanding Indebtedness of the Group Companies (other than the Borrowed Indebtedness) as of the date of this Agreement.

3.25 Anti-Bribery; Anti-Corruption.  Since the Reference Date, none of the Group Companies or, to the Knowledge of the Company, any of the Group Companies’ respective directors, officers, Affiliates or any other Persons acting on their behalf, at their direction or for their benefit has, in connection with the operation of the businesses of the Group Companies, directly or indirectly: (a) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of: (i) influencing any act or decision of such government official, candidate, party or campaign or any official of such party or campaign; (ii) inducing such government official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty; (iii) obtaining or retaining business for or with any Person; (iv) expediting or securing the performance of official acts of a routine nature; or (v) otherwise securing any improper advantage; (b) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records related to any of the foregoing; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq., the United Kingdom Bribery Act 2010 or any other applicable anti-corruption or anti-bribery Legal Requirements (the “Anti-Corruption Laws”). None of the Group Companies or any of the Group Companies’ respective directors, officers, Affiliates or, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf, at their direction or for their benefit, (i) is or has been the subject of an unresolved claim or allegation relating to (A) any potential violation of the Anti-Corruption Laws or (B) any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to an official, to any political party or official thereof or to any candidate for political office, or (ii) has received any notice or other communication from, or made a voluntary disclosure to, any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Law. Since the Reference Date, the Group Companies have had and maintained a system or systems of internal controls reasonably designed to (x) ensure compliance with the Anti-Corruption Laws and (y) prevent and detect violations of the Anti-Corruption Laws.

3.26 International Trade; Sanctions.

(a) Since the Reference Date, the Group Companies, the Group Companies’ respective directors, officers, Affiliates or, and, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf, in connection with the operation of the businesses of the Group Companies, and in each case in all material respects, (a) have been in compliance with all applicable Customs & International Trade Laws, (b) have obtained all import and export licenses and all other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, deemed export, import, re-export, deemed re-export or transfer of goods, services, software and technology required for the operation of the respective businesses of the Group Companies, including the Customs & International Trade Authorizations; (c) have not been the subject of any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (d) have not received any actual or, to the Knowledge of the Company, threatened claims, investigations or requests for information by a Governmental Entity with respect to Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws and have not made any disclosures to any Governmental Entity with respect to any actual or potential noncompliance with any applicable Customs & International Trade Laws. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with applicable Customs & International Trade Laws in each of the jurisdictions in which a Group Company is incorporated or does business.

(b) None of the Group Companies or any of the Group Companies’ respective directors, officers, Affiliates or, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf is or has been since the Reference Date, a Sanctioned Person. Since the Reference Date, the Group Companies and the Group Companies’ respective directors, officers, Affiliates or, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf have, in connection with the operation of the businesses of the Group Companies, been in material compliance with applicable Sanctions. Since the Reference Date, (i) no Governmental Entity has initiated any action or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against any of the Group Companies or any of their respective directors or officers, or, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf in connection with any actual or alleged violation of applicable Sanctions, (ii) there have been no actual or threatened claims, investigations or requests for information by a Governmental Entity received by a Group Company with respect to the Group Companies’ compliance with applicable Sanctions and (iii) and no disclosures have been made to any Governmental Entity with respect to any actual or potential noncompliance with applicable Sanctions. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with applicable Sanctions in each of the jurisdictions in which any Group Company is incorporated or does business.

3.27 Top Customers. Schedule 3.27 of the Company Disclosure Letter sets forth a complete and correct list of (a) the names of the ten (10) largest customers (by aggregate revenue) of the Group Companies during the twelve-month period ended December 31, 2020 and during the three (3) month period ended March 31, 2021 and the dollar amount of such goods or services purchased by each such customer during such periods (the “Top Customers”). During the last 12 months, the Company has not received any written notice from any Top Customer that any such customer has terminated or cancelled, or intends to terminate or cancel, its business relationship with the Company or will materially reduce the annual volume of goods or services purchased from the Company. To the Company’s Knowledge, as of the date hereof, no Top Customer has filed for or is threatened with bankruptcy, insolvency or dissolution or any similar proceedings.

3.28 Top Suppliers. Schedule 3.28 of the Company Disclosure Letter sets forth a complete and correct list of (a) the names of the ten (10) largest suppliers of goods or services to the Group Companies during the twelve-month period ended December 31, 2020 and during the three (3) month period ended March 31, 2021 and the dollar amount of such goods or services purchased by the Company with respect to each such supplier during such periods (the “Top Suppliers”). During the last 12 months, the Company has not received any written notice from any Top Supplier that any such supplier has terminated or cancelled, or intends to terminate or cancel, its business relationship with the Company or will materially reduce the annual volume of goods or services sold or provided to the Company. To the Company’s Knowledge, as of the date hereof no Top Supplier has filed for or is threatened with bankruptcy, insolvency or dissolution or any similar proceedings.

3.29 Disclaimer of Other Warranties.

3.30. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NONE OF PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PARENT OR ITS BUSINESS, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS.  WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY OR ITS AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PARENT IN THIS AGREEMENT; AND (B) NONE OF PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO THE COMPANY OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF PARENT IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO PARENT OR ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS.  THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT, AND THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF PARENT AND ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS, AND IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF PARENT EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 3.29, CLAIMS AGAINST PARENT OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT BY SUCH PERSON. THE COMPANY HEREBY ACKNOWLEDGES THAT PARENT MAKES NO REPRESENTATION, WARRANTY OR COVENANT INCLUDING PURSUANT TO SECTION 4.7(A) WITH RESPECT TO (X) STATEMENTS MADE OR INCORPORATED BY REFERENCE IN ANY PARENT SEC REPORTS OR ADDITIONAL PARENT SEC REPORTS BASED ON INFORMATION SUPPLIED BY THE GROUP COMPANIES FOR INCLUSION OR INCORPORATION BY REFERENCE IN THE PROXY STATEMENT, OR (Y) ANY PROJECTIONS OR FORECASTS INCLUDED IN THE PROXY STATEMENT.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT

Except: (i) as set forth in the letter dated as of the date of this Agreement and delivered by Parent to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”); and (ii) as disclosed in the Parent SEC Reports filed or furnished with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports), Parent represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

4.1 Organization and Qualification.

(a) Until the occurrence of the Domestication, Parent is an exempted company with limited liability duly incorporated under the Legal Requirements of the Cayman Islands. Following the Domestication, Parent will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Parent has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to Parent.

(c) Parent is not in violation of any of the provisions of its Governing Documents.

(d) Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

4.2 Parent Subsidiaries.  Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

4.3 Capitalization.

(a) As of the date of this Agreement: (i) 5,000,000 preference shares, par value $0.0001 per share, of Parent (“Parent Preference Shares”) are authorized and no such shares are issued and outstanding; (ii) 500,000,000 Parent Class A Ordinary Shares are authorized and 25,660,000 of such shares are issued and outstanding; (iii) 50,000,000 Pre-Combination Class B Ordinary Shares (together with the Parent Preference Shares and the Parent Class A Ordinary Shares, the “Parent Shares”), are authorized and of such shares 8,553,333 are issued and outstanding; (iv) 165,000 warrants to purchase one Parent Class A Ordinary Share (the “Private Placement Warrants”) are outstanding; and (v) 6,250,000 warrants to purchase one Parent Class A Ordinary Share (the “Public Warrants”, collectively with the Private Placement Warrants, the “Parent Warrants”) are outstanding.  All outstanding Parent Class A Ordinary Shares and Pre-Combination Class B Ordinary Shares have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. The Parent Warrants have been validly issued, and constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(b) Except for the Parent Warrants, Pre-Combination Class B Ordinary Shares and the Subscription Agreements and other than as part of the Transactions, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional Parent Shares or any other shares of capital stock or membership interests or other interest or participation in, or any security convertible or exercisable for or exchangeable into, Parent Shares or any other shares of capital stock or membership interests or other interest or participation in Parent.

(c) Each Parent Share and Parent Warrant: (i) has been issued in compliance in all material respects with (A) Legal Requirements and (B) the Governing Documents of Parent; and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Legal Requirements, the Governing Documents of Parent or any Contract to which Parent is a party or otherwise by which it is bound.

(d) Subject to approval of the Parent Shareholder Matters, the shares of Parent Class C Common Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and will not be subject to any preemptive rights of any other stockholder of Parent and will be capable of effectively vesting in the Company title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable securities Legal Requirements).

(e) Each holder of Pre-Combination Class B Ordinary Shares: (i) is obligated to vote all of such holder’s Parent Shares in favor of approving the Transactions; and (ii) is not entitled to elect to redeem any of such holder’s Parent Shares pursuant to the Parent Organizational Documents.

(f) Except as set forth in the Parent Organizational Documents or the Current Registration Rights Agreement or in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound with respect to any ownership interests of Parent.

4.4 Authority Relative to this Agreement. Parent has the requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions.  The execution and delivery by Parent of this Agreement and the other Transaction Agreements to which Parent is a party, and the consummation by Parent of the Transactions have been duly and validly authorized by all requisite corporate action on the part of Parent, and no other proceedings on the part of Parent are necessary to authorize this Agreement or the other Transaction Agreements to which Parent is a party or to consummate the transactions contemplated thereby, other than approval of the Parent Shareholder Matters.  This Agreement and the other Transaction Agreements to which Parent is a party have been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof and thereof by the other Parties hereto and thereto, constitute the legal and binding obligations of Parent, enforceable against Parent in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

4.5 No Conflict; Required Filings and Consents.

(a) Subject to the approval by the shareholders of Parent of the Parent Shareholder Matters, neither the execution, delivery nor performance by Parent of this Agreement or the other Transaction Agreements to which it is a party, nor the consummation of the Transactions, shall: (i) conflict with or violate its Governing Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Schedule 4.5(b) of the Parent Disclosure Letter are duly and timely obtained or made, conflict with or violate any Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or materially impair its rights or alter the rights or obligations of any third party under, or give any third party any rights of consent, termination, amendment, acceleration (including any forced repurchase) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of Parent pursuant to, any Contracts, except, with respect to clause (iii), as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) The execution and delivery by Parent of this Agreement and the other Transaction Agreements to which it is a party does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, foreign securities laws and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which Parent is licensed or qualified to do business (including the Cayman Islands prior to the Domestication and Delaware following the Domestication); (ii) filings required pursuant to Antitrust Laws (if any) and the expiration of the required waiting periods thereunder (if any); (iii) for the consents, approvals, authorizations, and permits described in Schedule 4.5(b) of the Parent Disclosure Letter; and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.6 Compliance; Approvals.  Since its incorporation or organization, as applicable, Parent has complied in all material respects with and has not been in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation or organization, as applicable, to the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent has been pending or threatened. No written or, to the Knowledge of Parent, oral notice of non-compliance with any Legal Requirements has been received by Parent.  Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to Parent. Each Approval held by Parent is valid, binding and in full force and effect. Parent: (a) is not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Approval; and (b) has not received any written notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval.

4.7 Parent SEC Reports and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents required to be filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act since Parent’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Parent SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Parent SEC Reports”).  All Parent SEC Reports, Additional Parent SEC Reports, any correspondence from or to the SEC (other than such correspondence in connection with the initial public offering of Parent) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. Parent has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. The Parent SEC Reports were, and the Additional Parent SEC Reports will be, prepared in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder.  The Parent SEC Reports did not, and the Additional Parent SEC Reports will not, at the time they were or are filed with the SEC, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act.  Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder.  As used in this Section 4.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes of Parent contained or incorporated by reference in the Parent SEC Reports fairly present, and the financial statements and notes of Parent to be contained in or to be incorporated by reference in the Additional Parent SEC Reports will fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to in, such financial statements, all in accordance with: (i) U.S. GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports.

4.8 Absence of Certain Changes or Events.  Except as set forth in the Parent SEC Reports, and except as contemplated by this Agreement, since December 31, 2020, there has not been: (a) any Parent Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities; (c) any split, combination or reclassification of any of Parent’s capital stock; (d) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP (or any interpretation thereof) or Legal Requirements; (e) any change in the auditors of Parent; (f) any issuance of capital stock of Parent; (g) any revaluation by Parent of any of its assets, including, without limitation, any sale of assets of Parent other than in the ordinary course of business; or (h) any action taken or agreed upon by Parent or any of its Subsidiaries that would be prohibited by Section 5.2 if such action were taken on or after the date hereof without the consent of the Company.

4.9 Litigation.  There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing against or otherwise relating to Parent before any Governmental Entity: (a) challenging or seeking to enjoin, alter or materially delay the Transactions; or (b) that would, individually or in the aggregate, reasonably be expected to be material to Parent.

4.10 Business Activities.  Since its date of incorporation, Parent has not conducted any business activities other than activities: (a) in connection with its organization; (b) in connection with its initial public offering; and (c) directed toward the accomplishment of a business combination.  Except as set forth in the Parent SEC Reports, there is no Contract or Order binding upon Parent or to which it is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing).

4.11 Parent Material Contracts. Schedule 4.11 of the Parent Disclosure Letter sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K) to which Parent is party (the “Parent Material Contracts”), other than any such Parent Material Contract that is listed as an exhibit to Parent’s periodic reports available on EDGAR.

4.12 Parent Listing.  The Parent Units, Parent Class A Ordinary Shares and Parent Warrants are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbols “FTAAU,” “FTAA” and “FTAAW,” respectively. There is no action or proceeding pending or, to the Knowledge of Parent, threatened in writing against Parent by NASDAQ or the SEC with respect to any intention by such entity to deregister the Parent Units, the Parent Class A Ordinary Shares or the Parent Warrants or to terminate the listing of Parent on NASDAQ. None of Parent or any of its Affiliates has taken any action to terminate the registration of the Parent Units, the Parent Class A Ordinary Shares or the Parent Warrants under the Exchange Act other than pursuant to the Transactions.

4.13 PIPE Investment Amount.  Pursuant to, and on the terms and subject to the conditions of, certain subscription agreements (together with any agreements or instruments with respect to any assignments or transfers contemplated therein or otherwise permitted thereby, and as they may be amended in accordance with the terms of this Agreement, the “Subscription Agreements”) entered into by Parent and the applicable investors named therein (collectively, with any permitted assignees or transferees, the “PIPE Investors”), the PIPE Investors have agreed to purchase shares of Parent Class A Common Stock for an aggregate purchase price of $200,000,000 (the “PIPE Investment Amount”). To Parent’s Knowledge with respect to each PIPE Investor, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent, except in each case for such assignments of subscription obligations contemplated by or permitted by the Subscription Agreements. Each Subscription Agreement is a legal, valid and binding obligation of Parent and, to Parent’s Knowledge, each PIPE Investor, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Other than as contemplated by or referred to in the Subscription Agreements, there are no other agreements, side letters or arrangements between Parent and any PIPE Investor relating to any Subscription Agreement that could affect the obligation of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements, and, as of the date hereof, Parent does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Parent, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement and, as of the date hereof, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

4.14 Trust Account.

(a) As of June 30, 2021, Parent had $250,008,562.54 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) dated as of February 22, 2021, by and between Parent and Transfer Agent, for the benefit of Parent’s public shareholders, with such funds invested in U.S. Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of Parent under this Agreement are not subject to any conditions regarding Parent’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b) The Trust Agreement has not been amended or modified and, to the Knowledge of Parent with respect to the Transfer Agent, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.  Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to the Knowledge of Parent, the Transfer Agent.  There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied): (i) between Parent and the Transfer Agent that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of Parent, that would entitle any Person (other than shareholders of Parent holding Parent Class A Ordinary Shares sold in Parent’s initial public offering who shall have elected to redeem their Parent Class A Ordinary Shares pursuant to Parent’s Organizational Documents or the underwriters of Parent’s initial public offering with respect to any deferred underwriting compensation) to any portion of the proceeds in the Trust Account.  Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem Parent Class A Ordinary Shares in accordance with the provisions of Parent’s Organizational Documents.  There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing with respect to the Trust Account.

4.15 Taxes.

(a) All material Tax Returns required to be filed by or on behalf of Parent have been duly and timely filed with the appropriate Governmental Entity (taking into account any applicable extensions) and all such Tax Returns are true, correct and complete in all material respects.  All material amounts of Taxes payable by or on behalf of Parent (whether or not shown on any Tax Return) have been fully and timely paid (taking into account any applicable extensions), except with respect to Taxes being contested in good faith by appropriate Legal Proceedings and for which appropriate reserves have been established in accordance with GAAP.

(b) Parent has complied in all material respects with all applicable Legal Requirements relating to the withholding and remittance of all material amounts of Taxes and withheld and paid all material amounts of Taxes required to have been withheld and paid to the appropriate Governmental Entity.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing against Parent which has not been paid or resolved.

(d) No material Tax audit or other examination of Parent by any Governmental Entity is presently in progress, nor has Parent been notified in writing of any (nor to Parent’s Knowledge is there any) request or threat for such an audit or other examination.

(e) There are no liens for Taxes (other than Permitted Liens) upon any of Parent’s assets.

(f) Parent (i) does not have any liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes) pursuant to which Parent will have any obligation to make payments for Taxes after the Closing Date; or (iii) has not, since its incorporation, ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

(g) Parent: (i) has not consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; or (ii) has not entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code for a taxable period for which the applicable statute of limitations remains open.

(h) Parent does not have and has never had any subsidiaries that are regarded entities for U.S. federal income tax purposes.

(i) Parent has never constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(j) Parent will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of any state, local or foreign Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; (iv) to Parent’s Knowledge, any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local Legal Requirements); (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements executed on or prior to the Closing Date; or (vi) an election under Section 108(i) of the Code.

(k) Parent neither has nor will be required to include any amount in income after the Closing by reason of Section 965(a) of the Code, and has not made an election described in Section 965(h) of the Code.

(l) Since its incorporation, no claim has been made in writing by any Governmental Entity in a jurisdiction in which Parent does not file Tax Returns that Parent is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(m) As of December 31, 2020, Parent was not a passive foreign investment company, as defined in Section 1297 of the Code.

4.16 Information Supplied.  None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to shareholders of Parent or at the time of the General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by the Group Companies for inclusion or incorporation by reference in the Proxy Statement; or (b) any projections or forecasts included in the Proxy Statement.

4.17 Employees; Benefit Plans.  Other than any former officers or as described in the Parent SEC Reports, Parent has never had any employees.  Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent has no unsatisfied material liability with respect to any employee.  Parent does not currently maintain or have any direct liability under any benefit plan, and neither the execution and delivery of this Agreement or the other Transaction Agreements nor the consummation of the Transactions will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Parent; or (b) result in the acceleration of the time of payment or vesting of any such benefits.

4.18 Board Approval; Shareholder Vote.  The board of directors of Parent (including any required committee or subgroup of the board of directors of Parent) has, as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is in the best interests of the shareholders of Parent. Other than the approval of the Parent Shareholder Matters, no other corporate proceedings on the part of Parent are necessary to approve the consummation of the Transactions.

4.19 Affiliate Transactions.  Except as described in the Parent SEC Reports, no Contract between Parent, on the one hand, and any director, officer or shareholder (or Affiliate thereof) of Parent, on the other hand, will continue in effect following the Closing, other than any such Contract that is not material to Parent.

4.20 Investment. Parent is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.  The Parent Subscribed Units to be acquired by Parent pursuant to this Agreement and the Transactions will be acquired for investment for Parent’s own account and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and Parent has no present intention of selling, granting any participation in, or otherwise distributing the same.  At no time was Parent presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Parent Subscribed Units.  Parent has received or has had full access to all the information Parent considers necessary or appropriate to make an informed investment decision with respect to the Parent Subscribed Units.  Parent represents that it has conducted and completed its own independent due diligence and has independently made its own analysis and decision with respect to the Parent Subscribed Units. Parent further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Parent Subscribed Units, and to obtain additional information necessary to verify any information furnished to Parent or to which Parent had access.  Parent is fully aware of: (a) the highly speculative nature of the Parent Subscribed Units; and (b) the financial risks involved.  Parent has such knowledge and experience in financial and business matters that Parent is capable of evaluating the merits and risks of this prospective investment, has the capacity to protect Parent’s own interest in connection with this transaction and is financially capable of bearing a total loss of the Parent Subscribed Units.  Parent understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Parent Subscribed Units or made any findings or determination as to the fairness of this investment. Parent understands and acknowledges that, in reliance upon the representations and warranties made by Parent herein, the Parent Subscribed Units are not being registered with the SEC under the Securities Act or any state securities laws, but instead are being transferred under an exemption or exemptions from the registration and qualification requirements of the Securities Act and applicable state securities laws which impose certain restrictions on Parent’s ability to transfer the Parent Subscribed Units. Parent acknowledges that, because the Parent Subscribed Units have not been registered under the Securities Act, such shares will be subject to transfer restrictions and must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.  Parent is aware of the restrictions on the use of Rule 144 promulgated under the Securities Act.

4.21 Brokers.  Other than fees or commissions included in the Estimated Transaction Costs, Parent has no liability or obligation to pay any fees or commissions to any broker, finder or investment bank with respect to the Transactions.

4.22 Disclaimer of Other Warranties. PARENT HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO GROUP COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY GROUP COMPANY OR THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NO GROUP COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE IN THIS AGREEMENT; AND (B) NO GROUP COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES BY OR ON BEHALF OF ANY GROUP COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO ANY GROUP COMPANY AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING.  PARENT HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT.  PARENT ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF EACH GROUP COMPANY AND THEIR RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING, AND IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, PARENT HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY OR EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 4.22, CLAIMS AGAINST ANY GROUP COMPANY OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT BY SUCH PERSON.

Article V
CONDUCT PRIOR TO THE CLOSING DATE

5.1 Conduct of Business by the Group Companies.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms and the occurrence of the Closing, the Company shall, and shall cause the Company Subsidiaries to, other than as a result of or in connection with a COVID-19 Response, carry on its business in the ordinary course consistent with past practice and in accordance with Legal Requirements, except to: (a) the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); or (b) as expressly contemplated by this Agreement or Schedule 5.1 of the Company Disclosure Letter. Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement or Schedule 5.1 of the Company Disclosure Letter, or as required by Legal Requirements or as a result of or in connection with a COVID-19 Response, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms and the occurrence of the Closing, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following:

(a) except in the ordinary course of business consistent with past practice (measured by the applicable jurisdiction) or as otherwise required by any existing Employee Benefit Plan or Legal Requirements: (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, director or independent contractor; (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, director or independent contractor; (iii) enter into, amend or terminate any Employee Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Employee Benefit Plan if it had been in effect on the date of this Agreement; (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Employee Benefit Plan; (v) grant any equity or equity-based compensation awards; or (vi) hire or terminate any employee or independent contractor;

(b) (i) transfer, sell, assign, license, sublicense, encumber, impair, abandon, fail to diligently maintain, transfer or otherwise dispose of any right, title or interest of the Company in any Owned Intellectual Property or material Licensed Intellectual Property; (ii) extend, amend, waive, cancel or modify any material rights in or to any Owned Intellectual Property or Licensed Intellectual Property; (iii) fail to diligently prosecute the patent applications owned by the Company; or (iv) divulge, furnish to or make accessible any Trade Secrets within Owned Intellectual Property to any third party who is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets; provided, that in no event shall the Company license on an exclusive basis or sell any Owned Intellectual Property;

(c) except for transactions solely among the Company and the Company Subsidiaries: (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or otherwise, or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in any Group Company; (iii) grant, issue sell or otherwise dispose of, or authorize to grant, issue, sell or otherwise dispose of, any membership interests, capital stock or any other equity interests (such as stock options, stock units, restricted stock or other Contracts for the purchase or acquisition of such capital stock), as applicable, in any Group Company; or (iv) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating any Group Company to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

(d) amend its Governing Documents, or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(f) dispose of or lose rights under any Company Real Property Lease other than in the ordinary course of business;

(g) other than with respect to the Company Real Property Leases, sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of material assets or properties, other than pursuant to agreements existing on the date hereof and set forth on Schedule 5.1(g) of the Company Disclosure Letter;

(h) (i) issue or sell any debt securities or rights to acquire any debt securities of any of the Group Companies or guarantee any debt securities of another Person; (ii) make, create any loans, advances or capital contributions to, or investments in, any Person other than any of the Group Companies; (iii) create, incur, assume, guarantee or otherwise become liable for, any Indebtedness other than guarantees of any Indebtedness of any Subsidiaries or guarantees by the Company Subsidiaries of the Indebtedness of the Company; (iv) create any Liens on any material property or material assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); (v) fail to comply in any material respect with the terms of the Existing Credit Agreement or take any action, or omit to take any action, that would constitute or result in a default or event of default under the Existing Credit Agreement; or (vi) cancel or forgive any Indebtedness owed to any of the Group Companies other than ordinary course compromises of amounts owed to the Group Companies by their respective customers consistent with past practice;

(i) make, incur or commit to make or incur, or authorize any capital expenditures that will require payments after the Closing Date, other than capital expenditures in an aggregate amount less than $2,400,000;

(j) make any change in the Group Companies’ cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, revenue recognition, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(k) release, assign, compromise, settle or agree to settle any Legal Proceeding involving payments by any Group Company of $500,000 or more or that imposes any material non-monetary obligations on a Group Company;

(l) except in the ordinary course of business consistent with past practice: (i) modify, amend in a manner that is adverse to the applicable Group Company or terminate any Company Material Contract; (ii) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement; (iii) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract; or (iv) incur or enter into a Contract requiring the Company to pay in excess of $500,000 in any 12-month period;

(m) except as required by U.S. GAAP (or any interpretation thereof) or Legal Requirements, make any change in accounting methods, principles or practices;

(n) except as required by applicable Legal Requirements, (i) make, change or revoke any Tax election; (ii) settle or compromise any Tax claim; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file any amended Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender any claim for a refund of Taxes; or (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Legal Requirement) with any Governmental Entity;

(o) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up;

(p) subject to clause (a) above, enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, equityholders or other Affiliates, other than payments or distributions relating to (i) obligations in respect of arm’s-length commercial transactions pursuant to the agreements set forth on Schedule 5.1(p) of the Company Disclosure Letter as existing on the date of this Agreement and (ii) the payment of Taxes;

(q) engage in any material new line of business;

(r) (i) limit the rights of any Group Company: (A) to engage in any line of business or in any geographic area; (B) to develop, market or sell products or services; or (C) to compete with any Person; or (ii) grant any exclusive or similar rights to any Person;

(s) terminate or amend, in a manner materially detrimental to any Group Company, any insurance policy insuring the business of any Group Company;

(t) amend in a manner materially detrimental to any Group Company, terminate, permit to lapse or fail to use commercially reasonable efforts to maintain any Approval; or

(u) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 5.1(a) through (t) above.

5.2 Conduct of Business by Parent.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms and the occurrence of the Closing, Parent shall, other than as a result of or in connection with a COVID-19 Response, carry on its business in the ordinary course consistent with past practice and in accordance with Legal Requirements, except to: (a) the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); or (b) as expressly contemplated by this Agreement (including as contemplated by the PIPE Investment, the Sponsor Letter Agreement and the Domestication) or Schedule 5.2 of the Parent Disclosure Letter.  Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement or Schedule 5.2 of the Parent Disclosure Letter or as required by Legal Requirements or as a result of or in connection with a COVID-19 Response, without the prior written consent of the Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms and the occurrence of the Closing, Parent shall not do any of the following:

(a) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant) or split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

(b) purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of Parent;

(c) other than in connection with the PIPE Investment, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

(d) amend its Governing Documents or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f) (i) incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons; (ii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition; or (iii) enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice; provided, however, that Parent shall be permitted to incur Indebtedness from its Affiliates (including the Sponsors) and shareholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest basis and otherwise on terms and conditions as set forth in the Parent SEC Reports;

(g) except as required by U.S. GAAP (or any interpretation thereof) or Legal Requirements, make any change in accounting methods, principles or practices;

(h) (i) settle or compromise any Tax claim; (ii) change (or request to change) any method of accounting for Tax purposes; (iii) file any amended Tax Return; (iv) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (v) knowingly surrender any claim for a refund of Taxes; (vi) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Legal Requirement) with any Governmental Entity; or (vii) make, change or revoke any Tax election;

(i) create any Liens on any material property or material assets of Parent;

(j) liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent;

(k) commence, settle or compromise any Legal Proceeding material to Parent or its properties or assets;

(l) engage in any material new line of business;

(m) amend the Trust Agreement or any other agreement related to the Trust Account; or

(n) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 5.2(a) through (m) above.

Article VI
ADDITIONAL AGREEMENTS

6.1 Proxy Statement; General Meeting.

(a) Proxy Statement.

(i) As promptly as practicable following the execution and delivery of this Agreement, Parent shall, in accordance with this Section 6.1(a), prepare and file with the SEC, in preliminary form, a proxy statement in connection with the Transactions (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the shareholders of Parent relating to the General Meeting, for the purpose of, among other things: (A) providing Parent’s shareholders with notice of the opportunity to redeem shares of Parent Class A Common Stock following the Domestication (the “Parent Stockholder Redemption”); and (B) soliciting proxies from holders of Parent Ordinary Shares to vote at the General Meeting in favor of: (1) the adoption of this Agreement and approval of the Transactions, including the Domestication; (2) the issuance of shares of Parent Class C Common Stock as contemplated by item 3 of subsection (b) of Schedule B; (3) the approval of the Parent Certificate attached hereto as Exhibit A and the Parent Bylaws attached hereto as Exhibit B and the material differences between the Parent Certificate and the Parent Bylaws and the Parent Memorandum and Articles; (4) the approval of the Incentive Equity Plan in the form attached hereto as Exhibit C; (5) the approval of the Employee Stock Purchase Plan in the form attached hereto as Exhibit D; (6) the election of directors; (7) the adjournment of the General Meeting; and (8) any other proposals the Parties deem necessary or desirable to consummate the Transactions (collectively, the “Parent Shareholder Matters”). The Proxy Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Parent shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its shareholders of record, as of the record date to be established by the board of directors of Parent, as promptly as practicable following receipt of oral or written notification of the completion of the review by the SEC (the “Proxy Clearance Date”).

(i) Prior to filing with the SEC, Parent will make available to the Company drafts of the Proxy Statement and any other documents to be filed with the SEC that relate to the Transactions, both preliminary and final, and any amendment or supplement to the Proxy Statement or such other document and will provide the Company and its counsel with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith.  Parent shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Parent will advise the Company promptly after it receives notice of: (A) the time when the Proxy Statement has been filed; (B)  receipt of oral or written notification of the completion of the review by the SEC; (C) the filing of any supplement or amendment to the Proxy Statement; (D) the issuance of any stop order by the SEC; (E) any request by the SEC for amendment of the Proxy Statement; (F) any comments from the SEC relating to the Proxy Statement and responses thereto; and (G) requests by the SEC for additional information relating to the Proxy Statement. Parent shall promptly respond to any SEC comments on the Proxy Statement and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, Parent will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts and consider such comments in good faith.

(ii) If, at any time prior to the General Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly file an amendment or supplement to the Proxy Statement containing such information.  If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Parent of such information, event or circumstance.

(iii) Parent shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder.  The Company agrees to promptly provide Parent with all information concerning the business, management, operations and financial condition of the Company and the Company Subsidiaries, in each case, reasonably requested by Parent for inclusion in the Proxy Statement.  The Company shall cause the officers and employees of the Company and the Company Subsidiaries to be reasonably available to Parent and its counsel, auditors and other advisors in connection with the drafting of the Proxy Statement and responding in a timely manner to comments on the Proxy Statement from the SEC.

(b) Until the earlier of the termination of this Agreement in accordance with its terms and the occurrence of the Closing, the Company shall deliver to Parent (together, the “Required Financial Information”): (i) monthly management reports (non-GAAP) of the Company within thirty (30) days following each month-end, in form and substance as historically provided to management; (ii) as promptly as reasonably practicable, but no later than July 31, 2021, the audited consolidated balance sheets of the Company and its consolidated subsidiaries as of December 31, 2020 and 2019, and the audited consolidated statements of operations and comprehensive loss, changes in members’ equity and cash flows of the Company and its consolidated subsidiaries for each of the two years in the period ended December 31, 2020, together with the auditor’s report thereon and the related pro forma financial information, each in form and substance as necessary to comply with applicable disclosure requirements under Regulation S-X promulgated by the SEC were Parent filing (x) a general form for registration of securities under Form 10 following the consummation of the Transactions and (y) a registration statement on Form S-1 for the resale of the securities issued in the PIPE Investment following the consummation of the Transactions, and (iii) no later than the fiftieth (50th) day following each calendar quarter that occurs after March 31, 2021 and at least sixty (60) days prior to the Closing Date, the unaudited, auditor-reviewed (except for quarters ended December 31), consolidated balance sheets of the Company and its consolidated subsidiaries as of such quarter-end, and consolidated statements of earnings (loss), comprehensive income (loss), equity and cash flows of the Company and its consolidated subsidiaries for the fiscal quarter then ended, each in form and substance as necessary to comply with applicable disclosure requirements under Regulation S-X promulgated by the SEC were Parent filing (x) a general form for registration of securities under Form 10 following the consummation of the Transactions and (y) a registration statement on Form S-1 for the resale of the securities issued in the PIPE Investment following the consummation of the Transactions.

(c) Parent shall, as promptly as practicable following the Proxy Clearance Date, establish a record date for, duly call and give notice of, the General Meeting. Parent shall convene and hold a general meeting (annual or extraordinary) of Parent’s shareholders (the “General Meeting”), for the purpose of obtaining the approval of the Parent Shareholder Matters, which meeting shall be held not more than forty-five (45) days after the date on which Parent mails the Proxy Statement to its shareholders. Parent shall use its reasonable best efforts to obtain the approval of the Parent Shareholder Matters at the General Meeting, including by soliciting proxies as promptly as practicable in accordance with Legal Requirements for the purpose of seeking the approval of the Parent Shareholder Matters.  Subject to the proviso in the immediately following sentence, Parent shall include the Parent Recommendation in the Proxy Statement. The board of directors of Parent shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Recommendation (a “Change in Recommendation”); provided, that the Parent board of directors may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the board of directors of its fiduciary obligations to Parent’s shareholders under Legal Requirements.  Parent agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the General Meeting for the purpose of seeking approval of the Parent Shareholder Matters shall not be affected by any Change in Recommendation, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the General Meeting and submit for the approval of its shareholders the matters contemplated by the Proxy Statement as contemplated by this Section 6.1(c), regardless of whether or not there shall have occurred any Change in Recommendation.  Notwithstanding anything to the contrary contained in this Agreement, Parent may postpone or adjourn the General Meeting: (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Parent has determined in good faith is required by Legal Requirements is disclosed to Parent’s shareholders and for such supplement or amendment to be promptly disseminated to Parent’s shareholders prior to the General Meeting; (ii) if, as of the time for which the General Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Parent Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the General Meeting; (iii) to seek withdrawals of redemption requests from Parent’s shareholders if Parent reasonably expects the Parent Stockholder Redemption Payments would cause the condition in Section 7.2(h) to not be satisfied at the Closing; or (iv) in order to solicit additional proxies from shareholders for purposes of obtaining approval of the Parent Shareholder Matters; provided, that in the event of a postponement or adjournment pursuant to clauses (i) or (ii) above, the General Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

6.2 Certain Regulatory Matters.  As promptly as practicable following the date of this Agreement, Parent and the Company shall make any required filings under applicable Antitrust Laws. Parent and the Company shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission and U.S. Department of Justice or other Governmental Entity (as it relates to Antitrust Laws) in connection with such notifications and filings and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under applicable Antitrust Laws and will take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Company shall: (a) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Transactions; (b) permit each other to review in advance any proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto; (c) give the other prompt written notice of the commencement of any Legal Proceeding with respect to the Transactions; (d) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (e) keep the other reasonably informed as to the status of any such Legal Proceeding; and (f) promptly furnish each other with copies of all correspondence, filings (to the extent allowed under Legal Requirements) and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions. Parent shall pay any filing fees required by Governmental Entities in connection with filings under applicable Antitrust Laws.

6.3 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company.

(b) Promptly after the execution of this Agreement, Parent and the Company shall also issue a mutually agreed joint press release announcing the execution of this Agreement.

(c) Parent shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by the Company.  Prior to Closing, Parent and the Company shall prepare a mutually agreed joint press release announcing the consummation of the Transactions (the “Closing Press Release”). Substantially concurrently with the Closing, Parent shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Parent shall file the Closing Form 8-K with the SEC.

6.4 Confidentiality; Communications Plan; Access to Information.

(a) The Confidentiality Agreement, and the terms thereof, are hereby incorporated herein by reference.  Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.  Beginning on the date hereof and ending on the second anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its agents or representatives prior to receipt from the Company, on the one hand, or Parent, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) information developed by such Party independently without any reliance on the non-public information received from any other Party; (v) disclosure required by Legal Requirement or stock exchange rule; or (vi) disclosure consented to in writing by Parent or the Company.

(b) Parent and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof.  Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, the other Transaction Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Parent, or Parent, in the case of a public announcement by the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by Legal Requirements, in which case the disclosing Party shall, to the extent permitted by Legal Requirements, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) to the extent provided for in the Communications Plan, internal announcements to employees of the Group Companies; (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 6.3 or this Section 6.4(b); and (iv) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement.

(c) The Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Company.  Parent will afford the Company and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of Parent. Notwithstanding anything herein to the contrary, the Parties shall not be required to take any action, provide any access or furnish any information that such Party in good faith reasonably believes would be reasonably likely to (i) cause or constitute a waiver of the attorney-client or other privilege or, (ii) violate any Contract to which such Party is a party or bound, provided, that the Parties agree to cooperate in good faith to make alternative arrangements to allow for such access or furnishing in a manner that does not result in the events set out in clauses (i) and (ii) above.

6.5 Reasonable Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions and the other transactions contemplated hereby, including using reasonable best efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied; (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings, including registrations, declarations and filings with Governmental Entities, if any, and filings required pursuant to Antitrust Laws and the taking of all commercially reasonable steps as may be necessary to avoid any Legal Proceeding; (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including the consents referred to on Schedule 3.7(b) of the Company Disclosure Letter (it being understood for the avoidance of doubt that nothing herein shall require the Company in connection therewith to subject itself or any of its Subsidiaries to any limitation on the ability of any of them to conduct their business or own or exercise control over their assets or properties); (d) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (e) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require a Party to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control over their respective assets, properties and capital stock.

6.6 No Parent Securities Transactions.  Neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions.  The Company shall use its reasonable best efforts to direct each of its officers, directors, members, employees, agents, advisors, contractors, associates, clients, customers and representatives to comply with the foregoing requirement.

6.7 No Claim Against Trust Account.  For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with Parent; provided, that: (a) nothing herein shall serve to limit or prohibit the right to pursue a claim against Parent pursuant to this Agreement for legal relief against monies or other assets of Parent held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions (so long as such claim would not affect Parent’s ability to fulfill its obligation to effectuate any Parent Stockholder Redemption); and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future pursuant to this Agreement against Parent’s assets or funds that are not held in the Trust Account.

6.8 Disclosure of Certain Matters.  Each Party will promptly provide the other Parties with prompt written notice of any event, development or condition of which they have Knowledge that: (a) is reasonably likely to cause any of the conditions set forth in Article VII not to be satisfied; or (b) would require any amendment or supplement to the Proxy Statement.

6.9 No Solicitation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company shall not, and shall cause the other Group Companies not to, and shall direct its employees, agents, officers, directors, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than Parent and its Representatives) concerning any merger, sale of ownership interests and/or assets of such Persons, or any recapitalization or similar transaction with such Persons (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination.  In addition, the Company shall, and shall cause the other Group Companies to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, Parent shall not, and shall direct its Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company and its Representatives) concerning any merger, purchase of ownership interests or assets of Parent, or recapitalization or similar business combination transaction with Parent (each, a “Parent Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Parent Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Parent Business Combination.  Parent shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Parent Business Combination.

(c) Each Party shall promptly (and in no event later than twenty-four (24) hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Party if it or, to its Knowledge, any of its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or Parent Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the date of this Agreement and provide the other Party with a copy of such inquiry, proposal, offer or submission.

6.10 Trust Account.  Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice thereof to the Transfer Agent (which notice Parent shall provide to the Transfer Agent in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent: (i) shall cause the documents, opinions and notices required to be delivered to the Transfer Agent pursuant to the Trust Agreement to be so delivered, including providing the Transfer Agent with the Trust Termination Letter; and (ii) shall use its reasonable best efforts to cause the Transfer Agent to distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to shareholders who properly elect to have their Parent Class A Common Stock redeemed for cash in accordance with the provisions of the Parent Organizational Documents; (B) for income tax or other tax obligations of Parent prior to Closing; (C) to the underwriters of Parent’s initial public offering with respect to any deferred underwriting compensation held in the Trust Account; (D) for any transaction costs of Parent to the extent Parent elects to pay these prior to Closing; and (E) as repayment of loans and reimbursement of expenses to directors, officers and shareholders of Parent; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

6.11 Directors’ and Officers’ Liability Insurance.

(a) All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of any Group Company (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”), as provided in their respective Governing Documents, shall survive the Closing and shall continue in full force and effect in accordance with their respective terms.  For a period of six (6) years from the Closing Date, the Company shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of such Group Company’s Governing Documents as in effect immediately prior to the Closing Date, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(b) For a period beginning at the Closing and ending no earlier than six (6) years after the Closing, the Company shall purchase and maintain for the benefit of the D&O Indemnified Parties insurance that provides coverage with respect to acts, omissions, circumstances or events occurring at or prior to the Closing (the “D&O Insurance”), with terms, conditions, retentions and limits of liability that are no less favorable than the then-existing officers’ and directors’ liability insurance of the Company as of the date of this Agreement; provided, that the Company and/or one or more members of the Group Companies shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last aggregate annual premium paid for such insurance prior to the date of this Agreement (the “Maximum Amount”); provided, further, that if such insurance is not available or the premiums for such insurance exceed the Maximum Amount, the Company and/or one or more members of the Group Companies shall obtain such insurance with the best coverage available for a cost not exceeding the Maximum Amount.  In lieu thereof, at or prior to the Closing, the Company may purchase and maintain in effect for a period of six (6) years thereafter (or, with respect to any insurance outside the United States, for the three (3) year period following the Closing to the extent that six (6) year “tail” insurance is not readily available) prepaid non-cancellable officers’ and directors’ liability “tail” insurance covering the D&O Indemnified Parties with respect to acts, omissions, circumstances or events occurring at or prior to the Closing with terms, conditions, retentions and limits of liability with respect to the D&O Indemnified Parties that are no less favorable than the then-existing officers’ and directors’ liability insurance of the Company as of the date of this Agreement; provided, that the Company shall not be required to spend in excess of the Maximum Amount to obtain such prepaid “tail” insurance; provided, further, that if such insurance is not available or the premiums for such insurance exceed the Maximum Amount, the Company may obtain such “tail” insurance with the best coverage available for a cost not exceeding the Maximum Amount. The Company shall maintain such “tail” insurance in full force and effect for the full terms of the policies and cause all obligations thereunder to be honored by the Group Companies, as applicable.

(c) Prior to the Closing, Parent shall arrange for the purchase and binding, in connection with the Closing, of a “tail” or “runoff” directors’ and officers’ liability insurance policy in respect of claims arising out of or relating to events which occurred at or prior to the Closing Date covering each such Person that is a director or officer of Parent on terms with at least the same coverage and amount and containing terms and conditions that are, in the aggregate, no less advantageous than those of such policy in effect on the date of this Agreement for the six (6) year period following the Closing.  Parent shall maintain such policy in full force and effect for its full term and cause all obligations thereunder to be honored.

(d) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of any Group Company, any other indemnification arrangement, any Legal Requirement or otherwise.  The obligations of Parent and the Group Companies under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.  The provisions of this Section 6.11 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.11.

(e) If Parent or, after the Closing, any Group Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or such Group Company, as applicable, assume the obligations set forth in this Section 6.11.

6.12 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (collectively, “Transfer Taxes”) shall be borne and paid by the Company. Unless otherwise required by applicable law, the Company shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company and Parent shall reasonably cooperate with respect thereto as necessary).

6.13 Subscription Agreements. Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements in a manner materially adverse to the Company, it being understood that any amendments or arrangements contemplated by or referred to in the Subscription Agreements, and any assignments or transfers otherwise permitted by the Subscription Agreements, shall not be considered to be materially adverse to the Company. Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent in the Subscription Agreements and otherwise comply with its obligations thereunder; (ii) in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to Closing; and (iii) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements at or prior to the Closing (if all conditions set forth in the applicable Subscription Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing and other than conditions that Parent or any of its Affiliates control the satisfaction of)).  Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice:  (A) of any amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Parent; (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (D) if Parent does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors contemplated by the Subscription Agreements.

6.14 Section 16 Matters.  Prior to the Closing Date, Parent shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of Parent Class A Common Stock or Parent Class C Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each director and officer of Parent who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent following the Closing to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

6.15 Qualification as an Emerging Growth Company.  Parent shall, at all times during the period from the date hereof until the occurrence of the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012; and (b) not take any action that would cause Parent to not qualify as an “emerging growth company” within the meaning of such Act.

6.16 Board of Directors.  The Parties shall use commercially reasonable efforts to ensure that the persons listed on Schedule 6.16 of the Company Disclosure Letter and the other persons identified by the applicable Party following the date hereof and prior to the initial filing with the SEC of the Proxy Statement are elected and appointed as directors of Parent effective upon the Closing. The Parent board of directors following the Closing shall initially consist of seven to nine members (at least one of which shall be female), divided into three classes, each class serving a staggered term of three years. The Company will appoint five to seven of the initial board members, three or four of which shall be “independent” for purposes of applicable SEC and NASDAQ regulations, and which shall be in such classes that shall have the longest initial terms. Parent will appoint one of the initial members. The final initial member shall be mutually agreeable to the Parties and shall be “independent” for purposes of applicable SEC and NASDAQ regulations.

6.17 Release.

(a) Effective upon the Closing, Parent, generally, irrevocably, unconditionally and completely releases and forever discharges each of the Group Companies, each of their respective Affiliates and each of their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Company Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any Group Company occurring prior to the Closing Date (other than as contemplated by this Agreement); provided, however, that nothing in this Section 6.17(a) shall release any Company Released Parties from: (i) claims based on intentional fraud; (ii) their obligations under this Agreement or the other Transaction Agreements; or (iii) as applicable, any disputes, claims, losses, controversies, demands, rights, liabilities, breaches of fiduciary duty, actions and causes of action arising out of such Company Released Party’s employment by any Group Company.

(b) Effective upon the Closing, the Company, on its own behalf and on behalf of its controlled Affiliates, generally, irrevocably, unconditionally and completely releases and forever discharges Parent, each of its Affiliates and each of their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Parent Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning Parent occurring prior to the Closing Date (other than as contemplated by this Agreement); provided, however, that nothing in this Section 6.17(b) shall release any Parent Released Parties from: (i) claims based on intentional fraud; (ii) their obligations under this Agreement or the other Transaction Agreements; or (iii) as applicable, any disputes, claims, losses, controversies, demands, rights, liabilities, breaches of fiduciary duty, actions and causes of action arising out of such Parent Released Party’s employment by any Group Company.

6.18 DeSPAC Transaction Steps and Closing DeSPAC Transactions. In connection with the Closing, the Parties shall and shall cause their Affiliates, as applicable, to take the DeSPAC Transaction Steps (as such term is defined in Schedule B) and effect the Closing DeSPAC Transactions (as such term is defined in Schedule B).

6.19 Domestication. Immediately prior to the Domestication on the Closing Date, in accordance with applicable Legal Requirements and the Parent Memorandum and Articles, each issued and outstanding Pre-Combination Class B Ordinary Share will be converted, on a one-for-one basis, into a Parent Class A Ordinary Share, subject to certain adjustments described in the Parent Organizational Documents. Assuming prior receipt of the Domestication Approval, Parent shall cause the Domestication to become effective on the Closing Date prior to the Closing, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication, in form and substance reasonably acceptable to Parent and the Company, together with the Parent Certificate, in each case, in accordance with the provisions thereof and applicable Legal Requirements, (b) adopting the Parent Bylaws, (c) completing, making and procuring all filings required to be made with the Registrar of Companies of the Cayman Islands in connection with the Domestication, (d) obtaining evidence of the filing of the application to de-register with the Registrar of Companies of the Cayman Islands and, thereafter, a certificate of de-registration from the Registrar of Companies of the Cayman Islands and (e) completing and making all filings required to be made with the SEC and NASDAQ to list Parent Class A Common Stock on NASDAQ. In accordance with applicable Legal Requirements, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Parent shareholder, each issued and outstanding Parent Class A Ordinary Share in existence as of immediately prior to the Domestication shall convert automatically, on a one-for-one basis, into a share of Parent Class A Common Stock.

6.20 Parent Warrants. By virtue of the Domestication and without any action on the part of any holder of Parent Warrants, each Parent Warrant that is outstanding immediately prior to the consummation of the Domestication shall, pursuant to and in accordance with Section 4.5 of the applicable warrant agreement, automatically and irrevocably be modified to provide that such Parent Warrant shall entitle the holder thereof to acquire shares of Parent Class A Common Stock rather than Parent Class A Ordinary Shares (after giving effect to the Domestication).

6.21 Equity Awards; Earnout.

(a) Following the Closing, Parent shall take all actions necessary so that the officers and other executives of the Group Companies listed on Schedule 6.21(a) of the Company Disclosure Letter shall receive equity awards under the Incentive Equity Plan effective upon the Closing Date. The Parties shall mutually determine, upon the recommendation of Company management but subject to final approval by the compensation committee of the Parent board of directors, the amount of equity awards to be granted and the performance and/or time based vesting criteria applicable thereto.

(b) Following the Closing, Parent shall take all actions necessary to establish an equity incentive bonus pool for eligible members of management of the Group Companies, such eligibility to be determined by the compensation committee of the Parent board of directors. The aggregate number of shares of Parent Class A Common Stock available for issuance from the bonus pool shall be up to 5,000,000 shares, subject to satisfaction of one or both of the following conditions:

(i) If the closing sale price per share of Parent Class A Common Stock exceeds $13.00 for 20 out of 30 consecutive trading days at any time prior to the fifth anniversary of the Closing Date, one half of the bonus pool shares (i.e., 2,500,000) shall be issued; and

(ii) If the closing sale price per share of Parent Class A Common Stock exceeds $15.00 for 20 out of 30 consecutive trading days at any time prior to the tenth anniversary of the Closing Date, the remaining bonus pool shares (i.e., 2,500,000) shall be issued.

Article VII
CONDITIONS TO THE TRANSACTION

7.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to this Agreement to consummate and effect the Transactions shall be subject to the satisfaction or written waiver at or prior to the Closing of the following conditions:

(a) Each of the Sponsor Letter Agreement and the Support Agreement shall continue to be in full force and effect.

(b) Parent shall have at least $5,000,001 of net tangible assets following the exercise by the holders of Parent Class A Ordinary Shares issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to redeem their Parent Class A Ordinary Shares held by them into a pro rata share of the Trust Account in accordance with the Parent Organizational Documents.

(c) the Parties will have received or have been deemed to have received all necessary pre-Closing authorizations, consents, clearances, waivers and approvals of the Governmental Entities set forth on Section 7.1(d) of the Company Disclosure Letter and Section 7.1(d) of the Parent Disclosure Letter in connection with the execution, delivery and performance of this Agreement and the Transactions (or any applicable waiting period thereunder shall have expired or been terminated).

(d) The PIPE Investment (and the funding of the PIPE Investment Amount) shall have been consummated or will be consummated substantially concurrently with the Closing in accordance with the terms of the Subscription Agreements.

(e) The shares of Parent Class A Common Stock to be issued in connection with the PIPE Investment shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(f) The Domestication shall have been completed as provided in Section 6.20.

(g) No provision of any applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect, and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions will be in effect or shall be threatened in writing by a Governmental Entity.

7.2 Additional Conditions to Obligations of the Company.  The obligations of the Company to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) The Fundamental Representations of Parent shall be true and correct in all but de minimis respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and all other representations and warranties of Parent set forth in Article IV hereof shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b) Parent shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by Parent on or prior to the Closing Date, in each case in all material respects.

(c) Parent shall have delivered to the Company a certificate, signed by an authorized representative of Parent and dated as of the Closing Date, certifying as to the matters set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d).

(d) No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

(e) The persons listed on Schedule 7.2(e) of the Company Disclosure Letter shall have resigned from all of their positions and offices with Parent.

(f) Parent shall have delivered or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including copies of the documents to be delivered by Parent pursuant to Section 2.2(a), as applicable.

(g) Parent shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to Section 6.10, available to Parent at the Closing.

(h) The amount of Parent Cash shall equal or exceed $250,000,000.

7.3 Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) The Fundamental Representations of the Company shall be true and correct in all but de minimis respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and all other representations and warranties of the Company set forth in Article III hereof shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b) The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c) The Company shall have delivered to Parent a certificate, signed by an authorized representative of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(d).

(d) No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(e) At the General Meeting (including any adjournments thereof pursuant to Section 6.1(c)), the Parent Shareholder Matters shall have been duly adopted by the shareholders of Parent in accordance with the Companies Act, the General Corporation Law of the State of Delaware (the “DGCL”), the Parent Organizational Documents and NASDAQ rules and regulations, as applicable.

(f) The Company shall have obtained and delivered to Parent at or prior to Closing the consents, authorizations and approvals listed on Schedule 7.3(f) of the Company Disclosure Letter, in each case in substance and form reasonably satisfactory to the Parties, and no such consents, authorizations or approvals shall have been revoked.

(g) Members who will hold not less than ninety-nine percent (99%) of the shares of Parent Class C Common Stock distributed by the Company shall have delivered, or cause to be delivered, to Parent copies of the Lock-Up Agreements duly executed by each such Member.

(h) The Company shall have delivered, or caused to be delivered, or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including copies of the documents to be delivered by the Company pursuant to Section 2.2(b), as applicable.

Article VIII
TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company at any time;

(b) by either Parent or the Company if the Transactions shall not have been consummated by February 28, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; provided, further, that (i) the Outside Date may be extended by Parent by written notice to the Company for up to three (3) additional one (1)-month periods if all of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 have been satisfied or waived at the Outside Date, other than the condition set forth in Section 7.1(d) and those conditions which by their terms would be satisfied at the Closing and (ii) the Outside Date shall be extended automatically once for sixty (60) days if all of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 have been satisfied or waived at the Outside Date, other than the condition set forth in Section 7.1(c) and those conditions which by their terms would be satisfied at the Closing;

(c) by either Parent or the Company if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which Order or other action is final and nonappealable;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Article VII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by Parent is curable by Parent prior to the Closing, then the Company must first provide written notice of such breach and may not terminate this Agreement under this Section 8.1(d) until the earlier of: (i) thirty (30) days after delivery of written notice from the Company to Parent of such breach; and (ii) the Outside Date; provided, further, that Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by Parent is cured during such thirty (30) day period);

(e) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by the Company prior to the Closing, then Parent must first provide written notice of such breach and may not terminate this Agreement under this Section 8.1(e) until the earlier of: (i) thirty (30) days after delivery of written notice from Parent to the Company of such breach; and (ii) the Outside Date; provided, further, that the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by the Company is cured during such thirty (30) day period);

(f) by either Parent or the Company, if, at the General Meeting (including any adjournments thereof pursuant to Section 6.1(c)), the Parent Shareholder Matters are not duly adopted by the shareholders of Parent by the requisite vote under the Companies Act and the Parent Organizational Documents; or

(g) by either the Company or Parent, if the condition set forth in Section 7.1(d), becomes incapable of being satisfied at the Closing.

8.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 6.4, Section 6.7, this Section 8.2, Article X (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any intentional breach of this Agreement or intentional fraud in the making of the representations and warranties in this Agreement.

Article IX
NO SURVIVAL

9.1 No Survival.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing.  Notwithstanding the foregoing, neither this Section 9.1 nor anything else in this Agreement to the contrary (including Section 10.14) shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to intentional fraud in the making of the representations and warranties by such Person in Article III or Article IV, as applicable.

Article X
GENERAL PROVISIONS

10.1 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email of a pdf document; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to Parent, to:

c/o FTAC Athena Acquisition Corp.
2929 Arch Street, Suite 1703
Philadelphia, PA 19104-2870
Attention: Amanda Abrams
Phone: (484) 459-3476
Email: amanda@ftspac.com

with a copy to:

Ledgewood, PC
Two Commerce Square, Suite 3400
2001 Market Street, Philadelphia, PA 19103
Attention: Derick S. Kauffman
Phone: (215) 731-9450
Email: dkauffman@ledgewood.com

if to the Company, to:

Pico Quantitative Trading Holdings LLC
32 Old Slip, 16th Floor
New York, New York 10005
Attention: Kristen Keller
Phone: (646) 701-6133
Email: Kristen.keller@pico.net

with a copy to:

DLA Piper LLP
51 John F. Kennedy Parkway, Suite 120
Short Hills, NJ 07078
Attention: Andrew P. Gilbert

    Scott A. Cowan

Phone: (973) 520-2550

Email: andrew.gilbert@us.dlapiper.com

scott.cowan@us.dlapiper.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

10.2 Interpretation.  The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement.  Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The words “made available” mean that the subject documents or other materials were included in and available in the “Liberty Bell” project folder hosted by Datasite at least one (1) Business Days prior to the date of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.  References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time.  All references to currency amounts in this Agreement shall mean United States dollars.

10.3 Counterparts; Electronic Delivery.  This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in two or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.  Delivery by electronic transmission of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

10.4 Entire Agreement; Third Party Beneficiaries.  This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Closing Date, of Persons pursuant to the provisions of Section 6.11 and Section 10.14 (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

10.5 Severability.  In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

10.6 Other Remedies; Specific Performance.  Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties.  Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief.  Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.  Parent acknowledges and agrees that the Company shall be entitled to bring an action for specific enforcement to cause the Parent to seek to enforce the provisions of the Subscription Agreements to the fullest extent permissible pursuant to such Subscription Agreements as if it were a party thereto.

10.7 Governing Law.  This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware (or, to the extent that such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware) or if it has or can acquire jurisdiction in the United States District Court for the District of Delaware, in each case in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process.  Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (a) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (b) such Legal Proceeding may not be brought or is not maintainable in such court; (c) such Person’s property is exempt or immune from execution; (d) such Legal Proceeding is brought in an inconvenient forum; or (e) the venue of such Legal Proceeding is improper.  Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise.  Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.1.  Notwithstanding the foregoing in this Section 10.8, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

10.9 Rules of Construction.  Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

10.10 Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.

10.11 Assignment.  No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.  Subject to the first sentence of this Section 10.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

10.12 Amendment.  This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

10.13 Extension; Waiver.  At any time prior to the Closing, Parent and the Company may, to the extent not prohibited by Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  Delay in exercising any right under this Agreement shall not constitute a waiver of such right.  In the event any provision of any other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

10.14 No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith.  No Party shall have any right of recovery in respect hereof against any Related Party of a Party and no personal liability shall attach to any Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Legal Requirement or otherwise. The provisions of this Section 10.14 are intended to be for the benefit of, and enforceable by the Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 10.14. This Section 10.14 shall be binding on all successors and assigns of Parties.

10.15 Legal Representation. The Company has advised Parent that DLA Piper LLP (the “Firm”) has represented both the Group Companies and the Members prior to the Closing with respect to the transactions contemplated hereby (the “Pre-Closing Engagement”), and, recognizing that the Company intends to engage the Firm to act as legal counsel to the Company and its Affiliates after the Closing, Parent hereby waives, on its own behalf, and agrees to cause its Affiliates, to waive any conflict of interest that may arise in connection with the Firm representing the Company or any of its Affiliates after the Closing as it relates to the Pre-Closing Engagement. In light of the foregoing and subject to the following sentence, the Parties agree that any attorney-client privilege or attorney work-product to the extent recognized as such under applicable Legal Requirement with respect to the Pre-Closing Engagement and all information and documents to the extent covered by such privilege or protection under applicable Legal Requirement and all confidential communications solely between and documents solely exchanged by the Group Companies, the Members, their respective Affiliates, on one hand, and the Firm, on the other hand, with respect to the Pre-Closing Engagement (the “Privileged Communications”) shall belong to and be controlled by the Company and may be waived only by the Company and shall not pass to or be claimed or used by Parent or any of its Affiliates after the Closing. Accordingly, Parent shall not, without the Company’s consent, have access to the files of the Firm relating to the Pre-Closing Engagement to the extent they constitute Privileged Communications.

10.16 Disclosure Letters and Exhibits.  The Company Disclosure Letter and the Parent Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation and warranty in this Agreement.  Certain information set forth in the Company Disclosure Letter and the Parent Disclosure Letter is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or the Parent Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or the Parent Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

FTAC ATHENA ACQUISITION CORP.

By:	/s/ Amanda Abrams
	Name:	Amanda Abrams
	Title:	President and Chief Executive Officer

PICO QUANTITATIVE TRADING HOLDINGS LLC

By:	/s/ Jarrod Yuster
	Name:	Jarrod Yuster
	Title:	Chairman, Founder & Chief Executive Officer

[Signature Page to Business Combination Agreement]

SCHEDULE A
DEFINED TERMS

1.1. Defined Terms.  For purposes of this Agreement, the following capitalized terms have the following meanings:

“A&R Registration Rights Agreement” is defined in Schedule B.

“Additional Parent SEC Reports” is defined in Section 4.7(a).

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Parent Stockholder Redemption Payments Amount” shall mean the aggregate amount of all payments required to be made by Parent in connection with the Parent Stockholder Redemption.

“Agreement” is defined in the Preamble.

“Anti-Corruption Laws” is defined in Section 3.25.

“Antitrust Laws” shall mean any Legal Requirements of any Governmental Entity regarding matters of anti-competition or foreign investment.

“Approvals” is defined in Section 3.8.

“Audited Financial Statements” is defined in Section 3.8(a).

“Borrowed Indebtedness” shall mean, as of the applicable date of determination, the aggregate principal amount of outstanding Indebtedness of the Group Companies under the Existing Credit Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Legal Requirements to close.

“Certifications” is defined in Section 4.7(a).

“Change in Recommendation” is defined in Section 6.1(c).

“Closing” is defined in Section 2.1.

Sch. A – page 1

“Closing Date” is defined in Section 2.1.

“Closing DeSPAC Transactions” is defined in Schedule B.

“Closing Form 8-K” is defined in Section 6.3(c).

“Closing Press Release” is defined in Section 6.3(c).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Communications Plan” is defined in Section 6.4(b).

“Companies Act” means the Cayman Islands Companies Act (2021 Revision), as amended, modified, re-enacted or replaced from time to time.

“Company” is defined in the Preamble.

“Company A&R Operating Agreement” is defined in Schedule B.

“Company Business Combination” is defined in Section 6.9(a).

“Company Disclosure Letter” is defined in the lead-in to Article III.

“Company IT Systems” is defined in Section 3.18(h).

“Company Leased Properties” is defined in Section 3.14(b).

“Company Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate: (a) has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) has prevented or materially delayed or impaired, or is reasonably likely to prevent or materially delay or impair, the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Company Material Adverse Effect on or in respect of the Group Companies pursuant to clause (a) has occurred: (i) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including, for the avoidance of doubt, any effect resulting from, arising in connection with or otherwise related to the COVID-19 or SARS-CoV-2 virus) or other natural disasters; (iii) changes or proposed changes in Legal Requirements or interpretations thereof after the date of this Agreement; (iv) changes in U.S. GAAP (or any interpretation thereof) after the date of this Agreement; (v) any downturn in general economic conditions, including changes in the credit, debt, securities or financial markets (including changes in interest or exchange rates); (vi) events or conditions generally affecting the industries and markets in which the Company operates; (vii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided, that this clause (vii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Company Material Adverse Effect; or (viii) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (B) taken with the prior written consent of or at the prior written request of Parent; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iii), (iv), (v) or (vi) above disproportionately and adversely affect the business, assets, financial condition or results of operations of the Group Companies, taken as a whole, relative to similarly situated companies in the industries in which the Group Companies conduct their respective operations, then such impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

Sch. A – page 2

“Company Material Contract” is defined in Section 3.20(a).

“Company Real Property Leases” is defined in Section 3.14(b).

“Company Registered Intellectual Property” is defined in Section 3.18(a).

“Company Released Parties” is defined in Section 6.17(a).

“Company Subsidiaries” is defined in Section 3.3(a).

“Confidentiality Agreement” shall mean the Nondisclosure Agreement, dated as of April 21, 2021, by and between the Company and Parent.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Copyrights” is defined in the definition of “Intellectual Property”.

“COVID-19 Response” shall mean any action, inaction, activity or conduct reasonably necessary (such determination to be made in the reasonable discretion of the Company following good faith consultation with Parent) in response to any Order, guidance, shelter in place and non-essential business order by any Governmental Entity in order to mitigate, remedy, respond to or otherwise address the effects or impact of the COVID-19 or SARS-CoV-2 virus.

“Current Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of February 22, 2021, by and among Parent, Sponsors and the other parties thereto.

“Customs & International Trade Authorizations” shall mean any and all licenses, license exceptions, notification requirements, registrations and approvals required pursuant to the Customs & International Trade Laws for the lawful export, deemed export, re-export, deemed re-export transfer or import of goods, software, technology, technical data and services.

Sch. A – page 3

“Customs & International Trade Laws” shall mean the applicable import, customs and trade, export and anti-boycott laws of any jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business, including, but not limited to: (i) the laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. Department of Commerce (International Trade Administration), the U.S. International Trade Commission, the U.S. Department of Commerce (Bureau of Industry and Security), the U.S. Department of State (Directorate of Defense Trade Controls) and their predecessor agencies; (ii) the Tariff Act of 1930, as amended (iii) the Export Administration Act of 1979, as amended; (iv) the Export Control Reform Act of 2018; (v) the Export Administration Regulations, including related restrictions with regard to transactions involving Persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; (vi) the Arms Export Control Act, as amended; (vii) the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving Persons on the Debarred List; (viii) the Foreign Trade Regulations pursuant to 15 C.F.R. Part 30; (ix) the anti-boycott laws and regulations administered by the U.S. Department of Commerce; and (x) the anti-boycott laws and regulations administered by the U.S. Department of the Treasury.

“D&O Indemnified Party” is defined in Section 6.11(a).

“D&O Insurance” is defined Section 6.11(b).

“DeSPAC Transaction Steps” is defined in Schedule B.

“DGCL” is defined in Section 7.3(e).

“Domestication” is defined in the Recitals.

“Domestication Approval” means the adoption and approval of the Domestication by the shareholders of Parent in accordance with the Parent Organizational Documents.

“Employee Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other retirement, supplemental retirement, deferred compensation, employment, bonus, incentive compensation, stock purchase, employee stock ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and all other employee benefit plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, which any Group Company sponsors or maintains for the benefit of its current or former employees, individuals who provide services and are compensated as individual independent contractors or directors, or with respect to which any Group Company has any direct or indirect present or future liability.

“Employee Stock Purchase Plan” is defined in Schedule B.

Sch. A – page 4

“Environmental Law” shall mean any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (a) the protection, investigation or restoration of the environment, health and safety (concerning exposure to Hazardous Substances), or natural resources; (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property, and shall include, but not be limited to, federal statutes known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, and Toxic Substances Control Act.

“Environmental Permits” is defined in Section 3.16(a).

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or any of its subsidiaries is treated as a single employer under Section 414 of the Code.

“Estimated Transaction Costs” shall mean, to the extent unpaid as of the Closing, all fees, costs, payments and expenses to be borne by Parent, on the one hand, or by the Company, on the other hand, and incurred prior to and through the Closing Date, in connection with (a) the identification of the Company as a business combination target, and the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, including to the extent triggered by or payable as a result of the Closing; (b) all bonuses, change in control payments, severance payments, retirement payments, retention or similar payments or success fees payable in connection with or anticipation of the consummation of the Transactions; and (c) all transaction, deal, brokerage, financial advisory or any similar fees payable in connection with or anticipation of the consummation of the Transactions.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Credit Agreement” shall mean that certain Credit Agreement dated as of February 7, 2020 by and among Pico Quantitative Trading LLC, Spryware, LLC, the Company, the Lenders from time to time party thereto, Cortland Capital Market Services LLC, as administrative agent, and Obsidian Agency Services, Inc., as collateral agent, as amended from time to time.

“Financial Statements” is defined in Section 3.8(a).

“Fundamental Representations” shall mean: (a) in the case of the Company, the representations and warranties contained in Section 3.1, Section 3.4, Section 3.5, the first sentence of Section 3.10 and Section 3.17; and (b) in the case of Parent, the representations and warranties contained in Sections 4.1, Section 4.3, Section 4.4 and Section 4.21.

“Funds Flow Memorandum” is defined in Section 2.2(d).

“General Meeting” is defined in Section 6.1(c).

Sch. A – page 5

“Governing Documents” shall mean the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its limited liability company operating agreement and certificate of formation.

“Governmental Entity” shall mean: (a) any federal, provincial, state, local, municipal, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“Group Companies” shall mean the Company and all of the Company’s direct and indirect Subsidiaries.

“Hazardous Substances” shall mean any pollutant or contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, and any other substance, waste or material regulated as a pollutant or otherwise as “hazardous” under any Legal Requirements pertaining to the environment.

“Inbound Licenses” is defined in Section 3.20(a)(xii).

“Incentive Equity Plan” is defined in Schedule B.

“Indebtedness” shall mean all of the following: (a) any indebtedness for borrowed money including the Borrowed Indebtedness and any premiums, fees and expenses related to the paydown of any Borrowed Indebtedness at or immediately following the Closing; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property, stock or services including any earn-out payments; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing.

“Insider” is defined in Section 3.22.

“Insurance Policies” is defined in Section 3.21.

Sch. A – page 6

“Intellectual Property” shall mean all rights, title and interest in or relating to intellectual property throughout the world, whether protected, created or arising under the laws of the United States or any other jurisdiction, including:  (a) all patents and patent applications, provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all copyrights and copyrightable subject matter, whether registered or unregistered, including any of the foregoing that protect original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of Software), pictorial and graphic works (collectively, “Copyrights”); (c) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”); (d) all Internet domain names and social media accounts; (e) trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); (f) all applications and registrations, and any renewals, extensions and reversions, of the foregoing; and (g) all other intellectual property rights, proprietary rights, or confidential information and materials.

“intentional fraud” shall mean fraud by a Party to this Agreement in the making of a representation or warranty contained in Article III or Article IV of this Agreement, and requires that: (i) a Party to this Agreement made a false representation of material fact in a representation or warranty in Article III or Article IV of this Agreement (either when made or when “brought down” to Closing); (ii) such Party had actual (not constructive) knowledge that such representation or warranty was false when made and acted with scienter; (iii) the false representation or warranty caused the party to whom it was made, acting in justifiable reliance upon such false representation and with ignorance as to the falsity of such representation, to take or refrain from taking action and suffer damage by reason of such justifiable reliance. The phrase “intentional fraud” expressly excludes legal theories such as equitable fraud, promissory fraud, unfair dealings fraud, negligent or reckless misrepresentation, and other fraud-based claims (including fraud) based on negligence or recklessness.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Company, the individuals listed on Schedule 1.1 of the Company Disclosure Letter; and (b) with respect to Parent, the individuals listed on Schedule 1.1 of the Parent Disclosure Letter.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

Sch. A – page 7

“Licensed Intellectual Property” shall mean all Intellectual Property licensed to any of the Group Companies.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, license, grant, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Lock-Up Agreements” is defined in the Recitals.

“Maximum Amount” is defined in Section 6.11(b).

“Members” is defined in the Recitals.

“NASDAQ” shall mean the NASDAQ Capital Market.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Source Software” shall mean any Software that is distributed (a) as “free software” (as defined by the Free Software Foundation); (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd); or (c) under a license that requires disclosure of source code or requires derivative works based on such Software to be made publicly available under the same license.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Outside Date” is defined in Section 8.1(b).

“Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by any of the Group Companies.

“Parent” is defined in the Preamble.

“Parent Business Combination” is defined in Section 6.9(b).

“Parent Bylaws” is defined in Schedule B.

Sch. A – page 8

“Parent Cash” shall mean an amount equal to (a) the aggregate amount of cash contained in the Trust Account immediately prior to the Closing; minus (b) the Aggregate Parent Stockholder Redemption Payments Amount; plus (c) the gross proceeds received by Parent upon consummation of the PIPE Investment.

“Parent Certificate” is defined in Schedule B.

“Parent Class A Common Stock” shall mean the Class A Common Stock, par value $0.0001 per share, of Parent at any time following the Domestication.

“Parent Class A Ordinary Shares” shall mean the Class A Ordinary Shares, par value $0.0001 per share, of Parent at any time prior to the Domestication.

“Parent Class C Common Stock” shall mean the shares of common stock, par value $0.0001 per share, of Parent designated as “Class C Common Stock”, created and authorized by the Parent Certificate.

“Parent Disclosure Letter” is defined in the lead-in to Article IV.

“Parent Equity Recipients” is defined in Section 3.3.

“Parent Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect that does, or would reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair the ability of Parent to perform its obligations under this Agreement or to consummate the Transactions.

“Parent Material Contracts” is defined in Section 4.11.

“Parent Memorandum and Articles” means the amended and restated memorandum and articles of association of Parent adopted by special resolution dated February 22, 2021, as in effect on the date hereof.

“Parent Ordinary Shares” means, collectively, the Parent Class A Ordinary Shares and the Pre-Combination Class B Ordinary Shares.

“Parent Organizational Documents” means (a) at any time prior to the Domestication, the Parent Memorandum and Articles, as amended or modified, and (b) at any time following the Domestication, the Parent Certificate, as amended or modified, and the Parent Bylaws, as amended or modified.

“Parent Preference Shares” is defined in Section 4.3(a).

“Parent Recommendation” is defined in the Recitals.

“Parent Released Parties” is defined in Section 6.18(b).

“Parent SEC Reports” is defined in Section 4.7(a).

“Parent Shares” is defined in Section 4.3(a).

Sch. A – page 9

“Parent Shareholder Matters” is defined in Section 6.1(a)(i).

“Parent Stockholder Redemption” is defined in Section 6.1(a)(i).

“Parent Stockholder Redemption Payments” is defined in Section 2.3(a).

“Parent Subscribed Units” is defined in Schedule B.

“Parent Units” shall mean equity securities of Parent each consisting of one Parent Class A Ordinary Share and one-fourth of one Public Warrant.

“Parent Warrants” is defined in Section 4.3(a).

“Party” and “Parties” are defined in the Preamble.

“Patents” is defined in the definition of “Intellectual Property”.

“Permitted Lien” shall mean (a) Liens for current period Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and for which there are sufficient reserves on the Financial Statements in accordance with U.S. GAAP; (b) any Company Real Property Lease; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of leased real property, zoning, building, or other similar restrictions regulating the use or occupancy of real property or the activities conducted thereon, to the extent they do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies; (e) Liens securing the Indebtedness of any of the Group Companies; (f) in the case of Intellectual Property, non-exclusive licenses granted in the ordinary course; (g) purchase money Liens and Liens securing rental payments in connection with capital lease obligations of any of the Group Companies; and (h) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use of the assets of the Group Companies and the rights under the Company Real Property Leases, taken as a whole and do not result in a material liability to the Group Companies.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, “personal information,” “personal data,” “personally identifiable information,” “nonpublic personal information” and similar terms under any applicable Legal Requirement, or by the Group Companies in any of its privacy policies, notices or Contracts.

“PIPE Investment” is defined in the Recitals.

“PIPE Investment Amount” is defined in Section 4.13.

Sch. A – page 10

“PIPE Investors” is defined in Section 4.13.

“Pre-Closing Engagement” is defined in Section 10.15.

“Pre-Combination Class B Ordinary Shares” shall mean the Class B ordinary shares, par value $0.001 per share, of Parent at any time prior to the Domestication.

“Privacy Laws” shall mean any and all Legal Requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including the Federal Trade Commission Act, General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR) and any and all Legal Requirements relating to breach notification in connection with Personal Information.

“Private Placement Warrants” is defined in Section 4.3(a).

“Privileged Communications” is defined in Section 10.15.

“Proxy Clearance Date” is defined in Section 6.1(a)(i).

“Proxy Statement” is defined in Section 6.1(a)(i).

“Public Warrants” is defined in Section 4.3(a).

“Recapitalization” is defined in Section 1.1.

“Reference Date” shall mean January 1, 2016.

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Representatives” is defined in Section 6.9(a).

“Required Financial Information” is defined in Section 6.1(b).

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean any Person that is the subject or target of Sanctions, including (i) any Person listed in any Sanctions-related list maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, Switzerland or any European Union member state; (ii) any Person located, organized, resident in or national of a Sanctioned Country; or (iii) any Person fifty percent (50%) or more owned, directly or indirectly, by any such Person or Persons described in the foregoing clauses (i) and (ii).

Sch. A – page 11

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or Switzerland.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” shall mean any and all computer programs (whether in source code, object code, human readable form or other form), algorithms, user interfaces, firmware, development tools, templates and menus.

“Specified Bonus Payments” shall mean the bonuses payable at the Closing in the aggregate amount set forth on Schedule A of the Company Disclosure Letter, with the allocation of such bonuses to be made by the Company in its sole discretion.

“Sponsor Letter Agreement” is defined in the Recitals.

“Sponsors” means FTAC Athena Sponsor, LLC and FTAC Athena Advisors, LLC.

“Subscription Agreements” is defined in Section 4.13.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Support Agreement” is defined in the Recitals.

“Supporting Members” is defined in the Recitals.

“Tax” or “Taxes” shall mean: (a) any and all federal, state, local and foreign taxes, including gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar assessments or charges, in each case, imposed by a Governmental Entity (whether disputed or not), together with any and all interest, penalties and additions to tax that may become payable imposed by a Governmental Entity with respect to any such amounts; and (b) any liability in respect of any items described in clause (a) payable by reason of Contract transferee liability or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise.

Sch. A – page 12

“Tax Receivable Agreement” is defined in Schedule B.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Top Customers” is defined in Section 3.27.

“Top Suppliers” is defined in Section 3.28.

“Trade Secrets” is defined in the definition of “Intellectual Property”.

“Trademarks” is defined in the definition of “Intellectual Property”.

“Transaction Agreements” shall mean this Agreement, the Parent Certificate, the Parent Bylaws, the Company A&R Operating Agreement, the A&R Registration Rights Agreement, the Tax Receivable Agreement, the Sponsor Letter Agreement, the Subscription Agreements, the Lock-Up Agreements, the Confidentiality Agreement, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” is defined in the Recitals.

“Transfer Agent” shall mean Continental Stock Trust & Transfer Company.

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Trust Account” is defined in Section 4.14(a).

“Trust Agreement” is defined in Section 4.14(a).

“Trust Termination Letter” shall mean the termination letter to the Transfer Agent substantially in the form attached to the Trust Agreement.

“Unaudited Financial Statements” is defined in Section 3.8(a).

“U.S. GAAP” is defined in Section 3.8(a).

“WARN” is defined in Section 3.13(e).

“Warrant Forfeiture” is defined in the Recitals.

Sch. A – page 13

SCHEDULE B

DESPAC TRANSACTION STEPS; CLOSING DESPAC TRANSACTIONS

(a) DeSPAC Transaction Steps. The following steps will be taken as set forth under this subsection (a) (the “DeSPAC Transaction Steps”), provided that if any of such DeSPAC Transaction Steps requires an approval as set forth below, such DeSPAC Transaction Step will not be taken unless and until such approval is obtained:

1.	The Company and the Members will amend and restate the limited liability company agreement of the Company in substantially the form of Exhibit E attached hereto (the “Company A&R Operating Agreement”).

2.	Parent will, subject to obtaining the approval of the Parent Shareholder Matters, including the Domestication Approval, (i) adopt the Certificate of Incorporation of Parent (the “Parent Certificate”) in the form attached hereto as Exhibit A; (ii) adopt the Bylaws of Parent (the “Parent Bylaws”) in the form attached hereto as Exhibit B; (iii) adopt a new stock incentive plan (the “Incentive Equity Plan”) in substantially the form attached hereto as Exhibit C, with a total pool of awards of Parent Class A Common Stock equal to ten percent (10%) of the total number of shares of capital stock of Parent outstanding on a fully diluted basis immediately after the Closing with an annual “evergreen” increase of three percent (3%) of the shares of Parent Class A Common Stock outstanding as of the day prior to such increase, and (iv) adopt a new employee stock purchase plan (the “Employee Stock Purchase Plan”) in substantially the form attached hereto as Exhibit D, with a total pool of awards of Parent Class A Common Stock equal to two percent (2%) of the total number of shares of capital stock of Parent outstanding on a fully diluted basis immediately after the Closing with an annual “evergreen” increase of one percent (1%) of the shares of Parent Class A Common Stock outstanding as of the day prior to such increase.

3.	Parent will contribute to the Company (i) certain shares of Parent Class C Common Stock (that are intended to have no economic value) which the Company will distribute to the Members and (ii) the Parent Cash, in exchange for Class A Common Units of the Company (the “Parent Subscribed Units”) as described in the Company A&R Operating Agreement.

4.	Parent, Sponsors and certain Members named therein, will enter into an amended and restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) in substantially the form attached hereto as Exhibit F.

5.	Parent, the Company and the Members party thereto will enter into a Tax Receivable Agreement (the “Tax Receivable Agreement”) in substantially the form attached hereto as Exhibit G.

(b) Closing DeSPAC Transactions. At the Closing, the following steps will be taken as set forth below under this subsection (b) (the “Closing DeSPAC Transactions”):

Sch. B – page 1

1.	Company A&R Operating Agreement. At the Closing, the Company and the Members shall take such steps as are necessary to authorize and adopt, and enter into, the Company A&R Operating Agreement, in form and substance reasonably acceptable to Parent.

2.	Adoption of Parent Certificate and Parent Bylaws. Parent will adopt the Parent Certificate and the Parent Bylaws.

3.	Parent Subscribed Units; Parent Class C Common Stock. At the Closing, following the transactions contemplated by Section 1.1 and item 1 of this subsection (b), the Company shall issue to Parent, and Parent shall receive from the Company, such number of Parent Subscribed Units as is determined pursuant to the calculation set forth on Schedule C attached hereto, and in consideration thereof, Parent shall (i) issue to the Company, and the Company shall receive from Parent, such number of shares of Parent Class C Common Stock as is determined pursuant to the calculation set forth on Schedule C attached hereto and (ii) contribute to the Company cash, by wire transfer of readily available funds to the account designated by the Company, in an amount equal to the Parent Cash, each in accordance with the Company A&R Operating Agreement, and with the documentation of such exchange/contribution to be in form and substance reasonably acceptable to Parent and the Company. The shares of Parent Class C Common Stock received by the Company will thereupon be distributed to the Members in accordance with the Company A&R Operating Agreement.

4.	Conversion of Pre-Combination Class B Ordinary Shares. Immediately prior to the Domestication on the Closing Date, in accordance with applicable Legal Requirements and the Parent Memorandum and Articles, each issued and outstanding Pre-Combination Class B Ordinary Share will be converted, on a one-for-one basis, into a Parent Class A Ordinary Share, subject to certain adjustments described in the Parent Memorandum and Articles.

5.	Redemption of Founder Shares; Founder Lock-Up. At the Closing, the Company and the Founder (as such term is defined in the Company A&R Operating Agreement) will enter into a redemption agreement in a form to be negotiated between the Company and the Founder, pursuant to which the Founder will surrender to the Company for redemption, and the Company will accept for redemption, retire and cancel, a portion of the Founder’s Nonvoting Class A Common Units (as such term is defined in the A&R Operating agreement) and a proportionate number of Parent Class C Common Stock that the Founder will have received pursuant to this Agreement, for an aggregate purchase price of $15,000,000, to be paid by the Company from the Parent Cash. Pursuant to the Founder’s Lock-Up Agreement, the Founder and its Affiliates shall be permitted to sell, transfer or otherwise dispose of 2,500,000 shares of Parent Class A Common Stock held by the Founder and its Affiliates on the date that is one hundred eighty (180) days from the Closing Date.

Sch. B – page 2

SCHEDULE C
SUBSCRIBED SHARES AND UNITS CALCULATIONS

Parent Subscribed Units

The number of Parent Subscribed Units to be issued shall, taken together, represent a percentage of the “Class A Common Units” (as such term is defined in the Company A&R Operating Agreement) of the Company equal to the result of:

100% minus [Equity Value / $10.00] / [Parent Fully Diluted Capitalization], where

Equity Value = $1,280,286,890; and

Parent Fully Diluted Capitalization = (1) the aggregate number of outstanding shares of Parent Class A Common Stock as of immediately prior to the Closing, after giving effect to all Parent Stockholder Redemptions, plus (2) 8,553,333 (i.e., the number of Pre-Combination Class B Ordinary Shares outstanding), plus (3) the aggregate number of shares of Parent Class A Common Stock to be issued in connection with the PIPE Investment, plus (4) the quotient obtained by dividing Equity Value by $10.00.

Parent Class C Common Stock

The aggregate number of shares of Parent Class C Common Stock, taken together, to be issued to the Company pursuant to item 3 of subsection (b) of Schedule B shall be equal to the number of “Class A Common Units” (as such term is defined in the Company A&R Operating Agreement) of the Company held by the Members following the Recapitalization.

Sch. C – page 1

EXHIBIT A

FORM OF
CERTIFICATE OF INCORPORATION
OF

[PARENT]1

[Parent], a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “[Parent]”.

2. This Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of the State of Delaware.

ARTICLE I
NAME

The name of the corporation is [Parent] (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV
CAPITALIZATION

Section 4.1. Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 550,000,000 shares, consisting of (a) 500,000,000 shares of common stock (the “Common Stock”), divided into (i) 370,000,000 shares of Class A common stock (“Class A Common Stock”) and (ii) 130,000,000 shares of Class C common stock (“Class C Common Stock”), and (b) 50,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2. Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide, out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock, and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3. Common Stock.

(a) Voting.

1 Note to Draft: To be updated to reflect Parent’s name change.

(i) Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote. For the avoidance of doubt, shares of Class C Common Stock that are Excess Shares shall have no voting rights except as otherwise required by applicable law.

(iii) Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, and subject to Section 4.3(a)(iv) below with respect to shares of Class C Common Stock which are Excess Shares, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), holders of shares of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

(iv) Excess Shares.

(A) If any Regulated Holder (as defined below), together with any of its Affiliates (as defined below), at any time would otherwise hold any shares of Class C Common Stock that, in the aggregate, would constitute more than 4.99% of a “class of voting securities” (as defined below) of the Corporation (such shares of Class C Common Stock in excess of such 4.99% threshold by such Regulated Holder and its Affiliates, “Excess Shares”), then, except as otherwise required by applicable law, any Excess Shares shall not be entitled to vote on or consent with respect to any matter (and regardless of the class or classes of securities that are voting on such matter) pursuant to this Certificate of Incorporation, the By-Laws of the Corporation or any other agreements between the Corporation and its stockholders where the consent or vote of the stockholders is required on a particular matter, and such Excess Shares shall not be entitled to vote or to be counted for purposes of determining whether any vote required under this Certificate of Incorporation has been approved by the requisite percentage of voting securities or to be counted towards any quorum or outstanding share threshold pursuant to this Certificate of Incorporation or the By-Laws of the Corporation. Without limitation of the foregoing, a Regulated Holder may voluntarily elect to classify all or a portion of the shares of Class C Common Stock held by it as “Excess Shares” automatically and immediately upon delivery of written notice of the same to the Corporation, without the need for further action by such Regulated Holder, the Corporation or any other person or entity. Once shares of Class C Common Stock have been classified as “Excess Shares” hereunder (whether automatically due to being in excess of such 4.99% threshold or by voluntary election by a Regulated Holder), such shares shall remain nonvoting, including in the event such Regulated Holder’s holdings fall below 4.99% of such class of voting securities of the Corporation, except upon a Permitted Regulatory Transfer (as defined below). No other rights attaching to the Excess Shares shall be amended, reduced, waived or otherwise modified pursuant to this Section 4.3(a)(iv). For the sake of clarity, only shares of Class C Common Stock shall be classifiable as “Excess Shares” under this Certificate of Incorporation, and under no circumstances shall any share of Class A Common Stock be classifiable or otherwise considered Excess Shares under this Certificate of Incorporation.

(B) If a Regulated Holder and one or more of its Affiliates each hold shares of Class C Common Stock that, in the aggregate, would, if not for the effect of Section 4.3(a)(iv)(A), constitute more than 4.99% of a class of voting securities of the Corporation, such Regulated Holder and such Affiliates may direct the Corporation as to how to allocate the Excess Shares among the Regulated Holder and such Affiliates. Nothing herein or elsewhere shall prohibit a Regulated Holder from transferring any portion of its shares to an Affiliate of such Regulated Holder.

2

(C) Any shares of Class C Common Stock which become Excess Shares hereunder shall remain nonvoting upon transfer (including, without limitation, upon transfer to any other Regulated Holder), except that Excess Shares shall be entitled to full voting rights for shares of Class C Common Stock set forth in this Certificate of Incorporation and shall no longer be deemed to be Excess Shares upon the transfer of such Excess Shares (i) in a widespread public distribution; (ii) to the Corporation (or to Pico (as defined below) in connection with any exchange pursuant to Section 14.1 of the LLC Agreement (as defined below)); (iii) in a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the Corporation or (iv) to a transferee that would control more than 50% of every class of voting securities of the Corporation, without giving effect the transfer of such Excess Shares (clauses (i) through (iv) each a “Permitted Regulatory Transfer”).

(D) For purposes of this Certificate of Incorporation:

(1) the “BHCA” shall mean the Bank Holding Company Act of 1956, as amended, together with the rules and regulations promulgated thereunder;

(2) “Regulated Holder” shall mean any holder of Class C Common Stock that is (i) a bank, bank holding company, financial holding company or any entity that is controlled by a bank, bank holding company or financial holding company, as such terms are defined under the BHCA, or any Affiliate of any such entity or (ii) a foreign bank subject to the BHCA under Section 8(a) of the International Banking Act of 1978, together with the rules and regulations promulgated thereunder, or any Affiliate of any such entity;

(3) an “Affiliate” of any person or entity shall have the meaning set forth in the BHCA and Regulation Y;

(4) “Regulation Y” shall mean the BHCA’s implementing regulation, Regulation Y, as promulgated by the Board of Governors of the Federal Reserve System; and

(5) a “class of voting securities” shall have the same meaning as a “class of voting shares” under Regulation Y.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions. Without limiting the rights of the holders of Class C Common Stock to have their Class C Common stock exchanged for shares of Class A Common Stock in accordance with Section 14.1 of the LLC Agreement (as defined below), no dividends or other distributions may be declared or paid on the Class C Common Stock. For purposes of this Certificate of Incorporation, “LLC Agreement” means the Seventh Amended and Restated Limited Liability Company Agreement of Pico Quantitative Trading Holdings LLC (“Pico Sub”), by and among Pico Sub, the Corporation and the other members or holders of capital interests in Pico Sub, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Class A Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them. Without limiting the rights of the holders of Class C Common Stock to have their Class C Common Stock exchanged for shares of Class A Common Stock in accordance with Section 14.1 of the LLC Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding up), the holders of shares of Class C Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

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(d) Reservation of Shares of Class A Common Stock. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of voluntary exchanges of Class C Common Stock pursuant to Section 14.1 of the LLC Agreement, the number of shares of Class A Common Stock that are then issuable upon the exchange of all outstanding shares of Class C Common Stock. The Corporation covenants that all the shares of Class A Common Stock that are issued upon such exchange will, upon issuance, be validly issued, fully paid and non-assessable.

(e) Issuance of Class C Common Stock; Retirement of Class C Common Stock. No shares of Class C Common Stock may be issued by the Corporation except to a holder of Class A Common Interests in Pico LLC, such that after such issuance of Class C Common Stock such holder of Class A Common Interests in Pico LLC holds an identical number of Class A Common Interests in Pico LLC and shares of Class C Common Stock. In the event that no shares of Class C Common Stock remain exchangeable for shares of Class A Common Stock, the Class C Common Stock shall automatically and without further action on the part of the Corporation or its holder be transferred to the Corporation for no consideration, and the Board shall take all necessary action to retire such shares. Shares of Class C Common Stock that are transferred, repurchased, exchanged or otherwise acquired by the Corporation shall not be reissued.

(f) Stock Splits or Combinations.  In no event will any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless (i) a corresponding Stock Adjustment for all other classes of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner and (i) the Stock Adjustment has been reflected in the same economically equivalent manner on all Class A Common Units of Pico Sub and in each of clause (i) and (ii), with corresponding changes made with respect to any other exchangeable or convertible securities.

Section 4.4. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Section 4.5. No Class Vote on Changes in Authorized Number of Shares of Stock. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any Preferred Stock Designation.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1. Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate of Incorporation, as it may be further amended from time to time, or the Amended and Restated By-Laws of the Corporation (as amended from time to time in accordance with the provisions hereof and thereof, the “By-Laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Certificate of Incorporation.

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Section 5.2. Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time in the manner provided in the By-laws.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitute the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Certificate of Incorporation (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. There shall be no limit on the number of terms a director may serve on the Board.

(d) Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with regard to the election of directors.

Section 5.3. Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4. Removal. Subject to Section 5.5 hereof and except as otherwise required by law, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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Section 5.5 Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate of Incorporation (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI
BY-LAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By-Laws; and provided further, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.

ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1. Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws.

Section 7.3. Action by Written Consent. Except as otherwise expressly provided for or fixed pursuant to any Preferred Stock Designation permitting the holders of one or more series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1. Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended, unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

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Section 8.2. Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by the applicable laws of the State of Delaware, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation to procure a judgment in its favor (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contractual rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation as it may be further amended from time to time, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
corporate opportunity

Section 9.1. To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers, directors or stockholders, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future, and the Corporation renounces any expectancy that any of the directors, officers or stockholders of the Corporation will offer any such corporate opportunity of which he, she or it may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

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Section 9.2. Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation (including any Preferred Stock Designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the By-laws or applicable law.

ARTICLE X
AMENDMENT OF Certificate of Incorporation

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law or by this Certificate of Incorporation or any Preferred Stock Designation filed with respect to a series of Preferred Stock, the affirmative vote of (i) the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article V, Article VII and this Article X and (ii) the Regulated Holders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors held by all Regulated Holders shall be required to alter, amend, repeal or waive Section 4.3(a)(iv) or Section 4.3(d).

ARTICLE XI
ExclusIve Forum for Certain lawsuits

Section 11.1. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware (or, if, and only if, the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if, and only if, all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the By-Laws, (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, or (v) any action asserting an “internal corporate claim” as such term is defined in Section 115 of the DGCL, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended (the “Securities Act”).  Notwithstanding the foregoing, the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction.  Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Company shall be deemed to have notice of and consented to this provision.

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Section 11.2. Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 11.3. Severability. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Section 11.4. Consent. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

[Signature Page Follows]

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IN WITNESS WHEREOF, [Parent] has caused this Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

[PARENT]

By:
Name:
Title:

[Signature Page to Certificate of Incorporation]

EXHIBIT B

AMENDED AND RESTATED Bylaws

of

[PARENT]

Effective as of [_], 2021

ARTICLE I

CORPORATE OFFICES

1.1  Registered Office. The address of the registered office of [Parent] (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2  Other Offices. The Corporation may have an office or offices other than its registered office at such place or places, either within or outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or the business of the Corporation may require.

ARTICLE II
STOCKHOLDERS

2.1  Place of Meetings. All meetings of stockholders shall be held at such place (if any) within or without the State of Delaware as may be determined from time to time by the Board or, if not determined by the Board, by the Chairperson of the Board, the President or the Chief Executive Officer; provided that the Board may, in its sole discretion, determine that any meeting of stockholders shall not be held at any place but shall be held solely by means of remote communication in accordance with Section 2.13.

2.2  Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date to be fixed by the Board at a time to be fixed by the Board and stated in the notice of the meeting.

2.3  Special Meetings. Subject to the Certificate of Incorporation, the rights of the holders of any series of preferred stock then outstanding and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called only by the Board acting pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), the Chairperson of the Board, or the Chief Executive Officer and may not be called by any other person or persons. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.

2.4  Notice of Meetings.

(a)  Written notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date fixed by the Board for determining the stockholders entitled to notice of the meeting, except as otherwise provided herein or required by the General Corporation Law of the State of Delaware (the “DGCL”) or the Certificate of Incorporation. The notice of any meeting shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.

(b)  Notice to stockholders shall be delivered in writing or in any other manner permitted by the DGCL. If mailed, such notice shall be delivered by postage prepaid envelope directed to each stockholder at such stockholder’s address as it appears in the records of the Corporation and shall be deemed given when deposited in the United States mail. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in the manner provided in Section 232 of the DGCL. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by personal delivery, by mail, or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(c)  Notice of any meeting of stockholders need not be given to any stockholder if waived by such stockholder either in a writing signed by such stockholder or by electronic transmission, whether such waiver is given before or after such meeting is held. If such a waiver is given by electronic transmission, the electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

2.5  Voting List. The officer who has charge of the stock ledger of the Corporation shall prepare, at least 10 days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order for each class of stock and showing the mailing address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, (b) during ordinary business hours at the principal place of business of the Corporation or (c) in any other manner provided by law. If the meeting is to be held at a place, the list shall be produced and kept at the time and place of the meeting during the whole time of the meeting, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to the stockholders who are entitled to examine the list required by this Section 2.5 or to vote in person or by proxy at any meeting of stockholders.

2.6 Quorum. Except as otherwise provided by law or these Bylaws, the holders of a majority of the shares of the capital stock of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. Where a separate class vote by a class or classes or series is required, a majority of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

2.7 Adjournments. Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the chairperson of the meeting or, in the absence of such person, by any officer entitled to preside at or to act as secretary of such meeting, or by the holders of a majority of the shares of stock present or represented at the meeting and entitled to vote, although less than a quorum. When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the date, time and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if the Board fixes a new record date for determining the stockholders entitled to vote at the adjourned meeting in accordance with Section 5.5, written notice of the place, if any, date and time of the adjourned meeting and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

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2.8 Voting and Proxies. Each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by law or in the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person or may authorize any other person or persons to vote or act for such stockholder by a written proxy executed by the stockholder or the stockholder’s authorized agent or by an electronic transmission permitted by law and delivered to the Secretary of the Corporation. Any copy, facsimile transmission or other reliable reproduction of the writing or electronic transmission created pursuant to this section may be substituted or used in lieu of the original writing or electronic transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile transmission or other reproduction shall be a complete reproduction of the entire original writing or electronic transmission.

2.9  Action at Meeting.

(a)  At any meeting of stockholders for the election of one or more directors at which a quorum is present, the election shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election.

(b)  All other matters shall be determined by a majority of the votes cast by stockholders present in person or represented by proxy at the meeting and entitled to vote on the matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, a majority of the shares of each such class present in person or represented by proxy and entitled to vote on the matter shall decide such matter), provided that a quorum is present, except when a different vote is required by express provision of law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, in which case such provision shall govern and control the decision of such matter.

(c)  All voting, including on the election of directors, but excepting where otherwise required by law, may be by a voice vote; provided, that upon demand therefor by a stockholder entitled to vote or the stockholder’s proxy, a vote by ballot shall be taken. Each ballot shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as an alternate inspector to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of his ability.

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2.10  Stockholder Business (Other Than the Election of Directors).

(a)  Only such business (other than nominations for election of directors, which is governed by Section 3.17 of these Bylaws) shall be conducted as shall have been properly brought before an annual meeting. To be properly brought before an annual meeting, business must be either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the meeting by or at the direction of the Board, or (iii) otherwise properly brought before the meeting by a stockholder who (A) is a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner is the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in this Section 2.10 and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with the notice procedures set forth in this Section 2.10 as to such business. For any business to be properly brought before an annual meeting by a stockholder (other than nominations for election of directors, which is governed by Section 3.17 of these Bylaws), it must be a proper matter for stockholder action under the DGCL, and the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be in writing and must be received at the Corporation’s principal executive offices not later than ninety (90) days nor earlier than one hundred twenty (120) days prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the Corporation’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than thirty (30) days, or delayed (other than as a result of adjournment) by more than thirty (30) days from the anniversary of the previous year’s annual meeting, notice by the stockholder to be timely must be received not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. “Public announcement” for purposes hereof shall have the meaning set forth in Section 3.17(c) of these Bylaws. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. For business to be properly brought before a special meeting by a stockholder, the business must be limited to the purpose or purposes set forth in a request under Section 2.3.

(b)  A stockholder’s notice to the Secretary of the Corporation shall set forth (i) as to each matter the stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting and the text of the proposal or business, including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment, and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is being made, and any of their respective affiliates or associates (each within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or others acting in concert therewith (each, a “Proposing Person”), (A) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and of any other Proposing Person, (B) the class or series and number of shares of the Corporation which are owned beneficially and of record by the stockholder and any other Proposing Person as of the date of the notice, and a representation that the stockholder will notify the Corporation in writing within five (5) business days after the record date for voting at the meeting of the class or series and number of shares of the Corporation owned beneficially and of record by the stockholder and any other Proposing Person as of the record date for voting at the meeting, (C) a representation that the stockholder intends to appear in person or by proxy at the meeting to propose the business specified in the notice, (D) any material interest of the stockholder and any other Proposing Person in such business, (E) the following information regarding the ownership interests of the stockholder and any other Proposing Person which shall be supplemented in writing by the stockholder not later than ten (10) days after the record date for voting at the meeting to disclose such interests as of such record date: (1) a description of any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the stockholder of record or any other Proposing Person may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder or other Proposing Person, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation; (2) a description of any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or other Proposing Person has a right to vote any shares of any security of the Corporation; (3) a description of any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such stockholder or other Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder or other Proposing Person with respect to any class or series of the shares of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Corporation (“Short Interests”); (4) a description of any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or other Proposing Person that are separated or separable from the underlying shares of the Corporation; (5) a description of any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or other Proposing Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; (6) a description of any performance-related fees (other than an asset-based fee) to which such stockholder or other Proposing Person is entitled based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such stockholder’s or other Proposing Person’s immediate family sharing the same household; (7) a description of any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such stockholder or other Proposing Person; and (8) a description of any direct or indirect interest of such stockholder or other Proposing Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (F) any other information relating to such stockholder or other Proposing Person, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

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(c)  Unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this section, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the Corporation prior to the making of such proposal at such meeting by such stockholder stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.

(d)  Notwithstanding the foregoing provisions of this Section 2.10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.10; provided however, that any references in this Section 2.10 to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to proposals as to any business to be considered pursuant to this Section 2.10. Nothing in this Section 2.10 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of preferred stock if and to the extent provided for under law, the Certificate of Incorporation or these Bylaws.

(e)  Notwithstanding any provisions to the contrary, the notice requirements set forth in subsections (a) and (b) above shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of the stockholder’s intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.

2.11  Conduct of Business. At every meeting of the stockholders, the Chairperson of the Board, or, in his absence, the Chief Executive Officer, or, in his absence, such other person as may be appointed by the Board, shall act as chairperson. The Secretary of the Corporation or a person designated by the chairperson of the meeting shall act as secretary of the meeting. Unless otherwise approved by the chairperson of the meeting, attendance at the stockholders’ meeting is restricted to stockholders of record, persons authorized in accordance with Section 2.8 of these Bylaws to act by proxy, and officers of the Corporation.

The chairperson of the meeting shall call the meeting to order, establish the agenda, and conduct the business of the meeting in accordance therewith or, at the chairperson’s discretion, the business of the meeting may be conducted otherwise in accordance with the wishes of the stockholders in attendance. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

The chairperson shall also conduct the meeting in an orderly manner, rule on the precedence of, and procedure on, motions and other procedural matters, and exercise discretion with respect to such procedural matters with fairness and good faith toward all those entitled to take part. Without limiting the foregoing, the chairperson may (a) restrict attendance at any time to bona fide stockholders of record and their proxies and other persons in attendance at the invitation of the presiding officer or Board, (b) restrict use of audio or video recording devices at the meeting, and (c) impose reasonable limits on the amount of time taken up at the meeting on discussion in general or on remarks by any one stockholder. Should any person in attendance become unruly or obstruct the meeting proceedings, the chairperson shall have the power to have such person removed from the meeting. Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in Section 2.10, this Section 2.11 and Section 3.13. The chairperson of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the provisions of Section 2.10, this Section 2.11 and Section 3.13, and if he should so determine that any proposed nomination or business is not in compliance with such sections, he shall so declare to the meeting that such defective nomination or proposal shall be disregarded.

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2.12  Stockholder Action Without Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

2.13  Meetings by Remote Communication. If authorized by the Board, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication, participate in the meeting and be deemed present in person and vote at the meeting, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (a) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (b) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (c) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

ARTICLE III
BOARD OF DIRECTORS

3.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of a Board, who may exercise all of the powers of the Corporation except as otherwise provided by law or the Certificate of Incorporation. In the event of a vacancy on the Board, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

3.2  Election. Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, members of the Board shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of the Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting and entitled to vote in the election of such directors. Elections of directors need not be by written ballot.

3.3  Number and Term.  Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

3.4  Classes of Directors. The Board shall be and is divided into three classes: Class I, Class II and Class III. No one class shall have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the designated number of directors by three, then, if such fraction is one-third, the extra director shall be a member of Class I, and if such fraction is two-thirds, one of the extra directors shall be a member of Class I and one of the extra directors shall be a member of Class II, unless otherwise provided from time to time by resolution adopted by the Board.

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3.5 Resignations. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board, the Chairperson of the Board, the Chief Executive Officer of the Corporation or the Secretary. The resignation shall take effect at the time specified therein, and if no time is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.

3.6 Removal. Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, directors may only be removed for cause and only upon the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

3.7 Vacancies and Newly Created Directorships. Except as otherwise provided by applicable law, vacancies occurring in any directorship (whether by death, resignation, retirement, disqualification, removal or other cause) and newly created directorships resulting from any increase in the number of directors shall be filled in accordance with the Certificate of Incorporation. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

3.8 Regular Meetings. Regular meetings of the Board may be held without notice at such time and place, either within or without the State of Delaware, as shall be determined from time to time by the Board; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board may be held without notice immediately after and at the same place as the annual meeting of stockholders.

3.9 Special Meetings. Special meetings of the Board may be called by the Chairperson of the Board, the Chief Executive Officer, the President or a majority of the directors then in office and may be held at any time and place, within or without the State of Delaware.

3.10 Notice of Special Meetings. Notice of any special meeting of directors shall be given to each director by whom it is not waived by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director by (a) giving notice to such director in person or by telephone, electronic transmission or voice message system at least 24 hours in advance of the meeting, (b) sending a facsimile to such director’s last known facsimile number, or delivering written notice by hand to such director’s last known business or home address, at least 24 hours in advance of the meeting, or (c) mailing written notice to such director’s last known business or home address at least three days in advance of the meeting. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

3.11 Participation in Meetings by Telephone Conference Calls or Other Methods of Communication. Directors or any members of any committee designated by the directors may participate in a meeting of the Board or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

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3.12  Quorum; Adjournment. A majority of the total number of authorized directors shall constitute a quorum at any meeting of the Board. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board or at a meeting of a committee which authorizes a particular contract or transaction.

3.13  Action at Meeting. At any meeting of the Board at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these Bylaws.

3.14  Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board or of any committee of the Board may be taken without a meeting if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.15 Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation, with such lawfully delegated powers and duties as it therefor confers; provided that, the committee membership of each committee designated by the Board will comply with the applicable rules of the exchange on which any securities of the Corporation are listed. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board and subject to the provisions of the DGCL, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board may from time to time request. Except as the Board may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board. Unless otherwise provided in the Certificate of Incorporation, these Bylaws or the resolutions of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee consists of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

3.16 Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary Corporations in any other capacity and receiving compensation for such service.

3.17  Nomination of Director Candidates. Subject to the rights of holders of any class or series of preferred stock then outstanding, nominations for the election of directors at an annual meeting may be made by (i) the Board or a duly authorized committee thereof or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving the notice provided for in paragraphs (b) and (c) of this Section 3.17, who is entitled to vote at the meeting and who complies with the procedures set forth in this Section 3.17.

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(a)  All nominations by stockholders must be made pursuant to timely notice given in writing to the Secretary of the Corporation. To be timely, a stockholder’s nomination for a director to be elected at an annual meeting must be received at the Corporation’s principal executive offices not later than ninety (90) days nor earlier than one hundred twenty (120) days prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the Corporation’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than thirty (30) days or delayed (other than as a result of adjournment) by more than thirty (30) days from the first anniversary of the previous year’s annual meeting, notice by the stockholder to be timely must be received not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. Each such notice shall set forth (i) as to the stockholder and the beneficial owner, if any, on whose behalf the nomination is being made, and any of their respective affiliates or associates or others acting in concert therewith (each, a “Nominating Person”), the name and address, as they appear on the Corporation’s books, of the stockholder who intends to make the nomination and of any other Nominating Person, (ii) the class or series and number of shares of the Corporation which are owned beneficially and of record by the stockholder and any other Nominating Person as of the date of the notice, and a representation that the stockholder will notify the Corporation in writing within five (5) business days after the record date for voting at the meeting of the class or series and number of shares of the Corporation owned beneficially and of record by the stockholder and any other Nominating Person as of the record date for voting at the meeting, (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the nominee specified in the notice, (iv) the following information regarding the ownership interests of the stockholder and any other Nominating Person, which shall be supplemented in writing by the stockholder not later than ten (10) days after the record date for notice of the meeting to disclose such interests as of such record date: (A) a description of any Derivative Instrument directly or indirectly owned beneficially by such stockholder or other Nominating Person, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation; (B) a description of any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or other Nominating Person has a right to vote any shares of any security of the Corporation; (C) a description of any Short Interests in any securities of the Corporation directly or indirectly owned beneficially by such stockholder or other Nominating Person; (D) a description of any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or other Nominating Person that are separated or separable from the underlying shares of the Corporation; (E) a description of any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or other Nominating Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; (F) a description of any performance-related fees (other than an asset-based fee) to which such stockholder or other Nominating Person is entitled based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such stockholder’s or other Nominating Person’s immediate family sharing the same household; (G) a description of any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such stockholder or other Nominating Person; and (H) a description of any direct or indirect interest of such stockholder or other Nominating Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (v) a description of all arrangements or understandings between the stockholder or other Nominating Person and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (vi) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and any other Nominating Person, on the one hand, and each nominee, and his respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder and any Nominating Person, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (vii) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board, and (viii) the signed consent of each nominee to serve as a director of the Corporation if so elected. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notwithstanding the second sentence of this Section 3.17(b), in the event that the number of directors to be elected at an annual meeting is increased and there is no public announcement by the Corporation naming the nominees for the additional directorships at least 100 days prior to the one-year anniversary of the date of the preceding year’s annual meeting as first specified in the Corporation’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), a stockholder’s notice required by this Section 3.17(b) shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

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(b)  Subject to the rights of holders of any class or series of preferred stock then outstanding, nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board or a committee thereof or (ii) by any stockholder who complies with the notice procedures set forth in this Section 3.17 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as are specified in the Corporation’s notice of meeting, if the stockholder’s notice as required by Section 3.13(a) is delivered to the Secretary at the principal executive offices of the Corporation not earlier than ninety (90) days prior to such special meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c)  For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(d)  Only those persons who are nominated in accordance with the procedures set forth in this section shall be eligible for election as directors at any meeting of stockholders. The Chairperson of the Board or Secretary may, if the facts warrant, determine that a notice received by the Corporation relating to a nomination proposed to be made does not satisfy the requirements of this Section 3.17 (including if the stockholder does not provide the updated information required under Section 3.13(b) to the Corporation within five (5) business days following the record date for the meeting), and if it be so determined, shall so declare and any such nomination shall not be introduced at such meeting of stockholders, notwithstanding that proxies in respect of such vote may have been received. The chairperson of the meeting shall have the power and duty to determine whether a nomination brought before the meeting was made in accordance with the procedures set forth in this section, and, if any nomination is not in compliance with this section (including if the stockholder does not provide the updated information required under Section 3.13(b) to the Corporation within five (5) business days following the record date for the meeting), to declare that such defective nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received. Unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting or a special meeting of stockholders of the Corporation to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 3.17, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the Corporation prior to the making of such nomination at such meeting by such stockholder stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.

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(e)  Notwithstanding the foregoing provisions of this Section 3.17, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 3.17; provided however, that any references in this Section 3.17 to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations to be considered pursuant to this Section 3.17. Nothing in this Section 3.17 shall be deemed to affect any rights of the holders of any series of preferred stock if and to the extent provided for under law, the Certificate of Incorporation or these Bylaws.

3.18  Reliance on Books and Records. Each director, each member of any committee designated by the Board, and each officer of the Corporation shall, in the performance of such individual’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

ARTICLE IV
Officers

4.1 Enumeration. The officers of the Corporation shall consist of a Chief Executive Officer, a President, a Secretary, a Treasurer, a Chief Financial Officer and such other officers with such other titles as the Board shall determine, including, at the discretion of the Board, a Chairperson of the Board and one or more Vice Presidents and Assistant Secretaries. The Board may appoint such other officers as it may deem appropriate.

4.2 Election. Officers shall be elected annually by the Board at its first meeting following the annual meeting of stockholders. Officers may be appointed by the Board at any other meeting.

4.3 Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

4.4 Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is elected and qualified, unless a different term is specified in the vote appointing the officer, or until such officer’s earlier death, resignation or removal.

4.5 Resignation and Removal. Any officer may resign by delivering his written resignation to the Corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any officer elected by the Board may be removed at any time, with or without cause, by the Board.

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4.6  Chairperson of the Board. The Board may appoint a Chairperson of the Board. If the Board appoints a Chairperson of the Board, the Chairperson of the Board shall perform such duties and possess such powers as are assigned to the Chairperson by the Board and these Bylaws. Unless otherwise provided by the Board, the Chairperson of the Board shall preside at all meetings of the Board.

4.7  Chief Executive Officer. The Chief Executive Officer of the Corporation shall, subject to the direction of the Board, have general supervision, direction and control of the business and the officers of the Corporation. The Chief Executive Officer shall preside at all meetings of the stockholders and, in the absence or nonexistence of a Chairperson of the Board, at all meetings of the Board. The Chief Executive Officer shall have the general powers and duties of management usually vested in the chief executive officer of a Corporation, including general supervision, direction and control of the business and supervision of other officers of the Corporation, and shall have such other powers and duties as may be prescribed by the Board or these Bylaws.

4.8 President. Subject to the direction of the Board and such supervisory powers as may be given by these Bylaws or the Board to the Chairperson of the Board or the Chief Executive Officer, if such titles be held by other officers, the President shall have general supervision, direction and control of the business and supervision of other officers of the Corporation. Unless otherwise designated by the Board, the President shall be the Chief Executive Officer of the Corporation. The President shall have such other powers and duties as may be prescribed by the Board or these Bylaws. The President shall have power to sign stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation, other than the Chairperson of the Board and the Chief Executive Officer.

4.9  Vice Presidents. Any Vice President shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the President may from time to time prescribe. In the event of the absence, inability or refusal to act of the President, the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board) shall perform the duties of the President and when so performing shall have all the powers of and be subject to all the restrictions upon the President. The Board may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board.

4.10  Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board or the President may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are set forth in these Bylaws and as are incident to the office of the Secretary, including, without limitation, the duty and power to give notices of all meetings of stockholders and special meetings of the Board, to keep a record of the proceedings of all meetings of stockholders and the Board, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board, the Chief Executive Officer, the President or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board) shall perform the duties and exercise the powers of the Secretary.

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In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the person presiding at the meeting shall designate a temporary secretary to keep a record of the meeting.

4.11  Treasurer. The Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation, the duty and power to keep and be responsible for all funds and securities of the Corporation, to maintain the financial records of the Corporation, to deposit funds of the Corporation in depositories as authorized, to disburse such funds as authorized, to make proper accounts of such funds, and to render as required by the Board accounts of all such transactions and of the financial condition of the Corporation.

4.12  Chief Financial Officer. The Chief Financial Officer shall perform such duties and shall have such powers as may from time to time be assigned to the Chief Financial Officer by the Board, the Chief Executive Officer or the President. Unless otherwise designated by the Board, the Chief Financial Officer shall be the Treasurer of the Corporation.

4.13  Salaries. Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board.

4.14  Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

ARTICLE V
Capital Stock

5.1  Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any unissued balance of the authorized capital stock of the Corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board in such manner, for such consideration and on such terms as the Board may determine.

5.2   Stock Certificates. The shares of stock of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any class or series of stock of the Corporation shall be uncertificated shares; provided, however, that no such resolution shall apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock of the Corporation represented by certificates, and, upon written request to the Corporation’s transfer agent or registrar, any holder of uncertificated shares, shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board, certifying the number and class of shares of stock owned by such stockholder in the Corporation. Each such certificate shall be signed by, or in the name of the Corporation by, the Chairperson or Vice Chairperson, if any, of the Board, or the President or a Vice President, and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation. Any or all of the signatures on the certificate may be a facsimile.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, the Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

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5.3  Transfers. Except as otherwise established by rules and regulations adopted by the Board, and subject to applicable law, shares of stock may be transferred on the books of the Corporation: (i) in the case of shares represented by a certificate, by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or authenticity of signature as the Corporation or its transfer agent may reasonably require; and (ii) in the case of uncertificated shares, upon the receipt of proper transfer instructions from the registered owner thereof. Except as may be otherwise required by law, the Certificate of Incorporation or the Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

5.4   Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate in place of any previously issued certificate alleged to have been lost, stolen, or destroyed, or it may issue uncertificated shares if the shares represented by such certificate have been designated as uncertificated shares in accordance with Section 5.2, upon such terms and conditions as the Board may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Board may require for the protection of the Corporation or any transfer agent or registrar.

5.5  Record Dates. The Board may fix in advance a record date for the determination of the stockholders entitled to vote at any meeting of stockholders. Such record date shall not precede the date on which the resolution fixing the record date is adopted and shall not be more than 60 nor less than 10 days before the date of such meeting.

If no record date is fixed by the Board, the record date for determining the stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day before the date on which notice is given, or, if notice is waived, the close of business on the day before the date on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote in accordance with the foregoing provisions.

The Board may fix in advance a record date (a) for the determination of stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, concession or exchange of stock, or (b) for the purpose of any other lawful action. Any such record date shall not precede the date on which the resolution fixing the record date is adopted and shall not be more than 60 days prior to the action to which such record date relates. If no record date is fixed by the Board, the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action by the Board is necessary shall be the date on which the first written consent is expressed. The record date for determining stockholders for any other purpose shall be the close of business on the day on which the Board adopts the resolution relating to such purpose.

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ARTICLE VI
General Provisions

6.1   Fiscal Year. The fiscal year of the Corporation shall be as fixed by the Board.

6.2  Waiver of Notice. Whenever any notice whatsoever is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a waiver of such notice either in writing signed by the person entitled to such notice or such person’s duly authorized attorney, or by electronic transmission or any other method permitted under the DGCL, whether before, at or after the time stated in such waiver, or the appearance of such person or persons at such meeting in person or by proxy, shall be deemed equivalent to such notice. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting to the timeliness or manner of notice.

6.3  Actions with Respect to Securities of Other Corporations. Except as the Board may otherwise designate, the Chief Executive Officer or President or any officer of the Corporation authorized by the Chief Executive Officer or President shall have the power to vote and otherwise act on behalf of the Corporation, in person or by proxy, and may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact to this Corporation (with or without power of substitution) at any meeting of stockholders or shareholders (or with respect to any action of stockholders) of any other Corporation or organization, the securities of which may be held by this Corporation and otherwise to exercise any and all rights and powers that this Corporation may possess by reason of this Corporation’s ownership of securities in such other Corporation or other organization.

6.4  Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

6.5  Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and in effect from time to time.

6.6  Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

6.7  Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

6.8  Notices. Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent of the Corporation shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by commercial courier service, or by facsimile or other electronic transmission, provided that notice to stockholders by electronic transmission shall be given in the manner provided in Section 232 of the DGCL. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his, her or its last known address as the same appears on the books of the Corporation. The time when such notice shall be deemed to be given shall be the time such notice is received by such stockholder, director, officer, employee or agent, or by any person accepting such notice on behalf of such person, if delivered by hand, facsimile, other electronic transmission or commercial courier service, or the time such notice is dispatched, if delivered through the mails. Without limiting the manner by which notice otherwise may be given effectively, notice to any stockholder shall be deemed given: (a) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (c) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; (d) if by any other form of electronic transmission, when directed to the stockholder; and (e) if by mail, when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

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6.9  Time Periods. In applying any provision of these Bylaws which require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

6.10  Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board or a committee thereof.

ARTICLE VII
Amendments

7.1  By the Board. Except as otherwise set forth in these Bylaws, these Bylaws may be altered, amended or repealed or new Bylaws may be adopted only in accordance with Article X of the Certificate of Incorporation.

7.2  By the Stockholders. Except as otherwise set forth in these Bylaws, and subject to the Certificate of Incorporation, these Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of the holders of at least a majority of the voting power of all of the shares of capital stock of the Corporation issued and outstanding and entitled to vote generally in any election of directors, voting together as a single class.  Such vote may be held at any annual meeting of stockholders, or at any special meeting of stockholders provided that notice of such alteration, amendment, repeal or adoption of new Bylaws shall have been stated in the notice of such special meeting.

ARTICLE VIII
Indemnification of Directors and Officers

8.1  Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that such person or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another Corporation, or as a controlling person of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment) against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his heirs, executors and administrators; provided, that except as provided in Section 8.2 of this Article VIII, the Corporation shall indemnify any such person seeking indemnity in connection with a proceeding (or part thereof) initiated by such person only if (a) such indemnification is expressly required to be made by law, (b) the proceeding (or part thereof) was authorized by the Board, (c) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the DGCL, or (d) the proceeding (or part thereof) is brought to establish or enforce a right to indemnification or advancement under an indemnity agreement or any other statute or law or otherwise as required under Section 145 of the DGCL. The rights hereunder shall be contract rights and shall include the right to be paid reasonable expenses and attorneys’ fees incurred in defending any such proceeding in advance of its final disposition; provided, that the payment of such expenses incurred by a director or officer of the Corporation in his capacity as a director or officer (and not in any other capacity in which service was or is tendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified under this section or otherwise.

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8.2  Right of Claimant to Bring Suit. If a claim under Section 8.1 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, or twenty (20) days in the case of a claim for advancement of expenses, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if such suit is not frivolous or brought in bad faith, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal that the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, shall be on the Corporation.

8.3  Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification, and to the advancement of related expenses, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VIII with respect to the indemnification of and advancement of expenses to directors and officers of the Corporation.

8.4  Non-Exclusivity of Rights. The rights conferred on any person in this Article VIII shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

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8.5  Indemnification Contracts. The Board is authorized to enter into a contract with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to or, if the Board so determines, greater than, those provided for in this Article VIII.

8.6  Insurance. The Corporation shall maintain insurance to the extent reasonably available, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another Corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

8.7   Effect of Amendment. Any amendment, repeal or modification of any provision of this Article VIII shall not adversely affect any right or protection of an indemnitee or his successor in respect of any act or omission occurring prior to such amendment, repeal or modification.

8.8  Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article VIII in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article VIII shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

ARTICLE IX
MISCELLANEOUS

9.1   Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 2.13 hereof, then such meeting shall not be held at any place.

9.2  Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

9.3  Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

9.4  Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board, the Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

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9.5  Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

9.6  Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

9.7 Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, the Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, the Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

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EXHIBIT C

[PARENT]
2021 EQUITY INCENTIVE PLAN

i

(continued)

ii

(continued)

iii

[Parent]
2021 Equity Incentive Plan

1.	Establishment, Purpose and term of Plan.

1.1 Establishment. The [Parent] 2021 Equity Incentive Plan (the “Plan”) is hereby established effective as of [•], 2021, the date of the closing of the transactions contemplated by that certain business combination agreement dated as of August 3, 2021, entered into by and between the Company and Pico Quantitative Trading Holdings LLC, following the Plan’s approval by the stockholders of the Company (the “Effective Date”).

1.2 Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards.

1.3 Term of Plan. The Plan shall continue in effect until its termination by the Committee; provided, however, that all Awards shall be granted, if at all, within ten (10) years from the earlier of the date that the Plan was approved by the Board or the stockholders of the Company.

2.	Definitions and Construction.

2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Affiliate” means (i) a parent entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) a subsidiary entity, other than a Subsidiary Corporation, that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the terms “parent,” “subsidiary,” “control” and “controlled by” shall have the meanings assigned to such terms for the purposes of registration of securities on Form S-8 under the Securities Act.

(b) “Award” means any Option, Stock Appreciation Right, Restricted Stock Purchase Right, Restricted Stock Bonus, Restricted Stock Unit, Performance Share, Performance Unit, Cash-Based Award or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions applicable to an Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Cash-Based Award” means an Award denominated in cash and granted pursuant to Section 11.

(f) “Cashless Exercise” means a Cashless Exercise as defined in Section 6.3(b)(i).

(g) “Cause” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between a Participant and a Participating Company applicable to an Award, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Participating Company documents or records; (ii) the Participant’s material failure to abide by a Participating Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Participating Company (including, without limitation, the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on a Participating Company’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement (except with respect to a disclosure protected by applicable law); or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with a Participating Company.

(h) “Change in Control” means the occurrence of any one or a combination of the following:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(ii) an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(dd)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

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(iii) a date specified by the Committee following approval by the stockholders of a plan of complete liquidation or dissolution of the Company;

provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2.1(h) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple events described in subsections (i), (ii) and (iii) of this Section 2.1(h) are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.

(i) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations and administrative guidelines promulgated thereunder.

(j) “Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers and, in such instances, references herein to the Committee shall mean the Board. Unless the Board specifically determines otherwise, each member of the Committee shall, at the time it takes any action with respect to an Award under the Plan, be a “non-employee director” within the meaning of Rule 16b-3 and an “independent director” under the rules of any stock exchange on which the Stock is listed. However, the fact that a Committee member shall fail to qualify as “non-employee director” or an “independent director” shall not invalidate any Award granted by the Committee which Award is otherwise validly granted under the Plan.

(k) “Company” means [Parent], a Delaware corporation, and any successor corporation thereto.

(l) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on Form S-8 under the Securities Act.

(m) “Director” means a member of the Board.

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(n) “Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

(o) “Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(p) “Employee” means any person treated as an employee (including an Officer or a Director who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director nor payment of a Director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) Except as otherwise determined by the Committee, if, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

(ii) If, on such date, the Stock is not listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and in a manner consistent with the requirements of Section 409A or Section 422 of the Code to the extent applicable.

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(s) “Full Value Award” means any Award settled in Stock, other than (i) an Option, (ii) a Stock Appreciation Right, or (iii) a Restricted Stock Purchase Right or an Other Stock-Based Award under which the Company will receive monetary consideration equal to the Fair Market Value (determined on the effective date of grant) of the shares subject to such Award.

(t) “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(u) “Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

(v) “Insider” means an Officer, a Director or other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(w) “Net Exercise” means a Net Exercise as defined in Section 6.3(b)(iii).

(x) “Nonemployee Director” means a Director who is not an Employee.

(y) “Nonemployee Director Award” means any Award granted to a Nonemployee Director.

(z) “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) or which does not qualify as an incentive stock option within the meaning of Section 422(b) of the Code.

(aa) “Officer” means any person designated by the Board as an officer of the Company.

(bb) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(cc) “Other Stock-Based Award” means an Award denominated in shares of Stock and granted pursuant to Section 11.

(dd) “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

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(ee) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(ff) “Participant” means any eligible person who has been granted one or more Awards.

(gg) “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

(hh) “Participating Company Group” means, at any point in time, the Company and all other entities collectively which are then Participating Companies.

(ii) “Performance Award” means an Award of Performance Shares or Performance Units.

(jj) “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 10.3 which provides the basis for computing the value of a Performance Award at one or more levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

(kk) “Performance Goal” means a performance goal established by the Committee pursuant to Section 10.3.

(ll) “Performance Period” means a period established by the Committee pursuant to Section 10.3 at the end of which one or more Performance Goals are to be measured.

(mm) “Performance Share” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Share, as determined by the Committee, based upon attainment of applicable Performance Goal(s).

(nn) “Performance Unit” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon attainment of applicable Performance Goal(s).

(oo) “Restricted Stock Award” means an Award of a Restricted Stock Bonus or a Restricted Stock Purchase Right.

(pp) “Restricted Stock Bonus” means Stock granted to a Participant pursuant to Section 8.

(qq) “Restricted Stock Purchase Right” means a right to purchase Stock granted to a Participant pursuant to Section 8.

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(rr) “Restricted Stock Unit” means a right granted to a Participant pursuant to Section 9 to receive on a future date or occurrence of a future event a share of Stock or cash in lieu thereof, as determined by the Committee.

(ss) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(tt) “SAR” or “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 7 to receive payment, for each share of Stock subject to such Award, of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the Award over the exercise price thereof.

(uu) “Section 409A” means Section 409A of the Code.

(vv) “Section 409A Deferred Compensation” means compensation provided pursuant to an Award that constitutes nonqualified deferred compensation within the meaning of Section 409A.

(ww) “Securities Act” means the Securities Act of 1933, as amended.

(xx) “Service” means a Participant’s employment or service with the Participating Company Group, whether as an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service or a change in the Participating Company for which the Participant renders Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have been interrupted or terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, unless otherwise provided by the Committee, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, an unpaid leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the business entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of and reason for such termination.

(yy) “Stock” means the Class A Common Stock of the Company, as adjusted from time to time in accordance with Section 4.

(zz) “Stock Tender Exercise” means a Stock Tender Exercise as defined in Section 6.3(b)(ii).

(aaa) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

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(bbb) “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

(ccc) “Trading Compliance Policy” means the written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.

(ddd) “Vesting Conditions” mean those conditions established in accordance with the Plan prior to the satisfaction of which an Award or shares subject to an Award remain subject to forfeiture or a repurchase option in favor of the Company exercisable for the Participant’s monetary purchase price, if any, for such shares upon the Participant’s termination of Service or failure of a performance condition to be satisfied.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.	Administration.

3.1 Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any Award Agreement or of any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or such Award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or Award Agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

3.2 Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3 Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

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3.4 Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a) to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock, units or monetary value to be subject to each Award;

(b) to determine the type of Award granted;

(c) to determine the Fair Market Value of shares of Stock or other property;

(d) to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Measures, Performance Period, Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of expiration of any Award, (vii) the effect of any Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e) to determine whether an Award will be settled in shares of Stock, cash, other property or in any combination thereof;

(f) to approve one or more forms of Award Agreement;

(g) to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(h) to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;

(i) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws of, or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose residents may be granted Awards; and

(j) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

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3.5 Option or SAR Repricing. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs having exercise prices per share greater than the then Fair Market Value of a share of Stock (“Underwater Awards”) and the grant in substitution therefor of new Options or SARs having a lower exercise price, Full Value Awards or payments in cash, or (b) the amendment of outstanding Underwater Awards to reduce the exercise price thereof. This Section shall not be construed to apply to (i) “issuing or assuming a stock option in a transaction to which Section 424(a) applies,” within the meaning of Section 424 of the Code, (ii) adjustments pursuant to the assumption of or substitution for an Option or SAR in a manner that would comply with Section 409A, or (iii) an adjustment pursuant to Section 4.

3.6 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4.	Shares Subject to Plan.

4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Sections 4.2 and 4.3, the maximum aggregate number of shares of Stock that may initially be issued under the Plan shall be equal to [•]shares. In addition, as of the first trading day of January during the term of the Plan, beginning with calendar year 2022, an additional positive number of shares of Stock shall be added to the number of shares of Stock authorized to be issued or transferred pursuant to the Plan, equal to 3% of the total number of shares of Stock outstanding on the last trading day in December of the immediately preceding calendar year.

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4.2 Share Counting. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the Participant’s purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the SAR is exercised. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net Exercise, the number of shares available for issuance under the Plan shall be reduced only by the net number of shares for which the Option is exercised. Shares purchased in the open market with proceeds from the exercise of Options shall not be added to the limit set forth in Section 4.1. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to the exercise or settlement of Options or SARs pursuant to Section 16.2 and Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to the vesting or settlement of Full Value Awards pursuant to Section 16.2 shall again become available for issuance under the Plan.

4.3 Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company and the requirements of Section 409A and Section 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, the Award limits set forth in Section 5.3, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Awards to provide that such Awards are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise or purchase price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion and in accordance with Section 409A and Section 424 of the Code to the extent applicable. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number and the exercise or purchase price per share shall be rounded up to the nearest whole cent. In no event may the exercise or purchase price, if any, under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award. The Committee in its discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section shall be final, binding and conclusive.

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4.4 Assumption or Substitution of Awards. The Committee may, without affecting the number of shares of Stock reserved or available hereunder, authorize the issuance or assumption of equity awards under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A and any other applicable provisions of the Code, without reducing the number of shares otherwise available for issuance under the Plan. In addition, subject to compliance with applicable laws, and listing requirements, shares available for grant under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the Plan to individuals who were not Employees or Directors of the Participating Company Group prior to the transaction and shall not reduce the number of shares otherwise available for issuance under the Plan.

5.	Eligibility, Participation and Award Limitations.

5.1 Persons Eligible for Awards. Awards may be granted only to Employees, Consultants and Directors.

5.2 Participation in the Plan. Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.3 Incentive Stock Option Limitations.

(a) Maximum Number of Shares Issuable Pursuant to Incentive Stock Options. Subject to adjustment as provided in Section 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed [•]shares. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Sections 4.2 and 4.3.

(b) Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option.

(c) Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise of the Option, shares issued pursuant to each such portion shall be separately identified.

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5.4 Nonemployee Director Award Limit. Annual compensation awarded to any Nonemployee Director during each calendar year, including both shares of Stock subject to Awards and any cash fees paid to such Nonemployee Director (but excluding any cash retainer fees, including cash retainer fees converted into equity awards at the election of the Nonemployee Director, expense reimbursements or distributions from any deferred compensation program applicable to the Nonemployee Director), may not exceed $[1,000,000] in total value, or $[2,000,000] in the calendar year in which any Nonemployee Director is initially elected to the Board (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

6.	Stock Options.

Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1 Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price less than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner that would qualify under the provisions of Section 409A or Section 424(a) of the Code.

6.2 Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option and (c) no Option granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such Option (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, each Option shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

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6.3 Payment of Exercise Price.

(a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent; (ii) if permitted by the Committee and subject to the limitations contained in Section 6.3(b), by means of (1) a Cashless Exercise, (2) a Stock Tender Exercise or (3) a Net Exercise; (iii) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (iv) if permitted by the Committee, by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b) Limitations on Forms of Consideration.

(i) Cashless Exercise. A “Cashless Exercise” means the delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

(ii) Stock Tender Exercise. A “Stock Tender Exercise” means the delivery of a properly executed exercise notice accompanied by a Participant’s tender to the Company, or attestation to the ownership, in a form acceptable to the Company of whole shares of Stock owned by the Participant having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised. A Stock Tender Exercise shall not be permitted if it would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. If required by the Company, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for a period of time required by the Company (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

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(iii) Net Exercise. A “Net Exercise” means the delivery of a properly executed exercise notice followed by a procedure pursuant to which (1) the Company will reduce the number of shares otherwise issuable to a Participant upon the exercise of an Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised, and (2) the Participant shall pay to the Company in cash the remaining balance of such aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.

6.4 Effect of Termination of Service.

(a) Option Exercisability. Subject to earlier termination of the Option as otherwise provided by this Plan and unless otherwise provided by the Committee or in an Award Agreement, an Option shall terminate immediately upon the Participant’s termination of Service to the extent that it is then unvested and shall be exercisable after the Participant’s termination of Service to the extent it is then vested only during the applicable time period determined in accordance with this Section and thereafter shall terminate.

(i) Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option (the “Option Expiration Date”).

(ii) Death. If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months (or such longer or shorter period provided by the Award Agreement) after the Participant’s termination of Service for any reason other than Cause.

(iii) Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Service is terminated for Cause or if, following the Participant’s termination of Service and during any period in which the Option otherwise would remain exercisable, the Participant engages in any act that would constitute Cause, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of Service or act.

(iv) Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

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(b) Extension if Exercise Prevented by Law. Notwithstanding the foregoing, other than termination of Service for Cause, if the exercise of an Option within the applicable time periods set forth in Section 6.4(a) or an Award Agreement is prevented by the provisions of Section 14 below, the Option shall remain exercisable until the later of (i) thirty (30) days after the date such exercise first would no longer be prevented by such provisions or (ii) the end of the applicable time period under Section 6.4(a), but in any event no later than the Option Expiration Date.

6.5 Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, an Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act or, in the case of an Incentive Stock Option, only as permitted by applicable regulations under Section 421 of the Code in a manner that does not disqualify such Option as an Incentive Stock Option.

7.	Stock Appreciation Rights.

Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1 Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may only be granted concurrently with the grant of the related Option.

7.2 Exercise Price. The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR. Notwithstanding the foregoing, an SAR may be granted with an exercise price lower than the minimum exercise price set forth above if such SAR is granted pursuant to an assumption or substitution for another stock appreciation right in a manner that would qualify under the provisions of Section 409A.

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7.3 Exercisability and Term of SARs.

(a) Tandem SARs. Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option. The Committee may, in its discretion, provide in any Award Agreement evidencing a Tandem SAR that such SAR may not be exercised without the advance approval of the Company and, if such approval is not given, then the Option shall nevertheless remain exercisable in accordance with its terms. A Tandem SAR shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or canceled. Upon the exercise of a Tandem SAR with respect to some or all of the shares subject to such SAR, the related Option shall be canceled automatically as to the number of shares with respect to which the Tandem SAR was exercised. Upon the exercise of an Option related to a Tandem SAR as to some or all of the shares subject to such Option, the related Tandem SAR shall be canceled automatically as to the number of shares with respect to which the related Option was exercised.

(b) Freestanding SARs. Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that (i) no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR and (ii) no Freestanding SAR granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such SAR (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of a Freestanding SAR, each Freestanding SAR shall terminate ten (10) years after the effective date of grant of the SAR, unless earlier terminated in accordance with its provisions.

7.4 Exercise of SARs. Upon the exercise (or deemed exercise pursuant to Section 7.5) of an SAR, the Participant (or the Participant’s legal representative or other person who acquired the right to exercise the SAR by reason of the Participant’s death) shall be entitled to receive payment of an amount for each share with respect to which the SAR is exercised equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price. Payment of such amount shall be made (a) in the case of a Tandem SAR, solely in shares of Stock in a lump sum upon the date of exercise of the SAR and (b) in the case of a Freestanding SAR, in cash, shares of Stock, or any combination thereof as determined by the Committee and set forth in the Award Agreement, in a lump sum upon the date of exercise of the SAR. When payment is to be made in shares of Stock, the number of shares to be issued shall be determined on the basis of the Fair Market Value of a share of Stock on the date of exercise of the SAR. For purposes of Section 7, an SAR shall be deemed exercised on the date on which the Company receives notice of exercise from the Participant or as otherwise provided in Section 7.5.

7.5 Deemed Exercise of SARs. If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion. The Company may elect to discontinue the deemed exercise of SARs pursuant to this Section 7.5 at any time upon notice to a Participant or to apply the deemed exercise feature only to certain groups of Participants. The deemed exercise of a SAR pursuant to this Section 7.5 shall apply only to a SAR that has been timely accepted by a Participant under procedures specified by the Company from time to time.

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7.6 Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee or in an Award Agreement, an SAR shall be exercisable after a Participant’s termination of Service only to the extent and during the applicable time period determined in accordance with Section 6.4 (treating the SAR as if it were an Option) and thereafter shall terminate.

7.7 Transferability of SARs. During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Award, a Tandem SAR related to a Nonstatutory Stock Option or a Freestanding SAR shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act.

8.	Restricted Stock Awards.

Restricted Stock Awards shall be evidenced by Award Agreements specifying whether the Award is a Restricted Stock Bonus or a Restricted Stock Purchase Right and the number of shares of Stock subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1 Types of Restricted Stock Awards Authorized. Restricted Stock Awards may be granted in the form of either a Restricted Stock Bonus or a Restricted Stock Purchase Right. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of or satisfaction of Vesting Conditions applicable to a Restricted Stock Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

8.2 Purchase Price. The purchase price for shares of Stock issuable under each Restricted Stock Purchase Right shall be established by the Committee in its discretion. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving shares of Stock pursuant to a Restricted Stock Bonus, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock subject to a Restricted Stock Award.

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8.3 Purchase Period. A Restricted Stock Purchase Right shall be exercisable within a period established by the Committee, which shall in no event exceed thirty (30) days from the effective date of the grant of the Restricted Stock Purchase Right.

8.4 Payment of Purchase Price. Except as otherwise provided below, payment of the purchase price for the number of shares of Stock being purchased pursuant to any Restricted Stock Purchase Right shall be made (a) in cash, by check or in cash equivalent, (b) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (c) by any combination thereof.

8.5 Vesting and Restrictions on Transfer. Shares issued pursuant to any Restricted Stock Award may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an Ownership Change Event or as provided in Section 8.8. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to such Restricted Stock Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the next trading day on which the sale of such shares would not violate the Trading Compliance Policy. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

8.6 Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.5 and any Award Agreement, during any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however, that if so determined by the Committee and provided by the Award Agreement, such dividends and distributions shall be subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid, and otherwise shall be paid no later than the end of the calendar year in which such dividends or distributions are paid to stockholders (or, if later, the 15th day of the third month following the date such dividends or distributions are paid to stockholders). In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

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8.7 Effect of Termination of Service. Unless otherwise provided by the Committee in the Award Agreement evidencing a Restricted Stock Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then (a) the Company shall have the option to repurchase for the purchase price paid by the Participant any shares acquired by the Participant pursuant to a Restricted Stock Purchase Right which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service and (b) the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Bonus which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

8.8 Nontransferability of Restricted Stock Award Rights. Rights to acquire shares of Stock pursuant to a Restricted Stock Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

9.	Restricted Stock Units.

Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1 Grant of Restricted Stock Unit Awards. Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

9.2 Purchase Price. No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Restricted Stock Unit Award.

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9.3 Vesting. Restricted Stock Unit Awards may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.

9.4 Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Dividend Equivalent Rights, if any, shall be paid by crediting the Participant with a cash amount or with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Restricted Stock Units (rounded to the nearest whole number), if any, to be credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. If so determined by the Committee and provided by the Award Agreement, such cash amount or additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

9.5 Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Unit Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

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9.6 Settlement of Restricted Stock Unit Awards. The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee in compliance with Section 409A, if applicable, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 9.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Unit Award that if the settlement date with respect to any shares issuable upon vesting of Restricted Stock Units would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then the settlement date shall be deferred until the next trading day on which the sale of such shares would not violate the Trading Compliance Policy but in any event no later than the 15th day of the third calendar month following the year in which such Restricted Stock Units vest. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section, and such deferred issuance date(s) and amount(s) elected by the Participant shall be set forth in the Award Agreement or an Election (as defined in Section 15.2). Notwithstanding the foregoing, the Committee, in its discretion, may provide in an Award Agreement for settlement of any Restricted Stock Unit Award by payment to the Participant in cash of an amount equal to the Fair Market Value on the payment date of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.

9.7 Nontransferability of Restricted Stock Unit Awards. The right to receive shares pursuant to a Restricted Stock Unit Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

10.	Performance Awards.

Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

10.1 Types of Performance Awards Authorized. Performance Awards may be granted in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

10.2 Initial Value of Performance Shares and Performance Units. Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial monetary value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.3, on the effective date of grant of the Performance Share, and each Performance Unit shall have an initial monetary value established by the Committee at the time of grant. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

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10.3 Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

10.4 Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance or other criteria established by the Committee (each, a “Performance Measure”), subject to the following:

(a) Performance Measures. Performance Measures based on objective criteria shall be calculated in accordance with the Company’s financial statements, or, if such measures are not reported in the Company’s financial statements, they shall be calculated in accordance with generally accepted accounting principles, a method used generally in the Company’s industry, or in accordance with a methodology established by the Committee prior to the grant of the Performance Award. Performance Measures based on subjective criteria shall be determined on the basis established by the Committee in granting the Award. As specified by the Committee, Performance Measures may be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes, one or more Subsidiary Corporations or such division or other business unit of any of them selected by the Committee. Unless otherwise determined by the Committee prior to the grant of the Performance Award, the Performance Measures applicable to the Performance Award shall be calculated prior to the accrual of expense for any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) on the Performance Measures of any change in accounting standards or any unusual or infrequently occurring event or transaction, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to a Performance Award. Performance Measures may be based upon one or more of the following, without limitation, as determined by the Committee:

(i) revenue;

(ii) sales;

(iii) expenses;

(iv) operating income;

(v) gross margin;

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(vi) operating margin;

(vii) earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization;

(viii) pre-tax profit;

(ix) net operating income;

(x) net income;

(xi) economic value added;

(xii) free cash flow;

(xiii) operating cash flow;

(xiv) balance of cash, cash equivalents and marketable securities;

(xv) stock price;

(xvi) earnings per share;

(xvii) return on stockholder equity;

(xviii) return on capital;

(xix) return on assets;

(xx) return on investment;

(xxi) total stockholder return;

(xxii) employee satisfaction;

(xxiii) employee retention;

(xxiv) market share;

(xxv) customer satisfaction;

(xxvi) product development;

(xxvii) research and development expenses;

(xxviii) completion of an identified special project;

(xxix) completion of a joint venture or other corporate transaction; and

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(xxx) personal performance objectives established for an individual Participant or group of Participants.

Notwithstanding the foregoing, the Committee retains discretion to select any other Performance Measures whether or not listed herein.

(b) Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the Performance Target level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value, an increase or decrease in a value, or as a value determined relative to an index, budget or other standard selected by the Committee.

10.5 Settlement of Performance Awards.

(a) Determination of Final Value. As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall determine the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

(b) Discretionary Adjustment of Award Formula. In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine.

(c) Effect of Leaves of Absence. Unless otherwise required by law or a Participant’s Award Agreement, payment of the final value, if any, of a Performance Award held by a Participant who has taken in excess of thirty (30) days in unpaid leaves of absence during a Performance Period shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period during which the Participant was not on an unpaid leave of absence.

(d) Notice to Participants. As soon as practicable following the Committee’s determination in accordance with Sections 10.5(a) and (b), the Company shall notify each Participant of the determination of the Committee.

(e) Payment in Settlement of Performance Awards. As soon as practicable following the Committee’s determination in accordance with Sections 10.5(a) and (b), but in any event within the Short-Term Deferral Period described in Section 15.1 (except as otherwise provided below or consistent with the requirements of Section 409A), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee and set forth in the Award Agreement. Unless otherwise provided in the Award Agreement evidencing a Performance Award, payment shall be made in a lump sum. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the payment to be made to the Participant pursuant to this Section, and such deferred payment date(s) elected by the Participant shall be set forth in the Award Agreement or an Election. If any payment is to be made on a deferred basis, the Committee may, but shall not be obligated to, provide for the payment during the deferral period of Dividend Equivalent Rights or interest.

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(f) Provisions Applicable to Payment in Shares. If payment is to be made in shares of Stock, the number of such shares shall be determined by dividing the final value of the Performance Award by the Fair Market Value of a share of Stock determined by the method specified in the Award Agreement. Shares of Stock issued in payment of any Performance Award may be fully vested and freely transferable shares or may be shares of Stock subject to Vesting Conditions as provided in Section 8.5. Any shares subject to Vesting Conditions shall be evidenced by an appropriate Award Agreement and shall be subject to the provisions of Sections 8.5 through 8.8 above.

10.6 Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date the Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date on which the Performance Shares are settled or the date on which they are forfeited. Such Dividend Equivalent Rights, if any, shall be credited to the Participant either in cash or in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Performance Shares (rounded to the nearest whole number), if any, to be so credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalent Rights, if any, shall be accumulated and paid to the extent that the related Performance Shares become nonforfeitable. Settlement of Dividend Equivalent Rights may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 10.5. Dividend Equivalent Rights shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.

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10.7 Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Performance Award, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:

(a) Death or Disability. If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 10.5.

(b) Other Termination of Service. If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant’s Service, the Committee, in its discretion, may waive the automatic forfeiture of all or any portion of any such Award and determine the final value of the Performance Award in the manner provided by Section 10.7(a). Payment of any amount pursuant to this Section shall be made following the end of the Performance Period in any manner permitted by Section 10.5.

10.8 Nontransferability of Performance Awards. Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

11.	Cash-Based Awards and Other Stock-Based Awards.

Cash-Based Awards and Other Stock-Based Awards shall be evidenced by Award Agreements in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

11.1 Grant of Cash-Based Awards. Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms and conditions, including the achievement of performance criteria, as the Committee may determine.

11.2 Grant of Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock or other forms determined by the Committee) in such amounts and subject to such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be made available as a form of payment in the settlement of other Awards or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may involve the transfer of actual shares of Stock to Participants, or payment in cash or otherwise of amounts based on the value of Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

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11.3 Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a monetary payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on such shares of Stock, as determined by the Committee. The Committee may require the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. If the Committee exercises its discretion to establish performance criteria, the final value of Cash-Based Awards or Other Stock-Based Awards that will be paid to the Participant will depend on the extent to which the performance criteria are met.

11.4 Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards. Payment or settlement, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash, shares of Stock or other securities or any combination thereof as the Committee determines and set forth in the Award Agreement. To the extent applicable, payment or settlement with respect to each Cash-Based Award and Other Stock-Based Award shall be made in compliance with the requirements of Section 409A.

11.5 Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Other Stock-Based Awards until the date of the issuance of such shares of Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if any, in settlement of such Award. However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Other Stock-Based Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid in accordance with the provisions set forth in Section 9.4. Dividend Equivalent Rights shall not be granted with respect to Cash-Based Awards. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Other Stock-Based Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of such Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions and performance criteria, if any, as are applicable to the Award.

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11.6 Effect of Termination of Service. Each Award Agreement evidencing a Cash-Based Award or Other Stock-Based Award shall set forth the extent to which the Participant shall have the right to retain such Award following termination of the Participant’s Service. Such provisions shall be determined in the discretion of the Committee, need not be uniform among all Cash-Based Awards or Other Stock-Based Awards, and may reflect distinctions based on the reasons for termination, subject to the requirements of Section 409A, if applicable.

11.7 Nontransferability of Cash-Based Awards and Other Stock-Based Awards. Prior to the payment or settlement of a Cash-Based Award or Other Stock-Based Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. The Committee may impose such additional restrictions on any shares of Stock issued in settlement of Cash-Based Awards and Other Stock-Based Awards as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares of Stock are then listed and/or traded, or under any state securities laws or foreign law applicable to such shares of Stock.

12.	Standard Forms of Award Agreement.

12.1 Award Agreements. Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. No Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a Company-executed Award Agreement, which execution may be evidenced by electronic means.

12.2 Authority to Vary Terms. The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

13.	Change in Control.

13.1 Effect of Change in Control on Awards. In the event of a Change in Control, outstanding Awards shall be subject to the definitive agreement entered into by the Company in connection with the Change in Control. Subject to the requirements and limitations of Section 409A, if applicable, the Committee may provide in an Award Agreement or otherwise for any one or more of the following:

(a) Accelerated Vesting. In its discretion, the Committee may provide in the grant of any Award or at any other time may take such action as it deems appropriate to provide for acceleration of the exercisability, vesting and/or settlement in connection with a Change in Control of each or any outstanding Award or portion thereof and shares acquired pursuant thereto upon such conditions, including termination of the Participant’s Service prior to, upon, or following the Change in Control, and to such extent as the Committee determines.

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(b) Assumption, Continuation or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable, with appropriate adjustments in accordance with Section 4.3. For purposes of this Section, if so determined by the Committee in its discretion, an Award denominated in shares of Stock shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control. Any Award or portion thereof which is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised or settled as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

(c) Cash-Out of Outstanding Stock-Based Awards. The Committee may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award denominated in shares of Stock or portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Committee) of Stock subject to such canceled Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control, reduced (but not below zero) by the exercise or purchase price per share, if any, under such Award. In the event such determination is made by the Committee, an Award having an exercise or purchase price per share equal to or greater than the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control may be canceled without notice or payment of consideration to the holder thereof. Payment pursuant to this Section (reduced by applicable withholding taxes, if any) shall be made to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards or, if determined by the Committee and in compliance with Section 409A, as soon as practicable following the date of the Change in Control.

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(d) Adjustments and Earnouts. In making any determination pursuant to this Section 13.1 in the event of a Change in Control, the Committee may, in its discretion, determine that an Award shall or shall not be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, earnouts and similar conditions as the other holders of the Company's Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A or Section 424 of the Code.

13.2 Effect of Change in Control on Nonemployee Director Awards. Subject to the requirements and limitations of Section 409A, if applicable, including as provided by Section 15.4(f), in the event of a Change in Control, each outstanding Nonemployee Director Award shall become immediately exercisable and vested in full and, except to the extent assumed, continued or substituted for pursuant to Section 13.1(b) or otherwise restricted by Section 409A, shall be settled effective immediately prior to the time of consummation of the Change in Control.

13.3 Federal Excise Tax Under Section 4999 of the Code.

(a) Excess Parachute Payment. If any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, then, provided such election would not subject the Participant to taxation under Section 409A, the Participant may elect to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization.

(b) Determination by Tax Firm. To aid the Participant in making any election called for under Section 13.3(a), no later than the date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to the Participant as described in Section 13.3(a), the Company shall request a determination in writing by the professional firm engaged by the Company for general tax purposes, or, if the tax firm so engaged by the Company is serving as accountant or auditor for the Acquiror, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section (the “Tax Firm”). As soon as practicable thereafter, the Tax Firm shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Tax Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Tax Firm such information and documents as the Tax Firm may reasonably request in order to make its required determination. The Company shall bear all fees and expenses the Tax Firm charges in connection with its services contemplated by this Section.

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14.	Compliance with Securities Law.

The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

15.	Compliance with Section 409A.

15.1 Awards Subject to Section 409A. The Company intends that Awards granted pursuant to the Plan shall either be exempt from or comply with Section 409A, and the Plan shall be so construed. The provisions of this Section 15 shall apply to any Award or portion thereof that constitutes or provides for payment of Section 409A Deferred Compensation. Such Awards may include, without limitation:

(a) A Nonstatutory Stock Option or SAR that includes any feature for the deferral of compensation other than the deferral of recognition of income until the later of (i) the exercise or disposition of the Award or (ii) the time the stock acquired pursuant to the exercise of the Award first becomes substantially vested.

(b) Any Restricted Stock Unit Award, Performance Award, Cash-Based Award or Other Stock-Based Award that either (i) provides by its terms for settlement of all or any portion of the Award at a time or upon an event that will or may occur later than the end of the Short-Term Deferral Period (as defined below) or (ii) permits the Participant granted the Award to elect one or more dates or events upon which the Award will be settled after the end of the Short-Term Deferral Period.

Subject to the provisions of Section 409A, the term “Short-Term Deferral Period” means the 2 1/2 month period ending on the later of (i) the 15th day of the third month following the end of the Participant’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture or (ii) the 15th day of the third month following the end of the Company’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture. For this purpose, the term “substantial risk of forfeiture” shall have the meaning provided by Section 409A.

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15.2 Deferral and/or Distribution Elections. Except as otherwise permitted or required by Section 409A and the Company, the following rules shall apply to any compensation deferral and/or payment elections (each, an “Election”) that may be permitted or required by the Committee pursuant to an Award providing Section 409A Deferred Compensation:

(a) Elections must be in writing and specify the amount of the payment in settlement of an Award being deferred, as well as the time and form of payment as permitted by this Plan.

(b) Elections shall be made by the end of the Participant’s taxable year prior to the year in which services commence for which an Award may be granted to the Participant.

(c) Elections shall continue in effect until a written revocation or change in Election is received by the Company, except that a written revocation or change in Election must be received by the Company prior to the last day for making the Election determined in accordance with paragraph (b) above or as permitted by Section 15.3.

15.3 Subsequent Elections. Except as otherwise permitted or required by Section 409A, any Award providing Section 409A Deferred Compensation which permits a subsequent Election to delay the payment or change the form of payment in settlement of such Award shall comply with the following requirements:

(a) No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made.

(b) Each subsequent Election related to a payment in settlement of an Award not described in Section 15.4(a)(ii), 15.4(a)(iii) or 15.4(a)(vi) must result in a delay of the payment for a period of not less than five (5) years from the date on which such payment would otherwise have been made.

(c) No subsequent Election related to a payment pursuant to Section 15.4(a)(vi) shall be made less than twelve (12) months before the date on which such payment would otherwise have been made.

(d) Subsequent Elections shall continue in effect until a written revocation or change in the subsequent Election is received by the Company, except that a written revocation or change in a subsequent Election must be received by the Company prior to the last day for making the subsequent Election determined in accordance the preceding paragraphs of this Section 15.3.

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15.4 Payment of Section 409A Deferred Compensation.

(a) Permissible Payments. Except as otherwise permitted or required by Section 409A, an Award providing Section 409A Deferred Compensation must provide for payment in settlement of the Award only upon one or more of the following:

(i) The Participant’s “separation from service” (as defined by Section 409A);

(ii) The Participant’s becoming “disabled” (as defined by Section 409A);

(iii) The Participant’s death;

(iv) A time or fixed schedule that is either (i) specified by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award or (ii) specified by the Participant in an Election complying with the requirements of Section 15.2 or 15.3, as applicable;

(v) A change in the ownership or effective control or the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 409A; or

(vi) The occurrence of an “unforeseeable emergency” (as defined by Section 409A).

(b) Installment Payments. It is the intent of this Plan that any right of a Participant to receive installment payments (within the meaning of Section 409A) shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

(c) Required Delay in Payment to Specified Employee Pursuant to Separation from Service. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, except as otherwise permitted by Section 409A, no payment pursuant to Section 15.4(a)(i) in settlement of an Award providing for Section 409A Deferred Compensation may be made to a Participant who is a “specified employee” (as defined by Section 409A) as of the date of the Participant’s separation from service before the date (the “Delayed Payment Date”) that is six (6) months after the date of such Participant’s separation from service, or, if earlier, the date of the Participant’s death. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(d) Payment Upon Disability. All distributions of Section 409A Deferred Compensation payable pursuant to Section 15.4(a)(ii) by reason of a Participant becoming disabled shall be paid in a lump sum or in periodic installments as established by the Participant’s Election. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon becoming disabled, all such distributions shall be paid in a lump sum or commence upon the determination that the Participant has become disabled.

(e) Payment Upon Death. If a Participant dies before complete distribution of amounts payable upon settlement of an Award subject to Section 409A, such undistributed amounts shall be distributed to his or her beneficiary under the distribution method for death established by the Participant’s Election upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon death, all such distributions shall be paid in a lump sum upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death.

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(f) Payment Upon Change in Control. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A. Any Award which constitutes Section 409A Deferred Compensation and which would vest and otherwise become payable upon a Change in Control as a result of the failure of the Acquiror to assume, continue or substitute for such Award in accordance with Section 13.1(b) shall vest to the extent provided by such Award but shall be converted automatically at the effective time of such Change in Control into a right to receive, in cash on the date or dates such award would have been settled in accordance with its then existing settlement schedule (or as required by Section 15.4(c)), an amount or amounts equal in the aggregate to the intrinsic value of the Award at the time of the Change in Control.

(g) Payment Upon Unforeseeable Emergency. The Committee shall have the authority to provide in the Award Agreement evidencing any Award providing for Section 409A Deferred Compensation for payment pursuant to Section 15.4(a)(vi) in settlement of all or a portion of such Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an unforeseeable emergency. In such event, the amount(s) distributed with respect to such unforeseeable emergency cannot exceed the amounts reasonably necessary to satisfy the emergency need plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such emergency need is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Award. All distributions with respect to an unforeseeable emergency shall be made in a lump sum upon the Committee’s determination that an unforeseeable emergency has occurred. The Committee’s decision with respect to whether an unforeseeable emergency has occurred and the manner in which, if at all, the payment in settlement of an Award shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.

(h) Prohibition of Acceleration of Payments. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, this Plan does not permit the acceleration of the time or schedule of any payment under an Award providing Section 409A Deferred Compensation, except as permitted by Section 409A.

(i) No Representation Regarding Section 409A Compliance. Notwithstanding any other provision of the Plan, the Company makes no representation that Awards shall be exempt from or comply with Section 409A. No Participating Company shall be liable for any tax, penalty or interest imposed on a Participant by Section 409A.

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16.	Tax Withholding.

16.1 Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes (including social insurance), if any, required by law to be withheld by any Participating Company with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

16.2 Withholding in or Directed Sale of Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of any Participating Company. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates (or the maximum individual statutory withholding rates for the applicable jurisdiction if use of such rates would not result in adverse accounting consequences or cost). The Company may require a Participant to direct a broker, upon the vesting, exercise or settlement of an Award, to sell a portion of the shares subject to the Award determined by the Company in its discretion to be sufficient to cover the tax withholding obligations of any Participating Company and to remit an amount equal to such tax withholding obligations to such Participating Company in cash.

17.	Amendment, Suspension or Termination of Plan.

The Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Sections 4.2 and 4.3, (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule, including the rules of any stock exchange or quotation system upon which the Stock may then be listed or quoted. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. Except as provided by the next sentence, no amendment, suspension or termination of the Plan may have a materially adverse effect on any then outstanding Award without the consent of the Participant. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A.

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18.	Miscellaneous Provisions.

18.1 Repurchase Rights. Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

18.2 Forfeiture Events.

(a) The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service, or any accounting restatement due to material noncompliance of the Company with any financial reporting requirements of securities laws as a result of which, and to the extent that, such reduction, cancellation, forfeiture, or recoupment is required by applicable securities laws. In addition, to the extent that claw-back or similar provisions applicable to Awards are required by applicable law, listing standards and/or policies adopted by the Company, Awards granted under the Plan shall be subject to such provisions.

(b) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, shall reimburse the Company for (i) the amount of any payment in settlement of an Award received by such Participant during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such Participant from the sale of securities of the Company during such twelve- (12-) month period.

18.3 Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

18.4 Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

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18.5 Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4 or another provision of the Plan.

18.6 Delivery of Title to Shares. Subject to any governing rules or regulations, the Company shall issue or cause to be issued the shares of Stock acquired pursuant to an Award and shall deliver such shares to or for the benefit of the Participant by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.

18.7 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

18.8 Retirement and Welfare Plans. Neither Awards made under this Plan nor shares of Stock or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under any Participating Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit. In addition, unless a written employment agreement or other service agreement specifically references Awards, a general reference to “benefits” or a similar term in such agreement shall not be deemed to refer to Awards granted hereunder.

18.9 Beneficiary Designation. Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

18.10 Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

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18.11 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or another Participating Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or another Participating Company to take any action which such entity deems to be necessary or appropriate.

18.12 Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be considered unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

18.13 Choice of Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of law rules.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the [Parent] 2021 Equity Incentive Plan as duly adopted by the Board on [•], 2021, and effective as of the Effective Date.

/s/
[ ], Secretary

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EXHIBIT D

[PICO]

2021 EMPLOYEE STOCK PURCHASE PLAN

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9.	Purchase Price		10

10.	Accumulation of Purchase Price through Payroll Deduction		10

	10.1	Amount of Payroll Deductions	10

	10.2	Commencement of Payroll Deductions	10

	10.3	Election to Decrease or Stop Payroll Deductions	10

	10.4	Administrative Suspension of Payroll Deductions	10

	10.5	Participant Accounts	11

	10.6	No Interest Paid	11

11.	Purchase of Shares		11

	11.1	Exercise of Purchase Right	11

	11.2	Pro Rata Allocation of Shares	12

	11.3	Delivery of Title to Shares	12

	11.4	Return of Plan Account Balance	12

	11.5	Tax Withholding	12

	11.6	Expiration of Purchase Right	12

	11.7	Provision of Reports and Stockholder Information to Participants	12

12.	Withdrawal from Plan		13

	12.1	Voluntary Withdrawal from the Plan	13

	12.2	Return of Plan Account Balance	13

13.	Termination of Employment or Eligibility		13

14.	Effect of Change in Control on Purchase Rights		13

15.	Nontransferability of Purchase Rights		14

16.	Compliance with Securities Law		14

17.	Rights as a Stockholder and Employee		14

18.	Notification of Disposition of Shares		15

19.	Legends		15

20.	Designation of Beneficiary		15

	20.1	Designation Procedure	15

	20.2	Absence of Beneficiary Designation	15

21.	Notices		16

22.	Amendment or Termination of the Plan		16

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[Pico]

2021 Employee Stock Purchase Plan

1. Establishment, Purpose and Term of Plan.

1.1 Establishment. The [Pico] 2021 Employee Stock Purchase Plan (the “Plan”) is hereby established effective as of [•], 2021, the date of the closing of the transactions contemplated by that certain business combination agreement dated as of [•], 2021, entered into by and between the Company and Pico Quantitative Trading Holdings LLC, following the Plan’s approval by the stockholders of the Company (the “Effective Date”).

1.2 Purpose. The purpose of the Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward Eligible Employees of the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan provides such Eligible Employees with an opportunity to acquire a proprietary interest in the Company through the purchase of Stock. The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments or replacements of such section), and the Plan shall be so construed.

1.3 Term of Plan. The Plan shall continue in effect until its termination by the Committee.

2. Definitions and Construction.

2.1 Definitions. Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Board” means the Board of Directors of the Company.

(b) “Change in Control” means the occurrence of any one or a combination of the following:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(ii) an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(p)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(iii) approval by the stockholders of a plan of complete liquidation or dissolution of the Company; provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2.1(b) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple acquisitions of the voting securities of the Company and/or multiple Ownership Change Events are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.

(c) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(d) “Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

(e) “Company” means [Pico], a Delaware corporation, or any successor corporation thereto.

(f) “Compensation” means, with respect to any Offering Period, regular base wages or salary, overtime payments, shift premiums and payments for paid time off, calculated before deduction of (i) any income or employment tax withholdings or (ii) any amounts deferred pursuant to Section 401(k) or Section 125 of the Code. Compensation shall be limited to such amounts actually payable in cash or deferred during the Offering Period. Compensation shall not include (i) sign-on bonuses, annual or other incentive bonuses, commissions, profit-sharing distributions or other incentive-type payments, (ii) any contributions made by a Participating Company on the Participant’s behalf to any employee benefit or welfare plan now or hereafter established (other than amounts deferred pursuant to Section 401(k) or Section 125 of the Code), (iii) payments in lieu of notice, payments pursuant to a severance agreement, termination pay, moving allowances, relocation payments, or (iv) any amounts directly or indirectly paid pursuant to the Plan or any other stock purchase, stock option or other stock-based compensation plan, or any other compensation not expressly included by this Section.

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(g) “Eligible Employee” means an Employee who meets the requirements set forth in Section 5 for eligibility to participate in the Plan.

(h) “Employee” means a person treated as an employee of a Participating Company for purposes of Section 423 of the Code. A Participant shall be deemed to have ceased to be an Employee either upon an actual termination of employment or upon the corporation employing the Participant ceasing to be a Participating Company. For purposes of the Plan, an individual shall not be deemed to have ceased to be an Employee while on any military leave, sick leave, or other bona fide leave of absence approved by the Company of ninety (90) days or less. If an individual’s leave of absence exceeds ninety (90) days, the individual shall be deemed to have ceased to be an Employee on the ninety-first (91st) day of such leave unless the individual’s right to reemployment with the Participating Company Group is guaranteed either by statute or by contract.

(i) “Fair Market Value” means, as of any date:

(i) If, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value is established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as determined by the Committee, in its discretion.

(ii) If, on the relevant date, the Stock is not then listed on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined in good faith by the Committee.

(j) “Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

(k) “Non-United States Offering” means a separate Offering covering Eligible Employees of one or more Participating Companies whose Eligible Employees are subject to a prohibition under applicable law on payroll deductions, as described in Section 11.1(b).

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(l) “Offering” means an offering of Stock pursuant to the Plan, as provided in Section 6.

(m) “Offering Date” means, for any Offering Period, the first day of such Offering Period.

(n) “Offering Period” means a period, established by the Committee in accordance with Section 6, during which an Offering is outstanding.

(o) “Officer” means any person designated by the Board as an officer of the Company.

(p) “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

(q) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(r) “Participant” means an Eligible Employee who has become a participant in an Offering Period in accordance with Section 7 and remains a participant in accordance with the Plan.

(s) “Participating Company” means the Company and any Parent Corporation or Subsidiary Corporation designated by the Committee as a corporation the Employees of which may, if Eligible Employees, participate in the Plan. The Committee shall have the discretion to determine from time to time which Parent Corporations or Subsidiary Corporations shall be Participating Companies. The Committee shall designate from time to time and set forth in Appendix A to this Plan those Participating Companies whose Eligible Employees may participate in the Plan.

(t) “Participating Company Group” means, at any point in time, the Company and all other corporations collectively which are then Participating Companies.

(u) “Purchase Date” means, for any Offering Period, the last day of such Offering Period, or, if so determined by the Committee, the last day of each Purchase Period occurring within such Offering Period.

(v) “Purchase Period” means a period, established by the Committee in accordance with Section 6, included within an Offering Period and on the final date of which outstanding Purchase Rights are exercised.

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(w) “Purchase Price” means the price at which a share of Stock may be purchased under the Plan, as determined in accordance with Section 9.

(x) “Purchase Right” means an option granted to a Participant pursuant to the Plan to purchase such shares of Stock as provided in Section 8, which the Participant may or may not exercise during the Offering Period in which such option is outstanding. Such option arises from the right of a Participant to withdraw any payroll deductions or other funds accumulated on behalf of the Participant and not previously applied to the purchase of Stock under the Plan, and to terminate participation in the Plan at any time during an Offering Period.

(y) “Securities Act” means the Securities Act of 1933, as amended.

(z) “Stock” means the Class A Common Stock of the Company, as adjusted from time to time in accordance with Section 4.3.

(aa) “Subscription Agreement” means a written or electronic agreement, in such form as specified by the Company, stating an Employee’s election to participate in the Plan and authorizing payroll deductions under the Plan from the Employee’s Compensation or other method of payment authorized by the Committee pursuant to Section 11.1(b).

(bb) “Subscription Date” means the last business day prior to the Offering Date of an Offering Period or such earlier date as the Company shall establish.

(cc) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3. Administration.

3.1 Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any form of agreement or other document employed by the Company in the administration of the Plan, or of any Purchase Right shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or the Purchase Right, unless fraudulent or made in bad faith. Subject to the provisions of the Plan, the Committee shall determine all of the relevant terms and conditions of Purchase Rights; provided, however, that all Participants granted Purchase Rights pursuant to an Offering shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or any agreement thereunder (other than determining questions of interpretation pursuant to the second sentence of this Section 3.1) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

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3.2 Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3 Power to Adopt Sub-Plans or Varying Terms with Respect to Non-U.S. Employees. The Committee shall have the power, in its discretion, to adopt one or more sub-plans of the Plan as the Committee deems necessary or desirable to comply with the laws or regulations, tax policy, accounting principles or custom of foreign jurisdictions applicable to employees of a subsidiary business entity of the Company, provided that any such sub-plan shall not be within the scope of an “employee stock purchase plan” within the meaning of Section 423 of the Code. Any of the provisions of any such sub-plan may supersede the provisions of this Plan, other than Section 4. Except as superseded by the provisions of a sub-plan, the provisions of this Plan shall govern such sub-plan. Alternatively and in order to comply with the laws of a foreign jurisdiction, the Committee shall have the power, in its discretion, to grant Purchase Rights in an Offering to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms which are less favorable than the terms of Purchase Rights granted under the same Offering to Employees resident in the United States.

3.4 Power to Establish Separate Offerings with Varying Terms. The Committee shall have the power, in its discretion, to establish separate, simultaneous or overlapping Offerings having different terms and conditions and to designate the Participating Company or Companies that may participate in a particular Offering, provided that each Offering shall individually comply with the terms of the Plan and the requirements of Section 423(b)(5) of the Code that all Participants granted Purchase Rights pursuant to such Offering shall have the same rights and privileges within the meaning of such section.

3.5 Policies and Procedures Established by the Company. Without regard to whether any Participant’s Purchase Right may be considered adversely affected, the Company may, from time to time, consistent with the Plan and the requirements of Section 423 of the Code, establish, change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as deemed advisable by the Company, in its discretion, for the proper administration of the Plan, including, without limitation, (a) a minimum payroll deduction amount required for participation in an Offering, (b) a limitation on the frequency or number of changes permitted in the rate of payroll deduction during an Offering, (c) an exchange ratio applicable to amounts withheld or paid in a currency other than United States dollars, (d) a payroll deduction greater than or less than the amount designated by a Participant in order to adjust for the Company’s delay or mistake in processing a Subscription Agreement or in otherwise effecting a Participant’s election under the Plan or as advisable to comply with the requirements of Section 423 of the Code, and (e) determination of the date and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan. All such actions by the Company shall be taken consistent with the requirements under Section 423(b)(5) of the Code that all Participants granted Purchase Rights pursuant to an Offering shall have the same rights and privileges within the meaning of such section, except as otherwise permitted by Section 3.3 and the regulations under Section 423 of the Code.

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3.6 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4. Shares Subject to Plan.

4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Sections 4.2 and 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be [●]1 and shall consist of authorized but unissued or reacquired shares of Stock, or any combination thereof. If an outstanding Purchase Right for any reason expires or is terminated or canceled, the shares of Stock allocable to the unexercised portion of that Purchase Right shall again be available for issuance under the Plan.

4.2 Annual Increase in Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan as set forth in Section 4.1 shall be cumulatively increased on January 1, 2022 and on each subsequent January 1, through and including January 1, 2031, by a number of shares (the “Annual Increase”) equal to the smallest of (a) one percent (1%) of the number of shares of Stock issued and outstanding on the immediately preceding December 31, (b) [Insert share reserve # from Section 4.1] shares, or (c) an amount determined by the Board.

4.3 Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company and the requirements of Section 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan, the Annual Increase, the limit on the shares which may be purchased by any Participant during an Offering (as described in Sections 8.1 and 8.2) and each Purchase Right, and in the Purchase Price in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Purchase Rights are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Purchase Rights to provide that such Purchase Rights are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Purchase Rights shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number, and in no event may the Purchase Price be decreased to an amount less than the par value, if any, of the stock subject to the Purchase Right. The adjustments determined by the Committee pursuant to this Section 4.3 shall be final, binding and conclusive.

1 Equal to 2% of the combined company’s fully diluted outstanding stock immediately after the Closing

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5. Eligibility.

5.1 Employees Eligible to Participate. Each Employee of a Participating Company is eligible to participate in the Plan and shall be deemed an Eligible Employee, except the following:

(a) Any Employee who is customarily employed by the Participating Company Group for twenty (20) hours or less per week; or

(b)   Any Employee who is customarily employed by the Participating Company Group for not more than five (5) months in any calendar year.

5.2 Exclusion of Certain Stockholders. Notwithstanding any provision of the Plan to the contrary, no Employee shall be treated as an Eligible Employee and granted a Purchase Right under the Plan if, immediately after such grant, the Employee would own, or hold options to purchase, stock of the Company or of any Parent Corporation or Subsidiary Corporation possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of such corporation, as determined in accordance with Section 423(b)(3) of the Code. For purposes of this Section 5.2, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of such Employee.

5.3 Determination by Company. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee or an Eligible Employee and the effective date of such individual’s attainment or termination of such status, as the case may be. For purposes of an individual’s participation in or other rights, if any, under the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.

6. Offerings.

The Plan shall be implemented by sequential Offerings of approximately six (6) months’ duration or such other duration as the Committee shall determine. The Committee shall establish the Offering Periods, which may include alternative concurrent, sequential or overlapping Offering Periods, a different duration for one or more Offering Periods or different commencing or ending dates for such Offering Periods; provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months. If the Committee shall so determine in its discretion, each Offering Period may consist of two (2) or more consecutive Purchase Periods having such duration as the Committee shall specify, and the last day of each such Purchase Period shall be a Purchase Date. If the first or last day of an Offering Period or a Purchase Period is not a day on which the principal stock exchange or quotation system on which the Stock is then listed is open for trading, the Company shall specify the trading day that will be deemed the first or last day, as the case may be, of the Offering Period or Purchase Period.

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7. Participation in the Plan.

7.1 Initial Participation. An Eligible Employee may become a Participant in an Offering Period by delivering a properly completed written or electronic Subscription Agreement to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) not later than the close of business on the Subscription Date established by the Company for that Offering Period. An Eligible Employee who does not deliver a properly completed Subscription Agreement in the manner permitted or required on or before the Subscription Date for an Offering Period shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless the Eligible Employee subsequently delivers a properly completed Subscription Agreement to the appropriate Company office or representative on or before the Subscription Date for such subsequent Offering Period. An Employee who becomes an Eligible Employee after the Offering Date of an Offering Period shall not be eligible to participate in that Offering Period but may participate in any subsequent Offering Period provided the Employee is still an Eligible Employee as of the Offering Date of such subsequent Offering Period.

7.2 Continued Participation. A Participant shall automatically participate in the next Offering Period commencing immediately after the final Purchase Date of each Offering Period in which the Participant participates provided that the Participant remains an Eligible Employee on the Offering Date of the new Offering Period and has not either (a) withdrawn from the Plan pursuant to Section 12.1, or (b) terminated employment or otherwise ceased to be an Eligible Employee as provided in Section 13. A Participant who may automatically participate in a subsequent Offering Period, as provided in this Section, is not required to deliver any additional Subscription Agreement for the subsequent Offering Period in order to continue participation in the Plan. However, a Participant may deliver a new Subscription Agreement for a subsequent Offering Period in accordance with the procedures set forth in Section 7.1 if the Participant desires to change any of the elections contained in the Participant’s then effective Subscription Agreement.

8. Right to Purchase Shares.

8.1 Grant of Purchase Right. Except as otherwise provided below, on the Offering Date of each Offering Period, each Participant in such Offering Period shall be granted automatically a Purchase Right consisting of an option to purchase shares, subject to the limit on such shares for such period determined by dividing the Dollar Limit (determined as provided below) by the Fair Market Value of a share of Stock on such Offering Date. The Committee may, in its discretion and prior to the Offering Date of any Offering Period, (i) change the method of, or any of the foregoing factors in, determining the number of shares of Stock subject to Purchase Rights to be granted on such Offering Date, or (ii) specify a maximum aggregate number of shares that may be purchased by all Participants in an Offering or on any Purchase Date within an Offering Period. No Purchase Right shall be granted on an Offering Date to any person who is not, on such Offering Date, an Eligible Employee. For the purposes of this Section, the “Dollar Limit” shall be determined by multiplying $2,083.33 by the number of months (rounded to the nearest whole month) in the Offering Period and rounding to the nearest whole dollar.

8.2 Calendar Year Purchase Limitation. Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted a Purchase Right which permits his or her right to purchase shares of Stock under the Plan to accrue at a rate which, when aggregated with such Participant’s rights to purchase shares under all other employee stock purchase plans of a Participating Company intended to meet the requirements of Section 423 of the Code, exceeds Twenty-Five Thousand Dollars ($25,000) in Fair Market Value (or such other limit, if any, as may be imposed by the Code) for each calendar year in which such Purchase Right is outstanding at any time. For purposes of the preceding sentence, the Fair Market Value of shares purchased during a given Offering Period shall be determined as of the Offering Date for such Offering Period. The limitation described in this Section shall be applied in conformance with Section 423(b)(8) of the Code and the regulations thereunder.

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9. Purchase Price.

The Purchase Price at which each share of Stock may be acquired in an Offering Period upon the exercise of all or any portion of a Purchase Right shall be established by the Committee; provided, however, that the Purchase Price on each Purchase Date shall not be less than eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period or (b) the Fair Market Value of a share of Stock on the Purchase Date. Subject to adjustment as provided by the Plan and unless otherwise provided by the Committee, the Purchase Price for each Offering Period shall be eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period or (b) the Fair Market Value of a share of Stock on the Purchase Date.

10. Accumulation of Purchase Price through Payroll Deduction.

Except as provided in Section 11.1(b) with respect to a Non-United States Offering, shares of Stock acquired pursuant to the exercise of all or any portion of a Purchase Right may be paid for only by means of payroll deductions from the Participant’s Compensation accumulated during the Offering Period for which such Purchase Right was granted, subject to the following:

10.1 Amount of Payroll Deductions. Except as otherwise provided herein, the amount to be deducted under the Plan from a Participant’s Compensation on each pay day during an Offering Period shall be determined by the Participant’s Subscription Agreement. The Subscription Agreement shall set forth the percentage of the Participant’s Compensation to be deducted on each pay day during an Offering Period in whole percentages of not less than one percent (1%) (except as a result of an election pursuant to Section 10.3 to stop payroll deductions effective following the first pay day during an Offering) or more than ten percent (10%. The Committee may change the foregoing limits on payroll deductions effective as of any Offering Date.

10.2 Commencement of Payroll Deductions. Payroll deductions shall commence on the first pay day following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided herein.

10.3 Election to Decrease or Stop Payroll Deductions. During an Offering Period, a Participant may elect to decrease the rate of or to stop deductions from his or her Compensation by delivering to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) an amended Subscription Agreement authorizing such change on or before the “Change Notice Date.” The “Change Notice Date” shall be a date prior to the beginning of the first pay period for which such election is to be effective as established by the Company from time to time and announced to the Participants. A Participant who elects, effective following the first pay day of an Offering Period, to decrease the rate of his or her payroll deductions to zero percent (0%) shall nevertheless remain a Participant in such Offering Period unless the Participant withdraws from the Plan as provided in Section 12.1.

10.4 Administrative Suspension of Payroll Deductions. The Company may, in its discretion, suspend a Participant’s payroll deductions under the Plan as the Company deems advisable to avoid accumulating payroll deductions in excess of the amount that could reasonably be anticipated to purchase the maximum number of shares of Stock permitted (a) under the Participant’s Purchase Right or (b) during a calendar year under the limit set forth in Section 8.2. Unless the Participant has either withdrawn from the Plan as provided in Section 12.1 or has ceased to be an Eligible Employee, suspended payroll deductions shall be resumed at the rate specified in the Participant’s then effective Subscription Agreement either (i) at the beginning of the next Offering Period if the reason for suspension was clause (a) in the preceding sentence, or (ii) at the beginning of the next Offering Period having a first Purchase Date that falls within the subsequent calendar year if the reason for suspension was clause (b) in the preceding sentence.

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10.5 Participant Accounts. Individual bookkeeping accounts shall be maintained for each Participant. All payroll deductions from a Participant’s Compensation (and other amounts received from a non-United States Participant pursuant to Section 11.1(b)) shall be credited to such Participant’s Plan account and shall be deposited with the general funds of the Company. All such amounts received or held by the Company may be used by the Company for any corporate purpose.

10.6 No Interest Paid. Interest shall not be paid on sums deducted from a Participant’s Compensation pursuant to the Plan or otherwise credited to the Participant’s Plan account.

11. Purchase of Shares.

11.1 Exercise of Purchase Right.

(a) Generally. Except as provided in Section 11.1(b), on each Purchase Date of an Offering Period, each Participant who has not withdrawn from the Plan and whose participation in the Offering has not otherwise terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right the number of whole shares of Stock determined by dividing (a) the total amount of the Participant’s payroll deductions accumulated in the Participant’s Plan account during the Offering Period and not previously applied toward the purchase of Stock by (b) the Purchase Price. However, in no event shall the number of shares purchased by the Participant during an Offering Period exceed the number of shares subject to the Participant’s Purchase Right. No shares of Stock shall be purchased on a Purchase Date on behalf of a Participant whose participation in the Offering or the Plan has terminated before such Purchase Date.

(b) Purchase by Non-United States Participants for Whom Payroll Deductions Are Prohibited by Applicable Law. Notwithstanding Section 11.1(a), where payroll deductions on behalf of Participants who are citizens or residents of countries other than the United States (without regard to whether they are also citizens of the United States or resident aliens) are prohibited by applicable law, the Committee may establish a separate Offering (a “Non-United States Offering”) covering all Eligible Employees of one or more Participating Companies subject to such prohibition on payroll deductions. The Non-United States Offering shall provide another method for payment of the Purchase Price with such terms and conditions as shall be administratively convenient and comply with applicable law. On each Purchase Date of the Offering Period applicable to a Non-United States Offering, each Participant who has not withdrawn from the Plan and whose participation in such Offering Period has not otherwise terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right a number of whole shares of Stock determined in accordance with Section 11.1(a) to the extent of the total amount of the Participant’s Plan account balance accumulated during the Offering Period in accordance with the method established by the Committee and not previously applied toward the purchase of Stock. However, in no event shall the number of shares purchased by a Participant during such Offering Period exceed the number of shares subject to the Participant’s Purchase Right. The Company shall refund to a Participant in a Non-United States Offering in accordance with Section 11.4 any excess Purchase Price payment received from such Participant.

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11.2 Pro Rata Allocation of Shares. If the number of shares of Stock which might be purchased by all Participants on a Purchase Date exceeds the number of shares of Stock remaining available for issuance under the Plan or the maximum aggregate number of shares of Stock that may be purchased on such Purchase Date pursuant to a limit established by the Committee pursuant to Section 8.1, the Company shall make a pro rata allocation of the shares available in as uniform a manner as practicable and as the Company determines to be equitable. Any fractional share resulting from such pro rata allocation to any Participant shall be disregarded.

11.3 Delivery of Title to Shares. Subject to any governing rules or regulations, as soon as practicable after each Purchase Date, the Company shall issue or cause to be issued to or for the benefit of each Participant the shares of Stock acquired by the Participant on such Purchase Date by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.

11.4 Return of Plan Account Balance. Any cash balance remaining in a Participant’s Plan account following any Purchase Date shall be refunded to the Participant as soon as practicable after such Purchase Date. However, if the cash balance to be returned to a Participant pursuant to the preceding sentence is less than the amount that would have been necessary to purchase an additional whole share of Stock on such Purchase Date, the Company may retain the cash balance in the Participant’s Plan account to be applied toward the purchase of shares of Stock in the subsequent Purchase Period or Offering Period.

11.5 Tax Withholding. At the time a Participant’s Purchase Right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Stock he or she acquires under the Plan, the Participant shall make adequate provision for the federal, state, local and foreign taxes (including social insurance), if any, required to be withheld by any Participating Company upon exercise of the Purchase Right or upon such disposition of shares, respectively. A Participating Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary to meet such withholding obligations.

11.6 Expiration of Purchase Right. Any portion of a Participant’s Purchase Right remaining unexercised after the end of the Offering Period to which the Purchase Right relates shall expire immediately upon the end of the Offering Period.

11.7 Provision of Reports and Stockholder Information to Participants. Each Participant who has exercised all or part of his or her Purchase Right shall receive, as soon as practicable after the Purchase Date, a report of such Participant’s Plan account setting forth the total amount credited to his or her Plan account prior to such exercise, the number of shares of Stock purchased, the Purchase Price for such shares, the date of purchase and the cash balance, if any, remaining immediately after such purchase that is to be refunded or retained in the Participant’s Plan account pursuant to Section 11.4. The report required by this Section may be delivered in such form and by such means, including by electronic transmission, as the Company may determine. In addition, each Participant shall be provided information concerning the Company equivalent to that information provided generally to the Company’s common stockholders.

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12. Withdrawal from Plan .

12.1 Voluntary Withdrawal from the Plan. A Participant may withdraw from the Plan by signing and delivering to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) a written or electronic notice of withdrawal on a form provided by the Company for this purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period; provided, however, that if a Participant withdraws from the Plan after a Purchase Date, the withdrawal shall not affect shares of Stock acquired by the Participant on such Purchase Date. A Participant who voluntarily withdraws from the Plan is prohibited from resuming participation in the Plan in the same Offering from which he or she withdrew, but may participate in any subsequent Offering by again satisfying the requirements of Sections 5 and 7.1. The Company may impose, from time to time, a requirement that the notice of withdrawal from the Plan be on file with the Company office or representative designated by the Company for a reasonable period prior to the effectiveness of the Participant’s withdrawal.

12.2 Return of Plan Account Balance. Upon a Participant’s voluntary withdrawal from the Plan pursuant to Section 12.1, the Participant’s accumulated Plan account balance which has not been applied toward the purchase of shares of Stock shall be refunded to the Participant as soon as practicable after the withdrawal, without the payment of any interest, and the Participant’s interest in the Plan and the Offering shall terminate. Such amounts to be refunded in accordance with this Section may not be applied to any other Offering under the Plan.

13. Termination of Employment or Eligibility.

Upon a Participant’s ceasing, prior to a Purchase Date, to be an Employee of the Participating Company Group for any reason, including retirement, disability or death, or upon the failure of a Participant to remain an Eligible Employee, the Participant’s participation in the Plan shall terminate immediately. In such event, the Participant’s Plan account balance which has not been applied toward the purchase of shares of Stock shall, as soon as practicable, be returned to the Participant or, in the case of the Participant’s death, to the Participant’s beneficiary designated in accordance with Section 20, if any, or legal representative, and all of the Participant’s rights under the Plan shall terminate. Interest shall not be paid on sums returned pursuant to this Section 13. A Participant whose participation has been so terminated may again become eligible to participate in the Plan by satisfying the requirements of Sections 5 and 7.1.

14. Effect of Change in Control on Purchase Rights.

In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under outstanding Purchase Rights or substitute substantially equivalent purchase rights for the Acquiring Corporation’s stock. If the Acquiring Corporation elects not to assume, continue or substitute for the outstanding Purchase Rights, the Purchase Date of the then current Offering Period shall be accelerated to a date before the date of the Change in Control specified by the Committee, but the number of shares of Stock subject to outstanding Purchase Rights shall not be adjusted. All Purchase Rights which are neither assumed or continued by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.

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15. Nontransferability of Purchase Rights.

Neither payroll deductions or other amounts credited to a Participant’s Plan account nor a Participant’s Purchase Right may be assigned, transferred, pledged or otherwise disposed of in any manner other than as provided by the Plan or by will or the laws of descent and distribution. (A beneficiary designation pursuant to Section 20 shall not be treated as a disposition for this purpose.) Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan as provided in Section 12.1. A Purchase Right shall be exercisable during the lifetime of the Participant only by the Participant.

16. Compliance with Securities Law.

The issuance of shares under the Plan shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities. A Purchase Right may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any securities exchange or market system upon which the Stock may then be listed. In addition, no Purchase Right may be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Purchase Right be in effect with respect to the shares issuable upon exercise of the Purchase Right, or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

17. Rights as a Stockholder and Employee.

A Participant shall have no rights as a stockholder by virtue of the Participant’s participation in the Plan until the date of the issuance of the shares of Stock purchased pursuant to the exercise of the Participant’s Purchase Right (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.3. Nothing herein shall confer upon a Participant any right to continue in the employ of the Participating Company Group or interfere in any way with any right of the Participating Company Group to terminate the Participant’s employment at any time.

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18. Notification of Disposition of Shares.

The Company may require the Participant to give the Company prompt notice of any disposition of shares of Stock acquired by exercise of a Purchase Right. The Company may require that until such time as a Participant disposes of shares of Stock acquired upon exercise of a Purchase Right, the Participant shall hold all such shares in the Participant’s name until the later of two years after the date of grant of such Purchase Right or one year after the date of exercise of such Purchase Right. The Company may direct that the certificates evidencing shares of Stock acquired by exercise of a Purchase Right refer to such requirement to give prompt notice of disposition.

19. Legends.

The Company may at any time place legends or other identifying symbols referencing any applicable federal, state or foreign securities law restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing shares of Stock issued under the Plan. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this Section. Unless otherwise specified by the Company, legends placed on such certificates may include but shall not be limited to the following:

“THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED BY THE CORPORATION TO THE REGISTERED HOLDER UPON THE PURCHASE OF SHARES UNDER AN EMPLOYEE STOCK PURCHASE PLAN AS DEFINED IN SECTION 423 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE TRANSFER AGENT FOR THE SHARES EVIDENCED HEREBY SHALL NOTIFY THE CORPORATION IMMEDIATELY OF ANY TRANSFER OF THE SHARES BY THE REGISTERED HOLDER HEREOF. THE REGISTERED HOLDER SHALL HOLD ALL SHARES PURCHASED UNDER THE PLAN IN THE REGISTERED HOLDER’S NAME (AND NOT IN THE NAME OF ANY NOMINEE).”

20. Designation of Beneficiary.

20.1 Designation Procedure. Subject to local laws and procedures, a Participant may file a written designation of a beneficiary who is to receive (a) shares and cash, if any, from the Participant’s Plan account if the Participant dies subsequent to a Purchase Date but prior to delivery to the Participant of such shares and cash, or (b) cash, if any, from the Participant’s Plan account if the Participant dies prior to the exercise of the Participant’s Purchase Right. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. A Participant may change his or her beneficiary designation at any time by written notice to the Company.

20.2 Absence of Beneficiary Designation. If a Participant dies without an effective designation pursuant to Section 20.1 of a beneficiary who is living at the time of the Participant’s death, the Company shall deliver any shares or cash credited to the Participant’s Plan account to the Participant’s legal representative or as otherwise required by applicable law.

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21. Notices.

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Amendment or Termination of the Plan.

The Committee may at any time amend, suspend or terminate the Plan, except that (a) no such amendment, suspension or termination shall affect Purchase Rights previously granted under the Plan unless expressly provided by the Committee, and (b) no such amendment, suspension or termination may adversely affect a Purchase Right previously granted under the Plan without the consent of the Participant, except to the extent permitted by the Plan or as may be necessary to qualify the Plan as an employee stock purchase plan pursuant to Section 423 of the Code or to comply with any applicable law, regulation or rule. In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would authorize the sale of more shares than are then authorized for issuance under the Plan or would change the definition of the corporations that may be designated by the Committee as Participating Companies. Notwithstanding the foregoing, in the event that the Committee determines that continuation of the Plan or an Offering would result in unfavorable financial accounting consequences to the Company, the Committee may, in its discretion and without the consent of any Participant, including with respect to an Offering Period then in progress: (i) terminate the Plan or any Offering Period, (ii) accelerate the Purchase Date of any Offering Period, (iii) reduce the discount or the method of determining the Purchase Price in any Offering Period (e.g., by determining the Purchase Price solely on the basis of the Fair Market Value on the Purchase Date), (iv) reduce the maximum number of shares of Stock that may be purchased in any Offering Period, or (v) take any combination of the foregoing actions.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the [Pico] 2021 Employee Stock Purchase Plan as duly adopted by the Board on [●], 2021.

, Secretary

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APPENDIX A

Participating Companies

[Pico]

[Add participating subsidiaries]

APPENDIX B

FORMS OF

ENROLLMENT/CHANGE NOTICE/WITHDRAWAL FORM

AND

SUBSCRIPTION AGREEMENT

EXHIBIT E

SEVENTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PICO QUANTITATIVE TRADING HOLDINGS LLC

(a Delaware limited liability company)

Dated as of [●], 2021

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH SECURITIES MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS SEVENTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE COMPANY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

i

ii

iii

SEVENTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT

OF

PICO QUANTITATIVE TRADING HOLDINGS LLC

This Seventh Amended and Restated Limited Liability Company Agreement (as amended, supplemented or restated from time to time in accordance herewith, this “Agreement”) of Pico Quantitative Trading Holdings LLC, a Delaware limited liability company (the “Company”), dated as of [●], 2021, is entered by and among the Company, the Founder (as defined herein), the Managing Member (as defined herein) and the other Members (as defined herein).

WHEREAS, the Company was formed as a limited liability company under the Act by the filing of a Certificate of Formation in the Office of the Secretary of State of the State of Delaware on May 1, 2009 (the “Formation Date”);

WHEREAS, the Company adopted a Limited Liability Company Agreement on May 1, 2009, which was amended and restated on each of March 28, 2013, February 26, 2014, February 26, 2016, July 9, 2019 and September 19, 2019 (as further amended, the “Prior LLC Agreement”);

WHEREAS, in connection with a series of transactions effected pursuant to that certain Business Combination Agreement, dated as of August 3, 2021, by and between the Company and the Managing Member (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”), the Managing Member (in its capacity as a Member and as the Managing Member), the Founder (in his capacity as a Member and as the Original Member Representative (as defined herein)) and the Original Members (as defined herein) now desire to amend and restate the Prior LLC Agreement to reflect, amongst other things: (a) the recapitalization of the Company to convert the Pre-Closing Shares (as defined herein) held by the Continuing Members (as defined herein) into Class A Common Units (as defined herein) in such amounts as set forth in this Agreement (the “Recapitalization”), (b) the Managing Member’s designation as the sole Managing Member of the Company, and (c) the rights and obligations of the Members and other terms and provisions, in each case as set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

Article I
DEFINED TERMS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement:

“Act” means the Delaware Limited Liability Company Act, 6 Del. L. §18-101, et. seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year or other taxable period, with the following adjustments:

(a) credit to such Capital Account any amount that such Member is obligated to restore under Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and

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(b) debit to such Capital Account the items described in Regulations Sections 1.704-1(b) (2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” of any particular Person means any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person (including, without limitation, any controlling stockholder, managing member or general partner of such Person or any investment entity now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person), where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member, by contract, or otherwise.

“Appraiser FMV” means the fair market value of any Class A Share as determined by an independent appraiser mutually agreed upon by the Managing Member and the relevant Exchanging Member, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this Agreement. Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity, or other discounts. All fees, costs and expenses of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this Agreement shall be borne by the Company, and the relevant Exchanging Member shall not be liable to the Company, the Managing Member or any other Person in any respect for any such fees, costs or expenses.

“Assets” means any assets and property of the Company, and “Asset” means any one such asset or property.

“Assignee” means a Person to whom a Company Interest has been Transferred but who has not become a Substituted Member, and who has the rights set forth in Section 11.5.

“Assumed Tax Liability” means, with respect to a Member for a taxable period, an amount equal to the United States federal, state and local income taxes (including applicable estimated taxes) that the Managing Member reasonably estimates would be due from such Member as of such Tax Distribution Date for such taxable period, (a) assuming such Member earned solely the items of income, gain, deduction, loss, and/or credit allocated to such Member by the Company for such taxable period, (b) assuming that such Member is subject to tax at the Assumed Tax Rate, and (c) computed without regard to any increases to the tax basis in the Company pursuant to Sections 734(b) or 743(b) of the Code. In the case of the Managing Member, such Assumed Tax Liability shall also be computed without regard to any other step-up in basis for which the Managing Member is required to make payments under the Tax Receivables Agreement. In addition, for the avoidance of doubt, any item of income, gain, loss, or credit earned by the Company prior to the Closing Date shall be disregarded for purposes of calculating any Member’s Assumed Tax Liability.

“Assumed Tax Rate” means the higher of the highest combined maximum marginal United States federal, state and local income tax rate applicable to an individual or corporation (in each case residing, or doing business, in the state with the highest tax rate during such Fiscal Quarter) ((x) taking into account the tax on net investment income under Section 1411 of the Code, and (y) not taking into account any deduction under Code Section 199A or any similar state or local Law. For the avoidance of doubt, the Company shall use the same Assumed Tax Rate for determining the Assumed Tax Liability for each Member with respect to any particular item of income or gain, regardless of whether the Member is a corporation, individual, partnership, trust, estate or other juridical entity; provided, however that the Assumed Tax Rate shall never exceed [55]% unless otherwise reasonably determined by the Company Board.

“BBA Rules” means Code Sections 6221 through 6241, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

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“BHCA” means the Bank Holding Company Act of 1956, as amended, together with the rules and regulations promulgated thereunder.

“BHCA Holder” means each of Goldman, Wells Fargo, JPM, UBS and any other Holder that is (i) a bank, bank holding company, financial holding company or any entity that is controlled by a bank, bank holding company or financial holding company, as such terms are defined under the BHCA, or any Affiliate of any such entity or (ii) a foreign bank subject to the BHCA under Section 8(a) of the International Banking Act of 1978, together with the rules and regulations promulgated thereunder, or any Affiliate of any such entity.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Capital Account” means, with respect to any Member, the capital account maintained by the Managing Member for such Member on the Company’s books and records in accordance with Section 4.6.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Contributed Asset (other than money) that such Member contributes to the Company or is deemed to contribute pursuant to Article IV. As of the date of this Agreement, each Member shall be deemed to have made Capital Contributions equal to the Closing Date Capital Account Balance of such Member set forth next to such Member’s name on Exhibit A hereto.

“Capital Share” means a share of any class or series of stock of the Managing Member now or hereafter authorized, other than a Class A Share or a Class C Share.

“Cash Exchange Class A 3-Day VWAP” means the arithmetic average of the VWAP for each of the three (3) consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Notice Date.

“Cash Exchange Payment” means with respect to a particular Exchange for which the Managing Member has elected to make a Cash Exchange Payment in accordance with Section 14.1(a)(ii):

(a) if the Class A Shares trade on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of (x) the number of Class A Shares that would have been received by the Exchanging Member in the Exchange for that portion of the Class A Common Units subject to the Exchange set forth in the Cash Exchange Notice if the Company or the Managing Member, as applicable, had paid the Stock Exchange Payment with respect to such number of Class A Common Units, and (y) the Cash Exchange Class A 3-Day VWAP;

(b) if the Class A Shares are not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (x) the number of Class A Shares that would have been received by the Exchanging Member in the Exchange for that portion of the Class A Common Units subject to the Exchange set forth in the Cash Exchange Notice if the Company had paid the Stock Exchange Payment with respect to such number of Class A Common Units, for which the Managing Member has elected to make a Cash Exchange Payment and (y) the Appraiser FMV of one (1) Class A Share that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller;

provided that, if a Holder in an Exchange Notice makes an Exchange contingent (including as to timing) upon an event determined pursuant to the second sentence of Section 14.1(a)(i), the Cash Exchange Payment determined as set forth in subclause (a) or (b) above, as applicable, shall in no event be less than an amount equal to the product of (x) the number of Class A Shares that would have been received by the Exchanging Member in the Exchange for that portion of the Class A Common Units subject to the Exchange set forth in the Cash Exchange Notice if the Company had paid the Stock Exchange Payment with respect to such number of Class A Common Units, for which the Managing Member has elected to make a Cash Exchange Payment and (y) the amount payable in respect of one (1) Class A Share in connection with the event that the Exchange is made contingent upon.

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“Certificate” means the Certificate of Formation executed and filed in the Office of the Secretary of State of the State of Delaware (and any and all amendments thereto and restatements thereof) on behalf of the Company pursuant to the Act.

“Charter” means the certificate of incorporation of the Managing Member, as may be amended, restated, or amended and restated from time to time, within the meaning of Section 104 of the General Corporation Law of the State of Delaware.

“Class A Common Units” means, together, the Class A Voting Common Units and the Class A Nonvoting Common Units.

“Class A Nonvoting Common Units” means, together, the Class A-1 Nonvoting Common Units and the Class A-2 Nonvoting Common Units.

“Class A-1 Nonvoting Common Unit” means a fractional share of the Company Interests of all Members (other than the BHCA Holders, who shall only be issued Class A-2 Nonvoting Common Units) issued pursuant to Sections 4.1 and 4.2 without the right to vote, or consent with respect to, in any respect of any matter, whether at any meeting of the Members pursuant to Section 13.2 or otherwise, except for such voting rights as are specifically granted to holders of Class A-1 Nonvoting Common Units pursuant to Section 7.1.

“Class A-2 Nonvoting Common Unit” means a fractional share of the Company Interests of the BHCA Holders issued pursuant to Sections 4.1 and 4.2 without the right to vote, or consent with respect to, in any respect of any matter, whether at any meeting of the Members pursuant to Section 13.2 or otherwise.

“Class A Voting Common Unit” means a fractional share of the Company Interests of all Members issued pursuant to Sections 4.1 and 4.2 with the right to vote, or consent with respect to, in respect of any matter, whether at any meeting of the Members pursuant to Section 13.2 or otherwise.

“Class A Share” means a share of Class A common stock of the Managing Member, par value one ten-thousandth of one dollar ($0.0001) per share.

“Class C Share” means a share of Class C common stock of the Managing Member, par value one ten-thousandth of one dollar ($0.0001) per share.

“Closing Date” means the Closing Date under the Business Combination Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Board” means the board of managers of the Company, which shall initially consist of three members, two of which shall be appointed by the Managing Member, and one of which shall be appointed by the remaining Members holding a majority of the Class A-1 Nonvoting Common Units, in accordance with and pursuant to Section 7.1.

“Company Employee” means an employee of the Company or an employee of a Subsidiary of the Company, if any.

“Company Interest” means an ownership interest in the Company held by either a Member or the Managing Member and includes any and all benefits to which the holder of such a Company Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. There may be one or more classes or series of Company Interests. A Company Interest may be expressed as a number of Class A Common Units or other Company Units.

“Company Minimum Gain” has the meaning set forth for the term “partnership minimum gain” in Regulations section 1.704-2(b)(2) and is computed in accordance with Regulation section 1.704-2(d).

“Company Record Date” means the record date established by the Managing Member for the purpose of determining the Members entitled to notice of or to vote at any meeting of Members or to consent to any matter, or to receive any distribution or the allotment of any other rights, or in order to make a determination of Members for any other proper purpose, which, in the case of a record date fixed for the determination of Members entitled to receive any distribution, shall (unless otherwise determined by the Managing Member) generally be the same as the record date established by the Managing Member for a distribution to its stockholders of some or all of its portion of such distribution.

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“Company Unit” means a Class A Common Unit or any other fractional share of the Company Interests that the Managing Member has authorized pursuant to Section 4.1, Section 4.2, or Section 4.3.

“Continuing Members” means those Members set forth on Exhibit A hereto.

“Contributed Asset” means each Asset or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Company.

“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Person or such Person’s Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the general or managing partner or in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing more than fifty percent (50%) of such partnership’s capital and profits and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager or managing member or in which such Person or such Person’s Family Members or Affiliates hold membership interests representing more than fifty percent (50%) of such limited liability company’s capital and profits.

“Debt” means, as to any Person, as of any date of determination, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person, (c) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof, and (d) obligations of such Person as lessee under capital leases.

“De Minimis” shall mean an amount small enough as to make not accounting for it commercially reasonable or accounting for it administratively impractical, in each case as determined in good faith by the Managing Member.

“Depreciation” means, for each Fiscal Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable under United States federal income tax principles with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“EDBI” means EDB Investments Pte Ltd, together with its Affiliates, successors and assigns.

“Effective Time” means the time of the “Closing” as defined in the Business Combination Agreement.

“Equity Plan” means any plan, agreement, or other arrangement that provides for the grant or issuance of equity or equity-based awards and that is now in effect or is hereafter adopted by the Company or the Managing Member for the benefit of any of their respective employees or other service providers (including directors, advisers and consultants), or the employees or other services providers (including directors, advisers and consultants) of any of their respective Affiliates or Subsidiaries.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options, or other rights for the purchase or acquisition from such Person of shares of capital stock or preferred interests or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights, or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” means the exchange by the Company of Class A Common Units held by an Exchanging Member (together with the surrender and cancellation of the same number of outstanding Class C Shares) for either (a) a Stock Exchange Payment or (b) at the election of the Managing Member, a Cash Exchange Payment, in each case, in accordance with Section 14.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Date” means the latest of (a) the date that is three (3) Business Days after the Exchange Notice Date, (b) the date specified by the Exchanging Member in the Exchange Notice, or (c) the date on which a contingency described in Section 14.1(a)(i) that is specified in the Exchange Notice is satisfied.

“Exchange Notice” means a written election in the form of Exhibit B, attached hereto; provided that the Exchange Notice may be modified by, as elected by a Holder, to address any contingency referred to in the second sentence of Section 14.1(a)(i).

“Exchange Notice Date” means, with respect to any Exchange Notice, the date such Exchange Notice is given to the Company in accordance with Section 14.1.

“Exchanged Units” means, with respect to any Exchange, the Class A Common Units being exchanged pursuant to a relevant Exchange Notice, and an equal number of Class C Shares being surrendered or cancelled by the Exchanging Member.

“Exchanging Member” means any Member holding Class A Common Units (other than the Managing Member) whose Class A Common Units are subject to an Exchange.

“Family Members” means, as to a Person that is an individual, such Person’s spouse, ancestors, descendants (whether by blood, marriage, or adoption), brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person or his spouse, ancestors, descendants (whether by blood, marriage, or adoption), brothers, or sisters (whether by blood, marriage or adoption) are beneficiaries.

“Fiscal Year” has the meaning set forth in Section 15.4.

“Founder” means Jarrod Yuster and, upon his death or disability, the personal representative thereof.

“Funding Debt” means any Debt incurred by or on behalf of the Managing Member for the purpose of providing funds to the Company.

“Goldman” means Goldman Sachs PSI Global Holdings, LLC, together with its Affiliates, successors and assigns.

“Governmental Authority” means any governmental, executive, legislative, judicial, administrative or other regulatory authority, agency, instrumentality, commission, court, tribunal, board, bureau, organization or similar body or self-regulatory agency, whether federal, state, provincial, territorial, local, domestic, foreign or multinational, including any National Securities Exchange or trading system.

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“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as determined by the Managing Member (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) using such reasonable method of valuation as it may adopt.

(ii) The Gross Asset Values of all Company assets immediately prior to the occurrence of any event described below (x) may, except in the case of (ii)(3) and (ii)(5), if and as determined by the Managing Member (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned), and (y) shall, in the case of (ii)(3), and (z) shall, in the case of (ii)(5), except that the Managing Member and the Original Member Representative may elect otherwise, be adjusted to equal their respective gross fair market values (taking Section 7701(g) of the Code into account), using such reasonable method of valuation as it may adopt, as of the following times:

(1) the acquisition of an additional interest in the Company (including acquisitions pursuant to Section 4.2 or contributions or deemed contributions by the Managing Member pursuant to Section 4.2) by a new or existing Member in exchange for more than a De Minimis Capital Contribution, if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(2) the distribution by the Company to a Member of more than a De Minimis amount of Company property as consideration for an interest in the Company if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(3) the liquidation of the Company within the meaning of Regulations section 1.704-1(b)(2)(ii)(g);

(4) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a non-compensatory option in accordance with Regulations Section 1.704-1(b)(2)(iv)(s);

(5) at such other times as the Managing Member shall reasonably determine (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) necessary or advisable in order to comply with Regulations sections 1.704-1(b) and 1.704-2; provided that the adjustments pursuant to clauses (1), (2), and (4) shall only be made if the Managing Member reasonably determines (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any non-compensatory options are outstanding upon the occurrence of an event described in this paragraph (ii) (other than, if applicable, non-compensatory options being exercised that give rise to the occurrence of such event), the Company shall adjust the Gross Asset Values of its properties in accordance with Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2); and

(6) immediately after the closing of the transactions contemplated by the Recapitalization and Business Combination Agreement on the Closing Date.

(iii) The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Managing Member (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) using such reasonable method of valuation as it may adopt.

(iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (iv) to the extent that the Managing Member reasonably determines (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) that an adjustment pursuant to subsection (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv).

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(v) If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsection (i), subsection (ii) or subsection (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Holder” means either (a) a Member or (b) an Assignee that owns a Company Unit.

“Incapacity” or “Incapacitated” means, (a) as to any Member who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her person or his or her estate; (b) as to any Member that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (c) as to any Member that is a partnership, the dissolution and commencement of winding up of the partnership; (d) as to any Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; (e) as to any trustee of a trust that is a Member, the termination of the trust (but not the substitution of a new trustee); or (f) as to any Member, the Bankruptcy of such Member.

“Institutional Original Members” means each Original Member who is identified as an “Institutional Original Member” on Exhibit A hereto.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated on or about the date hereof, by and among the Managing Member, the Original Members and certain other Persons party thereto, as the same may be amended, modified, supplemented or waived from time to time.

“IRS” means the United States Internal Revenue Service.

“JPM” means JPMC Strategic Investments I Corporation, together with its Affiliates, successors and assigns.

“Law” means any domestic, foreign or multinational federal, state or local statute, law, ordinance, rule, regulation, constitution, treaty, code, order, ordinance, ruling, notice, directive, decision, writ, injunction, judgment or decree of any Governmental Authority (including, without limitation, the rules and regulations of any National Securities Exchange or electronic trading system).

“Lock-Up Period” means, as applicable, (i) the Founder Shares Lock-up Period, as defined in the Registration Rights Agreement, and (ii) the Lock-up Period, as defined in the Lock-Up Agreements.

“Lock-Up Agreements” means those certain Letter Agreements, dated as of the date of the Business Combination Agreement, by and among the Managing Member, the Original Members and certain other Persons party thereto, as the same may be amended, modified, supplemented or waived from time to time.

“Majority in Interest of the Members” means Members (including the Managing Member and any Controlled Entity of the Managing Member) holding more than fifty percent (50%) of all outstanding Company Units held by all Members (including the Managing Member and any Controlled Entity of the Managing Member); provided that if any Member is, by reason of this Agreement or applicable Law, not entitled to vote on or consent to such matter, the Company Units held by such Member shall be excluded for all purposes of such determination (i.e., excluded from both the numerator and denominator).

“Manager” has the meaning set forth in Section 7.1(a).

“Managing Member” means PubCo and/or any additional or successor Managing Member(s) designated as such pursuant to this Agreement.

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“Member” means the Managing Member, the Original Members and any other Person that is, from time to time, admitted to the Company as a member pursuant to the Act and this Agreement, and any Substituted Member, each shown as such in the books and records of the Company.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations section 1.704-2(i)(3).

“Member Nonrecourse Debt” has the meaning set forth in Regulations section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning set forth in Regulations section 1.704-2(i)(1) and 1.704-2(i)(2), and the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Regulations section 1.704-2(i)(1) and 1.704-2(i)(2).

“Minimum Exchange Amount” means a number of Class A Common Units held by an Exchanging Member equal to the lesser of (a) 1,000 Class A Common Units and (b) all of the Class A Common Units then held by the applicable Exchanging Member; provided, if a BHCA Holder elects to Exchange a number of Class A Common Units that is equal to or in excess of the Minimum Exchange Amount but is prohibited from Exchanging all of such Class A Common Units as a result of the application of the BHCA Exchange Voting Limit or the BHCA Exchange Total Equity Limit pursuant to Section 14.1(i), the Minimum Exchange Amount in respect of such Exchange by such BHCA Holder shall be the maximum amount of Class A Common Units that such BHCA Holder is permitted to Exchange pursuant to Section 14.1(i) without exceeding the BHCA Exchange Voting Limit or the BHCA Exchange Total Equity Limit, as applicable.

“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act.

“Net Income” or “Net Loss” means, for each Fiscal Year of the Company, or other taxable period, an amount equal to the Company’s taxable income or loss for such year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss” shall be added to (or subtracted from, as the case may be) such taxable income (or loss);

(ii) Any expenditure of the Company described in Section 705(a)(2)(B) of the Code or treated as an expenditure under Section 705(a)(2)(B) of the Code pursuant to Regulations section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss,” shall be subtracted from (or added to, as the case may be) such taxable income (or loss);

(iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (ii) or subsection (iii) of the definition of “Gross Asset Value,” the amount of such adjustment (i.e., the hypothetical gain or loss from the revaluation of the Company asset) shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

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(iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

(vi) To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Regulations section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(vii) Notwithstanding any other provision of this definition of “Net Income” or “Net Loss,” any item that is specially allocated pursuant to Section 6.2 shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 6.2 shall be determined by applying rules analogous to those set forth in this definition of “Net Income” or “Net Loss.”

“Nonrecourse Deductions” has the meaning set forth in Regulations section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of Regulations section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations section 1.752-1(a)(2).

“Original Member” means any Person that is a Member as of the consummation of the transactions contemplated by the Business Combination Agreement, but does not include the Managing Member or any Assignee or other transferee of any Company Interest of any Original Member succeeding to all or any part of such Company Interest (unless and until such Assignee becomes a Substitute Member hereunder); provided that with respect to the period on or after the Closing Date, references to “Original Member” shall also include any Permitted Transferees of such Original Member.

“Original Member Representative” means the Founder or such other Person as may be appointed from time to time by holders of a majority of Company Units held by Original Members who hold Company Units at the time of determination.

“Parent Board” means the board of directors of the Managing Member.

“Percentage Interest” means, with respect to each Member, as to any class or series of Company Interests, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Company Units of such class or series held by such Member and the denominator of which is the total number of Company Units of such class or series held by all Members. If not otherwise specified, “Percentage Interest” shall be deemed to refer to Class A Common Units.

“Permitted Transfer” means a Transfer by a Member of all or part of its Company Interest to any Permitted Transferee of such Member or pursuant to any Exchange.

“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person, (c) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (c) who operates or engages in a business which competes with the business of the Managing Member or the Company or any of its Subsidiaries), (d) any Controlled Entity of such Person, (e) any charitable organization to which such Person Transfers its Company Interests, (f) with respect to any Member, any other Member or any Affiliate of any other Member, (g) any Person to whom any Company Interests are transferred pursuant to a Managing Member Offer or (h) the Company or the Managing Member, as applicable, pursuant to any Exchange. Notwithstanding the foregoing, but solely in respect of clauses (a) and (c) above, in no event shall any Person who (in the Managing Member’s determination) is participating or involved in any capacity in any business that is or which the Managing Member determines (in good faith) to be competitive with the business of the Company or any of its Subsidiaries be a Permitted Transferee.

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“Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company, or other entity.

“Pre-Closing Shares” has the meaning set forth in Section 3.1.

“PubCo” means [•], a Delaware corporation.1

“Recapitalization” has the meaning set forth in the Recitals.

“Regulations” means one or more Treasury regulations promulgated under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Requisite Original Members” means a majority of the Institutional Original Members.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Stock Exchange Payment” means, with respect to the portion of any Exchange for which a Cash Exchange Notice is not delivered by the Managing Member, on behalf of the Company, a number of Class A Shares equal to the number of Class A Common Units subject to such Exchange.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (a) the voting power of the voting equity securities or (b) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Member” means a Person who is admitted as a Member to the Company pursuant to Section 11.4.

“Tax Distribution Date” means for any Fiscal Year April 10, June 10, September 10 and December 10 of such Fiscal Year, which shall be adjusted by the Managing Member as reasonably necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable Law.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of the date hereof, by and among the Managing Member, the Company, and certain other parties thereto.

“Trading Day” means any day on which the Class A Shares are traded on the New York Stock Exchange, or, if the New York Stock Exchange is not the principal trading market for the Class A Shares on such day, then on the principal national securities exchange or securities market on which the Class A Shares are then traded.

“Transfer” means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law; provided, however, that when the term is used in Article XI, “Transfer” does not include any Exchange of Class A Common Units by the Company, or acquisition of Exchanged Units by the Managing Member, pursuant to Section 14.1. The terms “Transferred” and “Transferring” have correlative meanings.

“UBS” means UBS Americas Inc., together with its Affiliates, successors and assigns.

“Unvested Class A Common Unit” means a Class A Common Unit issued in the Recapitalization with respect to a “profits interest” previously issued by the Company, which “profits interest” was not vested as of the Closing Date and which will continue to vest after the Closing Date pursuant to its terms.

[1]	Note to Draft: Post-combination Parent name to be inserted.

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“VWAP” means, for any Trading Day, the per share volume-weighted average price of the Class A Shares on the New York Stock Exchange (or, if the New York Stock Exchange is not the principal trading market for the Class A Shares on such day, then on the principal national securities exchange or securities market on which the Class A Shares are then traded), as displayed under the heading “Bloomberg VWAP” on the Bloomberg page designated for the Class A Shares (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a Class A Share on such Trading Day (determined without regard to after-hours trading or any other trading outside the regular trading session or trading hours) as mutually agreed by the Managing Member and the relevant Exchanging Member, or (b) if such determination is not feasible, the market price per Class A Share, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by the mutual agreement of the Managing Member and the relevant Exchanging Member, in each case, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends, subdivisions, combinations, reclassifications, recapitalizations or similar events affecting the Class A Shares.

“Warrants” means any warrants to acquire Class A Shares.

“Wells Fargo” means Wells Fargo Central Pacific Holdings, Inc., together with its Affiliates, successors and assigns.

[Capitalized terms used in the [Pico Quantitative Trading Holdings LLC Profits Interest Plan] with reference to the Prior LLC Agreement and which are not defined herein shall have the meanings ascribed thereto in the Prior LLC Agreement.]

Section 1.2 Interpretation. In this Agreement and in the exhibits hereto, except to the extent that the context otherwise requires:

(a) the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(b) defined terms include the plural as well as the singular and vice versa;

(c) words importing gender include all genders;

(d) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and to all statutory instruments or orders made under it;

(e) any reference to a “day” or a “Business Day” shall mean the whole of such day, being the period of 24 hours running from midnight to midnight;

(f) references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits to, this Agreement;

(g) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and

(h) unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

Article II
GENERAL PROVISIONS

Section 2.1 Formation. The Company has been organized as a Delaware limited liability company pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.

Section 2.2 Name. The name of the Company shall be “Pico Quantitative Trading Holdings LLC” and all business of the Company shall be conducted in such name or such other name as the Managing Member shall determine. The Company may also conduct business at the same time under one or more fictitious names if the Managing Member determines that such is in the best interests of the Company. The Managing Member may change the name of the Company, from time to time, in accordance with applicable Law.

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Section 2.3 Principal Place of Business; Other Places of Business. The principal business office of the Company is located at 32 Old Slip, 16th Floor, New York, NY 10005, or such other place within or outside the State of Delaware as the Managing Member may from time to time designate. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Managing Member deems advisable.

Section 2.4 Designated Agent for Service of Process. So long as required by the Act, the Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Company in the State of Delaware. As of the date of this Agreement, the address of the registered office of the Company in the State of Delaware is c/o [●]. The Company’s registered agent for service of process at such address is [●].

Section 2.5 Term. The term of the Company commenced on the Formation Date and such term shall continue until the Company is dissolved in accordance with the Act or this Agreement. Notwithstanding the dissolution of the Company, the existence of the Company shall continue until termination pursuant to this Agreement or as otherwise provided in the Act.

Section 2.6 No State Law Partnership; Federal Income Tax Status. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes (including Section 303 of the Federal Bankruptcy Code), and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. Notwithstanding the foregoing, the Members intend for the Company to be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. Neither the Company nor any Member shall take any action (including the filing of an election for the Company to be classified as a corporation for income tax purposes) inconsistent with the express intent of the parties hereto as set forth in this Section 2.6.

Section 2.7 Business Purpose. The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

Section 2.8 Powers. Subject to the limitations set forth in this Agreement, the Company will possess and may exercise all of the powers and privileges granted to it by the Act, by any other applicable Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company set forth in Section 2.7.

Section 2.9 Certificates; Filings. The Certificate was previously filed on behalf of the Company, in the Office of the Secretary of State of the State of Delaware as required by the Act. The Managing Member may execute and file any duly authorized amendments to the Certificate from time to time in a form prescribed by the Act. The Managing Member shall also cause to be made, on behalf of the Company, such additional filings and recordings as the Managing Member shall deem necessary or advisable. If requested by the Managing Member, the Members shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the Managing Member to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited liability company under the laws of the State of Delaware, (b) if the Managing Member deems it advisable, the operation of the Company as a limited liability company in all jurisdictions where the Company proposes to operate and (c) all other filings required to be made by the Company.

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Section 2.10 Representations and Warranties by the Members.

(a) Each Member that is an individual (including each Substituted Member as a condition to becoming a Substituted Member) represents and warrants to, and covenants with, each other Member, severally and not jointly with any other Member, that, as of the date hereof, (i) the consummation of the transactions contemplated by this Agreement to be performed by such Member will not result in a breach or violation of, or a default under, any material agreement by which such Member or any of such Member’s property is bound, or any Law to which such Member is subject and (ii) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms (except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (y) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies).

(b) Each Member that is not an individual (including each Substituted Member as a condition to becoming a Substituted Member) represents and warrants to, and covenants with, each other Member, severally and not jointly with any other Member, that, as of the date hereof, (i) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including that of its general partner(s), committee(s), trustee(s), beneficiaries, directors and/or stockholder(s) (as the case may be) as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws (as the case may be), any material agreement by which such Member is bound, or any Law to which such Member is subject, and (iii) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms (except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (y) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies).

(c) Each Member (including each Substituted Member as a condition to becoming a Substituted Member) represents and warrants, severally and not jointly with any other Member, that it is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and represents, warrants and agrees that it has acquired and continues to hold its interest in the Company for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Subject to Article XIV and the applicable terms of the Registration Rights Agreement, each Member further represents and warrants, severally and not jointly with any other Member, that (i) it is aware of and understands that the Company Units held by such Member are not registered under the Securities Act and must be held by such Member until such Company Units are registered under the Securities Act or an exemption from such registration is available, (ii) that the Company shall have no obligation to take any action that may be necessary to make available any exemption from registration under the Securities Act, (iii) there is no established market for the Company Units and no market (public or otherwise) for the Company Units will develop in the foreseeable future, (iv) such Member has no rights to require that the Company Units be registered under the Securities Act or the securities laws of various states, and the Member may not be able to avail itself of the provisions of Rule 144 adopted by the Securities and Exchange Commission under the Securities Act, and (v) that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Company in what it understands to be a speculative and illiquid investment.

(d) The representations and warranties contained in Sections 2.10(a), 2.10(b) and 2.10(c) shall survive the execution and delivery of this Agreement by each Member (and, in the case of a Substituted Member, the admission of such Substituted Member as a Member in the Company) and the dissolution, liquidation and termination of the Company.

(e) Each Member (including each Substituted Member as a condition to becoming a Substituted Member) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Company or the Managing Member have been made by any Member or any employee or representative or Affiliate of any Member, and that projections and any other information, including financial and descriptive information and documentation, that may have been in any manner submitted to such Member shall not constitute any representation or warranty of any kind or nature, express or implied.

(f) Notwithstanding the foregoing, the Managing Member may permit the modification of any of the representations and warranties contained in Sections 2.10(a), 2.10(b) and 2.10(c), as applicable, to any Member (including any Substituted Member or any transferee of either) provided that such representations and warranties, as modified, shall be set forth in either a separate writing addressed to the Company and the Managing Member.

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Section 2.11 References to Certain Equity Securities. Each reference to a Class A Share, Class C Share, Class A Common Unit, Class A Voting Common Units, Class A Nonvoting Common Units, other Company Unit, or other Company Interest shall be deemed to include a reference to each Equity Security received in respect thereof in connection with any combination of equity interests, recapitalization, merger, consolidation, or other reorganization, or by way of interest split, interest dividend, or other distribution; provided that, for the avoidance of doubt, restrictions applicable to the Class A Common Units and Class C Shares shall not apply to Class A Shares received in respect thereof in connection with the Exchange.

Section 2.12 Subsidiaries.

(a) Notwithstanding anything to the contrary in this Agreement, the Managing Member, on behalf of the Company, may form at any time one or more Subsidiaries. The Company and the Managing Member (on behalf of the Company) shall not, and shall cause each of the Company’s Subsidiaries not to, form or acquire a Subsidiary, acquire Equity Interests in any other Person, or undertake or consummate any other transaction, if such formation, acquisition or transaction, as applicable, would require the Company or any of its Subsidiaries to be classified as a bank, bank holding company, financial holding company, depository institution, depository institution holding company or “covered fund” under Section 13 of the BHCA. The Company and the Managing Member each represent and warrant to each of the Members that, as of the date hereof, none of the Company or any of its Subsidiaries are a bank, bank holding company, financial holding company, depository institution, depository institution holding company or “covered fund” under Section 13 of the BHCA.

(b) It is expressly understood that the Company may conduct its business directly or indirectly through one or more Subsidiaries; it being the intent of the Members that, unless otherwise expressly stated therein, the organizational documents relating to any Subsidiary shall be interpreted together with the provisions of this Agreement to have substantially the same effect as would be the case if all the interests therein were held or all such business was conducted by the Company pursuant to the terms of this Agreement (including, without limitation, the provisions herein regarding the management and governance of the Company). Unless otherwise expressly provided herein, any and all references herein to the Company causing or directing any action to be taken or made by or on behalf of a Subsidiary shall be construed as an action taken by the Company and shall be subject to the same rights and limitations granted and imposed on the Members and the Managing Member under this Agreement.

Article III
Recapitalization

Section 3.1 Recapitalization. To effectuate the Recapitalization, upon execution of this Agreement and as of immediately prior to the Effective Time, all Company Interests that were issued and outstanding and held by each of the Continuing Members immediately prior to the Effective Time, which are set forth next to such Continuing Member’s name on Exhibit A (the “Pre-Closing Shares”), are hereby converted into that number of Class A Nonvoting Common Units set forth next to such Continuing Member’s name on Exhibit A hereto under the heading “Post-Recapitalization Units”. The Company represents and warrants to each Original Member such Class A Common Units are hereby issued and outstanding as of the Effective Time, all such Class A Common Units are duly and validly authorized and issued, fully paid and non-assessable, free and clear of all liens, restrictions and other encumbrances (other than those expressly set forth herein or imposed under applicable securities laws), and the holders of such Class A Common Units hereby continue as Members in all respects in respect of all such Class A Common Units.

Article IV
CLASSES OF COMPANY INTERESTS; CAPITAL CONTRIBUTIONS; CONVERSION

Section 4.1 Classes of Company Interests; Capital Contributions of the Members. Each Member’s relative rights, privileges, preferences, restrictions and obligations with respect to the Company are represented by such Member’s Company Interests. There shall initially be three (3) classes of Company Interests, those being Class A Voting Common Units, the Class A-1 Nonvoting Common Units and the Class A-2 Nonvoting Common Units, which shall be issued to and held by the Members (or their Permitted Transferees), including the Managing Member. An unlimited number of Class A Voting Common Units and Class A Nonvoting Common Units are hereby authorized for issuance. As of the Closing Date, as a result of the transactions contemplated by the Recapitalization and the Business Combination Agreement, the Company Interests are held by the Members in the amounts set forth on Exhibit A hereto.

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Each Original Member has heretofore made or is deemed to have made Capital Contributions to the Company and concurrently with the consummation of the transactions contemplated by the Business Combination Agreement, the Managing Member is making a Capital Contribution to the Company. Except as provided by Law or otherwise pursuant to this Agreement, the Members shall have no obligation or, except with the prior written consent of the Managing Member, right to make any other Capital Contributions or any loans to the Company. The Managing Member shall cause to be maintained in the principal business office of the Company, or such other place as may be determined by the Managing Member, the books and records of the Company, which shall include, among other things, a register containing the name, address and number of Company Units of each Member, and such other information as the Managing Member may deem necessary or desirable (the “Register”). The Register shall not be deemed part of this Agreement. The Managing Member shall from time to time update the Register as necessary to accurately reflect the information therein, including as a result of any sales, exchanges or other Transfers, or any redemptions, issuances or similar events involving Company Units. Any reference in this Agreement to the Register shall be deemed a reference to the Register as in effect from time to time. Subject to the terms of this Agreement, the Managing Member may take any action authorized hereunder in respect of the Register without any need to obtain the consent of any other Member. No action of any Member shall be required to amend or update the Register. Except as required by applicable Law, no Member shall be entitled to receive a copy of the information set forth in the Register relating to any Member other than itself.

Section 4.2 Issuances of Additional Company Interests. Subject to the terms and conditions of this Agreement (including Section 4.4):

(a) General. The Managing Member is hereby authorized to cause the Company to issue additional Company Interests, in the form of Company Units, for any Company purpose, at any time or from time to time, to the Members or to other Persons, and to admit such Persons as Members, for such consideration and on such terms and conditions as shall be established by the Managing Member, all without the approval of any other Member or any other Person (except as provided in the immediately following sentence). Without limiting the foregoing, the Managing Member is expressly authorized to cause the Company to issue Company Units (i) upon the conversion, redemption, or exchange of any Debt, Company Units, or other securities issued by the Company, (ii) for less than fair market value, (iii) for no consideration, (iv) in connection with any merger, consolidation, or other reorganization, or (v) upon the contribution of property or assets to the Company; provided, that, any material issuance of Company Interests for no consideration in a manner that disproportionately and adversely affects the Original Members shall be subject to the prior written consent of the Original Members Representative, such consent not to be unreasonably withheld, conditioned or delayed. A Company Interest of any class or series other than a Class A Voting Common Unit shall not entitle the holder thereof to vote on, or consent to, any matter. Upon the issuance of any additional Company Interest, the Managing Member shall amend the Register and the books and records of the Company as appropriate to reflect such issuance. For the sake of clarity, under no circumstance shall any Class C Shares be issued to any Person pursuant to this Section 4.2.

(b) No Preemptive Rights. Except as expressly provided in this Agreement, no Person, including any Holder, shall have any preemptive, preferential, participation, or similar right or rights to subscribe for or acquire any Company Interest.

Section 4.3 Additional Funds and Capital Contributions.

(a) General. The Managing Member may, at any time and from time to time, determine that the Company requires additional funds (“Additional Funds”) for the acquisition or development of additional Assets, for the redemption of Company Units, or for such other purposes as the Managing Member may determine. Additional Funds may be obtained by the Company, at the election of the Managing Member, in any manner provided in, and in accordance with, the terms of this Section 4.3 without the approval of any Member or any other Person.

(b) Loans by Third Parties. The Managing Member, on behalf of the Company, may obtain any Additional Funds by causing the Company to incur Debt to any Person (other than, except as contemplated in Section 4.3(c), the Managing Member) upon such terms as the Managing Member determines appropriate, including making such Debt convertible, redeemable, or exchangeable for Company Units; provided, however, that the Company shall not incur any such Debt if any Member (other than the Managing Member in its capacity as such) would be personally liable for the repayment of such Debt.

(c) Managing Member Loans. The Managing Member, on behalf of the Company, may obtain any Additional Funds by causing the Company to incur Debt with the Managing Member if (i) such Debt is, to the extent permitted by applicable Law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights) as Funding Debt incurred by the Managing Member, the net proceeds of which are loaned to the Company to provide such Additional Funds, or (ii) such Debt is on terms and conditions no less favorable to the Company than would be available to the Company from any third party; provided, however, that the Company shall not incur any such Debt if any Member would be personally liable for the repayment of such Debt.

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Section 4.4 Issuances; Repurchases and Redemptions; Recapitalizations.

(a) Issuances by the Managing Member

(i) Subject to Section 4.4(a)(ii) and Section 14.1, if, at any time after the Closing Date, the Managing Member sells or issues Class A Shares or any other Equity Securities of the Managing Member (other than Class C Shares), (x) the Company shall concurrently issue to the Managing Member an equal number of Class A Common Units (if the Managing Member issues Class A Shares), or an equal number of such other Equity Security of the Company corresponding to the Equity Securities issued by the Managing Member (if the Managing Member issues Equity Securities other than Class A Shares), and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Managing Member so issued and (y) the Managing Member shall concurrently contribute to the Company the net proceeds or other property received by the Managing Member, if any, for such Class A Share or other Equity Security. The Managing Member shall be entitled to a make-whole payment for the tax liability realized by the Managing Member as a result of the receipt of any distributions as the Equity Securities described in this Section 4.4(a)(i) as determined by the Managing Member; provided, however, that the Original Member Representative shall have the right to review and provide comments, which will be reasonably considered by the Managing Member.

(ii) Notwithstanding anything to the contrary contained in Section 4.4(a)(i) or Section 4.4(a)(iii), this Section 4.4(a) shall not apply to (x) the issuance and distribution to holders of Class A Shares or other Equity Securities of the Managing Member of rights to purchase Equity Securities of the Managing Member under a “poison pill” or similar shareholder rights plan (and upon exchange of Class A Common Units for Class A Shares, such Class A Shares will be issued together with a corresponding right under such plan) or (y) the issuance under the Managing Member’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Securities of the Managing Member or rights or property that may be converted into or settled in Equity Securities of the Managing Member, but shall in each of the foregoing cases apply to the issuance of Equity Securities of the Managing Member in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or the vesting of restricted stock (including as set forth in clause (iii) below, as applicable).

(iii) In the event any outstanding Equity Security of the Managing Member is exercised or otherwise converted and, as a result, any Class A Shares or other Equity Securities of the Managing Member are issued (including as a result of the exercise of Warrants), (x) the corresponding Equity Security outstanding at the Company, if any, shall be similarly exercised or otherwise converted, if applicable, (y) an equivalent number of Class A Common Units or equivalent Equity Securities of the Company shall be issued to the Managing Member as required by the first sentence of Section 4.4(a)(i), and (z) the Managing Member shall concurrently contribute to the Company the net proceeds received by the Managing Member from any such exercise or conversion.

(b) New Company Issuances. Except pursuant to Section 14.1, (x) the Company may not issue any additional Class A Common Units or Company Units to the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously therewith the Managing Member or such Subsidiary issues or transfers an equal number of newly-issued Class A Shares (or relevant Equity Security of such Subsidiary) to another Person or Persons and such issuance is in accordance with Section 4.4(a), and (y) the Company may not issue any other Equity Securities of the Company to the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously therewith the Managing Member or such Subsidiary issues or transfers, to another Person, an equal number of newly-issued shares of Equity Securities of the Managing Member or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company and such issuance is in accordance with Section 4.4(a).

(c) Repurchases and Redemptions.

(i) Subject to Section 4.4(c)(iii), the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) may not redeem, repurchase, or otherwise acquire (A) Class A Shares pursuant to a Parent Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Parent Board) unless substantially simultaneously therewith the Company redeems, repurchases, or otherwise acquires from the Managing Member or such Subsidiary an equal number of Class A Common Units for the same price per security, if any, or (B) any other Equity Securities of the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) pursuant to a Parent Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Parent Board) unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from the Managing Member or such Subsidiary an equal number of the corresponding class or series of Equity Securities of the Company with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Managing Member or such Subsidiary for the same price per security, if any.

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(ii) Subject to Section 4.4(c)(iii), the Company may not redeem, repurchase, or otherwise acquire (x) any Class A Common Units from the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously the Managing Member or such Subsidiary redeems, repurchases, or otherwise acquires pursuant to a Parent Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Parent Board) an equal number of Class A Shares for the same price per security from holders thereof or (y) any other Company Units of the Company from the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously the Managing Member or such Subsidiary redeems, repurchases, or otherwise acquires pursuant to a Parent Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Parent Board) for the same price per security an equal number of Equity Securities of the Managing Member (or such Subsidiary) of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Company Units of the Managing Member or such Subsidiary.

(iii) In the event that a tender offer, share exchange offer, takeover bid, merger, consolidation, other change of control transaction or other similar transaction with respect to the Class A Shares (a “Managing Member Offer”) is proposed by the Managing Member or is proposed to the Managing Member or its stockholders, the holders of Class A Common Units shall be permitted to participate in such Managing Member Offer by delivery of an Exchange Notice (which Exchange Notice shall be effective immediately prior to the consummation of such Managing Member Offer (and, for the avoidance of doubt, shall be contingent upon such Managing Member Offer and not effective if such Managing Member Offer is not consummated)). In the case of a Managing Member Offer proposed by the Managing Member, the Managing Member shall take all such actions and do all such things as are necessary or desirable to enable and permit the holders of Class A Common Units to participate in such Managing Member Offer to the same extent or on an economically equivalent basis as the holders of Class A Shares without discrimination; provided that, without limitation of the generality of this sentence (and without limiting the ability of any Member holding Class A Common Units to consummate an Exchange at any time pursuant to the terms of this Agreement), the Managing Member shall ensure that such holders of Class A Common Units may participate in such Managing Member Offer without being required to Exchange their Class A Common Units (or, if so required, to ensure that any such Exchange shall be effective only upon, and shall be conditional upon, the closing of the transactions contemplated by the Managing Member Offer). For the avoidance of doubt, in no event shall the holders of Class A Common Units be entitled to receive in such Managing Member Offer aggregate consideration for each Class A Common Unit that is greater or lesser than the consideration payable in respect of each Class A Share in connection with such Managing Member Offer (it being understood that payments under or in respect of the Tax Receivable Agreement shall not be considered part of any such consideration). The Managing Member shall send written notice to each of the other Members at least thirty (30) days prior to the closing of the transactions contemplated by any Managing Member Offer notifying them of their rights pursuant to this Section 4.4(c)(iii), and setting forth (i) a copy of the written proposal or agreement to which the Managing Member Offer will be effected; (ii) the consideration payable in connection therewith; (iii) the terms and conditions of transfer and payment and (iv) the date and location of and procedures for selling Class A Common Units. In the event that the information set forth in such notice changes, a subsequent notice shall be delivered by the Managing Member no less than seven (7) days prior to the closing of the Managing Member Offer.

(iv) Notwithstanding the foregoing clauses (i) through (iii), to the extent that any consideration payable by the Managing Member in connection with the redemption, repurchase or acquisition of any Class A Shares or other Equity Securities of the Managing Member or any of its Subsidiaries (other than the Company or any of its Subsidiaries) consists (in whole or in part) of Class A Shares or such other Equity Securities (including in connection with the cashless exercise of an option or warrant (or other convertible right or security)) other than under the Managing Member’s employee benefit plans for which there is no corresponding Class A Common Units or other Equity Securities of the Company, then the redemption, repurchase or acquisition of the corresponding Class A Common Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

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(d) Equity Subdivisions and Combinations. Except in accordance with Section 14.1:

(i) The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization, or otherwise) or combination (by reverse equity split, reclassification, recapitalization, or otherwise) of the outstanding Company Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Capital Shares or other related class or series of Equity Security of the Managing Member, with corresponding changes made with respect to any other exchangeable or convertible Equity Securities of the Company and the Managing Member.

(ii) The Managing Member shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Capital Shares or any other class or series of Equity Security of the Managing Member, unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Company Units or other related class or series of Equity Security of the Company, with corresponding changes made with respect to any applicable exchangeable or convertible Equity Securities of the Company and the Managing Member.

(e) General Authority. For the avoidance of doubt, but subject to Section 4.1, Section 4.2 and Section 4.4, the Company and the Managing Member shall be permitted to undertake all actions, including an issuance, redemption, reclassification, distribution, division, or recapitalization, with respect to the Class A Common Units as the Managing Member determines (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) is necessary to maintain at all times a one-to-one ratio between (i) the number of Class A Common Units owned by Managing Member, directly or indirectly, and the number of outstanding Class A Shares, and (ii) the number of outstanding Class C Shares held by all Persons other than the Managing Member and the number of Class A Common Units held by all Persons other than the Managing Member disregarding, for purposes of maintaining the one-to-one ratios in clause (i), (A) options, rights or securities of the Managing Member issued under any plan involving the issuance of any Equity Securities that are convertible into or exercisable or exchangeable for Class A Shares, (B) treasury stock, or (C) preferred stock or other debt or equity securities (including warrants, options or rights) issued by the Managing Member that are convertible into or exercisable or exchangeable for Class A Shares (but in each case prior to such conversion, exercise or exchange).

Section 4.5 No Interest; No Return. No Member shall be entitled to interest on its Capital Contribution or on such Member’s Capital Account. Except as provided herein or by applicable Law, no Member shall have any right to demand or receive the return of its Capital Contribution from the Company.

Section 4.6 Capital Accounts.

(a) A Capital Account shall be maintained by the Managing Member for each Member in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such Regulations, the other provisions of this Agreement. Each Member’s Capital Account balance as of the date hereof shall be equal to the amount of its respective Closing Date Capital Account Balance set forth opposite such Member’s name on Exhibit A, which balances shall reflect a revaluation of the Company’s assets in accordance with clause (6) of the definition of Gross Asset Value. Thereafter, each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Net Income pursuant to Section 6.1 and any other items of income or gain allocated to such Member pursuant to Section 6.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Net Losses pursuant to Section 6.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 6.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Regulations Section 1.704-1(b)(2)(iv).

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(b) In the event of a Transfer of Company Units made in accordance with this Agreement, the Capital Account of the Transferor that is attributable to the transferred Company Units shall carry over to the Transferee Member in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv)(l).

(c) This Section 4.6 and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the Regulations promulgated under Code Section 704(b), including Regulation Section 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such Regulations. In determining the amount of any Liability for purposes of calculating Capital Accounts, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations. The Members’ Capital Accounts will normally be adjusted on an annual or other periodic basis as determined by the Managing Member (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned), but the Capital Accounts may be adjusted more often if a new Member is admitted to the Company or if circumstances otherwise make it advisable in the judgment of the Managing Member.

Section 4.7 Conversion of Class A Common Units. The holders of Class A Voting Common Units and the holders of Class A Nonvoting Common Units shall have conversion rights (in addition to any other conversion rights set forth herein) as follows:

(a) Right to Convert.

(i) Each Class A Voting Common Unit shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one fully paid and nonassessable Class A Nonvoting Common Unit (i.e., on a one-to-one basis). Subject in all respects to Section 4.7(a)(iii) below, each Class A Nonvoting Common Unit shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one fully paid and nonassessable Class A Voting Common Unit (i.e., on a one-to-one basis). Upon receipt of any notice from any Holder of its election to convert any Class A Voting Common Units into Class A Nonvoting Common Units pursuant to this Section 4.7(a)(i), the Company shall promptly (and, in any event, within three business days after receipt of such notice) notify in writing all BHCA Holders of all terms of such conversion, including (A) the Holder effecting such conversion; (B) the number of Class A Voting Common Units which such Holder is converting into Class A Nonvoting Common Units and (C) the number of Class A Voting Common Units that shall remain outstanding immediately after giving effect to the conversion which is the subject of such notice.

(ii) Automatic Conversion

(1) If at any time (i) a BHCA Holder, together with its Affiliates, owns or controls Class A Voting Common Units that would otherwise exceed 4.99% of any class of voting securities (as determined under the BHCA (the “Maximum Voting Control Level”)) (each such BHCA Holder, a “Automatic Converting BHCA Holder” and such time is referred to herein as the “Automatic BHCA Holder Conversion Time”), then (i) that number of Class A Voting Common Units by which such Automatic Converting BHCA Holder’s holdings of Class A Voting Common Units exceeds the Maximum Voting Control Level shall be deemed to have converted into Class A Nonvoting Common Units on a one-for-one basis without any action required by the Company, the Managing Member, such Automatic Converting BHCA Holder or any other Person and (ii) such Class A Voting Common Units may not be reissued by the Company for so long as such Class A Nonvoting Common Units issued in connection with such automatic conversion remain outstanding.

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(2) The Automatic Converting BHCA Holder and all other BHCA Holders shall be sent written notice by the Company of the Automatic BHCA Holder Conversion Time as soon as practicable following such Automatic BHCA Holder Conversion Time, which notice shall state the number of Class A Voting Common Units converted in accordance with Section 4.7(a)(ii)(1). Such notice need not be sent in advance of the occurrence of the Automatic BHCA Holder Conversion Time. Upon receipt of such notice, if the Automatic Converting BHCA Holder holds Class A Voting Common Units in certificated form, then such Automatic Converting BHCA Holder shall surrender its certificate or certificates for all such shares (or, if such Automatic Converting BHCA Holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company at the place designated in such notice. If so required by the Company, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the registered holder or by its attorney duly authorized in writing. All rights with respect to the Class A Voting Common Units converted pursuant to this Section 4.7(a)(ii), including the rights, if any, to receive notices and vote such Class A Voting Common Units, will terminate at the Automatic BHCA Holder Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), other than the right of the Automatic Converting BHCA Holder, upon surrender of any certificate or certificates of the Automatic Converting BHCA Holder (or lost certificate affidavit and agreement) therefore, to receive the items provided for in the next sentence of this Section 4.7(a)(ii)(2). As soon as practicable after the Automatic BHCA Holder Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Class A Voting Common Units, the Company shall (a) issue and deliver to the Automatic Converting BHCA Holder or to its nominees, a notice of issuance of uncertificated shares and may, upon written request, issue and deliver a certificate or certificates for the number of Class A Nonvoting Common Units issuable on such conversion in accordance with the provisions hereof and (b) issue and deliver to the Automatic Converting BHCA Holder or to its nominees, a certificate or certificates for the number of Class A Voting Common Units still held by the Automatic Converting BHCA Holder.

(iii) A Class A Nonvoting Common Unit held by any BHCA Holder (or any Affiliate of any BHCA Holder or any party to whom a BHCA Holder transfers any Class A Nonvoting Common Units and the transferees of such party or parties) shall only be convertible into a Class A Voting Common Unit upon the transfer of such Class A Nonvoting Common Unit (a) in a widespread public distribution; (b) to the Company (or to the Managing Member in connection with an Exchange); (c) in a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities (as such terms are defined and as such percentage is calculated for purposes of the BHCA) of the Company; or (d) to a transferee that would control more than 50% of every class of voting securities (as such terms are defined and as such percentage is calculated for purposes of the BHCA) of the Company, without giving effect to any transfer of such Class A Nonvoting Common Unit.

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(b) Mechanics of Conversion.

(i) Notice of Conversion. In order for a holder of Class A Voting Common Units or Class A Nonvoting Common Units to voluntarily convert Class A Voting Common Units or Class A Nonvoting Common Units (as the case may be) into shares of Class A Nonvoting Common Units or Class A Voting Common Units (as the case may be), such holder shall surrender the certificate or certificates for such Class A Voting Common Units or Class A Nonvoting Common Units (as the case may be) (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Company (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the Class A Voting Common Units or Class A Nonvoting Common Units (as the case may be) represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for Class A Voting Common Units or Class A Nonvoting Common Units (as the case may be) to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Company if the Company serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Class A Conversion Time”), and the Class A Voting Common Units or Class A Nonvoting Common Units (as the case may be) issuable upon conversion of the Class A Voting Common Units or Class A Nonvoting Common Units represented by such certificate shall be deemed to be outstanding of record as of such date. The Company shall, as soon as practicable after the Class A Conversion Time, issue and deliver to such holder of Class A Voting Common Units or Class A Nonvoting Common Units (as the case may be), or to his, her or its nominees, a certificate or certificates for the number of full shares of Class A Nonvoting Common Units or Class A Voting Common Units (as the case may be) issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the Class A Voting Common Units or Class A Nonvoting Common Units (as the case may be) represented by the surrendered certificate that were not converted into Class A Nonvoting Common Units or Class A Voting Common Units (as the case may be).

(ii) Effect of Conversion. All Class A Voting Common Units or Class A Nonvoting Common Units (as the case may be) which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Class A Conversion Time or the Automatic BHCA Holder Conversion Time, as applicable, except only the right of the holders thereof to receive Class A Nonvoting Common Units or Class A Voting Common Units (as the case may be) in exchange therefor. Any Class A Voting Common Units or Class A Nonvoting Common Units so converted shall be deemed to be returned to the status of authorized but unissued Class A Voting Common Units or Class A Nonvoting Common Units, as applicable, and may be reissued as units of such series.

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Article V
DISTRIBUTIONS

Section 5.1 Distributions Generally. Subject to Section 5.5 and Section 5.7, the Managing Member may cause the Company to distribute all or any portion of available cash generated by the Company to the Holders of Class A Common Units pro rata and in accordance with their respective Percentage Interests of Class A Common Units on the Company Record Date with respect to such distribution; provided, that any transferor and transferee of Units may mutually agree as to which of them should receive the payment of any distribution under Section 5.2 hereof.

Section 5.2 Tax Distributions. Prior to making distributions pursuant to Section 5.1, on or prior to each Tax Distribution Date, the Company shall be required to, subject only to Section 5.5, make pro rata distributions of cash to the Holders of Class A Common Units (in accordance with their respective Percentage Interests of Class A Common Units) in an amount sufficient to ensure that each such Holder receives a distribution at least equal to such Holder’s Assumed Tax Liability, if any, with respect to the relevant taxable period to which the distribution relates. Notwithstanding the foregoing, distributions pursuant to this Section 5.2, if any, shall be made to a Member only to the extent all previous distributions to such Member pursuant to Section 5.1 and Section 5.2 with respect to the taxable period are less than the distributions such Member otherwise would have been entitled to receive with respect to such taxable period pursuant to this Section 5.2.2

Section 5.3 Distributions in Kind. No Holder may demand to receive property other than cash as provided in this Agreement. The Managing Member may cause the Company to make a distribution in kind of Company assets to the Holders, and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with Articles V, Article VI and Article X. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not distribute to any BHCA Holder or any of such BHCA Holder’s Affiliates (including, without limitation, any distribution of any Equity Securities of any Person other than the Company in connection with any merger, consolidation or other similar change in control transaction involving the Company or any of its Subsidiaries (including, without limitation, any Managing Member Offer)), without the prior written consent of such BHCA Holder, any assets or other property that is not in the form of cash, and, to the extent necessary, any such non-cash distribution shall instead be made to such BHCA Holder in the form of cash based upon the then-current fair market value of the assets or other non-cash property (as mutually agreed upon by the Managing Member and such BHCA Holder) which otherwise would be distributable to such BHCA Holder.

Section 5.4 Distributions to Reflect Additional Company Units. In the event that the Company issues additional Company Units pursuant to the provisions of Article IV, the Managing Member is hereby authorized to make such revisions to this Article V and to Article VI as it determines are necessary or desirable to reflect the issuance of such additional Company Units, including making preferential distributions to certain classes of Company Units (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned).

[2]	Note to Draft: Tax Distribution mechanics subject to further review.

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Section 5.5 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Managing Member, on behalf of the Company, shall make a distribution to any Holder if such distribution would violate the Act or other applicable Law.

Section 5.6 Use of Distributions. The Managing Member shall use distributions received from and other cash of the Company for payment of taxes, liabilities (including without limitation, liabilities under the Tax Receivables Agreement), or expenses of the Managing Member, to loan funds to the Company in the accordance with this Agreement, for the payment of dividends to its shareholders or for other general corporate purposes, in each case in accordance with a budget approved by, or otherwise approved by, the Parent Board; provided that the Managing Member may not use such distributions or other cash of the Company to acquire any Company Interests, except as otherwise provided in Section 4.4 hereof.

Section 5.7 Unvested Units. Notwithstanding the foregoing, the portion of any distribution that would otherwise be made in respect of any Unvested Class A Common Unit under Section 5.1 (“Unvested Distribution Amount”) shall be deducted from such distribution and be recorded as an Unvested Distribution Amount in the Company’s books and records at the time of such distribution, and the Unvested Distribution Amount in respect of any such Class A Common Unit that vested following such prior distribution shall be distributed by the Company to the holder of such Class A Common Unit in the proportion of, and promptly following, such vesting. Upon the termination, forfeiture or cancellation of any Unvested Class A Common Unit, any Unvested Distribution Amount previously recorded with respect to such Unvested Class A Common Unit shall be noted as cancelled on the books and records of the Company and such amount shall in the next distribution under Section 5.1 be distributed pursuant to the terms of Section 5.1, and the former holder of any such Unvested Class A Common Unit shall have no right to receive any such distributions. For the avoidance of doubt, Unvested Class Common Units shall have allocations of Net Income and Net Loss in accordance with Section 6.1.

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Article VI
ALLOCATIONS

Section 6.1 General Allocations. After giving effect to the allocations under Section 6.2 and subject to Section 6.2 and Section 6.4, Net Income and Net Loss (and, to the extent reasonably determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Net Income and Net Loss) for each Fiscal Year or other taxable period shall be allocated among the Members during such Fiscal Year or other taxable period in a manner such that, after giving effect to all distributions through the end of such Fiscal Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (a) the amount such Member would receive pursuant to Section 12.3 if all assets of the Company on hand at the end of such Fiscal Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each Nonrecourse Liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 12.3 to the Members immediately after making such allocation, minus (b) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

Section 6.2 Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Article VI:

(a) Regulatory Allocations.

(i) Minimum Gain Chargeback. Except as otherwise provided in Regulations section 1.704-2(f), notwithstanding the provisions of Section 6.1, or any other provision of this Article VI, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Holder shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder’s share of the net decrease in Company Minimum Gain, as determined under Regulations section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be allocated shall be determined in accordance with Regulations sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2(a)(i) is intended to comply with the minimum gain chargeback requirement in Regulations section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Member Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Regulations section 1.704-2(i)(4) or in Section 6.2(a)(i), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Holder who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt (determined in accordance with Regulations section 1.704-2(i)(5)) as of the beginning of the Fiscal Year shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder’s respective share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt. A Holder’s share of the net decrease in Member Minimum Gain shall be determined in accordance with Regulations section 1.704-2(i)(4); provided that a Holder shall not be subject to this provision to the extent that an exception is provided by Regulations section 1.704-2(i)(4) and any IRS revenue rulings, revenue procedures, or notices issued with respect thereto. Allocations pursuant to this Section 6.2(a)(ii) shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.2(a)(ii) is intended to comply with the minimum gain chargeback requirement in Regulations section 1.704-2(i) and shall be interpreted consistently therewith.

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(iii) Nonrecourse Deductions and Member Nonrecourse Deductions. Any Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holders in accordance with their respective Percentage Interests. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holder(s) who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable, in accordance with Regulations section 1.704-2(i).

(iv) Qualified Income Offset. If any Holder unexpectedly receives an adjustment, allocation or distribution described in Regulations section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be allocated, in accordance with Regulations section 1.704-1(b)(2)(ii)(d), to such Holder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible, provided that an allocation pursuant to this Section 6.2(a)(iv) shall be made if and only to the extent that such Holder would have an Adjusted Capital Account Deficit after all other allocations provided in this Article VI have been tentatively made as if this Section 6.2(a)(iv) were not in the Agreement. It is intended that this Section 6.2(a)(iv) comply with the qualified income offset requirement in Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(v) Gross Income Allocation. In the event that any Holder has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (1) the amount (if any) that such Holder is obligated to restore to the Company upon complete liquidation of such Holder’s Company Interest and (2) the amount that such Holder is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Holder shall be specially allocated items of Company income and gain in the amount of such excess to eliminate such deficit as quickly as possible, provided that an allocation pursuant to this Section 6.2(a)(v) shall be made if and only to the extent that such Holder would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article VI have been tentatively made as if this Section 6.2(a)(v) and Section 6.2(a)(iv) were not in the Agreement.

(vi) Limitation on Allocation of Net Loss. To the extent that any allocation of Net Loss (or items of loss) would cause or increase an Adjusted Capital Account Deficit as to any Holder, such allocation of Net Loss (or items of loss) shall be reallocated (x) first, among the other Holders of Class A Common Units in accordance with their respective Percentage Interests, and (y) thereafter, among the Holders of other Company Units, as determined by the Managing Member (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned), subject to the limitations of this Section 6.2(a)(vi).

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(vii) Section 754 Adjustment. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(2) or Regulations section 1.704-1(b)(2) (iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Holder of Class A Common Units in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Holders of Class A Common Units in accordance with their respective Percentage Interests in the event that Regulations section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Holder(s) to whom such distribution was made in the event that Regulations section 1.704-1(b) (2)(iv)(m)(4) applies.

(viii) Curative Allocations. The allocations set forth in Sections 6.2(a)(i), (ii), (iii), (iv), (v), (vi) and (vii) (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 6.1, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Holders of Class A Common Units so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Holder of a Class A Common Unit shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.

(b) Allocation of Excess Nonrecourse Liabilities. For purposes of determining a Holder’s proportional share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations section 1.752-3(a)(3), each Holder’s respective interest in Company profits shall be equal to such Holder’s Percentage Interest with respect to Class A Common Units.

Section 6.3 Tax Allocations.

(a) In General. Except as otherwise provided in this Section 6.3, for income tax purposes under the Code and the Regulations each Company item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Holders in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 6.1 and Section 6.2.

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(b) Section 704(c) Allocations. Notwithstanding Section 6.3(a), Tax Items with respect to an Asset that is contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated among the Holders for income tax purposes pursuant to Regulations promulgated under Section 704(c) of the Code so as to take into account such variation. The Company shall account for such variation under the traditional method as described in Regulations section 1.704-3(b), or such other method determined by the Managing Member and permitted by Regulations (with the approval of the Original Member Representative). In the event that the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) of the definition of “Gross Asset Value” (provided in Section 1.1), subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the applicable Regulations and using the traditional method as described in Regulations section 1.704-3(b), or such other method determined by the Managing Member and permitted by Regulations (with the approval of the Original Member Representative). If, as a result of an exercise of a non-compensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Regulations Sections 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Regulations Section 1.704-1(b)(4)(x). If, pursuant to Section 6.2(a)(i), the Managing Member causes a Capital Account reallocation in accordance with principles similar to those set forth in Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Managing Member shall make corrective allocations in accordance with principles similar to those set forth in Regulations Section 1.704-1(b)(4)(x).

Section 6.4 Other Allocation Rules. With regard to the Managing Member’s acquisition of the Class A Common Units pursuant to the Business Combination Agreement, Net Income and Net Loss shall be allocated to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Regulations thereunder. If during any Fiscal Year there is any other change in any Member’s ownership of Company Units in the Company, the Managing Member shall consult in good faith with the Original Member Representative and the tax advisors to the Company and allocate the Net Income or Net Loss to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Regulations thereunder; provided however that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Regulations thereunder and that is selected by the Managing Member (with the prior written consent of the Original Member Representative, not to be unreasonably withheld, conditioned or delayed).

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Article VII
OPERATIONS

Section 7.1 Management.

(a) The Company is a manager-managed limited liability company. Accordingly, management of the affairs of the Company shall be vested in the Company Board, except to the extent otherwise delegated to the Managing Member pursuant to this Agreement. The Persons constituting the Board (each, a “Manager”) will be (i) the “managers” of the Company for all purposes under the Act and (ii) the Company Board for all purposes under this Agreement. The Company Board will have the power to act only by a majority of the Managers in accordance with the provisions and in the manner specified herein. The Company Board will initially consist of three members. Two of such members shall be appointed by the Managing Member, who shall serve until they resign or are replaced by the Managing Member, and one of which members shall be appointed by the remaining Members holding a majority of the Class A-1 Nonvoting Common Units (excluding for this purpose, the Managing Member), who shall serve until they resign or are replaced by the remaining Members holding a majority of the Class A-1 Nonvoting Common Units (excluding for this purpose, the Managing Member). New members of the Company Board shall be appointed by the Managing Member; provided, however, that at all times, at least one of the Managers shall have been appointed by the remaining Members holding a majority of the Class A-1 Nonvoting Common Units (excluding for this purpose, the Managing Member).

(b) The Company Board shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to do or cause to be done any and all acts, at the expense of the Company, as it deems necessary or appropriate to accomplish the purposes and direct the affairs of the Company. The Company Board shall have the exclusive power and authority to bind the Company, except and to the extent that such power is expressly delegated in writing to any other Person by the Company Board. The Managers need not also be Members of the Company. Notwithstanding any provision of this Agreement, the Company, and the Company Board on behalf of the Company, may enter into and perform any document without any vote or consent of any other Person. No Member or Assignee shall take part in the operations, management or control (within the meaning of the Act) of the Company’s business, transact any business in the Company’s name, or have the power to sign documents for or otherwise bind the Company. The transaction of any such business by the Company Board shall not affect, impair, or eliminate the limitations on the liability of the Members or Assignees under this Agreement.

(c) Subject to the terms of this Agreement (including, without limitation, Section 13.1 and Article XIV), the determination as to any of the following matters, made by or at the direction of the Company Board consistent with the Act and this Agreement, shall be final and conclusive and shall be binding upon the Company and every Member: (i) the amount of assets at any time available for distribution or the redemption of Class A Common Units; (ii) the amount and timing of any distribution; (iii) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (iv) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company; (v) any matter relating to the acquisition, holding and disposition of any assets by the Company; or (vi) any other matter relating to the business and affairs of the Company or required or permitted by applicable Law, this Agreement or otherwise to be determined by the Company Board.

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(d) The Company Board may also, from time to time, appoint such officers and establish such management and/or advisory boards or committees of the Company as the Company Board deems necessary or advisable, each of which shall have such powers, authority and responsibilities as are delegated in writing by the Company Board from time to time, provided that in no event shall the Company Board or the Parent Board be absolved of its fiduciary duties pursuant to Section 7.5(c) by virtue of any such appointment. Each such officer and/or board or committee member shall serve at the pleasure of the Company Board.

(e) Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other applicable Law, no Member shall (i) have any right to vote on or consent to any other matter, act, decision or document involving the Company or its business, or (ii) take part in the day-to-day management, or the operation or control, of the business and affairs of the Company. Without limiting the generality of the foregoing, the Company Board may cause the Company, without the consent or approval of any of the Members, to enter into any of the following in one or a series of related transactions: (A) any merger, (B) any acquisition, (C) any consolidation, (D) any sale, lease, division or other transfer or conveyance of assets, (E) any recapitalization or reorganization of outstanding securities, (F) any merger, sale, lease, spin-off, exchange, transfer or other disposition of a subsidiary, division or other business, (G) any issuance of debt or equity securities (subject to any limitations expressly provided for herein) or (H) any incurrence of indebtedness. Except to the extent expressly delegated in writing by the Company Board, no Member or Person shall be an agent for the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

(f) Only the Company Board may commence a voluntary case on behalf of, or an involuntary case against, the Company under a chapter of Title 11 U.S.C. by the filing of a “petition” (as defined in 11 U.S.C. 101(42)) with the United States Bankruptcy Court. Any such petition filed by any Member, to the fullest extent permitted by applicable Law, shall be deemed an unauthorized and bad faith filing and all parties to this Agreement shall use their best efforts to cause such petition to be dismissed.

(g) It is anticipated that the Managing Member’s primary business activities shall be focused on assisting the Company Board in its operation of the Company and its Subsidiaries. Subject to the foregoing, the Members acknowledge and agree that, subject to the terms of any other employment, consulting or similar arrangements or engagement with the Company, the Managing Member, or any Affiliate of either of them:

(i) any Member and its Affiliates may engage or invest in any other business, activity or opportunity of any nature, independently or with others;

(ii) neither the Company nor any Member (in its capacity as such) shall have any right to participate in any manner in such engagement or investment, or the profits or income earned or derived therefrom; and

(iii) the pursuit of such activities by any such Member shall not be deemed in violation of breach of this Agreement or any obligation or duty owed by such Member to the Company or the other Members.

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(h) Subject to Section 7.1(h), the Company Board shall have the power, without the consent of the Members or the consent or approval of any Member, to amend this Agreement solely to the extent necessary to facilitate or implement any of the following purposes:

(i) to add to the obligations of the Company Board or surrender any right or power granted to the Company Board for the benefit of the Members;

(ii) to reflect the admission, substitution or withdrawal of Members, the Transfer of any Company Interest or the termination of the Company in accordance with this Agreement, and to amend the Register in connection with such admission, substitution, withdrawal or Transfer;

(iii) to reflect a change that is of an inconsequential nature or does not adversely affect the Members in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with applicable Law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with applicable Law or with the provisions of this Agreement;

(iv) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

(v) to modify either or both of the manner in which items of Net Income or Net Loss are allocated pursuant to Article VI or the manner in which Capital Accounts are adjusted, computed, or maintained (but in each case only to the extent set forth in the definition of “Capital Account” or Section 5.4 or as contemplated by the Code or the Regulations);

(vi) to reflect the issuance of additional Company Interests in accordance with Article IV;

(vii) to set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any additional Company Units issued pursuant to Article IV; and

(viii) to reflect any other modification to this Agreement as is reasonably necessary for the business or operations of the Company and which does not violate Section 7.1(h).

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(i) Without limitation of, and in addition to, any of the rights set forth in Article XIII, this Agreement shall not be amended, and no action may be taken by the Company Board, without the consent of each Member adversely affected thereby (if any), if such amendment or action would (i) modify the limited liability of such Member or increase the obligation of such Member hereunder (including, without limitation, any obligation of such Member to make a Capital Contribution to the Company), (ii) adversely alter the rights of any Member to receive the distributions to which such Member is entitled (including, without limitation, pursuant to Article V or Section 12.3(a)(iii)), or alter the allocations specified in Article VI (except, in any case, to the extent permitted pursuant to Sections 4.2, 5.4 and 7.1(g)), (iii) amend, alter or modify in any respect Article XIV hereof, amend, alter or modify in any respect any other term hereof related to the Exchange rights of the Members set forth in Article XIV, or amend, alter or modify in any respect any related definitions thereto, (iv) would convert the Company into a corporation, or (v) amend Section 7.3(b) or this Section 7.1(h); provided, however, that, (1) with respect to clauses (iv) and (v), the consent of any individual Member adversely affected shall not be required for any amendment or action that affects all Members holding the same class or series of Company Units on a uniform or pro rata basis, if approved by a Majority in Interest of the Members of such class or series and (2) with respect to clauses (ii) and (iii), the consent of any individual Member adversely affected shall not be required for any amendment or action that affects all Members holding the same class or series of Company Units on a uniform or pro rata basis, if approved by the holders of [67]% of all outstanding Company Units held by all Members. Further, no amendment may alter the restrictions on the Company Board’s authority set forth elsewhere in this Section 7.1 without the consent specified therein. Any such amendment or action consented to by any Member shall be effective as to that Member, notwithstanding the absence of such consent by any other Member.

Section 7.2 Compensation and Advances.

(a) The Managers shall not receive any fees from the Company for their service on the Company Board.

(b) From time to time until such time as the Managing Member owns no other Person or businesses (other than the Company or any of its Subsidiaries), the Company shall be liable for, and shall reimburse the Managing Member, on a monthly basis, or such other basis as the Managing Member may reasonably determine, for sums to the extent reasonably expended by the Managing Member (and specifically excluding sums paid directly by the Company or any of its subsidiaries) directly related to the Company’s business, including (i) expenses relating to the ownership of interests in and management and operation of, or for the benefit of, the Company, (ii) compensation of officers and employees of the Managing Member or the Company, (iii) director fees and expenses, (iv) all costs and expenses of the Managing Member being a public company, including costs of filings with the SEC, tax returns, reports and other distributions to its stockholders, and (v) other costs and expenses incidental to their existence or related to the foregoing matters; provided that for the avoidance of doubt in no event shall the expenses payable pursuant to this Section 7.2(b) include any tax liabilities or other obligations of the Managing Member or any of its Affiliates. Such reimbursements shall be in addition to any reimbursement of the Managing Member as a result of indemnification pursuant to Section 7.6. Notwithstanding anything herein to the contrary, the Managing Member shall not be entitled to reimbursement of expenses incurred at or prior to the Effective Time unless and to the extent such expenses constitute Final Buyer Transaction Expenses within the meaning of the Business Combination Agreement and such expenses remain unpaid following the Effective Time.

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(c) To the extent practicable, Company expenses shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Managing Member by the Company pursuant to this Section 7.2 constitute gross income to such Person (as opposed to a repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code (unless otherwise required by the Code and the Regulations) and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts.

Section 7.3 Outside Activities.

(a) The Managing Member shall not directly or indirectly enter into or conduct any business, other than in connection with and to the extent expressly permitted hereby and in furtherance of the interests of the Company, (i) the ownership, acquisition and disposition of Company Interests, (ii) the management of the business of the Company, (iii) its operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, (iv) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests of the Managing Member, (v) financing or refinancing of any type related to the Company or its assets or activities, and (vi) such activities as are incidental thereto; provided, that the net proceeds of any financing raised by the Managing Member pursuant to the preceding clauses (iv) and (v) shall be made available to the Company, whether as Capital Contributions, loans or otherwise, as appropriate. Nothing contained herein shall be deemed to prohibit the Managing Member from executing guarantees of Company debt for which it would otherwise be liable in its capacity as Managing Member.

(b) Subject to any agreements entered into pursuant to Section 7.4 and any other agreements entered into by a Member or any of its Affiliates with the Managing Member, the Company or a Subsidiary (including any employment agreement), any Member and any Assignee, officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities (including investing in, financing and advising any other entity or business) that are in direct or indirect competition with the Company or that are enhanced by the activities of the Company. Neither the Company nor any Member shall have any rights by virtue of this Agreement in any business ventures or opportunities of any Member or any Assignee, officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Member. Subject to such agreements, none of the Members nor any other Person shall have any rights by virtue of this Agreement in any business ventures or opportunities of any other Person (other than the Managing Member, to the extent expressly provided herein), and such Person shall have no obligation pursuant to this Agreement, subject to Section 7.4 and any other agreements entered into by a Member or its Affiliates with the Managing Member, the Company or a Subsidiary, to offer any interest in any such business ventures or opportunities to the Company, any Member, or any such other Person, even if such opportunity is of a character that, if presented to the Company, any Member or such other Person, could be taken by such Person.

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Section 7.4 Transactions with Affiliates.

(a) Except as provided in Section 7.3, the Company may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable Law.

(b) The Managing Member may propose and adopt on behalf of the Company employee benefit plans funded by the Company for the benefit of employees of the Managing Member, the Company, Subsidiaries of the Company or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Managing Member, the Company or any of the Company’s Subsidiaries.

Section 7.5 Liability of Members; Fiduciary and Other Duties; Indemnification.

(a) Except as otherwise provided by the Act, the debts, expenses, obligations and liabilities of the Company, whether arising in contact, tort or otherwise, shall be solely the debts, expenses, obligations and liabilities of the Company, and no Member (including any Managing Member) nor any Member’s Affiliates, directors, officers, managers, owners, employees or representatives (or any of their respective Affiliates) shall be obligated personally for any such debt, expense, obligation, or liability of the Company solely by reason of being a Member. To the fullest extent permitted by applicable Law, recourse for any monetary liability or obligation of a Member to the Company or any other Member under this Agreement, in its capacity as a Member, shall be limited to the Company Interests held by such Member or the value thereof and not against any other assets of such Member or any of such Member’s Affiliates. All Persons dealing with the Company shall have recourse solely to the Company for the payment of the debts, expenses, obligations or liabilities of the Company.

(b) To the greatest extent permitted under applicable Law, no Manager or Member, including the Managing Member and the Original Member Representative in such Member’s capacity as such, and none of any Member’s Affiliates, officers, directors, partners, managers, members, shareholders and employees or any Affiliate of the foregoing, nor the members of the Parent Board nor the employees and officers of the Company (all such persons being referred to as “Indemnitees”) shall be liable, in damages or otherwise, to the Company or to any Member for any losses sustained or liabilities incurred as a result of any act or omission of such Indemnitee not in violation of its fiduciary duties, if any.

(c) An Indemnitee acting under this Agreement shall not be liable to the Company or to any other Indemnitee for such Person’s good-faith reliance on the provisions of this Agreement. Notwithstanding anything to the contrary contained in this Agreement or any other agreement between or among any of the parties hereto, to the fullest extent permitted by applicable Law as in effect from time to time, when any Member takes any action in his, her or its capacity as a Member, including any action (or inaction) under this Agreement to give or withhold its approval or consent, such Member shall have no fiduciary duty whatsoever.

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(d) The Managing Member may consult with legal counsel, accountants and financial or other advisors, and any act or omission suffered or taken by the Managing Member on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the Managing Member will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

Section 7.6 Indemnification.

(a) The Company shall indemnify and hold harmless each Indemnitee (and such person’s heirs, successors, assigns, executors or administrators) to the full extent permitted by applicable Law as in effect from time to time from and against any and all losses, claims, damages, liabilities, expenses (including reasonable attorney’s fees and other legal fees and expenses), judgments, fines, settlements and other amounts of any nature whatsoever, known or unknown, liquid or illiquid (collectively, “Liabilities”) arising from any and any threatened, pending or completed claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, and whether formal or informal, including appeals (“Actions”), in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of any act performed or omitted to be performed by such Indemnitee on behalf of the Company or by reason of the fact that the Indemnitee is or was serving as an officer, director, partner, trustee, employee, representative or agent of the Company if (i) the Indemnitee acted in good faith, within the scope of such Indemnitee’s authority, and in a manner it believed to be in, or not contrary to, the best interests of the Company, (ii) the Action was not initiated by the Indemnitee (other than an action to enforce such Indemnitee’s rights under this Agreement (including, without limitation, such Indemnitee’s rights to indemnification or advancement of expenses under this Section 7.6)), (iii) the Indemnitee has not been established by a final judgment of a court of competent jurisdiction to be liable to the Company, and (iv) such action or inaction did not constitute fraud, willful misconduct or bad faith by the Indemnitee.

(b) Expenses incurred by an Indemnitee in defending any Action, subject to this Section 7.6 shall be advanced by the Company prior to the final disposition of such Action upon receipt by the Company of a written commitment by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 7.6.

(c) Any indemnification obligations of the Company arising under this Section 7.6 shall be satisfied out of any Company assets (including any amounts otherwise currently or subsequently distributable to any Member(s)) and not from any assets of the Members or any of their respective Affiliates.

(d) The provisions of this Section 7.6 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Person.

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(e) The right to indemnification provided hereby shall not be exclusive of, and shall not affect, any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, executors and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

(f) To the fullest extent permitted by applicable Law, the Company may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the Managing Member shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.6 are for the benefit of the Indemnitees, their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.6 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Company’s liability to any Indemnitee under this Section 7.6 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(i) Notwithstanding anything to the contrary in this Agreement, the indemnification rights and obligations set forth in this Agreement shall not apply to any breaches of fiduciary duties set forth in Section 7.5(c), to the extent (and only to the extent) that it has been finally determined by a court of competent jurisdiction that, respectively, a director of a Delaware corporation would be prohibited by the laws of the State of Delaware from being indemnified with respect to such matter or a Delaware corporation is prohibited by the laws of the State of Delaware from indemnifying a member of its board of directors with respect to such matter.

Article VIII
RIGHTS AND OBLIGATIONS OF MEMBERS

Section 8.1 Return of Capital. Except pursuant to the rights of Exchange set forth in Section 14.1, no Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon dissolution of the Company as provided herein. Except to the extent expressly provided in Article V or Article VI or otherwise expressly provided in this Agreement, no Member or Assignee shall have priority over any other Member or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.

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Section 8.2 Rights of Members Relating to the Company.

(a) In addition to other rights provided by this Agreement or by the Act, the Managing Member shall deliver to each Member a copy of any information mailed to all of the common stockholders of the Managing Member as soon as practicable after such mailing.

(b) Notwithstanding any other provision of this Section 8.2, the Managing Member may keep confidential from the Members (or any of them), for such period of time as the Managing Member determines to be reasonable, any information that (i) the Managing Member believes to be in the nature of trade secrets or other information the disclosure of which the Managing Member in good faith believes is not in the best interests of the Company or the Managing Member or (ii) the Company or the Managing Member is required by applicable Law or by agreement to keep confidential.

Article IX
BOOKS AND RECORDS

Section 9.1 Books and Records. At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Company for financial reporting purposes, on an accrual basis, in accordance with United States generally accepted accounting principles, consistently applied. The Company shall keep at its principal office the following:

(a) a current list of the full name and the last known street address of each Member;

(b) a copy of the Certificate and this Agreement and all amendments thereto; and

(c) copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years.

Section 9.2 Inspection. Subject to Section 15.12, Members (personally or through an authorized representative) may, for purposes reasonably related to their respective Company Interests, examine and copy (at their own cost and expense) the books and records of the Company at all reasonable business hours upon reasonable prior notice.

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Article X
TAX MATTERS

Section 10.1 Preparation of Tax Returns. The Managing Member shall arrange for the preparation and timely filing of all returns with respect to Company income, gains, deductions, losses and other items required of the Company for federal and state income tax purposes and shall use all reasonable effort to furnish, within ninety (90) days of the close of each taxable year, an estimate of the tax information reasonably required by the Members (including a draft Schedule K-1) for federal and state income tax and any other tax reporting purposes and, within one hundred and eighty (180) days of the close of each taxable year, such final information (including a final Schedule K-1).

Section 10.2 Tax Elections. The Managing Member shall file (or cause to be filed) an election pursuant to Code Section 754 (and any corresponding provision for state and local income tax purposes) for the Company for the Fiscal Year that includes the Closing Date and shall maintain and keep such election in effect at all times (and, if applicable, the Managing Member and the Company shall cause any Subsidiary of the Company to file and maintain such an election). Except as otherwise provided herein, the Managing Member shall determine whether to make any other available election pursuant to the Code; provided that the Managing Member shall consult in good faith with the Original Member Representative with respect to any material tax election with respect to the Company that could reasonably be expected to have an adverse effect on the Original Members.

Section 10.3 Partnership Representative.

(a) The Managing Member is hereby designated as the “partnership representative” pursuant to Section 6223(a) of the Code (in such capacity, the “Partnership Representative”). In addition, the Managing Member is hereby authorized to designate or remove any other Person selected by Managing Member as the Partnership Representative (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned); provided that all actions taken by the Partnership Representative pursuant to this Section 10.3 shall be subject to the overall oversight and authority of the Parent Board. For each Fiscal Year in which the Partnership Representative is an entity, the Company shall appoint the “designated individual” identified by the Partnership Representative and approved by the Parent Board to act on its behalf in accordance with the applicable Regulations or analogous provisions of state or local Law. Each Member hereby expressly consents to such designations and agrees to take, and that the Managing Member is authorized to take (or cause the Company to take), such other actions as may be necessary or advisable pursuant to Regulations or other Internal Revenue Service or Treasury guidance or state or local Law to cause such designations or evidence such Member’s consent to such designations.

(b) Subject to this Section 10.3, the Partnership Representative shall have the sole authority to act on behalf of the Company in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the BBA Rules, including making any elections under the BBA Rules or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any Action, audit or examination before the IRS or any other tax authority (each, an “Audit”), and to expend Company funds for professional services and other expenses reasonably incurred in connection therewith.

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(c) Without limiting the foregoing, the Partnership Representative shall give prompt written notice to the Original Member Representative of the commencement of any Audit of the Company or any of its Subsidiaries (a “Specified Audit”). The Partnership Representative shall (i) keep the Original Member Representative reasonably informed of the material developments and status of any such Specified Audit, (ii) permit the Original Member Representative (or its designee) to participate (including using separate counsel), in each case at the Original Members’ sole cost and expense, in any such Specified Audit, and (iii) promptly notify the Original Member Representative of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The Partnership Representative or the Company shall promptly provide the Original Member Representative with copies of all material correspondence between the Partnership Representative or the Company (as applicable) and any Governmental Entity in connection with such Specified Audit and shall give the Original Member Representative a reasonable opportunity to review and comment on any material correspondence, submission (including settlement or compromise offers) or filing in connection with any such Specified Audit. Additionally, the Partnership Representative shall not (and the Company shall not (and shall not authorize the Partnership Representative to)) settle, compromise or abandon any Specified Audit in a manner that would reasonably be expected to have a disproportionate (compared to the Managing Member) and material adverse effect on the Original Members without the Original Member Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The Partnership Representative shall obtain the prior written consent of the Original Member Representative (which consent shall not be unreasonably withheld, delayed or conditioned) before (i) making an election under Section 6226(a) of the Code (or any analogous provision of state or local Law) (a “Push-Out Election”) or (ii) taking any material action under the BBA Rules that would reasonably be expected to have a disproportionate (compared to the Managing Member) and material adverse effect on the Original Members, in the case of clauses (i) and (ii).

(d) This Section 10.3 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Company Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

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Section 10.4 Withholding Tax Indemnification.

(a) If the Company or any other Person in which the Company holds an interest is required by Law to withhold or to make tax payments on behalf of or with respect to any Member, or the Company is subjected to tax itself (including any amounts withheld from amounts directly or indirectly payable to the Company or to any other Person in which the Company holds an interest) by reason of the status of any Member as such or that is specifically attributable to a Member (including federal, state, local or foreign withholding, personal property, unincorporated business or other taxes, the amount of any taxes arising under the BBA Rules, the amount of any taxes imposed under Code Section 1446(f), and any interest, penalties, additions to tax, and expenses related to any such amounts) (“Tax Advances”), the Managing Member may cause the Company to withhold such amounts and cause the Company to make such tax payments as so required, and each Member hereby authorizes the Company to do so. All Tax Advances made on behalf of a Member shall be repaid by reducing the amount of the current or next succeeding distribution pursuant to Section 5.1 or Section 5.2 of this Agreement and, if applicable, the proceeds of liquidation that would otherwise have been made to such Member under this Agreement. For all purposes of this Agreement, such Member shall be treated as having received the amount of the distribution, if applicable, that is equal to the Tax Advance at the time of such Tax Advance. Notwithstanding the foregoing, to the extent that the aggregate amount of Tax Advances for any period made on behalf of a Member exceeds the actual distributions that would have otherwise been made to such Member pursuant to Section 5.1 or Section 5.2 following such Tax Advances, then such Member shall indemnify and hold harmless the Company for the entire amount of such excess (which has not offset distributions pursuant to this Section 10.4). For the avoidance of doubt, any income taxes, penalties, additions to tax and interest payable by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members and shall be allocated among the Members such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise, including pursuant to an allocation made under Section 10.3(c)), in each case as reasonably determined by the Partnership Representative. For the avoidance of doubt, any taxes, penalties, and interest payable under the BBA Rules by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members of the Company, and the Managing Member shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as determined by the Managing Member.

(b) To the extent there are any Tax Advances outstanding with respect to the Company Units that are the subject of an Exchange as of the Exchange Date, the Exchanging Member shall repay the Company such Tax Advances on the Exchange Date, immediately prior to the Exchange and in no event shall the Managing Member have any liability with respect to such Tax Advances outstanding on or prior to the date of such Exchange.

(c) This Section 10.4 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Company Units (and shall not burden any such Transferred Company Units nor the transferee of such Company Units) and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

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Article XI
MEMBER TRANSFERS AND WITHDRAWALS

Section 11.1 Transfer.

(a) No part of the interest of a Member shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

(b) No Company Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any Transfer or purported Transfer of a Company Interest not made in accordance with this Article XI shall be null and void ab initio.

Section 11.2 Transfer of Managing Member’s Company Interest. Except as expressly set forth in this Agreement, the Managing Member may not (i) Transfer all or any portion of its Company Interest, (ii) voluntarily withdraw as the Managing Member of the Company, or (iii) be removed from the Company, in each case, without the consent of the Majority in Interest of the Members.

Section 11.3 Members’ Rights to Transfer.

(a) General. Except as provided herein, no Member shall Transfer all or any portion of any Company Interest held by such Member to any transferee without the consent of the Managing Member. Notwithstanding the foregoing, any Member may, at any time, without the consent of the Managing Member or any other Person, Transfer all or any portion of its Company Interest pursuant to a Permitted Transfer.

(i) Opinion of Counsel. The Transferor shall deliver or cause to be delivered to the Managing Member an opinion of legal counsel or other evidence reasonably satisfactory to the Managing Member to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate the registration provisions of the Securities Act and the regulations promulgated thereunder or violate any state securities laws or regulations applicable to the Company or the Company Interests Transferred; provided, however, that the Managing Member may waive this condition upon the request of the Transferor. If the Managing Member determines, based on the advice of counsel, that such Transfer would create a material risk of requiring the filing of a registration statement under the Securities Act or otherwise violating any federal or state securities laws or regulations applicable to the Company or the Company Units, the Managing Member may prohibit any Transfer otherwise permitted under this Section 11.3 by a Member of Company Interests.

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(ii) Exception for Permitted Transfers. The conditions set forth in Section 11.3(a)(i) shall not apply in the case of any Permitted Transfer. It is a condition to any Transfer otherwise permitted hereunder (whether or not such Transfer is effected during or after the applicable Lock-Up Period) that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Member under this Agreement with respect to such Transferred Company Interest, and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Member are assumed by a successor corporation by operation of law) shall relieve the transferor Member of its obligations under this Agreement without the approval of the Managing Member. Any transferee, whether or not admitted as a Substituted Member, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Member, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 11.5.

(b) Incapacity. If a Member is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Member’s estate shall have all the rights of a Member, but not more rights than those enjoyed by other Members, for the purpose of settling or managing the estate, and such power as the Incapacitated Member possessed to Transfer all or any part of its interest in the Company. The Incapacity of a Member, in and of itself, shall not dissolve or terminate the Company.

(c) Adverse Tax Consequences. No Transfer by a Member of its Company Interests may be made to or by any Person if the Managing Member reasonably determines in good faith, such Transfer (i) would create a material risk of the Company being classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code or (ii) would result in the Company having more than 100 partners within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)); provided that, for such purposes, the Company and the Managing Member shall assume that each Original Member and the Managing Member is treated as a single partner within the meaning of Regulations Section 1.7704-1(h) (determined taking into account the rules of Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.

Section 11.4 Substituted Members.

(a) No Member shall have the right to substitute a transferee other than a Permitted Transferee as a Member in its place. A transferee of the interest of a Member may be admitted as a Substituted Member only with the consent of the Managing Member; provided, however, that a Permitted Transferee shall be admitted as a Substituted Member pursuant to a Permitted Transfer without the consent of the Managing Member, subject to compliance with the last sentence of this Section 11.4. The failure or refusal by the Managing Member to permit a transferee of any such interests to become a Substituted Member shall not give rise to any cause of action against the Company or the Managing Member. Subject to the foregoing, an Assignee shall not be admitted as a Substituted Member until and unless it furnishes to the Managing Member (i) evidence of acceptance, in form and substance reasonably satisfactory to the Managing Member, of all the terms, conditions and applicable obligations of this Agreement and the Registration Rights Agreement, (ii) a counterpart signature page to this Agreement and the Registration Rights Agreement executed by such Assignee, (iii) Consent by Spouse (if applicable) and (iv) such other documents and instruments as the Managing Member may reasonably require to effect such Assignee’s admission as a Substituted Member.

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(b) Concurrently with, and as evidence of, the admission of a Substituted Member, the Managing Member shall amend the Register and the books and records of the Company to reflect the name, address and number of Company Units of such Substituted Member and to eliminate or adjust, if necessary, the name, address and number of Company Units of the predecessor of such Substituted Member.

(c) A transferee who has been admitted as a Substituted Member in accordance with this Article XI shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member under this Agreement. Any distribution made before the effective date of such Transfer shall be paid to the transferor, and distributions made after such date shall be paid to the transferee.

Section 11.5 Assignees. If the Managing Member’s consent is required for the admission of any transferee under Section 11.3 as a Substituted Member, as described in Section 11.4, and the Managing Member withholds such consent, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a membership interest under the Act, including the right to receive distributions from the Company and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the Company attributable to the Company Units assigned to such transferee and the rights to Transfer the Company Units provided in this Article XI, but shall not be deemed to be a holder of Company Units for any other purpose under this Agreement (other than as expressly provided in Section 14.1 with respect to a Member (other than the Managing Member) that becomes an Exchanging Member), and shall not be entitled to effect a consent or vote with respect to such Company Units on any matter presented to the Members for approval (such right to consent or vote, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Member). In the event that any such transferee desires to make a further assignment of any such Company Units, such transferee shall be subject to all the provisions of this Article XI to the same extent and in the same manner as any Member desiring to make an assignment of Company Units.

Section 11.6 General Provisions.

(a) No Member may withdraw from the Company other than: (i) as a result of a permitted Transfer of all of such Member’s Company Interest in accordance with this Article XI with respect to which the transferee becomes a Substituted Member; (ii) pursuant to a redemption (or acquisition by the Managing Member) of all of its Company Interest pursuant to an Exchange under Section 14.1; or (iii) as a result of the acquisition by the Managing Member of all of such Member’s Company Interest, whether or not pursuant to Section 14.1(b).

(b) Any Member who shall Transfer all of its Company Units (i) in a Transfer permitted pursuant to this Article XI where such transferee was admitted as a Substituted Member, (ii) pursuant to the exercise of its rights to effect an exchange of all of its Company Units pursuant to an Exchange under Section 14.1 or (iii) to the Managing Member, whether or not pursuant to Article XIV, shall cease to be a Member.

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(c) If any Company Unit is Transferred in compliance with the provisions of this Article XI, or is redeemed by the Company, or acquired by the Managing Member pursuant to Section 14.1, on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit attributable to such Company Unit for such Fiscal Year shall be allocated to the transferor Member or the Exchanging Member (as the case may be) and, in the case of a Transfer or assignment other than an Exchange, to the transferee Member, by taking into account their varying interests during the Fiscal Year in accordance with Section 706(d) of the Code, using the “interim closing of the books” method or another permissible method or methods selected by the Managing Member. Solely for purposes of making such allocations, unless otherwise determined by the Managing Member, each of such items for the calendar month in which a Transfer occurs shall be allocated to the transferee Member and none of such items for the calendar month in which a Transfer or an Exchange occurs shall be allocated to the transferor Member, or the Exchanging Member (as the case may be) if such Transfer occurs on or before the fifteenth (15th) day of the month, otherwise such items shall be allocated to the transferor. All distributions attributable to such Company Unit with respect to which the Company Record Date is before the date of such Transfer, assignment or Exchange shall be made to the transferor Member or the Exchanging Member (as the case may be) and, in the case of a Transfer other than an Exchange, all distributions thereafter attributable to such Company Unit shall be made to the transferee Member.

(d) In addition to any other restrictions on Transfer herein contained, in no event may any Transfer or assignment of a Company Interest by any Member (including any Exchange, any acquisition of Company Units by the Managing Member or any other acquisition of Company Units by the Company) be made (i) to any person or entity who lacks the legal right, power or capacity to own a Company Interest; (ii) in violation of applicable law; (iii) of any component portion of a Company Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Company Interest; (iv) if the Managing Member determines, based upon the advice of counsel, that such Transfer would create a material risk that the Company would become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Section 4975(c) of the Code); (v) if the Managing Member determines, based on the advice of counsel, that such Transfer would create a material risk that any portion of the assets of the Company would constitute assets of any employee benefit plan pursuant to Department of Labor Regulations section 2510.2-101; (vi) if such Transfer requires the registration of such Company Interest pursuant to any applicable federal or state securities laws; (vii) if the Managing Member determines that such Transfer creates a material risk that the Company would become a reporting company under the Exchange Act; or (viii) if such Transfer subjects the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

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(e) For the avoidance of doubt, except to the extent expressly incorporated therein by reference, the provisions of this Article XI shall not apply to an Exchange pursuant to Article XIV.

(f) In the event any transfer is permitted pursuant to this Article XI, the transferring parties shall demonstrate to the satisfaction of the Managing Member either that no withholding is required in connection with such transfer under applicable U.S. federal, state, local or non-U.S. Law (including under Section 1445 or 1446 of the Code) or that any amounts required to be withheld in connection with such transfer under applicable U.S. federal, state, local or non-U.S. Law (including under Section 1446 of the Code, other than by reason of Section 1446(f)(4)) have been so withheld.

Article XII
DISSOLUTION, LIQUIDATION AND TERMINATION

Section 12.1 No Dissolution. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Article XII, and the Members hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company assets.

Section 12.2 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Liquidating Event”):

(a) the sale of all or substantially all of the Company’s assets (taken as a whole on a consolidated basis);

(b) at any time there are no members of the Company;

(c) an election to dissolve the Company made by the Managing Member, with the consent of the Majority in Interest of the Members; provided that, in the event of a dissolution pursuant to this clause (c), the relative economic rights of each class of Units immediately prior to such Dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 12.3 in connection with the winding up of the Company, taking into consideration tax and other legal constraints that may adversely affect one or more parties hereto and subject to compliance with applicable laws and regulations; provided further that if the dissolution of the Company pursuant to or in accordance with this clause (c) would have a material adverse effect on any Member, the dissolution of the Company shall require the prior written consent of such Member, which consent shall not be unreasonably withheld, conditioned or delayed; or

(d) the entry of a decree of judicial dissolution under Section 17-802 of the Act.

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Section 12.3 Distribution upon Dissolution.

(a) Upon the dissolution of the Company pursuant to Section 12.2, the Managing Member (or, in the event that there is no remaining Managing Member or the Managing Member has dissolved, become Bankrupt or ceased to operate, any Person elected by a Majority in Interest of the Members (the Managing Member or such other Person being referred to herein as the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s liabilities, assets and properties with the assistance of a recognized firm of certified public accountants, and the Company property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent reasonably determined in good faith by the Managing Member, include shares of stock in the Managing Member) shall be applied and distributed in the following order:

(i) First, to the satisfaction of all of the Company’s debts and liabilities (including all debts and liabilities incurred in respect of the dissolution and winding-up) to creditors including Members who are creditors (other than with respect to liabilities owed to Members in satisfaction of liabilities for distributions), whether by payment or the making of reasonable provision for payment thereof;

(ii) Second, to the satisfaction of all of the Company’s liabilities to the Members in satisfaction of liabilities for distributions (other than liabilities of any of the Members in their capacities as creditors to the Company, which shall be satisfied pursuant to Section 12.3(a)(i)), whether by payment or the making of reasonable provision for payment thereof; and

(iii) The balance, if any, to the Holders in accordance with Section 5.1. The Managing Member shall not receive any additional compensation for any services performed pursuant to this Article XII.

(b) Notwithstanding the provisions of Section 12.3(a) that require liquidation of the assets of the Company, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Company, the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss to the Holders, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (other than those Holders as creditors) and/or distribute to the Holders, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.3(a), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Holders, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt and using all factors, information and data deemed pertinent, with the assistance of a recognized valuation firm with experience in the determination of the fair market value of such non-cash property in similar circumstances. For purposes of this Section 12.3(b), “fair market value” shall be the amount which a seller of such asset or property would receive in a sale of such asset or property in an arms-length transaction with an unaffiliated third party consummated as of the date of such determination.

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(c) No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets. In the sole and absolute discretion of the Managing Member or the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Holders pursuant to this Article XII may be:

(i) distributed to a trust established for the benefit of the Managing Member and the Holders for the purpose of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Managing Member arising out of or in connection with the liquidation of the Company. The assets of any such trust shall be distributed to the Holders, from time to time, in the reasonable discretion of the Managing Member or the Liquidator, as applicable, in the same proportions and amounts as would otherwise have been distributed to the Holders pursuant to this Agreement; or

(ii) withheld or escrowed to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld or escrowed amounts shall be distributed to the Holders in the manner and order of priority set forth in Section 12.3(a) as soon as practicable.

Section 12.4 Rights of Holders. Except as otherwise provided in this Agreement, (a) each Holder shall look solely to the assets of the Company for the return of its Capital Contribution, (b) no Holder shall have the right or power to demand or receive property other than cash from the Company and (c) no Holder shall have priority over any other Holder as to the return of its Capital Contributions, distributions or allocations.

Section 12.5 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the holders of Company Units in the manner provided for in this Article XII, and the Certificate shall have been cancelled in the manner required by the Act.

Section 12.6 Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 12.3, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between and among the Members during the period of liquidation.

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Article XIII
AMENDMENTS; MEETINGS

Section 13.1 Amendments. Except as otherwise required or permitted by this Agreement (including Section 7.1), amendments, modifications and restatements of this Agreement must be approved by the consent of the Managing Member, the Majority in Interest of the Members and, for as long as the Original Members have a Percentage Interest equal to or greater than 10%, the Original Member Representative; provided that no modification, amendment, or restatement of any provision of this Agreement that adversely affects the rights or obligations hereunder of any Holder, in its capacity as such, in a manner that is disproportionate to the effect on any other Holder of the same class of Company Units shall be effective against such Holder unless approved in writing by such Holder; provided further that any amendment, modification, waiver or restatement of Section 4.4, Article V, Section 7.1(h), Section 7.3(a), Section 7.5, Section 11.1, Section 11.3, Section 12.3, this proviso of this Section 13.1, Article XIV, Section 15.12, any related definitions, or any other amendments or modifications that affect the rights granted to any of the Original Members under this Agreement (including, without limitation, the amount of cash or Class A Shares issuable upon an Exchange, either through an amendment to the relevant definitions or otherwise, or that otherwise increases the obligations or decreases the benefits to the Original Members) shall also require the written consent of the Requisite Original Members; provided further that any amendment, modification, waiver or restatement of Section 2.12(a), Section 4.7, Section 5.3, this proviso of this Section 13.1, Section 14.1(i), clause (x) of the proviso of the penultimate sentence of Section 15.12(c), any related definitions, or any other amendments, modifications, waivers or repeals that significantly and adversely affect the rights or preferences of any Company Interests owned by any BHCA Holder (as determined by such BHCA Holder under the BHCA) shall also require the consent of each BHCA Holder; provided further that any amendment, modification, waiver or restatement of this proviso of this Section 13.1 and clause (y) of the proviso of the penultimate sentence of Section 15.12(c) shall also require the consent of EDBI. Upon obtaining any such consent, or any other consent required by this Agreement, and without further action or execution by any other Person, including any Member, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Managing Member, and (ii) the Members shall be deemed a party to and bound by such amendment of this Agreement. Within fifteen (15) days after the effectiveness of any amendment to this Agreement that does not receive the consent of all Members, the Managing Member shall deliver a copy of such amendment to all Members that did not consent to such amendment.

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Section 13.2 Procedures for Meetings and Actions of the Members.

(a) No meetings of the Members are required to be held. Meetings of the Members may be called only by the Managing Member. The call of any meeting by the Managing Member shall state the nature of the business to be transacted. Written notice of any such meeting shall be given to all Members entitled to act at the meeting not less than ten (10) days nor more than ninety (90) days prior to the date of such meeting. Members may vote in person or by proxy at such meeting, in each case, by telephone, video conference call, or internet proxy. Unless approval by a different number or proportion of the Members is required by this Agreement, the affirmative vote of a Majority in Interest of the outstanding Class A Voting Common Units of the Members shall be sufficient to approve any proposal at a meeting of the Members. Whenever the consent of any Members is permitted or required under this Agreement, such consent may be given at a meeting of Members or in accordance with the procedure prescribed in Section 13.2(b).

(b) Any action requiring the consent of any Member or a group of Members pursuant to this Agreement, or that is required or permitted to be taken at a meeting of the Members may be taken without a meeting if a consent in writing or by electronic transmission setting forth the action so taken or consented to is given by Members whose affirmative vote would be sufficient to approve such action or provide such consent at a meeting of the Members. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as the affirmative vote of such Members at a meeting of the Members. Such consent shall be filed with the Managing Member. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified. For purposes of obtaining a consent in writing or by electronic transmission, the Managing Member may require a response within a reasonable specified time, but not less than fifteen (15) days of receipt of notice, and failure to respond in such time period shall constitute a consent that is consistent with the Managing Member’s recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite consents are received even if prior to such specified time.

(c) Each Member entitled to act at a meeting of Members may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Member executing it, such revocation to be effective upon the Company’s receipt of written notice of such revocation from the Member executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

(d) The Managing Member may set, in advance, a record date for the purpose of determining the Members (i) entitled to consent to any action, (ii) entitled to receive notice of or vote at any meeting of the Members, or (iii) in order to make a determination of Members for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Members, not less than ten (10) days, before the date on which the meeting is to be held. If no record date is fixed, the record date for the determination of Members entitled to notice of or to vote at a meeting of the Members shall be at the close of business on the day on which the notice of the meeting is sent, and the record date for any other determination of Members shall be the effective date of such Member action, distribution or other event. When a determination of the Members entitled to vote at any meeting of the Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

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(e) Each meeting of Members shall be conducted by the Managing Member or such other Person as the Managing Member may appoint pursuant to such rules for the conduct of the meeting as the Managing Member or such other Person deems appropriate in its sole and absolute discretion. Without limitation, meetings of Members may be conducted in the same manner as meetings of the Managing Member’s stockholders and may be held at the same time as, and as part of, the meetings of the Managing Member’s stockholders.

Article XIV
EXCHANGE RIGHTS

Section 14.1 Exchange Rights of the Members.

(a) Exchange Procedures.

(i) Upon the terms and subject to the conditions set forth in this Section 14.1 and subject to the other provisions of this Agreement (including, without limitation, Section 14.1(i)), after the expiration of the applicable Lock-Up Period and subject to any contractual limitation under the Registration Rights Agreement or otherwise agreed to in writing by such Member, each Member (other than the Managing Member) shall be entitled at any time and from time to time to cause the Company to effect an Exchange with respect to a number of Class A Common Units at least equal to or exceeding the Minimum Exchange Amount, by delivering an Exchange Notice to the Company, with a copy to the Managing Member; provided, that, in respect of any BHCA Holder, the number of Class A Common Units subject to an Exchange Notice may be specified as a formula that is expressed as the lesser of (x) a specified number of Class A Common Units as set forth in such Exchange Notice and (y) the number of Class A Common Units that would result in such BHCA Holder owning the highest number of whole shares of Class A Common Stock issuable upon such Exchange that is equal to or less than the BHCA Voting Exchange Limit (as defined below) minus a number of shares of Class A Common Stock as specified in the Exchange Notice, determined taking into account all other Exchange Notices of any other Member consummating an Exchange on the same date. An Exchange Notice may specify that the Exchange is to be contingent (including as to timing) upon the consummation of a purchase by another Person (whether in a Managing Member Offer, an underwritten offering or otherwise) of the Class A Shares into which the Class A Common Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which such Class A Shares would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property. Notwithstanding anything to the contrary contained in this Agreement, if, in connection with an Exchange in accordance with this Section 14.1 that is settled by a Stock Exchange Payment, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), then the Exchange Date with respect to all Exchanged Units which would be exchanged into an equal number of Class A Shares resulting from such Exchange shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such Exchange shall automatically occur without any further action by the holders of any such Exchange Units. Each of the Members, including the Managing Member, agree to promptly take all actions requested by any Member or otherwise required to make such filing under the HSR Act and the entire filing fee for such filing shall be paid by the Company.

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(ii) Within three (3) Business Days of the giving of an Exchange Notice, the Managing Member, on behalf of the Company, may elect to settle, on an unconditional basis, all or a portion of the Exchange in cash in an amount equal to the Cash Exchange Payment (in lieu of Class A Shares), exercisable by giving written notice of such election to the Exchanging Member within such three (3) Business Day period (such notice, the “Cash Exchange Notice”). The Cash Exchange Notice shall set forth the portion of the Class A Common Units subject to the Exchange which will be exchanged for cash in lieu of Class A Shares. For the sake of clarity, any Exchange subject to a Cash Exchange Notice shall be unconditional, irrevocable and binding on the Company and the Managing Member (including, without limitation, without condition on the Company’s or the Managing Member’s ability to settle the portion of the Exchange subject to the Cash Exchange Notice in cash on the settlement date). Any portion of the Exchange not settled for a Cash Exchange Payment pursuant to and in accordance with the terms herewith (including, without limitation, settled in cash for the Cash Exchange Payment on the date and time required hereunder) shall be settled for a Stock Exchange Payment on the Exchange Date in accordance with the terms herewith.

(iii) The Exchanging Member may elect to retract its Exchange Notice by giving written notice of such election to the Managing Member no later than (1) Business Day prior to the Exchange Date. The giving of any notice pursuant to this Section 14.1 shall terminate all of the Exchanging Member’s, the Managing Member’s and the Company’s rights and obligations under this Section 14.1 arising from such retracted Exchange Notice (but not, for the avoidance of doubt, from any Exchange Notice not retracted or that may be delivered in the future).

(b) Exchange Payment.

(i) The Exchange shall be consummated on the Exchange Date.

(ii) On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of any Exchange, (i) the Managing Member shall contribute to the Company for delivery to the Exchanging Member (x) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer and surrender the Exchanged Units to the Company and shall surrender to the Managing Member an equivalent number of Class C Shares, free and clear of all liens and encumbrances, other than those arising under this Agreement or applicable securities laws, (iii) the Company shall issue to the Managing Member a number of Class A Common Units equal to the number of Class A Common Units surrendered pursuant to clause (ii), (iv) solely to the extent necessary in connection with an Exchange, the Managing Member shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Shares to maintain a one-to-one ratio between the number of Class A Common Units owned by the Managing Member, directly or indirectly, and the number of outstanding Class A Shares, to correct any disparities that are created solely as a result of the issuance in clause (iii), any Stock Exchange Payment, and any other action taken in connection with this Section 14.1, (v) the Company shall (x) cancel the redeemed Class A Common Units which were Exchanged Units held by the Exchanging Member and (y) transfer (or cause to be transferred) to the Exchanging Member the Cash Exchange Payment and/or the Stock Exchange Payment, as applicable, in accordance with the terms hereof and (vi) the Managing Member shall cancel the surrendered Class C Shares.

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(iii) Upon the Exchange of all of a Member’s Class A Common Units, such Member shall cease to be a Member of the Company to the extent such Member does not hold any other Company Interests.

(iv) Notwithstanding anything in this Agreement to the contrary, the Company and the Managing Member shall not effectuate a Cash Exchange Payment pursuant to this Section 14.1 unless (A) the Managing Member determines to consummate a private sale or public offering of Class A Common Stock on, or not later than five (5) Business Days after, the relevant Exchange Date and (B) the Managing Member contributes sufficient proceeds from such private sale or public offering to the Company for payment by the Company of the applicable Cash Exchange Payment. For the avoidance of doubt, the Company shall have no obligation to make a Cash Exchange Payment that exceeds the cash contributed to the Company by the Managing Member from the Managing Member’s offering or sales of Class A Common Stock referenced in this Section 14.1.

(c) Splits, Distributions and Reclassifications. If there is any reclassification, reorganization, division, recapitalization or other similar transaction in which the Class A Shares are converted or changed into another security, securities or other property, then upon any subsequent Exchange, an Exchanging Member shall be entitled to receive the amount of such security, securities or other property that such Exchanging Member would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, division, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, dividend or distribution, reclassification, reorganization, division, recapitalization or otherwise) or combination (by reverse split, reclassification, reorganization, division, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, division, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, division, recapitalization or other similar transaction in which the Class A Shares are converted or changed into another security, securities or other property, this Section 14.1(c) shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to, mutatis mutandis, and all references to Class A Units shall be deemed to include, any security, securities or other property of the Managing Member or the Company which may be issued in respect of, in exchange for or in substitution of Class A Units by reason of a unit split, reverse unit split, unit distribution, combination, reclassification, reorganization, division, recapitalization, merger, exchange (other than an Exchange) or other transaction. This Section 14.1(c) is intended to preserve the intended economic effect of Section 4.4 and this Section 14.1 and to put each Member in the same economic position, to the greatest extent possible, with respect to Exchanges as if such reclassification, reorganization, recapitalization or other similar transaction had not occurred and shall be interpreted in a manner consistent with such intent.

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(d) Managing Member Covenants. The Managing Member shall at all times keep available, solely for the purpose of issuance upon an Exchange, out of its authorized but unissued Class A Shares, such number of Class A Shares that shall be issuable upon the Exchange of all outstanding Class A Common Units; provided that nothing contained in this Agreement shall be construed to preclude the Managing Member from satisfying its obligations with respect to an Exchange by delivery of a Cash Exchange Payment or Class A Shares that are held in treasury of the Managing Member. The Managing Member covenants that all Class A Shares that shall be issued upon an Exchange shall, upon issuance thereof, be validly issued, fully paid and non-assessable, free and clear of all liens and encumbrances (other than those arising under the Registration Rights Agreement or applicable securities laws) and registered under the Securities Act pursuant to a then-effective registration statement and otherwise in compliance therewith (and not subject to any stop order or other similar limitation). In addition, for so long as the Class A Shares are listed on a stock exchange or automated or electronic quotation system, the Managing Member shall cause all Class A Shares issued upon an Exchange to be listed on such stock exchange or automated or electronic quotation system at the time of such issuance. For purposes of this Section 14.1(d), references to the “Class A Shares” shall be deemed to include any Equity Securities issued or issuable as a result of any reclassification, combination, subdivision or similar transaction of the Class A Shares that any Member would be entitled to receive pursuant to Section 14.1(c). To the extent the delivery of any Class A Shares issued upon the payment of a Stock Exchange Payment is settled through the facilities of The Depository Trust Company, the Company or the Managing Member, as the case may be, will, upon the written instruction of the applicable Exchanging Member, deliver or cause to be delivered the Class A Shares deliverable to such Exchanging Member, through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Exchanging Member.

(e) Exchange Taxes. The issuance of Class A Shares upon a Stock Exchange Payment shall be made without charge to the Exchanging Member for any transfer, stamp or other similar tax or duty in respect of or in connection with such Exchange; provided, however, that if any such Class A Shares are to be issued in a name other than that of the Exchanging Member (subject to the restrictions in Article XI), then the Person or Persons in whose name the shares are to be issued shall pay to the Managing Member the amount of any additional tax that may be payable in respect of any Transfer involved in such issuance in excess of the amount otherwise due if such shares were issued in the name of the Exchanging Member or shall establish to the reasonable satisfaction of the Managing Member that such additional tax has been paid or is not payable.

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(f) Distribution Rights. No Exchange shall impair the right of the Exchanging Member to receive any distributions payable on the Class A Common Units exchanged pursuant to such Exchange in respect of a Company Record Date that occurs prior to the Exchange Date for such Exchange, and for the sake of clarity, if an Exchanging Member elects to effect an Exchange and the applicable Exchange Date occurs subsequent to the record date for any distribution with respect to the Class A Common Units subject to such Exchange but prior to payment of such distribution, the Exchanging Member shall be entitled to receive such distribution with respect to the Exchanged Units on the date that it is made notwithstanding that the Exchanging Member transferred and surrendered the Exchanged Units to the Company prior to such date. No Exchanging Member, or a Person designated by an Exchanging Member to receive Class A Shares, shall be entitled to receive, with respect to such record date, distributions or dividends both on Class A Common Units redeemed by the Company from such Exchanging Member and on Class A Shares received by such Exchanging Member, or other Person so designated, if applicable, in such Exchange.

(g) Exchange Restrictions. The Managing Member may impose additional limitations and restrictions on Exchanges, including limiting Exchanges or creating priority procedures for Exchanges, to the extent it reasonably determines in good faith (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) that such limitations and restrictions are necessary to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code; provided, that, any transfer that would result in the Company being classified as a “publicly traded partnership” will be null and void ab initio; provided further that, for each such purpose, the Company and the Managing Member is treated as a single partner within the meaning of Regulations Section 1.7704-1(h) (determined taking into account the rules of Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.

(h) Tax Matters.

(i) In connection with any Exchange, the Exchanging Member shall, to the extent it is legally entitled to deliver such form, deliver to the Managing Member or the Company, as applicable, a certificate, dated as of the Exchange Date, in a form reasonably acceptable to the Managing Member or the Company, as applicable, certifying as to such Exchanging Member’s taxpayer identification number and that such Exchanging Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable Law) (such certificate a “Non-Foreign Person Certificate”). If an Exchanging Member is unable to provide a Non-Foreign Person Certificate in connection with an Exchange, then (i) such Exchanging Member shall provide a certificate substantially in the form described in Regulations Section 1.1446(f)-2(c)(2)(ii)(B) or (ii) the Company shall deliver a certificate substantially in the form described in Regulations Section 1.1446(f)-2(c)(2)(ii)(C), in each case setting forth the liabilities of the Company allocated to the Class A Common Units subject to the Exchange under Section 752 of the Code, and the Managing Member or the Company, as applicable, shall be permitted to withhold on the amount realized by such Exchanging Member in respect of such Exchange as provided in Section 1446(f) of the Code and Regulations thereunder and consistent with the certificate provided pursuant to clause (i) or (ii) of this sentence, as applicable.

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(ii) For U.S. federal and applicable state and local income tax purposes, each of the Exchanging Member, the Company and the Managing Member agree to treat, to the maximum extent permitted by applicable Law, each Exchange as a taxable sale by the Exchanging Member of the Exchanging Member’s Class A Common Units (together with an equal number of shares of Class C Shares, which shares shall not be allocated any economic value) to the Managing Member in exchange for (A) the payment by the Managing Member of the Stock Exchange Payment, the Cash Exchange Payment, or other applicable consideration to the Exchanging Member and (B) corresponding payments under the Tax Receivables Agreement. Within thirty (30) days following the applicable Exchange Date, the Managing Member shall deliver a Section 743 notification to the Company in accordance with Regulations Section 1.743-1(k)(2). Within ninety (90) days following the Closing Date and each Exchange Date, the Managing Member and the Original Member Representative shall use commercially reasonable efforts to agree to a reasonable allocation of the Stock Exchange Payment, the Cash Exchange Payment or other applicable consideration among the assets of the Company in accordance with Regulations Section 1.755-1(a)(2). If the Managing Member and the Original Member Representative reach an agreement with respect to the allocation, the Managing Member and the Exchanging Members shall, and shall cause their respective Affiliates to, report consistently with the allocation on all Tax Returns, and neither the Managing Member nor the Exchanging Members shall take any position on any Tax Return that is inconsistent with the allocation, unless otherwise required by applicable Laws; provided, however, that no party shall be unreasonably impeded in its ability and discretion to negotiate, compromise, and/or settle any Tax audit, claim, or similar proceedings in connection with such allocation.

(i) BHCA Holder Exchange Restrictions. Notwithstanding anything contained in this Article XIV or elsewhere in this Agreement to the contrary, in no event shall any BHCA Holder be entitled to effect an Exchange whereby, to the extent such Exchange shall be settled by a Stock Exchange Payment and not a Cash Exchange Payment, such BHCA Holder (together its Affiliates), immediately following the issuance of any Class A Shares in connection with the settlement of such Stock Exchange Payment (including the exchange of any shares of Class C Shares in connection with such Exchange), would collectively own more than (i) 4.99% of any class of voting securities of the Managing Member (as determined by such BHCA Holder under the BHCA) (the “BHCA Exchange Voting Limit”) or (ii) 33.32% of the issued and outstanding total equity of the Managing Member (as determined by such BHCA Holder under the BHCA) (the “BHCA Exchange Total Equity Limit”). In the event, and solely to the extent, that the issuance of any Class A Shares in connection with the settlement of any Stock Exchange Payment shall cause such BHCA Holder (together with its Affiliates) to be entitled to receive in excess of the BHCA Exchange Voting Limit or the BHCA Exchange Total Equity Limit, as applicable, any such Class A Shares issuable in excess of the BHCA Exchange Voting Limit or the BHCA Exchange Total Equity Limit, as applicable (each such Class A Share, an “Excess Class A Share”), shall not be issued to such BHCA Holder, and the number of Class A Common Units subject to such Exchange which otherwise would have been exchanged in such Exchange for such Excess Class A Shares shall not be so exchanged, such Exchange (or the portion thereof in respect of the Excess Class A Shares) shall automatically be revoked and rescinded, and all such Class A Common Units shall continue to be owned by such BHCA Holder and shall remain eligible for Exchange pursuant to the terms of this Article XIV and this Agreement in accordance with its terms in order to permit such BHCA Holder to consummate an Exchange for such Class A Common Units at such time when the settlement thereof in the form of a Stock Exchange Payment would not cause such BHCA Holder to exceed the BHCA Exchange Voting Limit or the BHCA Exchange Total Equity Limit, as applicable; provided, however, that nothing in this Section 14.1(i) shall restrict or otherwise limit the ability of the Company and the Managing Member to elect to settle any Exchange (or any portion thereof) in the form of a Cash Exchange Payment (notwithstanding that such Exchange (or the relevant portion thereof) is otherwise restricted by this Section 14.1(i) from being settled in the form of a Stock Exchange Payment).

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(j) Representations and Warranties. In connection with any Exchange (i), upon the acceptance of the Class A Shares or an amount of cash equal to the Cash Exchange Payment, the Exchanging Member shall represent and warrant that the Exchanging Member is the owner of the number of Exchanged Units the Exchanging Member is electing to Exchange and that such Exchanged Units are not subject to any liens or restrictions on transfer (other than restrictions imposed by this Agreement, the charter and governing documents of the Managing Member and applicable Law) and (ii) in connection with any Stock Exchange Payment, the Managing Member shall represent and warrant that (A) the Class A Shares issued to the Exchanging Member in settlement of the Stock Exchange Payment are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable laws (including, without limitation, all applicable securities laws), are registered under the Securities Act in compliance therewith and are listed on such stock exchange or automated or electronic quotation system at the time of such issuance (B) the issuance of such Class A Shares issued to the Exchanging Member in settlement of the Stock Exchange Payment does not conflict with, violate or otherwise result in any breach of the organizational documents of the Managing Member.

(k) The Company and the Managing Member each expressly acknowledge and agree that monetary damages would not adequately compensate an injured Member for the breach of this Article XIV by the Company or the Managing Member, that this Article XIV shall be specifically enforceable, and that any Member shall be entitled to seek from a court of competent jurisdiction any temporary or permanent restraining order, injunction or other similar equitable relief in respect of any breach or threatened breach of this Article XIV. Further, the Company and the Managing Member each waive any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

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Article XV
MISCELLANEOUS

Section 15.1 Company Counsel. THE COMPANY, THE MANAGING MEMBER, THE ORIGINAL MEMBERS AND EACH OF THEIR RESPECTIVE SUBSIDIARIES AND AFFILIATES MAY BE REPRESENTED BY THE SAME COUNSEL (COUNSEL THAT REPRESENTS THE COMPANY, “COMPANY COUNSEL”). THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR THE COMPANY MAY ALSO PERFORM SERVICES FOR THE MANAGING MEMBER, THE ORIGINAL MEMBERS AND EACH OF THEIR RESPECTIVE SUBSIDIARIES AND AFFILIATES. THE MANAGING MEMBER MAY, WITHOUT THE CONSENT OF THE MEMBERS, EXECUTE ON BEHALF OF THE COMPANY ANY CONSENT TO THE REPRESENTATION OF THE COMPANY THAT COUNSEL MAY REQUEST PURSUANT TO THE DELAWARE RULES OF PROFESSIONAL CONDUCT OR SIMILAR RULES IN ANY OTHER JURISDICTION. EACH MEMBER ACKNOWLEDGES THAT COMPANY COUNSEL DOES NOT REPRESENT ANY MEMBER IN ITS CAPACITY AS SUCH IN THE ABSENCE OF A CLEAR AND EXPLICIT WRITTEN AGREEMENT TO SUCH EFFECT BETWEEN SUCH MEMBER AND COMPANY COUNSEL (AND THEN ONLY TO THE EXTENT SPECIALLY SET FORTH IN SUCH AGREEMENT), AND THAT IN ABSENCE OF ANY SUCH AGREEMENT COMPANY COUNSEL SHALL OWE NO DUTIES TO EACH MEMBER. EACH MEMBER FURTHER ACKNOWLEDGES THAT, WHETHER OR NOT COMPANY COUNSEL HAS IN THE PAST REPRESENTED OR IS CURRENTLY REPRESENTING SUCH MEMBER WITH RESPECT TO OTHER MATTERS, COMPANY COUNSEL HAS NOT REPRESENTED THE INTERESTS OF ANY MEMBER IN THE PREPARATION AND/OR NEGOTIATION OF THIS AGREEMENT.

Section 15.2 Appointment of Managing Member as Attorney-in-Fact.

(a) Each Member, including each Substituted Member that are Members, irrevocably makes, constitutes and appoints the Managing Member, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including but not limited to:

(i) All certificates and other instruments (including counterparts of this Agreement), and all amendments thereto, which the Managing Member deems appropriate to form, qualify, continue or otherwise operate the Company as a limited liability company (or other entity in which the Members will have limited liability comparable to that provided in the Act), in the jurisdictions in which the Company may conduct business or in which such formation, qualification or continuation is, in the opinion of the Managing Member, necessary or desirable to protect the limited liability of the Members.

(ii) All amendments to this Agreement adopted in accordance with the terms hereof, and all instruments which the Managing Member deems appropriate to reflect a change or modification of the Company to the extent the express terms of this Agreement permit the Managing Member to undertake such action on a unilateral basis.

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(iii) All conveyances of Company assets, and other instruments which the Managing Member reasonably deems necessary in order to complete a dissolution and termination of the Company pursuant to this Agreement.

(b) The appointment by all Members of the Managing Member as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members and Assignees under this Agreement will be relying upon the power of the Managing Member to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, shall survive the Incapacity of any Person hereby giving such power, and the Transfer or assignment of all or any portion of such Person’s Company Interest, and shall not be affected by the subsequent Incapacity of the principal; provided, however, that in the event of the assignment by a Member of all of its Company Interest, the foregoing power of attorney of an assignor Member shall survive such assignment only until such time as the Assignee shall have been admitted to the Company as a Substituted Member and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

Section 15.3 Dispute Resolution; WAIVER OF JURY TRIAL.

(a) Each of the parties hereto (i) hereby irrevocably and unconditionally submit to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement; (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal courts located in Delaware and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(b) EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY COMPANY UNITS OR OTHER COMPANY INTERESTS, OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION 15.3(b) HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH COUNSEL.

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Section 15.4 Accounting and Fiscal Year. Subject to Section 448 of the Code, the books of the Company shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the Managing Member. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year, or, in the case of the first and last Fiscal Years of the Company, the fraction thereof commencing on the date of this Agreement or ending on the date on which the winding-up of the Company is completed, as the case may be, unless otherwise determined by the Managing Member and permitted under the Code.

Section 15.5 Entire Agreement. This Agreement and the other agreements referenced herein and therein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and thereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof and thereof, including the Prior LLC Agreement.

Section 15.6 Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by applicable Law or reasonably necessary to effectively carry out the purposes of this Agreement.

Section 15.7 Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with non-automated confirmation of receipt) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, or (b) when delivered (or, if delivery is refused, upon presentment) by reputable overnight express courier (charges prepaid) or certified or registered mail, postage prepaid and return receipt requested:

(i) if to the Company or the Managing Member, to 32 Old Slip, 16th Floor, New York, NY 10005, Attention: Chief Executive Officer; Email: [●]; with a copy to DLA Piper LLP (US), 51 John F. Kennedy Parkway Suite 120, Short Hills, NJ 07078, Attention: Andrew P. Gilbert, Esq., Email: Andrew.Gilbert@us.dlapiper.com; or to such other address as the Company or the Managing Member may from time to time specify by notice to the Members; and

(ii) if to any Member, to such Member at the address set forth in the records of the Company (and, with respect to each BHCA Holder, a copy, which shall not constitute notice, to K&L Gates LLP, 300 South Tryon Street, Suite 1000, Charlotte, NC 28202, Attention: T. Richard Giovannelli and Michael H. Hutson, Email: rick.giovannelli@klgates.com and michael.hutson@klgates.com).

Section 15.8 Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law that would cause the law of another jurisdiction to be applied.

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Section 15.9 Construction. This Agreement shall be construed as if all parties hereto prepared this Agreement.

Section 15.10 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Members, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Company, whether as Assignees, Substituted Members or otherwise.

Section 15.11 Severability. In the event that any provision of this Agreement as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

Section 15.12 Confidentiality. A Member’s rights to access or receive any information about the Company or its business are conditioned on such Member’s willingness and ability to assure that the Company information will be used solely by such Member for purposes reasonably related to such Member’s interest as a Member, and that such Company information will not become publicly available as a result of such Member’s rights to access or receive such Company information. Each Member hereby acknowledges that the Company creates and will be in possession of confidential information, the improper use or disclosure of which could have a material adverse effect upon the Company and its Subsidiaries. Each Member agrees to maintain any Company information provided to it in accordance with the terms hereof. Accordingly, without limiting the generality of the foregoing:

(a) Notwithstanding Article IX, the Managing Member shall have the right to keep confidential from the Members (and their respective agents and attorneys) for such period of time as the Managing Member, in its reasonable discretion, any information: (i) that are trade secrets under applicable law; or (ii) which the Managing Member (or its Affiliates, employees, officers, directors, members, partners or personnel) is required by applicable Law or by binding and enforceable agreement with a third party to keep confidential; provided, that the Managing Member shall make available to a Member, upon reasonable request, information required by such Member to comply with applicable laws, rules and regulations, such Member’s internal policies related to the management and monitoring of such Member’s investment in the Company, as well as any information requested by such Member to the extent such Member determines such information is required or advisable in connection with the oversight of such Member by Governmental Authorities with jurisdiction over such Member. Notwithstanding the immediately preceding proviso, in no event shall the Managing Member be required to disclose to any Member the identity of, or any account details relating to, any other Member unless it is required to do so by Law applicable to it, as determined by a court of competent jurisdiction.

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(b) Except as permitted by this Section 15.12 or as required by applicable Law, each party hereto agrees that the provisions of this Agreement, all of the information and documents described in Article IX, all understandings, agreements and other arrangements between and among the parties (or any of them) related to this Agreement, and all other non-public information received from, or otherwise relating to, the Company or any of its Subsidiaries, any Members, the Managing Member and/or their respective Affiliates hereunder shall be confidential and governed by this Section 15.12, and shall not disclose or otherwise release to any other Person (other than another party hereto) such matters, without the written consent of the Managing Member.

(c) The confidentiality obligations of the parties under this Section 15.12 shall not apply: (i) to the disclosure by a Member of information to the other Members or such Member’s Affiliates, partners, officers, agents, board members, trustees, attorneys, auditors, employees, prospective transferees permitted hereunder, financial advisors and other professional advisors (provided, that such prospective transferees and other Persons agree to hold confidential such information substantially in accordance with this Section 15.12 or are otherwise bound by a duty of confidentiality to such Member) solely on a need-to-know basis, (ii) to information already known to the general public at the time of disclosure or that became known prior to such disclosure through no act or omission by any Member or any Person acting on behalf of any of the foregoing in violation of this Agreement, (iii) to information received from a source not, to the actual knowledge of the applicable Member, bound by a duty of confidentiality to the Company or any of its Subsidiaries, any Member or any Affiliate of any of the foregoing, (iv) to any party to the extent that the disclosure by such party of information otherwise determined to be confidential is required by applicable Law, or by any Governmental Authority with jurisdiction over such party, (v) to disclosures made in connection with any lawsuit or other proceeding initiated to enforce any rights granted under this Agreement, (vi) information independently developed by or on behalf of a Member or any of such Member’s Affiliates without the use of any confidential information, or (vii) to the disclosure of confidential information to rating agencies to the extent such disclosure is required by such rating agencies; provided, that prior to disclosing such confidential information, a party shall, to the extent permitted by applicable Law, notify the Managing Member thereof, which notice shall include the basis upon which such party believes the information is required to be disclosed; provided, further, that notwithstanding anything in this Agreement or any other agreement to which the Company is a party or by which it is bound, (x) each BHCA Holder and Affiliate thereof, without prior written notice to the Company, the Managing Member or any other Person, may disclose any confidential information to any Governmental Authority or examiner of or related to a Governmental Authority with competent jurisdiction over such BHCA Holder (or any of such BHCA Holder’s Affiliates), regardless of whether or not such BHCA Holder (or any of its Affiliates, as applicable) is required to make such disclosure by the BHCA or any other applicable law; and (y) EDBI and each Affiliate thereof, without prior written notice to the Company, the Managing Member or any other Person, may disclose confidential information to (i) EDBI and EDBI Pte. Ltd. (and each of their respective subsidiaries and Affiliates) and (ii) any Governmental Authority (including, without limitation, the Government of Singapore and any ministry, department, agency, judicial or administrative body, statutory body or corporation or other Person under the control thereof, in each case, regardless of whether or not EDBI or any such Affiliate thereof is required by applicable Law to make such disclosure. In no event shall this Section 15.12(c) permit any Member to disclose the identity of, or any account details relating to, any other Member without the prior written consent of the Managing Member (which may be given or withheld in the Managing Member’s sole discretion) unless the Member delivers to the Managing Member a written opinion of counsel to the Member to the effect that such disclosure is required under applicable Law.

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(d) To the extent that a Member is subject to the United States Freedom of Information Act or any similar public disclosure or public records act statutes: (i) such Member acknowledges the Managing Member’s and the Company’s position that the information intended to be protected by the provisions of Sections 15.12(a) and 15.12(b) constitutes or includes sensitive financial data, proprietary data, commercial and financial information and/or trade secrets that are being provided to and/or entered into with the Member with the specific understanding that such documents and information will remain confidential; (ii) the Managing Member advises each such Member that the documents and information intended to be protected by the provisions of Sections 15.12(a) and 15.12(b) would not be supplied to such Member without an understanding that such documents and information will be held and treated by such Member as confidential information; and (iii) to the extent that such Member is nevertheless required to disclose any such confidential information, (A) such Member shall, unless legally prohibited, give the Managing Member prior notice of any such required disclosure and (B) such Member shall in any event maintain the confidentiality of the Company’s information (including this Agreement) to at least the same extent as, and in a manner no less favorable to the Company and the Managing Member than the manner in which, it maintains the confidentiality of comparable information in respect of any other private investment vehicles in which such Member invests (whether such vehicles are focused on private investments, public investments or otherwise). In no event shall this Section 15.12(d) permit any Member to disclose the identity of, or any account details relating to, any other Member, without the prior written consent of the Managing Member (which may be given or withheld in the Managing Member’s sole discretion) unless the Member delivers to the Managing Member a written opinion of counsel to the Member to the effect that such disclosure is required under applicable Law.

(e) The Company and the Managing Member shall be entitled to enforce the obligations of each Member under this Section 15.12 to maintain the confidentiality of the information described herein. The remedies provided for in this Section 15.12 are in addition to and not in limitation of any other right or remedy of the Company or the Managing Member provided by law or equity, this Agreement or any other agreement entered into by or among one or more of the Members and/or the Company. Each Member expressly acknowledges that the remedy at law for damages resulting from a breach of this Section 15.12 may be inadequate and that the Company and the Managing Member shall be entitled to seek an action for specific performance of a Member’s obligations hereunder. The Managing Member shall be entitled to consider the different circumstances of different Members with respect to the restrictions and obligations imposed on Members hereunder to the full extent permitted by applicable Law, and, to the full extent permitted by applicable Law, the Managing Member may, in its good faith discretion, waive or modify such restrictions and obligations with respect to a Member without waiving or modifying such restrictions and obligations for other Members.

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(f) Notwithstanding any other provision of this Agreement (including this Section 15.12), the Managing Member may disclose any Confidential Information otherwise subject to the confidentiality obligations of this Section 15.12 to any federal, state, local or foreign regulatory or self-regulatory body or any securities exchange or listing authority to the extent required or requested by such body, exchange or authority, or as necessary and appropriate in connection with filings, or as otherwise legally required.

Section 15.13 Consent to Use of Name. Each Member hereby consents to the non-public use and inclusion of its name in the Company’s books and records hereto.

Section 15.14 Consent by Spouse. Each Member who is a natural person and is married (and not formally separated with an agreed-upon division of assets) and is subject to the community property laws of any state shall deliver a duly executed Consent by Spouse, in the form prescribed in Exhibit C attached hereto, and at the time of execution of this Agreement. Each such Member shall also have such Consent by Spouse executed by any spouse married to him or her at any time subsequent thereto while such natural person is a Member. Each Member agrees and acknowledges that compliance with the requirements of this Section 15.14 by each other Member constitutes an essential part of the consideration for his or her execution of this Agreement.

Section 15.15 Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto.

Section 15.16 Survival. The provision of Section 7.5, 7.6, 15.1, 15.2, 15.3, 15.5, 15.6, 15.7, 15.8, 15.12, 15.13 and 15.14 (and this Section 15.16) (and any other provisions herein necessary for the effectiveness of the foregoing sections) shall survive the termination of the Company and/or the termination of this Agreement.

Section 15.17 Anti-Money Laundering Representations and Undertakings. Each Member acknowledges that it has read the representations and undertakings contained on Exhibit D attached hereto and hereby confirms they are true and correct.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

[PUBCO]

Name:
Title:

FOUNDER

Name:
Title:

[ORIGINAL MEMBERS]

Name:
Title:

Signature Page to Seventh Amended and Restated Limited Liability Company Agreement of
Pico Quantitative Trading Holdings LLC

Exhibit A CAPITAL CONTRIBUTIONS3

Member	Pre-Closing Shares and Class	Post-Recapitalization Units (Class A Voting Common Units)	Post-Recapitalization Units (Class A-1 Nonvoting Common Units)[4]	Post-Recapitalization Units (Class A-2 Nonvoting Common Units)[5]	Closing Date Capital Account Balance

[3]	Does not reflect Class C Common Shares issued to Members pursuant to BCA.
[4]	All members will receive Class A-1 Nonvoting Common Units, except for the Managing Member and the BHCA Holders.
[5]	All BHCA Holders will receive Class A-2 Nonvoting Common Units.

Exhibit B EXCHANGE NOTICE

[Managing Member]
[Address]

The undersigned Member or Assignee hereby irrevocably tenders for Exchange Class A Common Units in Pico Quantitative Trading Holdings LLC, a Delaware limited liability company (the “Company”), and a proportionate number of corresponding Class C Shares of the Managing Member held by such Member or Assignee, in accordance with the terms of the Seventh Amended and Restated Limited Liability Company Agreement of the Company (the “Agreement”), and the Exchange rights referred to therein in Section 14.1. All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement. The undersigned Member or Assignee:

(a) undertakes to surrender such Class A Common Units at the closing of the Exchange and acknowledges that, upon surrender, such Class A Common Units will be canceled by the Company;

(b) directs that, at the Managing Member’s discretion, a wire transfer of the Cash Exchange Payment, and/or the Stock Exchange Payment, as applicable, deliverable upon the closing of such Exchange be delivered to the address or bank account, as applicable, specified below;

(c) undertakes to surrender to the Managing Member the corresponding Class C Shares, and acknowledges that, upon surrender, such Class C Shares will be canceled by the Managing Member;

(d) represents, warrants, certifies and agrees that: (i) the undersigned Member or Assignee is eligible to make an Exchange pursuant to Section 14.1 of the Agreement; (ii) the undersigned Member or Assignee has, and at the closing of the Exchange will have, good, marketable and unencumbered title to such Class A Common Units and Class C Shares, free and clear of the rights or interests of any other person or entity; (iii) the undersigned Member or Assignee has, and at the closing of the Exchange will have, the full right, power and authority to tender and surrender such Class A Common Units and Class C Shares as provided herein; (iv) the undersigned Member or Assignee, and the tender and surrender of such Class A Common Units for Exchange as provided herein complies with all conditions and requirements for redemption of Class A Common Units and Class C Shares set forth in the Agreement; and (v) the undersigned Member or Assignee has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such tender and surrender; and

(e) acknowledges that the undersigned will continue to own such Class A Common Units and Class C Shares unless and until either (1) such Class A Common Units and Class C Shares are acquired by the Managing Member pursuant to Section 14.1 of the Agreement or (2) such exchange transaction closes.

Dated: _______________

Name of Member or Assignee:
Signature of Member or Assignee
Street Address
City, State and Zip Code
Issue Check Payable to (or shares in the name of):
Bank Account Details:

Exhibit C CONSENT BY SPOUSE

I acknowledge that I have read the Seventh Amended and Restated Limited Liability Company Agreement of (the “Company Agreement”) of Pico Quantitative Trading Holdings LLC (the “Company”), effective as of [●], 2021 and that I know its contents. I am aware that by its provisions, my spouse agrees to sell, convert, dispose of, or otherwise transfer his or her interest in the Company, including any property or other interest that I have or acquire therein, under certain circumstances. I hereby consent to such sale, conversion, disposition or other transfer; and approve of the provisions of the Company Agreement and any action hereafter taken by my spouse thereunder with respect to his or her interest, and I agree to be bound thereby.

I further agree that in the event of my death or a dissolution of marriage or legal separation, my spouse shall have the absolute right to have my interest, if any, in the Company set apart to him or her, whether through a will, a trust, a property settlement agreement or by decree of court, or otherwise, and that if he or she be required by the terms of such will, trust, settlement or decree, or otherwise, to compensate me for said interest, that the price shall be an amount equal to: (i) the then-current balance of the Capital Account relating to said interest; multiplied by (ii) my percentage of ownership in such interest (all without regard to the effect of any vesting provisions in the Company Agreement related thereto).

This consent, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the [●] without regard to otherwise governing principles of choice of law or conflicts of law.

Dated:

NAME:

*	Insert jurisdiction of residence of Member and Spouse.

Exhibit D ANTI-MONEY LAUNDERING REPRESENTATIONS AND UNDERTAKINGS

Each Member hereby makes the following representations, warranties and covenants as of the date of this Agreement, and for so long as each such Member holds any Company Interest thereafter:

(a) The monies used to fund the Member’s acquisition of an interest in the Company, and the monies that have been or will be used to make Capital Contributions, have not been, and will not in any case be, derived from or related to any activity that would be illegal in any Relevant Jurisdiction (“Illegal Activity”). To the best of the Member’s knowledge, no contribution or payment, in and of itself, by any Member to the Company will directly cause the Company or its affiliates to be in violation of applicable anti-money laundering, terrorist financing, or sanctions laws, regulations or government guidance, including but not limited to the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and the Bank Secrecy Act’s implementing regulations (collectively, “BSA laws and regulations”); the economic and trade sanctions administered and enforced by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”); or applicable anti-money laundering and terrorist financing laws, regulations or government guidance of any Relevant Jurisdiction. “Relevant Jurisdiction” means the United States or the Member’s place of organization or principal place of business.

(b) Neither such Member nor any person or entity controlled by or controlling such Member, excluding, in each case, (i) such persons or entities that are shareholders of the Member or (ii) any person or entity controlled by or controlling the Member in the event the Member or any person or entity controlled by or controlling the Member is a public company traded on a recognized securities exchange (including, without limitation, each BHCA Holder):

(i) Appears on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or the Annex to Executive Order 13224 issued by the President of the United States, each as amended from time to time;

(ii) Is a person or entity resident in or, if an entity, organized or chartered under the laws of a jurisdiction that (a) has been designated by the Secretary of the United States Department of the Treasury as warranting special measures due to money laundering concerns or (b) has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization of which the United States is a member, if the United States has concurred in such designation;

(iii) Is subject to economic or trade sanctions administered and enforced by OFAC;

(iv) Unless disclosed to the Company, is a Senior Foreign Political Figure, defined as a current or former senior official in the executive, legislative, administrative, military, or judicial branches of a foreign government (whether elected or not); a senior official of a major foreign political party; a senior executive of a foreign government-owned commercial enterprise; a corporation, business, or other entity that has been formed by, or for the benefit of, such an individual; or the parent, sibling, spouse, child, in-law or close associate of such an individual; or

(v) Is a foreign shell bank defined as a foreign bank that does not have a physical presence in any country unless the foreign bank is an affiliate of a depository institution, credit union, or foreign bank that maintains a physical presence in the United States or a foreign country and is subject to the supervision by a banking authority in the country regulating the affiliated depository institution, credit union or foreign bank.

(c) The Members understand that the Company may be subject to certain BSA laws and regulations that require verification of the source of funds paid to the Company by the Members, as well as the Members’ identity. Insofar as permitted by applicable Law, the Members agree that it will provide such materials as may from time to time be reasonably requested in writing by the Company or the Managing Member solely for the purpose of meeting the Company’s obligations arising from BSA laws and regulations and/or OFAC. Insofar as permitted by applicable Law, the Members agree to provide to the Company and its affiliates, upon reasonable written request, any additional information regarding itself and any person or entity controlling the Member, excluding such persons or entities that are shareholders of the Member or any person or entity controlled by or controlling the Member in the event the Member or any person or entity controlled by or controlling the Member is a public company traded on a recognized securities exchange (including, without limitation, each BHCA Holder), to the extent necessary to ensure compliance with BSA laws and regulations. The Company may take such actions as the Managing Member may reasonably determine if this information is not provided or on the basis of information that is provided.

(d) All evidence of identity and related information concerning each Member and any person controlling the Member, excluding such persons or entities that are shareholders of the Member or any person or entity controlled by or controlling the Member in the event the Member or any person or entity controlled by or controlling the Member is a public company traded on a recognized securities exchange (including, without limitation, each BHCA Holder), provided to the Company is, to the best of such Member’s knowledge, true, accurate and complete. Insofar as permitted by applicable Law, each Member will notify as promptly as reasonably practicable the Company and the Managing Member upon such Member acquiring knowledge that any of the representations in this section cease to be true and accurate.

(e) The Company and the Managing Member shall only use information provided by any Member under this Exhibit D for the sole and exclusive purpose of complying with BSA laws and regulations.

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EXHIBIT F

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2021, is made and entered into by and among each of FTAC Athena Acquisition Corp., a Cayman Islands exempted company (the “Company”), FTAC Athena Sponsor, LLC, a Delaware limited liability company, FTAC Athena Advisors, LLC, a Delaware limited liability company, and FTAC Athena PIPE Sponsor, LLC, a Delaware limited liability company (collectively, the “Sponsor”), GGC Public Equities Opportunities, L.P. (“GGC”), Cantor Fitzgerald & Co., a New York general partnership (“Cantor”), the Pico Equityholders (as defined below) and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 (each, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, the Company has issued the Sponsor an aggregate of 8,553,333 (the “Founder Shares”) of the Company’s Class B ordinary shares, $0.0001 par value per share (the “Class B Ordinary Shares”);

WHEREAS, the Founder Shares are convertible into the Company’s Class A ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), on the terms and conditions provided in the Company’s amended and restated memorandum and articles of association;

WHEREAS, the Sponsor and Cantor purchased an aggregate of 660,000 units of the Company (each, a “Placement Unit” and collectively, the “Placement Units”), each Placement Unit consisting of one Ordinary Share (each, a “Placement Share” and collectively, the “Placement Shares”) and one fourth of one warrant to purchase one Ordinary Share (each, a “Placement Warrant” and collectively, the “Placement Warrants”) in a private placement transaction (the “Private Placement”) occurring simultaneously with the closing of the Company’s initial public offering (the “IPO”);

WHEREAS, on February 22, 2021, the Company, the Sponsor and Cantor entered into a Registration Rights Agreement (the “Original Agreement”), pursuant to which the Company granted the Sponsor and Cantor certain registration rights with respect to certain securities of the Company;

WHEREAS, on the date hereof, upon the closing of the transactions (such transactions, the “Transactions”) contemplated by that certain Business Combination Agreement, dated as of [•], 2021 (the “Combination Agreement”), by and between the Company and Pico Quantitative Trading Holdings LLC, a Delaware limited liability company (“Pico”), each holder of an outstanding class A common unit of Pico (the “Pico Units”) shall have the right to exchange such Pico Unit (along with an outstanding share of the Company’s Class C common stock issued to Pico Equityholders under the Combination Agreement) for cash (if elected by the Company as the managing member of Pico) and/or one share of Common Stock (as defined below) (the “Pico Shares”);

WHEREAS, prior to the closing of the Transactions, the Company will domesticate as a Delaware corporation and transfer by way of continuation and de-register as a Cayman Islands exempted company (the “Domestication”);

WHEREAS, in connection with the Domestication, each issued and outstanding Ordinary Share in existence as of immediately prior to the Domestication shall convert automatically, on a one-for-one basis, into one share of the Company’s Class A Common Stock (the “Common Stock”);

WHEREAS, on the date hereof, upon the closing of the Transactions, 8,553,333 of the Founder Shares will be converted into shares of Common Stock, on the terms and conditions provided in the Company’s amended and restated memorandum and articles of association and pursuant to the Domestication;

WHEREAS, on the date hereof, each of the Sponsor and GGC have purchased an aggregate of [•] shares of Common Stock in transactions exempt from registration under the Securities Act (as defined below) (such transactions, the “PIPE” and such shares, the “PIPE Shares”); and

WHEREAS, in connection with the purchase of the PIPE Shares and the consummation of the Transactions, the Company and the Holders desire to amend and restate the Original Agreement in order to provide the Holders with registration rights on the terms set forth herein.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board or the Chairman, Chief Executive Officer or principal financial officer of the Company (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.

“Cantor” shall have the meaning given in the Preamble.

“Class B Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Combination Agreement” shall have the meaning set forth in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demand Exercise Notice” shall have the meaning given in subsection 2.1.2.

“Demanding Holders” shall have the meaning given in subsection 2.1.1(b).

“Demand Registration” shall have the meaning given in subsection 2.1.2.

“Demand Registration Period” shall have the meaning given in subsection 2.1.2.

“Demand Registration Request” shall have the meaning given in subsection 2.1.2.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Filing Date” shall have the meaning given in subsection 2.1.1(a).

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“First Anniversary Date” shall mean the date that is 180 days from the date hereof.

“Form S-1” shall mean Form S-1 for the registration of securities under the Securities Act promulgated by the Commission.

“Form S-3” shall mean Form S-3 for the registration of securities under the Securities Act promulgated by the Commission.

“Founder Shares” shall have the meaning given in the Recitals hereto.

“Founder Shares Lock-up Period” shall mean, with respect to the Founder Shares, the period ending (x)(a) with respect to 2,851,111 of such shares, upon the closing of the Transactions, (b) with respect to 2,851,111 of such shares, the earlier of (i) when the closing price of the Common Stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the date hereof (provided that if such date occurs prior to the First Anniversary Date, the transfer restrictions with respect to such tranche shall not be lifted until the First Anniversary Date) and (ii) the five year anniversary of the date hereof, and (c) with respect to 2,851,111 of such shares, the earlier of (i) when the closing price of the Common Stock exceeds $14.00 for any 20 trading days within a 30-trading day period following the date hereof (provided that if such date occurs prior to the First Anniversary Date, the transfer restrictions with respect to such tranche shall not be lifted until the First Anniversary Date) and (ii) the five year anniversary of the date hereof, or (y) in any case, if, after the date hereof, the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“GGC” shall have the meaning given in the Preamble.

“Holders” shall have the meaning given in the Preamble.

“Initial Stockholders” shall mean the Sponsor.

“Initiating Holders” shall have the meaning given in subsection 2.1.2.

“IPO” shall have the meaning set forth in the Recitals hereto.

“Letter Agreement” shall mean the letter agreement by and among the Company, the Company’s officers and directors, the Sponsor and the other parties thereto.

“Lock-Up Agreements” shall mean the Non-PIPE Participant Lock-Up Agreement and the PIPE Participant Lock-Up Agreement, as applicable.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.3.

“Minimum Demand Threshold” shall mean $30,000,000.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement, preliminary Prospectus or Prospectus, or necessary to make the statements in a Registration Statement, preliminary Prospectus or Prospectus, in light of the circumstances under which they were made, not misleading.

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“Non-PIPE Participant Lock-Up Agreement” shall mean the form of those certain Letter Agreements, dated as of [●], 2021, between the Company and each of the Pico Equityholders who are not a party to a PIPE Participant Lock-Up Agreement.

“Non-PIPE Participant Lock-Up Period” shall mean the “Lock-Up Period” as such term is defined in the Non-PIPE Participant Lock-Up Agreement.

“Ordinary Shares” shall have the meaning set forth in the Recitals hereto.

“Original Agreement” shall have the meaning set forth in the Recitals hereto.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Lock-up Period, Placement Unit Lock-up Period or Pico Lock-Up Period, as the case may be, under the Letter Agreement, the Placement Unit Subscription Agreements, the applicable Lock-Up Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Pico” shall have the meaning set forth in the Recitals hereto.

“Pico Equityholders” shall mean any holder of Pico Units who holds [---] percent ([---]%) or more of the outstanding Pico Units at any time following the Transactions.

“Pico Lock-Up Period” shall mean the Non-PIPE Participant Lock-Up Period or the PIPE Participant Lock-Up Period, as applicable.

“Pico Shares” shall have the meaning set forth in the Recitals hereto.

“Pico Units” shall have the meaning set forth in the Recitals hereto.

“Piggy-back Registration” shall have the meaning given in Section 2.2.1.

“PIPE” shall have the meaning set forth in the Recitals hereto.

“PIPE Participant Lock-Up Agreement” shall mean the form of those certain Letter Agreements, dated as of [●], 2021, between the Company and each of the Pico Equityholders participating in the PIPE or otherwise party thereto.

“PIPE Participant Lock-Up Period” shall mean the “Lock-Up Period” as such term is defined in the PIPE Participant Lock-Up Agreement.

“PIPE Shares” shall have the meaning set forth in the Recitals hereto.

“Placement Share” or “Placement Shares” shall have the meaning given in the Recitals hereto.

“Placement Unit” or “Placement Units” shall have the meaning given in the Recitals hereto.

“Placement Unit Lock-up Period” shall mean, with respect to the Placement Units, Placement Shares, Placement Warrants and any of the shares of Common Stock issued or issuable upon the exercise of such Placement Warrants, a period terminating 30 days after the date hereof, subject to certain exceptions set forth in the Letter Agreement and the Placement Unit Subscription Agreements.

“Placement Unit Subscription Agreements” shall mean, collectively, (i) the Unit Subscription Agreement, dated February 22, 2021, between the Company and the Sponsor, and (ii) the Unit Subscription Agreement, dated February 22, 2021, between the Company and Cantor.

“Placement Warrant” or “Placement Warrants” shall have the meaning given in the Recitals hereto.

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“Private Placement” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in Section 2.1.3.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all materials incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the shares of Common Stock issued or issuable upon the conversion of any Founder Shares, (b) the Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Placement Warrants), (c) the Placement Shares, (d) the PIPE Shares, (e) all Pico Shares, (f) the shares of Common Stock issuable pursuant to the Combination Agreement, (g) any issued and outstanding shares of Common Stock or any other equity security of the Company held by a Holder as of the date of this Agreement, (h) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of stock, acquisition, recapitalization, consolidation, reorganization, stock exchange, stock reconstruction and amalgamation or contractual control arrangement with, purchasing all or substantially all of the assets of, or engagement in any other similar transaction, and (i) any other equity securities (including shares of Common Stock) of the Company acquired by a Holder at a time that they otherwise hold Registrable Securities; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) if a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act, the date that such securities shall have been sold, transferred, disposed of or exchanged pursuant to such Registration Statement; (ii) such securities may otherwise be transferred, new certificates or book entries credits for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (v) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated by the Commission) without limitation as to volume and manner of sale.

“Registration” shall mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority and any securities exchange on which the Common Stock is then listed);

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company

(E) reasonable and documented fees and disbursements not to exceed $125,000 of one counsel for the Sponsor and its affiliates, which shall be selected by FinTech Masala, LLC;

5

(F) reasonable and documented fees and disbursements not to exceed $125,000 of one counsel for GGC and its affiliates, which shall be selected by GGC; and

(G) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all materials incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.3.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registrable Securities” shall have the meaning given in subsection 2.1.1(b).

“Shelf Registration Statement” shall have the meaning given in subsection 2.1.1(a).

“Shelf Underwriting” shall have the meaning given in subsection 2.1.1(b).

“Shelf Underwriting Notice” shall have the meaning given in subsection 2.1.1(b).

“Shelf Underwriting Request” shall have the meaning given in subsection 2.1.1(b).

“Sponsor” shall have the meaning given in the Preamble.

“Transactions” shall have the meaning set forth in the Recitals hereto.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Block Trade” shall have the meaning given in Section 2.1.1(b).

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Warrant Agreement” shall mean the warrant agreement by and between the Company and Continental Stock Transfer & Trust Company.

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ARTICLE II

REGISTRATIONS

2.1 Demand Registration.

2.1.1 Shelf Registration Statement. (a) As soon as practicable but no later than fifteen (15) Business Days after the date hereof (the “Filing Date”), the Company shall prepare and file with (or confidentially submit to) the Commission a shelf registration statement under Rule 415 of the Securities Act (such registration statement, a “Shelf Registration Statement”) covering the resale of all the Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf Registration Statement declared effective by the Commission as soon as practicable after the filing thereof and no later than the earlier of (x) the 60th calendar day (or 80th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Filing Date and (y) the 5th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf Registration Statement shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall use its commercially reasonable efforts to maintain the Shelf Registration Statement in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration Statement continuously effective, available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. If, at any time the Company shall have qualified for the use of a Form S-3 or any other form which permits incorporation of substantial information by reference to other documents filed by the Company with the Commission and at such time the Company has an outstanding Shelf Registration Statement on Form S-1, then the Company shall, as soon as reasonably practical, convert such outstanding Shelf Registration Statement on Form S-1 into a Shelf Registration Statement on Form S-3.

(b) Subject to Section 2.3 and Section 2.4, each of (i) the Holders of a majority-in-interest of the then outstanding number of Registrable Securities held by the Initial Stockholders or the Permitted Transferees of the Initial Stockholders, (ii) the Holders of a majority-in-interest of the then outstanding number of Registrable Securities held by the Pico Equityholders or the Permitted Transferees of the Pico Equityholders, (iii) Cantor or its designees or (iv) GGC or its designees (collectively, the “Demanding Holders”), may make a written demand from time to time to elect to sell all or any part of their Registrable Securities, with a total offering price reasonably expected to exceed, in the aggregate, the Minimum Demand Threshold, pursuant to an Underwritten Offering pursuant to the Shelf Registration Statement, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof. The Demanding Holders shall make such election by delivering to the Company a written request (a “Shelf Underwriting Request”) for such Underwritten Offering specifying the number of Registrable Securities that the Demanding Holders desire to sell pursuant to such Underwritten Offering (the “Shelf Underwriting”). As promptly as practicable, but no later than two (2) Business Days after receipt of a Shelf Underwriting Request, the Company shall give written notice (the “Shelf Underwriting Notice”) of such Shelf Underwriting Request to the Holders of record of other Registrable Securities registered on such Shelf Registration Statement (“Shelf Registrable Securities”). The Company, subject to Section 2.1.3, shall include in such Shelf Underwriting (x) the Registrable Securities of the Demanding Holders and (y) the Shelf Registrable Securities of any other Holder of Shelf Registrable Securities that shall have made a written request to the Company for inclusion in such Shelf Underwriting (which request shall specify the maximum number of Shelf Registrable Securities intended to be disposed of by such Holder) within five (5) days after the receipt of the Shelf Underwriting Notice. The Company shall, as expeditiously as possible (and in any event within fifteen (15) Business Days after the receipt of a Shelf Underwriting Request), but subject to Section 2.3, use its reasonable best efforts to effect such Shelf Underwriting. The Company shall, at the request of any Demanding Holders, file any prospectus supplement or, if the applicable Shelf Registration Statement is an automatic shelf registration statement, any post-effective amendments and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by the Demanding Holders or any other Holder of Shelf Registrable Securities to effect such Shelf Underwriting. Once a Shelf Registration Statement has been declared effective by the Commission, the Demanding Holders may request, and the Company shall be required to facilitate, (i) an aggregate of three (3) Shelf Underwritings pursuant to this subsection 2.1.1(b) with respect to any or all Registrable Securities by the Demanding Holders (other than Cantor and GGC), (ii) one (1) Shelf Underwriting on behalf of Cantor and (iii) one (1) Shelf Underwriting on behalf of GGC; provided, however, that, in each case, a Shelf Underwriting shall not be counted for such purposes unless a Registration Statement has become effective and all of the Registrable Securities requested by the Demanding Holders to be registered on behalf of the Demanding Holders in such Shelf Underwriting have been sold; and provided, further, that the number of Shelf Underwritings the Demanding Holders shall be entitled to request shall be reduced by each Demand Registration effected for such Demanding Holder pursuant to Section 2.1.2.

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(c) Block Trades and Other Coordinated Offerings.

(i) Notwithstanding any other provision of this Agreement, at any time and from time to time when an effective Registration Statement is on file with the Commission, if one or more Demanding Holder(s) wishes to engage in (a) an Underwritten Offering not involving a “roadshow,” commonly known as a “block trade” (each, a “Block Trade”) or (b) a registered offering through an Underwriter, broker, sales agent or distribution agent, whether as Underwriter, agent or principal (each, an “Other Coordinated Offering”), in each case, with a total offering price reasonably expected to exceed, in the aggregate, $10 million, then if such Demanding Holder(s) requires any assistance from the Company pursuant to this Section 2.1.1(c), such Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five (5) Business Days prior to the day such offering is to commence and, as promptly as reasonably practicable, the Company shall facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holder(s) representing a majority of the Registrable Securities wishing to engage in such Block Trade or Other Coordinated Offering shall use their commercially reasonable efforts to work with the Company and any Underwriters or brokers, sales agents or placement agents (each, a “Financial Counterparty”) prior to making such request in order to facilitate preparation of the Registration Statement, prospectus and other offering documentation relating to such Block Trade or Other Coordinated Offering.

(ii) Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a written notice of withdrawal to the Company, the Underwriter or Underwriters (if any) and Financial Counterparty or Financial Counterparties (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering.  Notwithstanding anything to the contrary contained in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with any Block Trade or Other Coordinated Offering prior to its withdrawal under this subsection 2.1.1(c)(ii).

(iii) Notwithstanding anything to the contrary contained in this Agreement, Section 2.2 shall not apply to any Block Trade or Other Coordinated Offering initiated by any Demanding Holder(s) pursuant to this subsection 2.1.1(c).

(iv) The Demanding Holder(s) in any Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and Financial Counterparties (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable and nationally recognized investment banks).

2.1.2 Other Demand Registration. At any time that a Shelf Registration Statement provided for in Section 2.1.1(a) is not available for use by the Holders following such Shelf Registration Statement being declared effective by the Commission (a “Demand Registration Period”), subject to this Section 2.1.2 and Section 2.3 and Section 2.4, at any time and from time to time during such Demand Registration Period, the Demanding Holders shall have the right to make a written demand from time to time to effect one or more registration statements under the Securities Act covering all or any part of their Registrable Securities, with a total offering price reasonably expected to exceed, in the aggregate, the Minimum Demand Threshold, by delivering a written demand therefor to the Company, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof. Any such request by any Demanding Holder pursuant to this Section 2.1.2 is referred to herein as a “Demand Registration Request,” and the registration so requested is referred to herein as a “Demand Registration” (with respect to any Demand Registration, the Demanding Holders making such demand for registration being referred to as the “Initiating Holders”). Subject to Section 2.3, the Demanding Holders shall be entitled to request (and the Company shall be required to effect) (i) an aggregate of three (3) Demand Registrations pursuant to this subsection 2.1.2 with respect to any or all Registrable Securities held by the Demanding Holders (other than Cantor and GGC), (ii) one (1) Demand Registration on behalf of Cantor and (iii) one (1) Demand Registration on behalf of GGC; provided, however, that a Demand Registration shall not be counted for such purposes unless a Registration Statement has become effective and all of the Registrable Securities requested by the Demanding Holders to be registered on behalf of the Demanding Holders in such Demand Registration have been sold; and provided, further, that the number of Demand Registrations the Demanding Holders shall be entitled to request shall be reduced by each Shelf Underwriting effected for such Demanding Holder pursuant to Section 2.1.1(b). The Company shall give written notice (the “Demand Exercise Notice”) of such Demand Registration Request to each of the Holders of record of Registrable Securities as promptly as practicable but no later than two (2) Business Days after receipt of the Demand Registration Request. The Company, subject to Sections 2.3 and 2.4, shall include in a Demand Registration (x) the Registrable Securities of the Initiating Holders and (y) the Registrable Securities of any other Holder of Registrable Securities which shall have made a written request to the Company for inclusion in such registration pursuant to Section 2.1.2 (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder) within five (5) days following the receipt of any such Demand Exercise Notice. The Company shall, as expeditiously as possible, but subject to Section 2.3, use its reasonable best efforts to (x) file or confidentially submit with the Commission (no later than (A) sixty (60) days from the Company’s receipt of the applicable Demand Registration Request if the Demand Registration is on Form S-1 or similar long-form registration or (B) thirty (30) days from the Company’s receipt of the applicable Demand Registration Request if the Demand Registration is on Form S-3 or any similar short-form registration), (y) cause to be declared effective as soon as reasonably practicable such registration statement under the Securities Act that includes the Registrable Securities which the Company has been so requested to register, for distribution in accordance with the intended method of distribution and (z) if requested by the Initiating Holders, obtain acceleration of the effective date of the registration statement relating to such registration.

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2.1.3 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Shelf Underwriting or Demand Registration, in good faith, advises the Company, the Demanding Holders and any other Holders participating in the Underwritten Registration (if any) (the “Requesting Holders”) in writing that the dollar amount or number of Registrable Securities that such Holders desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have collectively requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; provided, that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining Holders in like manner; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Common Stock or other equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.4 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Shelf Underwriting or Demand Registration, pursuant to a Registration under subsection 2.1.1 or 2.1.2 shall have the right in their sole discretion to withdraw from a Registration pursuant to such Demand Registration upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to (i) in the case of a Shelf Underwriting, the filing of a preliminary prospectus supplement setting forth the terms of the Underwritten Offering with the Commission and (ii) in the case of a Demand Registration, the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Shelf Underwriting or Demand Registration prior to its withdrawal under this subsection 2.1.4.

2.2 Piggy-back Registration.

2.2.1 Piggy-back Rights. If, at any time on or after the Filing Date, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer, as part of a merger, consolidation or similar transaction or for an offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) Business Days after receipt of such written notice (such Registration a “Piggy-back Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggy-back Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggy-back Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The Company may postpone or withdraw the filing or the effectiveness of a Piggy-back Registration at any time in its sole discretion.

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2.2.2 Reduction of Piggy-back Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggy-back Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggy-back Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2.1 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy- back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; provided, that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining Holders in like manner; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock, if any, as to which Registration has been requested pursuant to written contractual registration rights of other stockholders of the Company, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; provided, that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining Holders in like manner; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, Pro Rata, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggy-back Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggy-back Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggy-back Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggy-back Registration. The Company (in its sole discretion or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may postpone or withdraw the filing or effectiveness of a Piggy-back Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggy-back Registration prior to its withdrawal under this subsection 2.2.3.

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2.2.4 Unlimited Piggy-back Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Shelf Underwriting or Demand Registration effected under Section 2.1 hereof.

2.3 Restrictions on Registration Rights. The Company shall not be obligated to effect any Shelf Underwriting or Demand Registration within 90 days after the effective date of a previous Shelf Underwriting or Demand Registration or a previous Piggy-back Registration in which holders of Registrable Securities were permitted to register 75% of the Registrable Securities requested to be included therein. If in the good faith judgment of the Board, Registration would be detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement or the undertaking of such Underwritten Offering at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be detrimental to the Company for such Registration Statement to be filed or to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the filing of such Registration Statement or undertaking of such Underwritten Offering, then in such event, the Company shall have the right to defer its obligation for up to 120 days; provided, however, that the Company shall not defer its obligation in this manner more than twice in any period of twelve consecutive months. This Section 2.3 shall not apply to the Shelf Registration Statement required to be filed pursuant to the first sentence of Section 2.1.1(a).

2.4 Lock-Up. Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to effect any Shelf Underwriting, Demand Registration or Piggy-back Registration of (i) any Founder Shares subject to the Founder Shares Lock-Up Period prior to the expiration of the Founder Shares Lock-Up Period applicable to such Founder Shares, (ii) any Placement Units, Placement Shares or Placement Warrants during the Placement Unit Lock-Up Period or (iii) any Pico Shares during the Pico Lock-Up Period. Nothing in this Section 2.4 or elsewhere in this Agreement shall limit in any respect the Company’s obligation to register all of the Registrable Securities, including such Founder Shares, Placement Units, Placement Shares, Placement Warrants and the Pico Shares, on the Shelf Registration Statement required pursuant to Section 2.1.1(a).

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ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the Filing Date the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1 prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus and either (i) any Underwriter overallotment option has terminated by its terms or (ii) the Underwriters have advised the Company that they will not exercise such option or any remaining portion thereof;

3.1.3 furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, or such Holders’ legal counsel, copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus), and each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

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3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus. The Company shall not include the name of any Holder or any information regarding any Holder in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder and providing each such Holder or its counsel a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.9 in the event of an Underwritten Offering, permit the participating Holders to rely on any “cold comfort” letter from the Company’s independent registered public accountants provided to the managing Underwriter of such offering;

3.1.10 in the event of an Underwritten Offering, permit the participating Holders to rely on any opinion(s) of counsel representing the Company for the purposes of such Registration issued to the managing Underwriter of such offering covering legal matters with respect to the Registration;

3.1.11 (a) in addition to Section 3.1.9 and Section 3.1.10, upon the request of any Holder, at the Company’s sole expense, furnish to each Underwriter, if any, in such substance and scope as they may reasonably request and as are customarily made by issuers to Underwriters in primary Underwritten Offerings, upon the date of the effectiveness of the Registration Statement:

(i) an opinion and 10b-5 letter in customary form of counsel for the Company, covering the matters customarily covered in opinions and 10b-5 letters requested in similar Underwritten Offerings and such other matters as such parties may reasonably request; and;

(ii) obtain a customary comfort letter, dated the date of effectiveness of the Registration Statement, from the Company’s independent accountants, in the customary form and covering matters of the type customarily requested to be covered in comfort letters by Underwriters in connection with primary Underwritten Offerings; and

(b) deliver such other documents and certificates as may be reasonably requested by such parties to evidence compliance with clause (a) above and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company;

3.1.12 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.13 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated by the Commission), and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.14 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $30,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

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3.1.15 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and fees and expenses of legal counsel representing the Holders in excess or in addition to the legal fees and expenses included as Registration Expenses.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements; provided, that no BHCA Holder shall be required to enter into any lock-up or other agreement that restricts any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of business of such BHCA Holder or any of such BHCA Holder’s affiliates. For purposes of this Agreement, “BHCA Holder” shall mean any holder of any Registrable Security that is a bank, bank holding company, financial holding company or any entity that is controlled by a bank, bank holding company or financial holding company, as such terms are defined under the Bank Holding Company Act of 1956, as amended, together with the rules and regulations promulgated thereunder (the “BHCA”), or any affiliate of any such entity or (ii) a foreign bank subject to the BHCA under Section 8(a) of the International Banking Act of 1978, together with the rules and regulations promulgated thereunder, or any affiliate of any such entity.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed and he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice) and, if so directed by the Company, each Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities at the time of receipt of such notice. If the continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure, or would require the inclusion in such Registration Statement of (i) financial statements that are unavailable to the Company for reasons beyond the Company’s control, (ii) audited financial statements as of a date other than the Company’s fiscal year end (unless the Holders requesting Registration agree to pay the reasonable expenses of this audit), or (iii) pro forma financial statements that are required to be included in a registration statement, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend the use of, such Registration Statement for no more than 90 days per delay or suspension or more than 150 total calendar days, in each case during any twelve-month period. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

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3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use its reasonable best efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the Filing Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly upon request by a Holder furnish such Holder with true and complete copies of such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Limitations on Registration Rights. Notwithstanding anything herein to the contrary, (i) Cantor may not exercise its rights under Sections 2.1 and 2.2 hereunder after five (5) and seven (7) years, respectively, after February 22, 2021, the effective date of the registration statement relating to the Company’s IPO, and (ii) each of Cantor and GGC may not exercise their respective rights under Section 2.1 more than one time.

3.7 BHCA Holders as Deemed Underwriters. The parties hereto agree that, if any BHCA Holder or any affiliate of any such BHCA Holder would reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with any registration of any Registrable Security held or owned, beneficially or otherwise, by such BHCA Holder or such BHCA Holder’s affiliates pursuant to this Agreement, and any amendment or supplement thereof (any such Registration Statement, Prospectus, preliminary Prospectus or amendment or supplement a “BHCA Holder Deemed Underwriter Registration Statement”), then parties hereto will (i) cooperate with such BHCA Holder (or its relevant affiliates, as applicable) in allowing such BHCA Holder or its relevant affiliates, as applicable, to conduct customary “underwriter’s due diligence” with respect to the registration of such Registrable Securities and satisfy its obligations in respect thereof and (ii) enter into an underwriting agreement with such BHCA Holder (or its relevant affiliates, as applicable) containing customary terms and conditions. In addition, at the request of such BHCA Holder, if such BHCA Holder or any of its affiliates could reasonably be deemed to be an “underwriter” pursuant to this Section 3.7, the Company will cause to be furnished to such BHCA Holder (or its relevant affiliates, as applicable), on the date of the effectiveness of any BHCA Holder Deemed Underwriter Registration Statement (x) a letter, dated as of such date, from the Company’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to such BHCA Holder (or its relevant affiliates, as applicable) and (y) an opinion, dated as of such date, of counsel representing the Company for purposes of such BHCA Holder Deemed Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including, without limitation, a standard “10b-5” opinion for such offering, addressed to such BHCA Holder (or its relevant affiliates, as applicable). Legal counsel to such BHCA Holder (or its relevant affiliates, as applicable), which may be in house or outside counsel, shall be permitted to review and comment upon any such BHCA Holder Deemed Underwriter Registration Statement at least five (5) Business Days prior to its filing with the Commission and all amendments and supplements to any such BHCA Holder Deemed Underwriter Registration Statement within a reasonable number of days prior to their filing with the Commission and not file any BHCA Holder Deemed Underwriter Registration Statement or amendment or supplement thereto in a form to which such legal counsel reasonably objects.

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ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of each Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue or alleged untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that (i) the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, (ii) the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement and (iii) the indemnity obligations set forth in this Section 4.1.2 shall not apply to the extent that such Holder has furnished in writing to the Company an explicit notice particularly identifying the incorrect or misleading information at least two (2) Business Days prior to the filing of any such Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto information which corrected or made not misleading information previously furnished to the Company, and the Company failed to include such information therein. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its prior written consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the prior written consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

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4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed:

If to the Company, to:

FTAC Athena Acquisition Corp.

2929 Arch Street, Suite 1703

Philadelphia, PA 19104-2870

Attention: Douglas Listman

Email: dlistman@cohenandcompany.com

with a copy to:

Ledgewood, PC

Two Commerce Square, Suite 3400

2001 Market Street

Philadelphia, PA 19103

Attention: Derick S. Kauffman

Email: dkauffman@ledgewood.com

And, if to any Holder, to such Holder’s address referenced in Schedule A.

Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

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5.2 Assignment; No Third-Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. Prior to the expiration of the Founder Shares Lock-up Period, Placement Unit Lock-up Period or Pico Lock-Up Period, as the case may be, no Holder may assign or delegate his, her or its rights, duties or obligations under this Agreement in whole or in part. Notwithstanding the above, as it applies to the Registrable Securities, the Holder may transfer such securities during the respective lock-up period to any Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement, the Letter Agreement, the applicable Lock-Up Agreement and, if applicable, the Placement Unit Subscription Agreements, as the case may be.

5.2.2 Except as set forth in subsection 5.2.1 hereof, this Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be assigned or delegated by such Holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the Holders, the permitted assigns and its successors and the permitted assigns of the Holders.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. THE PARTIES HERETO EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

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5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question (which majority interest must include Cantor or GGC if such amendment or modification adversely affects in any way the respective rights of Cantor or GGC, as applicable, hereunder), compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, holders of PIPE Shares and holders of the Company’s public warrants pursuant to the Warrant Agreement, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person.

5.7 Termination. This Agreement shall terminate upon the date as of which (A) all of the Registrable Securities have either been sold pursuant to a Registration Statement or cease to be Registrable Securities (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of Section 3.5 and Article IV shall survive any termination.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

FTAC ATHENA ACQUISITION CORP.
a Cayman Islands exempted company

By:
Name:	Amanda Abrams
Title:	Chief Executive Officer and President

HOLDERS:

FTAC ATHENA SPONSOR, LLC
a Delaware limited liability company

By:
Name:	Amanda Abrams
Title:	Manager

FTAC ATHENA ADVISORS, LLC
a Delaware limited liability company

By:
Name:	Amanda Abrams
Title:	Manager

FTAC ATHENA PIPE SPONSOR, LLC
a Delaware limited liability company

By:
Name:
Title:

CANTOR FITZGERALD & CO.
a New York general partnership

By:
Name:
Title:

Betsy Z. Cohen, individually

Amanda Abrams, individually

Douglas Listman, individually

[Signature Page to Amended and Restated Registration Rights Agreement]

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Daniela A. Mielke, individually

Mei-Mei Tuan, individually

Jewelle W. Bickford, individually

Leah A. Popowich, individually

GGC PUBLIC EQUITIES OPPORTUNITIES, L.P., a Cayman Islands exempted limited partnership

By: GGC Public Equities Opportunities Blocker Corporation, Ltd. Its: General Partner

By:
	Name:	David C. Dominik
	Title:	Director

[PICO EQUITYHOLDERS TBD]

[Signature Page to Amended and Restated Registration Rights Agreement]

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Schedule A

Holder	Address
FTAC Athena Sponsor, LLC	2929 Arch Street, Suite 1703, Philadelphia, PA 19104
FTAC Athena Advisors, LLC	2929 Arch Street, Suite 1703, Philadelphia, PA 19104
FTAC Athena PIPE Sponsor, LLC	2929 Arch Street, Suite 1703, Philadelphia, PA 19104
Betsy Z. Cohen	3 Columbus Circle, 24th Floor, New York, NY 10019
Amanda Abrams	2929 Arch Street, Suite 1703, Philadelphia, PA 19104
Douglas Listman	2929 Arch Street, Suite 1703, Philadelphia, PA 19104
Daniela A. Mielke	2929 Arch Street, Suite 1703, Philadelphia, PA 19104
Mei-Mei Tuan	2929 Arch Street, Suite 1703, Philadelphia, PA 19104
Jewelle W. Bickford	2929 Arch Street, Suite 1703, Philadelphia, PA 19104
Leah A. Popowich	2929 Arch Street, Suite 1703, Philadelphia, PA 19104
Cantor Fitzgerald & Co.	499 Park Avenue, New York, NY 10022
GGC Public Equities Opportunities, L.P.	c/o Golden Gate Private Equity, Inc., One Embarcadero Center, 39th Floor, San Francisco, CA 94111

exhibit g

TAX RECEIVABLE AGREEMENT

among

FTAC ATHENA ACQUISITION CORP.

PICO QUANTITATIVE TRADING HOLDINGS LLC

and

THE PERSONS NAMED HEREIN

Dated as of [●], 2021

Exhibit A - Form of Joinder

i

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “TRA Agreement”), is dated as of [●], 2021, by and among [●] 1 (F/K/A FTAC ATHENA ACQUISITION CORP.), a Delaware corporation (the “Corporate Taxpayer”), PICO QUANTITATIVE TRADING HOLDINGS LLC, a Delaware limited liability company (“OpCo”), and each of the members of OpCo listed on Schedule 1 hereto (each such member, a “TRA Party” and together the “TRA Parties”), [_______], in its capacity as the TRA Party Representative 2, and each of the other Persons from time to time that become a party to this TRA Agreement. Capitalized terms used but not defined herein shall have their respective meanings set forth in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the TRA Parties directly or indirectly hold Class A Common Units in OpCo, which is classified as a partnership for U.S. federal income tax purposes;

WHEREAS, the Corporate Taxpayer and OpCo entered into a Business Combination Agreement, dated ______, 2021 (as amended, modified or supplemented from time to time in accordance with such agreement, the “Business Combination Agreement”), pursuant to which OpCo will issue Parent Subscribed Units to the Corporate Taxpayer in exchange for the Corporate Taxpayer’s contribution to OpCo of the Cash Consideration and shares of Class C Common Stock of the Corporate Taxpayer (the transactions described above being the “Purchase”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Business Combination Agreement, the Corporate Taxpayer will become the sole managing member of, and will hold equity interests in, OpCo;

WHEREAS, each Class A Common Unit held by a TRA Party may be Exchanged (together with the surrender and cancellation of the same number of outstanding shares of Class C Common Stock of the Corporate Taxpayer held by such TRA Party) for either (a) a Stock Exchange Payment or (b) a Cash Exchange Payment, in accordance with and subject to the conditions and limitations in the Limited Liability Company Agreement;

WHEREAS, OpCo and each direct or indirect Subsidiary3 of OpCo treated as a partnership for U.S. federal income tax purposes has, and will have, in effect an election under Section 754 of the Code for each Taxable Year that includes the Closing Date and for each Taxable Year in which an Exchange occurs;

WHEREAS, as a result of the Closing (including the Purchase) and future Exchanges, the income, gain, loss, deduction, expense and other tax items of the Corporate Taxpayer and its Subsidiaries may be affected by (i) Basis Adjustments, and (ii) any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement (collectively, the “Tax Attributes”); and

1 NTD: insert the post-combination name of the Parent

2 NTD: Recommend entity

3 NTD: Is this true of the Subsidiaries?

WHEREAS, the parties to this TRA Agreement desire to provide for certain payments and make certain arrangements with respect to the effect of the Tax Attributes on the liability for Covered Taxes of or with respect to the Corporate Taxpayer and its Subsidiaries.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this TRA Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. As used in this TRA Agreement, the terms set forth in this Article I shall have the following meanings.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for Covered Taxes without duplication, (i) the Corporate Taxpayer and (ii) OpCo and its Subsidiaries, but only with respect to Covered Taxes imposed on thetaxable income of OpCo and its Subsidiaries and allocable to the Corporate Taxpayer for such Taxable Year.

“Advisory Firm” means PricewaterhouseCoopers, Ernst & Young, Deloitte, KPMG, or RSM US LLP, or, if mutually agreed in writing by the Corporate Taxpayer and the TRA Party Representative, another accounting firm that is nationally recognized as being expert in U.S. federal, state and local income tax matters.

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member, or otherwise. For purposes of this TRA Agreement, no TRA Party shall be considered to be an Affiliate of the Corporate Taxpayer or OpCo or any of their respective Subsidiaries.

“Agreed Rate” means a per annum rate of SOFR plus 100 basis points.

“Amended Schedule” has the meaning set forth in Section 2.3(b).

“Attributable” means the portion of any Tax Attribute of the Corporate Taxpayer or OpCo and its Subsidiaries that is attributable to a TRA Party, as the case may be, and shall be determined by reference to the Tax Attributes, determined under the following principles:

(i) the Basis Adjustments shall be determined separately with respect to each Exchanging Partner and are Attributable to each Exchanging Partner in an amount equal to the total Basis Adjustment relating to such Units delivered to the Corporate Taxpayer by such Exchanging Holder in the Exchange (for the avoidance of doubt, with respect to any Basis Adjustments attributable to a distribution or redemption, the Exchanging Holder shall be the TRA Party relinquishing its interest in the Reference Asset);

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(ii) any deduction to the Corporate Taxpayer, as applicable, with respect to a Taxable Year in respect of any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement is Attributable to the Person that is required to include the Imputed Interest or other payment in income (without regard to whether such Person is actually subject to tax thereon).

“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 732, 734(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) or under Sections 734(b), 743(b), 754 and/or 755 of the Code (in situations where, following an Exchange, OpCo remains in existence as an entity treated as a partnership for U.S. federal income tax purposes) and, in each case, analogous sections of state, local and foreign tax laws, as a result of an Exchange and the payments made pursuant to this TRA Agreement in respect of such Exchange. The amount of any Basis Adjustment shall be determined using the VWAP Valuewith respect to such Exchange, except, for the avoidance of doubt, as otherwise required by a Determination. For the avoidance of doubt, payments made under this TRA Agreement shall not be treated as resulting in an Basis Adjustment to the extent such payments are treated as Imputed Interest. [

“Basis Schedule” has the meaning set forth in Section 2.1.

“BBA Rules” has the meaning set forth in the Limited Liability Company Agreement.

“Blended Rate” means, with respect to any Taxable Year, the sum of (x) the product of (i)the actual U.S. federal income tax rate applicable to the Corporate Taxpayer for such Taxable Year and (ii) 100% minus the rate computed under clause (y) of this definition and (y) the actual rates of tax imposed on the net income of the Corporate Taxpayer in each U.S. state or local jurisdiction in which the Corporate Taxpayer files Tax Returns for such Taxable Year, with the actual rate in any U.S. state or local jurisdiction being equal to the product of (i) the apportionment factor on the income or franchise Corporate Taxpayer Return in such jurisdiction for such Taxable Year and (ii) the actual applicable corporate income tax rate in such jurisdiction in such Taxable Year; it being understood that the sum of the apportionment factors applicable to all such jurisdictions may exceed 100%. As an illustration of the calculation of Blended Rate for a Taxable Year, if the Corporate Taxpayer solely files Tax Returns in State 1 and State 2 in a Taxable Year, the actual applicable corporate income tax rates in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 55% and 45%, respectively, then the Blended Rate for such Taxable Year is 25.7795%, equal to the sum of (A) 19.7295%, which is the product of 21% (assuming 21% is the relevant U.S. federal income tax rate) and 93.95% (100% minus 6.05%) and (B) 6.05% (i.e., (x) 6.5% multiplied by 55% plus (y) 5.5% multiplied by 45%).

“Board” means the board of directors of the Corporate Taxpayer.

“Business Combination Agreement” has the meaning set forth in the Recitals.

3

“Business Day” means any day except a Saturday, a Sunday, or any other day on which commercial banks are required or authorized to close in the State of New York.

“Cash Exchange Payment” has the meaning set forth in the Limited Liability Company Agreement.

“Change of Control” shall have occurred upon the earliest of (i) a direct or indirect sale, transfer, or other disposition of all or substantially all of the assets of the Corporate Taxpayer (taken as a whole) in any transaction or series of related transactions to a “person” or a “group” (as such term is defined under Regulation 13D under the Exchange Act) that is not a TRA Party or a Permitted Transferee of a TRA Party, other than such sale, transfer or other disposition by the Corporate Taxpayer of all or substantially all of its assets to an entity (or an Affiliate of an entity) at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale, transfer or other disposition; (ii) any merger, consolidation, or reorganization of the Corporate Taxpayer or OpCo with another entity, except for a merger, consolidation, or reorganization in which, after giving effect to such merger, consolidation, or reorganization, the holders of the Corporate Taxpayer’s or OpCo’s outstanding voting securities (on a fully-diluted basis) immediately prior to the merger, consolidation, or reorganization will own, directly or indirectly, immediately following the merger, consolidation, or reorganization, a majority of the voting securities (on a fully diluted basis) of the Corporate Taxpayer, OpCo, or the entity into which the Corporate Taxpayer or OpCo merged, consolidated, or reorganized with; (iii) the approval by the shareholders of the Corporate Taxpayer of a plan of complete liquidation or dissolution of the Corporate Taxpayer, other than such a liquidation or dissolution pursuant to which substantially all of the assets of the Corporate Taxpayer are transferred to an entity (or an Affiliate of an entity) at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such liquidation or dissolution; or (iv) any sale or transfer or series of related sales or transfers of the outstanding voting securities of the Corporate Taxpayer which results in a “person” or “group” (as such term is defined under Regulation 13D under the Exchange Act) that is not a TRA Party or a Permitted Transferee of a TRA Party beneficially owning outstanding voting securities of the Corporate Taxpayer representing greater than fifty percent (50%) of all of the outstanding voting securities of the Corporate Taxpayer. For the avoidance of doubt, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of transactions immediately following which the record holders of the Class A Common Stock and Class C Common Stock of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have the same proportionate ownership in and voting control over, and own the same number of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions, nor shall a “Change of Control” be deemed to have occurred by virtue of the exchange of OpCo units for shares of Class A Common Stock pursuant to their terms in existence on the date hereof.

“Class A Common Unit” has the meaning set forth in the Limited Liability Company Agreement.

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“Closing” has the meaning set forth in the Business Combination Agreement.

“Closing Date” has the meaning set forth in the Business Combination Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Corporate Taxpayer” has the meaning set forth in the Preamble.

“Corporate Taxpayer Return” means the U.S. federal and/or state and/or local and/or foreign Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Covered Taxes of any Taxable Year.

“Covered Taxes” means any and all U.S. federal, state or local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, including franchise taxes that are based on or measured with respect to net income or profits, and any interest related to such tax; provided that, for the avoidance of doubt, such amounts shall include any Taxes (A) imposed by way of withholding, (B) arising under the BBA Rules to the extent such amounts are imposed on, and payable by, the Corporate Taxpayer directly, or (C) without duplication of (A), attributable to the Corporate Taxpayer pursuant to Section 10.4 of the Limited Liability Company Agreement; provided further, that, if applicable, such amounts shall be determined in accordance with a Determination (including interest imposed in respect thereof under applicable law).

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same such Taxable Years. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination; provided, that the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means a per annum rate of SOFR plus 500 basis points, but in no event less than 5%.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state, foreign or local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“DGCL” means the General Corporation Law of the State of Delaware.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

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“Early Termination Notice” has the meaning set forth in Section 4.2.

“Early Termination Payment” has the meaning set forth in Section 4.3(b).

“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) SOFR plus 100 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.2.

“Exchange” has the meaning set forth in the Limited Liability Company Agreement and shall include a Direct Exchange (as defined in the Limited Liability Company Agreement), and “Exchanged” has a correlative meaning.

“Exchange Act” has the meaning set forth in the Limited Liability Company Agreement.

“Exchange Date” means the date of any Exchange.

“Exchanging Partner” shall mean an “Exchanging Member” as defined in the Limited Liability Company Agreement.

“Expert” has the meaning set forth in Section 7.9.

“Final Payment Date” means, with respect to any payment required to be made pursuant to this TRA Agreement, the last date on which such payment may be made within the applicable time period prescribed for such payment under this TRA Agreement (i.e., the date on which such payment is due under this TRA Agreement). For example, the Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1(a) of this TRA Agreement.

“Future TRAs” has the meaning set forth in Section 5.1.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the hypothetical liability for Covered Taxes imposed at the Blended Rate of, without duplication, (i) the Corporate Taxpayer, and (ii) OpCo and its Subsidiaries, but only with respect to Covered Taxes imposed on the taxable income of OpCo and its Subsidiaries and allocable to the Corporate Taxpayer for such Taxable Year, determined using the same methods, elections, conventions and similar practices used in computing the Actual Tax Liability; provided further, that, if applicable, such amounts shall be determined in accordance with a Determination), but, in each case, (a) calculating depreciation, amortization or similar deductions and income, gain or loss using the Non-Adjusted Tax Basis of the Reference Assets as reflected on the Schedules for such Taxable Year and (b) excluding any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement for such Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item (or portions thereof) that is attributable to a Tax Attribute as applicable.

“ICC” has the meaning set forth in Section 7.9.

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“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of U.S. state, local and foreign tax law with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this TRA Agreement.

“Interest Amount” has the meaning set forth in Section 3.1(b).

“IRS” means the U.S. Internal Revenue Service.

“Limited Liability Company Agreement” means, with respect to OpCo, the Seventh Amended and Restated Limited Liability Company Agreement of OpCo, dated the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time in accordance with the terms of such agreement.

“Material Objection Notice” has the meaning set forth in Section 4.2.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b).

“Non-Adjusted Tax Basis” means, with respect to any Reference Asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” has the meaning set forth in Section 2.3(a).

“OpCo” has the meaning set forth in the Preamble.

“Permitted Transferee” has the meaning set forth in the Limited Liability Company Agreement.

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or governmental entity.

“Purchase” has the meaning set forth in the Recitals, and “Purchased” has a correlative meaning.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination with respect to such Actual Tax Liability.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination with respect to such Actual Tax Liability.

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“Reconciliation Dispute” has the meaning set forth in Section 7.9.

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a).

“Reference Asset” means an asset that is held by OpCo, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable tax, at the time of the Purchase or an Exchange, as relevant. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, for purposes of the applicable tax, by reference to the tax basis of an asset that is described in the preceding sentence, including, for U.S. federal income tax purposes, any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) a Basis Schedule; (ii) a Tax Benefit Schedule; or (iii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Securities Act” has the meaning set forth in the Limited Liability Company Agreement.

“Senior Obligations” has the meaning set forth in Section 5.1.

“SOFR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two Business Days prior to the first Business Day of such month, on the applicable Bloomberg screen page (or other commercially available source providing quotations of SOFR) for the Secured Overnight Financing Rate as published by the Federal Reserve Bank of New York for such month (or portion thereof). In no event will SOFR be less than 0%.

“Stock Exchange Payment” has the meaning set forth in the Limited Liability Company Agreement.

4 “Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax Attributes” has the meaning set forth in the Recitals.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b).

“Tax Benefit Schedule” has the meaning set forth in Section 2.2.

“Tax Return” means any return, declaration, report, information returns, claims for refund, disclosures or similar statement filed or required to be filed with respect to or in connection with Covered Taxes (including any related or supporting schedules, attachments, statements or information filed or required to be filed with respect thereto), including any amendments thereof and declarations of estimated tax.

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“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state, local or foreign tax law, as applicable (and which may include a period of more or less than twelve (12) months for which a Tax Return is made), ending on or after the Closing Date.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body, in each case, exercising any taxing authority or any other authority or jurisdiction of any kind in relation to tax matters.

“TRA Agreement” has the meaning set forth in the Preamble.

“TRA Disinterested Majority” means a majority of the directors of the Board who are disinterested as determined by the Board in accordance with the DGCL with respect to the matter being considered by the Board; provided that to the extent a matter being considered by the Board is required to be considered by disinterested directors under the rules of the national securities exchange on which the Class A Common Stock of the Corporate Taxpayer is then listed, the Securities Act, or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter.

“TRA Party” has the meaning set forth in the Preamble.

“TRA Party Representative” means, initially, ____________, and thereafter, if __________ voluntarily resigns in accordance with Section 7.13, such other Person selected by a committee of TRA Parties (with such committee determined from time to time by approval of majority of the TRA Parties based on Class A Common Units held immediately prior to the Closing as described in the Business Combination Agreement).

“Transfer” has the meaning set forth in the Limited Liability Company Agreement and the terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (i) the Corporate Taxpayer will have taxable income sufficient to fully utilize the tax items, including deductions, arising from the Tax Attributes (other than any items addressed in clause (ii) below) during such Taxable Year or future Taxable Years (including deductions and other tax items arising from Basis Adjustments and Imputed Interest that would result from the applicable future payments made under this TRA Agreement that would be paid in accordance with the Valuation Assumptions, further assuming that such applicable future payments would be paid on the due date (excluding extensions) for filing the Corporate Taxpayer Return for the applicable Taxable Year) in which such deductions or other tax items would become available, (ii) any loss carryovers generated by deductions arising from any Tax Attributes, which loss carryovers are available in the Taxable Year that includes such Early Termination Date, will be used by the Corporate Taxpayer on a pro rata basis from such Early Termination Date through (A) the scheduled expiration date of such loss carryovers (if any) or (B) if there is no such scheduled expiration, then the fifteen (15) year anniversary of the Early Termination Date, (iii) the U.S. federal, state, local and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date and the Blended Rate will be calculated based on such rates and the apportionment factors applicable in the most recently ended Taxable Year , (iv) except as described in clause (v) below, any non-amortizable, non-depreciable Reference Assets will be treated as disposed of on the later of (A) the fifteenth (15th) anniversary of the applicable Exchange (unless there is an actual disposition of a Reference Asset in which case the disposition is the Closing Date) or (B) the Early Termination Date, and any cash equivalents will be disposed of twelve (12) months following the Early Termination Date;, (v) the stock of or other interests in Subsidiaries that are treated as C corporations for U.S. federal income tax purposes will never be disposed of, and (vi) if, on the Early Termination Date, there are Class A Common Units that have not been Exchanged, then each such Class A Common Unit shall be deemed Exchanged in a fully taxable transaction for the VWAP Value that would be applicable if the Exchange occurred on the Early Termination Date.

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“VWAP Value” means the daily per share volume-weighted average price of the Class A Common Stock of the Corporate Taxpayer on the New York Stock Exchange, or, if the New York Stock Exchange is not the principal trading market for the Class A Common Stock of the Corporate Taxpayer on such day, then on the principal national securities exchange or securities market on which the shares of Class A Common Stock of the Corporate Taxpayer are then traded, as displayed under the heading Bloomberg VWAP on the Bloomberg page designated for the Class A Common Stock of the Corporate Taxpayer (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a share of Class A Common Stock on such Trading Day (determined without regard to after-hours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per share of Class A Common Stock, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by the Corporate Taxpayer.

ARTICLE II
DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1 Basis Schedule. Within one hundred twenty (120) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each Taxable Year, the Corporate Taxpayer shall deliver to each TRA Representative a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this TRA Agreement, (i) the actual tax basis and the Non-Adjusted Tax Basis of the Reference Assets as of the Closing Date and the date of each Exchange and (ii) the Basis Adjustments Attributable to such TRA Party with respect to the Reference Assets as a result of Exchanges effected by such TRA Party in such Taxable Year and prior Taxable Years or in Year of the Closing, as applicable, , and (iii) the period (or periods) over which such Basis Adjustments are amortizable and/or depreciable5 solely with respect to the TRA Party to which such Basis Schedule is delivered. All costs and expenses incurred in connection with the provision and preparation of the Basis Schedules and Tax Benefit Schedules for each TRA Party in compliance with this TRA shall be borne by OpCo. Each Basis Schedule shall become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

5 NTD: Do all parties need this?

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Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within one hundred twenty (120) calendar days after the due date (excluding extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for any Taxable Year, the Corporate Taxpayer shall provide to each TRA Party a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment (and any Realized Tax Benefit) or the lack of a Tax Benefit Payment (and any Realized Tax Detriment), as applicable, Attributable to such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule shall become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles. Subject to Section 3.3, the Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure the decrease (or increase) in the actual liability for Covered Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state, local and foreign income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to any Tax Attribute (“TRA Portion”) and another portion that is not (“Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized, to the extent available, prior to the amount of any TRA Portion, to the extent available (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3). The parties agree that to the extent permissible under applicable law: (A) (i) the payments made pursuant to this TRA Agreement in respect of an Exchange are intended to be treated and shall be reported for all purposes, including tax purposes, as additional contingent consideration to the applicable Exchanging Partner for such Exchange that has the effect of creating additional Basis Adjustments to the Reference Assets in the Taxable Year of payment, (B) such additional Basis Adjustments shall be incorporated into the calculation for the Taxable Year of the applicable payment and into the calculations for subsequent Taxable Years, as appropriate and (C) the Actual Tax Liability shall take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest under applicable law.

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Section 2.3 Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to a TRA Party an applicable Schedule under this TRA Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (y) deliver to such TRA Party supporting schedules and work papers, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule, , and (z) allow the TRA Party Representative and its advisors reasonable access to the appropriate representatives at the Corporate Taxpayer and (at the cost and expense of OpCo) at the Advisory Firm that prepared the applicable Schedule in connection with a review of such Schedule. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties have received the applicable Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (i) prior to such date, gives the Corporate Taxpayer written notice of a material objection to such Schedule or amendment thereto made in good faith (“Objection Notice”), or (ii) provides a written waiver of its right to give an Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date such waiver is given by the TRA Party Representative. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in any Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of such Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the reconciliation procedures described in Section 7.9 (the “Reconciliation Procedures”), in which case such Schedule or Amended Schedule shall become binding in accordance with Section 7.9.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust an applicable TRA Party’s Basis Schedule to take into account payments made pursuant to this TRA Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each TRA Party when the Corporate Taxpayer delivers the Basis Schedule for the following Taxable Year (or, in the sole discretion of the Corporate Taxpayer, at an earlier date). In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a) or, if applicable, Section 7.9, (A) the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs, and (B) as a result of the foregoing, any increase of the Net Tax Benefit attributable to an Amended Schedule shall not accrue the Interest Amount (or any other interest hereunder) until after the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Covered Taxes for the Taxable Year in which the amendment actually occurs.

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Section 2.4 Section 754 Election. In its capacity as the sole managing member of OpCo, the Corporate Taxpayer shall ensure that, for the Taxable Year that includes the date hereof and for each Taxable Year in which an Exchange occurs and with respect to which the Corporate Taxpayer has obligations under this TRA Agreement, OpCo and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) for each such Taxable Year that Opco and, as applicable, each of its direct and indirect Subsidiaries is treated as a partnership for U.S. federal income tax purposes.

ARTICLE III
TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a) or, if applicable, Section 7.9, the Corporate Taxpayer shall pay such TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to such TRA Party. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer in writing or as otherwise agreed by the Corporate Taxpayer and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to the Corporate Taxpayer. The payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. Without limiting the Corporate Taxpayer’s ability to make offsets against Tax Benefit Payments to the extent permitted by Section 3.5, no TRA Party shall be required under any circumstances to make a payment or return a payment to the Corporate Taxpayer in respect of any portion of any Tax Benefit Payment previously paid by the Corporate Taxpayer to such TRA Party (including any portion of any Early Termination Payment). Notwithstanding anything to the contrary in this Agreement, unless a TRA Party notifies the Corporate Taxpayer otherwise on or prior to the date of the Exchange, or specifies a different stated maximum selling price, including, in each case, in connection with its notice of its Exchange, the stated maximum selling price (within the meaning of Treasury Regulations section 15A.453-1(c)(2)) with respect to any Exchange by such TRA Party shall not exceed an amount equal to one hundred and eighty percent (180%) of the product of (i) amount of the initial consideration received in connection with such Exchange (which initial consideration, for the avoidance of doubt, shall include the amount of any cash and the fair market value of any share of Class A Common Stock received in such Exchange and shall exclude the fair market value of any Tax Benefit Payments) and (ii) sum of the highest U.S. federal income tax rate and highest individual state income tax rate, each as in effect for the Taxable Year in which the Exchange occurs. The aggregate Tax Benefit Payments to such TRA Party in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed the amount set forth in (1) of the preceding sentence.

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(b) For purposes of this TRA Agreement:

(i) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of (i) Net Tax Benefit that is Attributable to such TRA Party and (ii) the Interest Amount with respect thereto.

(ii) Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts); provided, that if there is no such excess (or if a deficit exists), no TRA Party shall be required to make a payment (or return a payment) to the Corporate Taxpayer in respect of any portion of any Tax Benefit Payment previously paid by the Corporate Taxpayer to such TRA Party.

(iii) The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Covered Taxes for the applicable Taxable Year until the payment date under Section 3.1(a); provided that such interest shall not accrue on the amount of any Net Tax Benefit after the date on which such amount is actually paid to the applicable TRA Party, regardless of whether such payment is made prior to the due date for such payment under Section 3.1(a) and regardless of whether the amount of any unpaid Net Tax Benefit has yet become final in accordance with Section 2.3(a) or, if applicable, Section 7.9.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this TRA Agreement will not result in duplicative payment of any amount (including interest) required under this TRA Agreement. It is also intended that the provisions of this TRA Agreement will result in eighty-five percent (85%) of the Corporate Taxpayer’s Cumulative Net Realized Tax Benefits, and the Interest Amounts thereon, being paid to the TRA Parties pursuant to this TRA Agreement. The provisions of this TRA Agreement shall be construed in the appropriate manner so that these fundamental results are achieved. For purposes of this TRA Agreement, and also for the avoidance of doubt, no Tax Benefit Payment shall be required to be calculated or made in respect of any estimated tax payments, including, without limitation, any estimated U.S. federal income tax payments.

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Section 3.3 Pro Rata Payments. Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of the Corporate Taxpayer with respect to the Tax Attributes is limited in a particular Taxable Year because the Corporate Taxpayer do not have sufficient taxable income, the Net Tax Benefit for the Corporate Taxpayer shall be allocated among all parties eligible for Tax Benefit Payments under this TRA Agreement in proportion to the amounts of Net Tax Benefit, respectively, that would have been Attributable to each TRA Party if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

Section 3.4 Payment Ordering. If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this TRA Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all parties eligible for Tax Benefit Payments under this TRA Agreement in proportion to the amounts of Net Tax Benefit, respectively, that would have been Attributable to each TRA Party if the Corporate Taxpayer had sufficient cash available to make such Tax Benefit Payments and (ii) no Tax Benefit Payments shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Parties in respect of all prior Taxable Years have been made in full.

Section 3.5 Overpayments. To the extent the Corporate Taxpayer makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year (taking into account Section 3.3 and Section 3.4) under the terms of this TRA Agreement, then such TRA Party shall not receive further payments under Section 3.1(a) until such TRA Party has foregone an amount of payments equal to such excess plus interest at the Agreed Rate.

ARTICLE IV
TERMINATION

Section 4.1 Early Termination of Agreement; Breach of Agreement.

(a) Corporate Taxpayer’s Early Termination Right. The Corporate Taxpayer may, with the prior written consent of the Board and the TRA Disinterested Majority, terminate this TRA Agreement (including with respect to all amounts payable to the TRA Parties and with respect to all of the Class A Common Units held by the TRA Parties, subject to the immediately succeeding sentence) at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this TRA Agreement shall terminate only upon the receipt by each TRA Party of its respective Early Termination Payment and payments described in the next sentence, if any, and provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer, none of the TRA Parties or the Corporate Taxpayer shall have any further payment obligations under this TRA Agreement, other than with respect to (i) any Tax Benefit Payments due and payable and that remain unpaid as of the Early Termination Date (which Tax Benefit Payments shall not be included in the Early Termination Payments) and as of the date of payment of the Early Termination Payment and (ii) any Tax Benefit Payments due for the Taxable Year ending immediately prior to or including the Early Termination Date (except to the extent that the amounts described in this clause (ii) are included in the calculation of the Early Termination Payments (at the option of the Corporate Taxpayer) or are included in clause (i)); provided that upon payment of all amounts, to the extent applicable and without duplication, described in this sentence, this TRA Agreement shall terminate. For the avoidance of doubt, if an Exchange occurs after the Corporate Taxpayer makes all of the required Early Termination Payments, the Corporate Taxpayer shall have no obligations under this TRA Agreement with respect to such Exchange.

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(b) Acceleration Upon Change of Control. In the event of a Change of Control, the TRA Party Representative shall have the option, by written notice to the Corporate Taxpayer at least ten (10) days prior to Closing, to cause the acceleration of the unpaid payment obligations as calculated in accordance with this Section 4.1(b), and such payment obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include, without duplication:

(i) the Early Termination Payments calculated with respect to such TRA Parties as if the Early Termination Date is the date of such Change of Control, (ii) any Tax Benefit Payments due and payable and that remain unpaid as of the date of such Change of Control (which Tax Benefit Payments shall not be included in the Early Termination Payments described in clause (i)); and (iii) any Tax Benefit Payments due for the Taxable Year ending immediately prior to or including the date of such Change of Control (except to the extent that the amounts described in this clause (iii) are included in the calculation of Early Termination Payments described in clause (i) (at the option of the Corporate Taxpayer) or are included in clause (ii)); provided, that the procedures of Section 4.2 (and Section 2.3, to the extent applicable) and Section 4.3 shall apply mutatis mutandis with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence and the payment thereof, except that such amount shall not be due and payable until five (5) Business Days after such amount has become final pursuant to Section 4.2 or, if applicable, Section 7.9. In the event of an acceleration following a Change of Control, any Early Termination Payment described in the preceding sentence shall be calculated utilizing the Valuation Assumptions, substituting in each case the terms “date of a Change of Control” for an “Early Termination Date,” and if an Exchange occurs after the Corporate Taxpayer makes all such required Early Termination Payments and other payments described in this Section 4.1(b), the Corporate Taxpayer shall have no obligations under this TRA Agreement with respect to such Exchange.

(c) Acceleration Upon Material Breach of TRA Agreement. In the event that the Corporate Taxpayer materially breaches any of its material obligations under this TRA Agreement, whether as a result of a failure to make a payment required to be made pursuant to this TRA Agreement by the Final Payment Date therefor (except for all or a portion of such payment that is being validly disputed in good faith under this TRA Agreement, and then only with respect to the amount in dispute), failure to honor any other material obligations under this TRA Agreement to the extent not cured within thirty (30) calendar days following receipt by the Corporate Taxpayer of written notice of such failure from the TRA Party Representative following such failure, or by operation of law as a result of the rejection of this TRA Agreement in a case commenced under bankruptcy laws then all obligations hereunder shall automatically accelerate (unless such acceleration is waived in writing by the TRA Party Representative, which waiver may be retroactive) and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) an Early Termination Payment calculated pursuant to Section 4.1(a) as if an Early Termination Notice had been delivered on the date of the breach, (2) any Tax Benefit Payment that is due and payable but unpaid as of the date of the breach (which Tax Benefit Payments shall not be included in the Early Termination Payments described in clause (1)) and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of the breach (except to the extent that the amounts described in this clause (3) are included in the calculation of Early Termination Payments described in clause (1) (at the option of the Corporate Taxpayer) or are included in clause (2)). Notwithstanding the foregoing, in the event the Corporate Taxpayer breaches this TRA Agreement with respect to one or more TRA Parties, such TRA Parties shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. For purposes of this Section 4.1(c), and subject to the following sentence, the Parties agree that the failure to make any payment due pursuant to this TRA Agreement after thirty (30) calendar days of the relevant Final Payment Date shall be deemed to be a material breach of a material obligation under this TRA Agreement for all purposes of this TRA Agreement, and that it will not be considered to be a material breach of a material obligation under this TRA Agreement to make a payment due pursuant to this TRA Agreement within thirty (30) calendar days of the relevant Final Payment Date; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient funds to make such payment as a result of limitations imposed by, or payment obligations under, any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); and provided, further, that such payment obligation shall nonetheless accrue for the benefit of the TRA Parties and the Corporate Taxpayer shall make such payment at the first opportunity that it has sufficient funds and is otherwise able to make such payment.

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Section 4.2 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination in accordance with Section 4.1(a) above, the Corporate Taxpayer shall deliver to each TRA Party written notice of such decision to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s decision to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all TRA Parties have been given such Schedule under Section 7.1 unless the TRA Party Representative (i) within thirty (30) calendar days after such date gives the Corporate Taxpayer written notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of its right to give a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date such waiver is given by the TRA Party Representative to the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such Material Objection Notice within thirty (30) calendar days after the receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule becomes binding in accordance with Section 7.9. The TRA Party Representative will represent the interests of each of the TRA Parties and shall raise and pursue, in accordance with this Section 4.2, any objection to an Early Termination Schedule timely given in writing to the TRA Party Representative by a TRA Party.

Section 4.3 Payment upon Early Termination.

(a) Within five (5) Business Days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the Early Termination Payment Attributable to such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated in writing by such TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to the Corporate Taxpayer.

(b) “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of and starting from the applicable Early Termination Date, of all Tax Benefit Payments (excluding the Interest Amount) in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date (but which have not been previously paid as of such date), and assuming that the Valuation Assumptions in respect of such TRA Party are applied and that each such Tax Benefit Payment for each relevant Taxable Year would be paid on the due date (excluding extensions) under applicable law as of the Early Termination Date for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each such Taxable Year. For the avoidance of doubt, an Early Termination Payment shall be made to each applicable TRA Party regardless of whether such TRA Party has exchanged all of its Class A Common Units as of the Early Termination Date.

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ARTICLE V
SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this TRA Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment, or any other payment required to be made by the Corporate Taxpayer to any TRA Party under this TRA Agreement shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (the “Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. To the extent that any payment under this TRA Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 or the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with this Section 5.1 or the terms of the Senior Obligations, as applicable, and Section 5.2 shall apply to such payment. Notwithstanding any other provision of this TRA Agreement to the contrary, to the extent that the Corporate Taxpayer or any of its Affiliates enters into future tax receivable or other similar agreements (“Future TRAs”), the Corporate Taxpayer shall ensure that the terms of any such Future TRA shall provide that the Tax Attributes subject to this TRA Agreement shall be senior in priority in all respects to any tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA. To the extent the Corporate Taxpayer or its Subsidiaries (including OpCo and its Subsidiaries) incur, create, or assume any Senior Obligations after the date hereof, the Corporate Taxpayer shall, and shall cause its Subsidiaries to, make reasonable efforts to ensure that such indebtedness permits the amounts payable hereunder to be paid.

Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this TRA Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate commencing from the Final Payment Date therefor accruing to the date of actual payment; provided, that if the Corporate Taxpayer does not have sufficient funds to make the payment as a result of limitations imposed by, or payment obligations in respect of, any Senior Obligations, interest shall instead be computed at the Agreed Rate; provided, further, that if any unpaid portion of any Tax Benefit Payment is the subject of a Reconciliation Dispute and is finally determined in such Reconciliation Dispute to be due and payable, then interest shall accrue on such unpaid portion at the Default Rate (in place of the Agreed Rate) from the due date for the applicable Tax Benefit Schedule until the date of actual payment.

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ARTICLE VI
NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. The Corporate Taxpayer shall notify the TRA Party Representative in writing of the commencement of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo or any of OpCo’s Subsidiaries by a Taxing Authority the outcome of which would reasonably be expected to affect the rights and obligations of a TRA Party under this TRA Agreement, including the Tax Benefit Payments payable to TRA Parties, and shall provide to the TRA Party Representative reasonable opportunity (at the cost and expense of the TRA Parties) to participate in or provide information and other input to the Corporate Taxpayer and OpCo and OpCo’s Subsidiaries and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and OpCo and OpCo’s Subsidiaries shall not be required to take any action that is inconsistent with any provision of the Limited Liability Company Agreement or the Business Combination Agreement; provided, further, that the Corporate Taxpayer shall not settle or fail to contest any issue pertaining to any Basis Adjustments or the deduction of Imputed Interest (in each case, that is reasonable expected to materially adversely affect the TRA Parties’ rights and obligations under this TRA Agreement) without the prior written consent of the TRA Party Representative, such consent not to be unreasonably withheld, conditioned, or delayed. The Parties agree that the failure to provide notice pursuant to this Section 6.1 shall not be deemed to be a material breach of a material obligation under this TRA Agreement.

Section 6.2 Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause their respective controlled Affiliates to report for all purposes, including U.S. federal, state, local and foreign tax purposes and financial reporting purposes, all tax-related items (including the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that set forth in this TRA Agreement or specified by the Corporate Taxpayer in any Schedule (or Amended Schedule, as applicable) provided by or on behalf of the Corporate Taxpayer under this TRA Agreement that is final and binding on the parties unless otherwise required by applicable law; provided, that, nothing in this TRA Agreement shall bind the TRA Parties with respect to elections or positions related to the timing of the inclusion of the Tax Benefit Payments in taxable income, including the use of or electing out of the installment method or an alternative tax treatment. The Corporate Taxpayer shall use commercially reasonable efforts, and shall use commercially reasonable efforts to cause OpCo and its other Subsidiaries, (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this TRA Agreement) to defend the tax treatment contemplated by this TRA Agreement and any Schedule (or Amended Schedule, as applicable) in any audit, contest, or similar proceeding with any Taxing Authority.

Section 6.3 Cooperation. Each of the TRA Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this TRA Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter. Except where otherwise expressly provided in this TRA Agreement, the Corporate Taxpayer shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of the TRA Party Representative, take any action that has the primary purpose of avoiding, reducing, or preventing the achievement or attainment of any Tax Benefit Payment or Early Termination Payment under this TRA Agreement.

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ARTICLE VII
MISCELLANEOUS

Section 7.1 Notices. All notices, demands and other communications to be given or delivered under this TRA Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with non-automated confirmation of receipt) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, or (b) when delivered (or, if delivery is refused, upon presentment) by reputable overnight express courier (charges prepaid) or certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 7.1, notices, demands and other communications shall be sent to the addresses indicated below:

If to the Corporate Taxpayer, to:
with a copy, in any case, to:
If to the TRA Party Representative, to: and
with copies to: DLA Piper LLP (US) and

Section 7.2 Counterparts. This TRA Agreement may be executed and delivered in two or more counterparts and by fax, email, or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each party forever waives any such defense.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This TRA Agreement (together with all Exhibits and Schedules to this TRA Agreement), the Business Combination Agreement (together with the Disclosure Letters and Exhibits thereto), the Limited Liability Company Agreement and the other Ancillary Agreements contain the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. Nothing in this TRA Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this TRA Agreement.

Section 7.4 Governing Law. The law of the State of Delaware shall govern (a) all claims or matters related to or arising from this TRA Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this TRA Agreement, and the performance of the obligations imposed by this TRA Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

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Section 7.5 Severability. If any provision of this TRA Agreement is determined to be invalid, illegal, or unenforceable by any governmental entity, all other provisions of this TRA Agreement shall nevertheless remain in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this TRA Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) No TRA Party may assign all or any portion of its rights or obligations under this TRA Agreement to any Person without the prior written approval of the Board, except that, to the extent that a TRA Party Transfers Class A Common Units to any of such TRA Party’s Permitted Transferees in accordance with the terms of the Limited Liability Company Agreement, the Transferring TRA Party shall have the option to assign, without the approval of the Board, to the Permitted Transferee of such Class A Common Units the Transferring TRA Party’s rights and obligations under this TRA Agreement with respect to such Transferred Class A Common Units. As a condition to any such assignment, each Transferee which is a Permitted Transferee or approved by the Board shall execute and deliver a joinder to this TRA Agreement, in the form attached hereto as Exhibit A, agreeing to become a TRA Party for all purposes of this TRA Agreement, except as otherwise provided in such joinder. If a TRA Party Transfers Class A Common Units in accordance with the terms of the Limited Liability Company Agreement but does not assign to the Transferee of such Class A Common Units its rights and obligations under this TRA Agreement with respect to such Transferred Class A Common Units, (i) such TRA Party shall remain a TRA Party under this TRA Agreement for all purposes, including with respect to the receipt of Tax Benefit Payments to the extent payable hereunder (including any Tax Benefit Payments in respect of the Exchanges of such Transferred Class A Common Units by such Transferee), and (ii) the Transferee of such Class A Common Units shall not be a TRA Party. The Corporate Taxpayer may not assign any of its rights or obligations under this TRA Agreement to any Person (other than in connection with a Mandatory Assignment) without the prior written consent of the TRA Party Representative (not to be unreasonably withheld, conditioned, or delayed). Any purported assignment in violation of the terms of this Section 7.6 shall be null and void. Notwithstanding the foregoing, once an Exchange has occurred, any and all payments that may become payable to a TRA Party pursuant to this TRA Agreement with respect to such Exchange may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this TRA Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to be bound by Section 7.12.

(b) No provision of this TRA Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and by the TRA Parties who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties under this TRA Agreement if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this TRA Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments one or more TRA Parties will be entitled to receive under this TRA Agreement unless such amendment is consented to in writing by such TRA Parties disproportionately affected; provided, further, that amendment of the definition of Change of Control will also require the written approval of the TRA Party Representative and the TRA Disinterested Majority. No provision of this TRA Agreement may be waived unless such waiver is in writing and signed by the TRA Parties who would be entitled to receive at least a majority of the total amount of the Early Termination Payments payable to all TRA Parties under this TRA Agreement if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this TRA Agreement since the date of such most recent Exchange).

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(c) Except as otherwise specifically provided herein, all of the terms and provisions of this TRA Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, whether in a Change of Control or otherwise, to, by written agreement, expressly assume and agree to perform this TRA Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place (any such assignment, a “Mandatory Assignment”).

Section 7.7 Interpretation. The headings and captions used in this TRA Agreement and the table of contents to this TRA Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this TRA Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this TRA Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this TRA Agreement, shall refer to this TRA Agreement as a whole and not to any particular provision of this TRA Agreement. References herein to the Preamble or to a specific Section, Subsection, Recital, Clause, Schedule or Exhibit shall refer, respectively, to the Preamble, Sections, Subsections, Recitals, Clauses, Schedules or Exhibits of this TRA Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 7.7 is intended to authorize any assignment or transfer not otherwise permitted by this TRA Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are expressly specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any contract or agreement (including this TRA Agreement) mean such contract or agreement as amended, restated, supplemented or modified from time to time in accordance with the terms thereof. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any law shall be deemed also to refer to such law, as amended (and any successor laws), and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Except where otherwise expressly provided, all amounts in this TRA Agreement are stated and shall be paid in U.S. dollars. The parties to this TRA Agreement and their respective counsel have reviewed and negotiated this TRA Agreement as the joint agreement and understanding of such parties, and the language used in this TRA Agreement shall be deemed to be the language chosen by such parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Section 7.8 Waiver of Jury Trial; Jurisdiction.

(a) EACH PARTY TO THIS TRA AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS TRA AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS TRA AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

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(b) Subject to Section 7.9, each of the parties hereto submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any action, suit or proceeding arising out of or relating to this TRA Agreement, agrees that all claims in respect of such action, suit or proceeding shall be heard and determined in any such court and agrees not to bring any action, suit or proceeding arising out of or relating to this TRA Agreement in any other courts. Nothing in this Section 7.8, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party hereto agrees that a final judgment in any action, suit or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

Section 7.9 Reconciliation. In the event that the Corporate Taxpayer and the TRA Party Representative are unable to resolve a disagreement with respect to the calculation of amounts owed pursuant to this TRA Agreement within the relevant period designated in this TRA Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert in the particular area of disagreement, acting as an expert and not as an arbitrator (the “Expert”), mutually acceptable to the Corporate Taxpayer and the TRA Party Representative. The Expert shall be a partner or principal of an Advisory Firm, and unless the Corporate Taxpayer and the TRA Party Representative each agree in writing otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with any party to this TRA Agreement or any Affiliate of any such parties or any other actual or potential conflict of interest. If the Corporate Taxpayer and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then the Corporate Taxpayer and the TRA Party Representative shall cause the Expert to be selected by the International Chamber of Commerce Centre for Expertise (the “ICC”) in accordance with the criteria set forth above in this Section 7.9. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or, in each case, as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this TRA Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The sum of (a) the costs and expenses relating to (i) the engagement (and, if applicable, selection by the ICC) of such Expert and (ii) if applicable, amending any Tax Return in connection with the decision of such Expert and (b) the reasonable out-of-pocket costs and expenses of the Corporate Taxpayer and the TRA Party Representative incurred in the conduct of such proceeding shall be allocated between the Corporate Taxpayer, on the one hand, and the TRA Parties, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Expert that is unsuccessfully disputed by each such party (as finally determined by the Expert) bears to the total amount of such disputed items so submitted, and each such party shall promptly reimburse the other party for the excess that such other party has paid in respect of such costs and expenses over the amount it has been so allocated (such sharing of costs described in (a) and (b), the “Reconciliation Cost Sharing Method”). The Corporate Taxpayer may withhold payments under this TRA Agreement to collect amounts due under the preceding sentence. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties and may be entered and enforced in any court having jurisdiction. Except as otherwise provided herein (such as with respect to the Reconciliation Cost Sharing Method) , in the event that any suit, claim, action or other proceeding is instituted under or in relation to this TRA Agreement, including without limitation to enforce any provision in this TRA Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this TRA Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants.

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Section 7.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this TRA Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, foreign or other tax law; provided, however, that the Corporate Taxpayer shall use commercially reasonable efforts to notify and shall reasonably cooperate with the applicable TRA Party prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than any deduction or withholding required by reason of such TRA Party’s failure to comply with the last sentence of this Section 7.10) are required under applicable law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable law, such deduction and withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this TRA Agreement as having been paid to the Person in respect of whom such withholding was made. Each TRA Party shall promptly provide the Corporate Taxpayer, OpCo, or other applicable withholding agent with any applicable tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W--8) upon reasonable request and shall promptly provide an update of any such tax form or certificate previously delivered if the same has become incorrect or has expired.

Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated, consolidated, combined or unitary group of corporations that files a consolidated, combined or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of U.S. state, local or foreign tax law, then: (i) the provisions of this TRA Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the affiliated, consolidated, combined or unitary taxable income of the group as a whole.

(b) If any Person the income of which is included in the income of the Corporate Taxpayer or the Corporate Taxpayer’s affiliated, consolidated combined or unitary group transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code or any corresponding provisions of U.S. state, local or foreign tax law, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. The transactions described in this Section 7.11(b) shall be taken into account in determining the Realized Tax Benefit or Realized Tax Detriment, as applicable, for such Taxable Year based on the income, gain or loss deemed allocated to the Corporate Taxpayer using the Non-Adjusted Tax Basis of the Referenced Assets in calculating its Hypothetical Tax Liability for such Taxable Year and using the tax basis of the Reference Assets (excluding non-depreciable, non-amortizable assets) in calculating its Actual Tax Liability, determined using the “with and without” methodology. Thus, for example, in determining the Hypothetical Tax Liability of the Corporate Taxpayer the taxable income of the Corporate Taxpayer shall be determined by treating OpCo as having sold the applicable Reference Asset for its fair market value, recovering any basis applicable to such Reference Asset (using the Non-Adjusted Tax Basis), while the Actual Tax Liability of the Corporate Taxpayer would be determined by recovering the actual tax basis of the Reference Asset that reflects any Basis Adjustments. Notwithstanding the foregoing, after the occurrence of any such transfer as described in the first sentence of this Section 7.11(b), if the Corporate Taxpayer takes actions to ensure that the amount to be received by the TRA Parties hereunder and the timing thereof, taking into account such actions (which actions may, at the election of the Corporate Taxpayer, include the payment of an additional amount to a TRA Party), would be the same amount and timing as if such transfer described in the first sentence of Section 7.11(b) did not occur then this Section 7.11(b) shall not apply with respect to such transfer.

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Section 7.12 Confidentiality.

(a) Subject to Section 6.3, each TRA Party acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this TRA Agreement in good faith, such person shall keep and retain in confidence and not disclose to any Person any confidential matters of the Corporate Taxpayer and its Affiliates and successors or concerning OpCo and its Affiliates and successors learned by the TRA Party pursuant to this TRA Agreement. This Section 7.12 shall not apply to (i) any information that has been made public by the Corporate Taxpayer or any of its Affiliates or becomes public knowledge (except as a result of an act of the TRA Party in violation of this TRA Agreement or any other agreement) and (ii) the disclosure of information to the extent reasonably necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority, or to prosecute or defend any material action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary in this TRA Agreement, to the extent required by applicable law or to the extent reasonably necessary for the TRA Party to comply with any applicable reportable transaction requirements under applicable law, each TRA Party (and each employee, representative or other agent of the TRA Party, as applicable) may disclose the tax treatment and tax structure of the Corporate Taxpayer, OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the TRA Party relating to such tax treatment and tax structure.

(b) If a TRA Party breaches any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right to seek to have the provisions of this Section 7.12 specifically enforced by injunctive relief by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach shall cause irreparable injury to the Corporate Taxpayer or any of its Affiliates and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

(c) In no event shall this Section 7.12 limit any obligation of any party under the Limited Liability Company Agreement, the Business Combination Agreement, or any other Ancillary Agreement.

Section 7.13 TRA Party Representative. By executing this TRA Agreement, each of the TRA Parties shall be deemed to have irrevocably appointed the TRA Party Representative as its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Parties which may be necessary, convenient or appropriate to facilitate any matters under this TRA Agreement, including: (i) execution of the documents and certificates required pursuant to this TRA Agreement; (ii) except to the extent provided in this TRA Agreement, receipt and forwarding of notices and communications pursuant to this TRA Agreement; (iii) administration of the provisions of this TRA Agreement; (iv) any and all consents, waivers, amendments or modifications deemed by the TRA Party Representative to be necessary or appropriate under this TRA Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) taking actions the TRA Party Representative is authorized to take pursuant to the other provisions of this TRA Agreement; (vi) negotiating and compromising, on behalf of such TRA Parties, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this TRA Agreement and executing, on behalf of such TRA Parties, any settlement agreement, release or other document with respect to such dispute or remedy; and (vii) engaging attorneys, accountants, agents or consultants on behalf of such TRA Parties in connection with this TRA Agreement and paying any fees related thereto on behalf of such TRA Parties, subject to reimbursement by such TRA Parties. The TRA Parties shall promptly reimburse the TRA Party Representative for all reasonable costs and expenses incurred in connection with the TRA Party Representative performing its duties hereunder. The TRA Party Representative may resign upon thirty (30) days’ written notice to the Corporate Taxpayer.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

CORPORATE TAXPAYER:

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

OPCO:

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

TRA PARTY REPRESENTATIVE:

Name:

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

TRA PARTY:

Name: [●]

[Signature Page to Tax Receivable Agreement]

Exhibit A

FORM OF JOINDER

This Joinder (this “Joinder”) to the Tax Receivable Agreement, made as of       , is between  (“Transferor”) and       (“Transferee”).

WHEREAS, Transferor is a party to that certain Tax Receivable Agreement (the “Tax Receivable Agreement”), dated as of [●], 2021, among FTAC ATHENA ACQUISITION CORP., a Cayman Islands exempted company (the “Corporate Taxpayer”), PICO QUANTITATIVE TRADING HOLDINGS LLC, a Delaware limited liability company (“OpCo”), each of the members of OpCo listed on Schedule 1 thereto (each such member, a “TRA Party” and together the “TRA Parties”), and _________, in his capacity as the TRA Party Representative (as defined in the Tax Receivable Agreement); and

WHEREAS, Transferee is required, at the time of and as a condition to the assignment by Transferor to Transferee of all or any portion of Transferor’s rights or obligations under the Tax Receivable Agreement, to become a party to the Tax Receivable Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Tax Receivable Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Acquisition. Transferor hereby assigns to Transferee all of Transferor’s rights or obligations under the Tax Receivable Agreement.

Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Tax Receivable Agreement, (b) such Transferee accepts such assignment in accordance with and subject to the terms and conditions of the Tax Receivable Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Tax Receivable Agreement.

Notice. Any notice, demand or other communication under the Tax Receivable Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Governing Law. This Joinder shall be governed by and construed in accordance with the Law of the State of Delaware.

Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Signature Page Follows]

[Exhibit A to Tax Receivable Agreement]

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

TRANSFEROR:

By:
Name:
Title:

TRANSFEREE:

By:
Name:
Title:
Address for notices:

EXHIBIT H

SPONSOR SHARE RESTRICTION AGREEMENT

This SPONSOR SHARE RESTRICTION AGREEMENT (this “Agreement”) is dated as of August , 2021, by and among FTAC Athena Acquisition Corp., a Cayman Islands exempted company (“Parent”), FTAC Athena Sponsor, LLC, a Delaware limited liability company (“Athena Sponsor”), and FTAC Athena Advisors, LLC, a Delaware limited liability company (“Advisors” and together with Athena Sponsor, the “Sponsors”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) 560,000 Parent Class A Ordinary Shares (the “Sponsor Existing Co-Invest Shares”), (ii) private placement warrants to purchase 140,000 Parent Class A Ordinary Shares (the “Sponsor Warrants”) and (iii) 8,553,333 Pre-Combination Class B Ordinary Shares (the “Sponsor Promote Shares” and together with the Sponsor Existing Co-Invest Shares, the “Sponsor Shares”) in the aggregate;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent and Pico Quantitative Trading Holdings LLC, a Delaware limited liability company (the “Company”), have entered into a Business Combination Agreement (as amended or modified from time to time, the “Combination Agreement”), dated as of the date hereof, whereby the parties intend to effect a business combination between Parent and the Company, on the terms and subject to the conditions set forth therein (collectively, the “Transactions”);

WHEREAS, pursuant to the Parent Organizational Documents, each Sponsor Promote Share that is issued and outstanding immediately prior to the Domestication shall be converted into, and the holder of such Sponsor Promote Share shall be entitled to receive, one Parent Class A Ordinary Share for such Sponsor Promote Share on the terms and conditions set forth therein;

WHEREAS, in connection with the Transactions, immediately prior to and contingent upon the Closing, all of the Sponsor Warrants will be cancelled as further specified in this Agreement; and

WHEREAS, as an inducement to the Company to enter into the Combination Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

FORFEITURE; TRANSFER RESTRICTIONS; SPONSOR PURCHASES

1.1 Forfeiture.

(a) Immediately prior to and contingent upon the Closing, each Sponsor shall irrevocably forfeit and surrender for cancellation to Parent, the number of Sponsor Warrants set forth opposite such Sponsor’s name on Schedule I hereto (the “Forfeited Warrants”), which Forfeited Warrants shall be deemed automatically cancelled and retired in full, in each case for no consideration.

(b) Thereafter Parent shall immediately retire and cancel all of the Forfeited Warrants (and shall direct Parent’s transfer agent (or such other intermediaries as appropriate) to take any and all such actions incident thereto).

(c) The Sponsors and Parent each shall (i) take such further actions as are necessary to cause the Forfeited Warrants to be retired and cancelled, after which the Forfeited Warrants shall no longer be issued or outstanding and (ii) provide the Company with evidence that such retirement and cancellation has occurred.

1.2 Transfer Restrictions.

(a) Transfer Restrictions of the Restricted Shares. That certain letter agreement, dated as of February 22, 2021, among the Company, the Sponsors and the other insiders listed on the signature pages thereto (the “Insider Agreement”), provides, among other things, that certain of the Sponsor Promote Shares shall only be transferable upon the happening of certain events. Notwithstanding, and in precedence to, the Insider Agreement, effective as of and conditioned upon the Closing, the number of Sponsor Promote Shares set forth on Schedule I hereto (assuming no stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event occurs between the date hereof and the Closing) shall no longer be subject to the restrictions on transfer set forth in the Insider Agreement, but shall instead be subject to the provisions set forth in Section 1.2(b) (such scheduled shares, together with the shares of Parent Class A Common Stock issued upon conversion of such scheduled shares in connection with the Closing, the “Restricted Shares”). Restricted Shares shall continue to be Restricted Shares subject to the provisions set forth in Section 1.2(b) following their transfer to any Permitted Transferee (as such term is defined in the Insider Agreement). For the avoidance of doubt, the Sponsor Co-Invest Shares (as defined below) and any other shares of Parent Class A Common Stock held by the Sponsors from time to time that are not Restricted Shares, shall not be subject to the provisions of this Section 1.2 and shall continue to be subject to the provisions of the Insider Agreement.

(b) Timing and Lapse of Transfer Restrictions.

(i) As used herein: “Anniversary Date” means the date that is 180 days from the Closing Date; “Stock Price” means, on any date after the Closing, the closing sale price per share of Parent Class A Common Stock reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar; and “Trading Day” means any day on which trading is generally conducted on the NASDAQ Capital Market or any other exchange on which the Parent Class A Common Stock is traded and published.

(ii) Until the Closing Date (at which time no transfer restrictions shall apply), thirty-three and one-third percent (33.33%) of the Restricted Shares (the “Closing Release Shares”) shall not be transferable or salable except as provided in the Insider Agreement (for the avoidance of doubt, as set forth in Section 7 of the Insider Agreement).

(iii) Until the earlier of (x) the fifth anniversary of the Closing Date and (y) the first date that the Stock Price is equal or greater than $12.00 per share for any 20 Trading Days out of 30 consecutive Trading Days (provided that if such date occurs prior to the Anniversary Date, the transfer restrictions with respect to the $12.00 Class B Shares shall not be lifted until the Anniversary Date), thirty-three and one-third percent (33.33%) of the Restricted Shares (the “$12.00 Class B Shares”) shall not be transferable or salable except as provided in the Insider Agreement (for the avoidance of doubt, as set forth in Section 7 of the Insider Agreement).

(iv) Until the earlier of (x) the fifth anniversary of the Closing Date and (y) the first date that the Stock Price is equal or greater than $14.00 per share for any 20 Trading Days out of 30 consecutive Trading Days (provided that if such date occurs prior to the Anniversary Date, the transfer restrictions with respect to the $14.00 Class B Shares shall not be lifted until the Anniversary Date), thirty-three and one-third percent (33.33%) of the Restricted Shares (the “$14.00 Class B Shares”) shall not be transferable or salable except as provided in the Insider Agreement (for the avoidance of doubt, as set forth in Section 7 of the Insider Agreement).

(v) For the avoidance of doubt, each Sponsor shall be entitled to vote its Restricted Shares and receive dividends and other distributions with respect to such Restricted Shares during any period of time that such shares are subject to restriction on transfer hereunder.

(c) Termination of Restrictions upon a Liquidation Event. In the event of a Liquidation Event following the Closing, any restrictions on transfer on the Restricted Shares then remaining (under this Agreement or the Insider Agreement) shall terminate as of immediately prior to the occurrence of such Liquidation Event. As used herein, “Liquidation Event” means a liquidation, merger, capital stock exchange, reorganization or other similar transaction involving Parent upon the consummation of which holders of Parent Class A Common Stock would be entitled to exchange their shares of Parent Class A Common Stock for cash, securities or other property.

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(d) Equitable Adjustment. If, between the Closing and a Liquidation Event, the outstanding shares of Parent Class A Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction affecting the outstanding shares of Parent Class A Common Stock, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Parent Class A Common Stock will be equitably adjusted for such dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction. Any adjustment under this Section 1.2(d) shall become effective at the close of business on the date any such dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction becomes effective.

(e) Transfers. No holder of Restricted Shares shall transfer any Restricted Shares to the extent such Restricted Shares are still subject to transfer restrictions at the time of the contemplated transfer and all certificates (if any) representing such Restricted Shares shall contain a legend to such effect; provided, that Restricted Shares may be transferred to a Permitted Transferee (as defined in the Insider Agreement) so long as such Permitted Transferee agrees in writing to be subject to the provisions of Article I hereof.

(f) Legend Removal. Promptly upon the expiration or release of any restrictions on transfer pursuant to Section 1.2(b) or Section 1.2(c) above, the Company will cause any legend to be removed from the certificate or book entry position evidencing the applicable Restricted Shares.

1.3 Sponsor Group Co-Invest. At the Closing as part of the PIPE Investment, the Sponsors and/or its affiliates and other co-investors, including FTAC Athena PIPE Sponsor, LLC (collectively, the “Sponsor Group”), will subscribe for and purchase from Parent an aggregate of 2,500,000 shares of Parent Class A Common Stock (the “Sponsor New Co-Invest Shares” and, collectively with the Sponsor Existing Co-Invest Shares, the “Sponsor Co-Invest Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $25,000,000 (the “Sponsor Co-Invest Amount”) in accordance with the terms and conditions of the applicable Subscription Agreement. The Sponsor Group will comply with the terms and conditions set forth therein.

1.4 Sponsor Group Commitment.

(a) Unless prohibited by applicable law or Parent’s insider trading policy, at any time prior to the Closing, the Sponsor Group will reasonably consider and may make open market purchases of Parent Class A Ordinary Shares of up to $25,000,000 (the “Commitment”); provided that such Commitment is not a limitation and the Sponsor Group may make open market purchases of Parent Class A Ordinary Shares in such amount as it may determine in its discretion.

(b) The Sponsor Group hereby commits, on the terms and subject to the conditions set forth in this Agreement, to purchase, or cause the purchase of, shares of Parent Class A Common Stock at a price per share of Parent Class A Common Stock of no more than $10.00 and for an aggregate cash purchase price equal to the amount paid, or required to be paid, by Parent to redeem any Parent Class A Ordinary Shares in the Parent Stockholder Redemption in excess of the Redemption Floor (as defined below), at the Closing on the Closing Date, up to the amount of the Commitment; provided that the amount payable by the Sponsor Group under this Section 1.4(b) shall be reduced by the aggregate amount, if any, paid by the Sponsor Group in connection with any open market purchases of Parent Class A Ordinary Shares (whether made in accordance with the foregoing Section 1.4(a) or otherwise) as long as the Sponsor Group provides reasonable supporting evidence to the Company that the Sponsor Group has consummated such purchases (it being understood that account statements shall constitute reasonable supporting evidence for this purpose). As used herein, “Redemption Floor” means 12,500,000 Parent Class A Ordinary Shares.

(c) The Sponsor Group may effect the purchase of Parent Class A Ordinary Shares or shares of Parent Class A Common Stock described in Section 1.4(a) and Section 1.4(b) above directly or indirectly through one or more affiliated entities or other co-investors designated by it; provided, that no PIPE Investment will reduce the amount of the Commitment or otherwise affect the obligations of the Sponsor Group under this Agreement, other than any PIPE Investment resulting from the exercise by FTAC Athena PIPE Sponsor, LLC of all or any portion of the accordion feature of its PIPE subscription agreement. In the event that Parent does not require the purchase of all of the Parent Class A Common Stock with respect to which the Sponsor Group has made the Commitment in order to consummate the Business Combination, the amount to be funded under this Agreement may be proportionally reduced as reasonably determined by Parent.

(d) The obligation of the Sponsor Group to purchase shares of Parent Class A Common Stock under Section 1.4(b) above shall be subject to the substantially concurrent consummation of the Closing under the Combination Agreement.

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1.5 Waiver of Anti-Dilution Protection. Sponsors, who together are holders of at least a majority of the outstanding Pre-Combination Class B Ordinary Shares, hereby waive, pursuant to and in compliance with the provisions of the Parent Organizational Documents, any adjustment to the conversion ratio set forth in Section 17 of the Parent Organizational Documents, and any rights to other anti-dilution protections with respect to the Pre-Combination Class B Ordinary Shares, that may result from the PIPE Investment, purchases pursuant to Section 1.4(b) hereof and/or the consummation of the Transactions.

Article II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to Parent (solely with respect to itself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. Such Sponsor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor's corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. This Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Ownership. Such Sponsor is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good and marketable title to, all of (x) the Sponsor Promote Shares, (y) the Sponsor Warrants and (z) the Sponsor Existing Co-Invest Shares set forth opposite such Sponsor's name on Schedule I and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Sponsor Shares and Sponsor Warrants (other than transfer restrictions under the Securities Act)) affecting any such Sponsor Shares and Sponsor Warrants, other than any Permitted Liens or pursuant to (i) this Agreement, (ii) the Parent Organizational Documents, (iii) the Combination Agreement, (iv) the Letter Agreement, (v) the Support Agreement or (vi) any applicable securities laws. Other than the Sponsor Warrants and pursuant to the Parent Organizational Documents, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Parent or any equity securities convertible into, or which can be exchanged for, equity securities of Parent.

(c) No Conflicts. The execution and delivery of this Agreement by such Sponsor does not, and the performance by such Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon such Sponsor or such Sponsor's Sponsor Shares), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its obligations under this Agreement. Each Sponsor has full right and power to enter into this Agreement.

(d) Litigation. There are no Legal Proceedings pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Legal Proceedings, that would be before) any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its obligations under this Agreement.

(e) Acknowledgment. Such Sponsor understands and acknowledges that each of Parent and the Company is entering into the Combination Agreement in reliance upon such Sponsor's execution and delivery of this Agreement. Such Sponsor had the opportunity to read the Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors.

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Article III

MISCELLANEOUS

3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect only (i) automatically upon the termination of the Combination Agreement in accordance with its terms or (ii) upon the mutual written agreement of Parent, the Sponsors and the Company. If the Closing takes place, this Agreement and all of its surviving provisions shall terminate and be of no further force or effect once all of the Restricted Shares are no longer subject to the terms and conditions of Section 1.2 hereof. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby. This Article III shall survive the termination of this Agreement.

3.2 Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 3.8 or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

3.3 Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

3.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the non-assigning parties hereto and the Company.

3.5 Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that monetary damages may not be an adequate remedy for such breach and the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware.

3.6 Amendment. Subject to Section 3.11, this Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto.

3.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

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3.8 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered by telecopy (with confirmation of delivery), on the date of transmission if on a Business Day before 5:00 p.m. local time of the recipient party (otherwise on the next succeeding Business Day); (d) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day); and (e) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a party may designate by notice to the other parties in accordance with this Section 3.8):

If to Parent:

FTAC Athena Acquisition Corp.

2929 Arch Street, Suite 1703

Philadelphia, PA 19104-2870

Attention: Amanda Abrams

Phone: (215) 701-9555

Email: amanda@ftspac.com

in each case, with a copy (which shall not constitute notice) to:

Ledgewood, PC

Two Commerce Square, Suite 3400

2001 Market Street

Philadelphia, PA 19103

Attention: Derick S. Kauffman

Phone: (215) 731-9450

Email: dkauffman@ledgewood.com

If to a Sponsor:

To such Sponsor’s address set forth in the books and records of Parent with a copy to (which will not constitute notice):

Ledgewood, PC

Two Commerce Square, Suite 3400

2001 Market Street

Philadelphia, PA 19103

Attention: Derick S. Kauffman

Phone: (215) 731-9450

Email: dkauffman@ledgewood.com

3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by facsimile or electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

3.10 Entire Agreement.

This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

3.11 Express Third-Party Beneficiary. Parent and the Sponsors hereby agree that the Company is an intended and express third-party beneficiary of all of the provisions of this Agreement and shall have the right to enforce the terms and conditions of this Agreement against Parent and/or Sponsors, as applicable, or prevent the breach thereof, or to exercise any other right, or seek any other remedy, which may be available to it as a third-party beneficiary of this Agreement. In addition, neither Parent nor the Sponsors shall agree to any waivers, modifications or amendments to this Agreement, without the prior written consent of the Company.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have each caused this Sponsor Share Restriction Agreement to be duly executed as of the date first written above.

SPONSORS:

FTAC ATHENA SPONSOR, LLC

By:
	Name:	Betsy Z. Cohen
	Title:	Manager

FTAC ATHENA ADVISORS, LLC

By:
	Name:	Betsy Z. Cohen
	Title:	Manager

PARENT:

FTAC ATHENA ACQUISITION CORP.

By:
	Name:	Amanda Abrams
	Title:	President and Chief Executive Officer

[Signature Page to Sponsor Share Restriction Agreement]

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Schedule I

Sponsors & Sponsor Percentages1 2

Sponsor	Sponsor Warrants to be Forfeited	Sponsor Existing Co-Invest Shares	Closing Release Shares	$12.00 Class B Shares	$14.00 Class B Shares
FTAC Athena Sponsor, LLC	140,000	560,000	780,000	780,000	780,000
FTAC Athena Advisors, LLC	-	-	2,071,111	2,071,111	2,071,111
Total

[1]	NTD: The Sponsors may deliver an updated version of Schedule I to Parent prior to the Closing that reallocates among the Sponsors the Sponsor Promote Shares that are vested and the Sponsor Promote Shares that become Restricted Shares so long as the total vested shares and total Restricted Shares does not change.

[2]	NTD: Schedule to be updated for proposed transfers of Restricted Shares by the Sponsors at the closing.

EXHIBIT I

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made as of August    , 2021, by and among (i) FTAC Athena Acquisition Corp., a Cayman Islands exempted company (“Athena”), (ii) FTAC Athena Sponsor, LLC, a Delaware limited liability company (“Athena Sponsor”), and FTAC Athena Advisors, LLC, a Delaware limited liability company (“Advisors” and together with Athena Sponsor, the “Sponsors”), (iii) Pico Quantitative Trading Holdings LLC, a Delaware limited liability company (the “Company”), and (iv) the undersigned members of the Company holding at least 67% of the Company’s voting units as of the date hereof (together, the “Supporting Members” and, together with the Sponsors, the “Voting Parties” and each a “Voting Party”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Athena and the Company have entered into a Business Combination Agreement (as amended or modified from time to time, the “Transaction Agreement”), whereby the parties intend to effect a business combination between Athena and the Company, on the terms and subject to the conditions set forth therein (collectively, the “Transactions”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used herein, the term “Voting Shares” shall mean, taken together, (i) all voting securities of Athena beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, excluding ordinary shares underlying unexercised options or warrants, but including any ordinary shares acquired upon exercise of such options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by any Voting Party, including any and all voting securities of Athena acquired and held in such capacity subsequent to the date hereof (“FTAC Voting Shares”) and (ii) all voting securities of the Company Beneficially Owned by any Voting Party, including any and all voting securities of the Company acquired and held in such capacity subsequent to the date hereof (the “Company Voting Interests”). Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Transaction Agreement.

2. Representations and Warranties of the Voting Parties. Each Voting Party on its own behalf hereby represents and warrants to Athena and the Company, severally and not jointly, with respect to such Voting Party and such Voting Party’s ownership of its Voting Shares set forth on Annex A as follows:

a. Authority. If Voting Party is a legal entity, Voting Party has all requisite power and authority to enter into this Agreement, to perform fully Voting Party’s obligations hereunder and to consummate the transactions contemplated hereby. If Voting Party is a natural person, Voting Party has the legal capacity to enter into this Agreement. If Voting Party is a legal entity, this Agreement has been duly authorized, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

b. No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement. If Voting Party is a natural person, no consent of such Voting Party’s spouse is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If Voting Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

c. No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, Voting Party’s organizational documents, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets (including the Voting Shares) that would reasonably be expected to prevent or delay the consummation of the Transactions or that would reasonably be expected to prevent Voting Party from fulfilling its obligations under this Agreement.

d. Ownership of Shares. Except pursuant to the arrangements referred to in the following sentence, each Voting Party (i) Beneficially Owns its Voting Shares free and clear of all Liens and (ii) has the sole power to vote or caused to be voted its Voting Shares. Except pursuant hereto and pursuant to (i) that certain Letter Agreement, dated as of February 22, 2021, by and between certain stockholders of Athena and Athena, (ii) the limited liability company agreement of each Sponsor, (iii) the limited liability company agreement of the Company, and (iv) any applicable Lock-Up Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares prior to the consummation of the Transactions and there are no voting trusts or voting agreements with respect to the Voting Shares. Voting Party does not Beneficially Own (i) any Voting Shares other than the Voting Shares set forth on Annex A or (ii) any options, warrants or other rights to acquire any additional Company Voting Interests or FTAC Voting Shares or any security exercisable for or convertible into Company Voting Interests or FTAC Voting Shares, other than as set forth on Annex A (collectively, “Options”).

e. No Litigation. There is no Legal Proceeding pending against, or, to the knowledge of Voting Party, threatened against, Voting Party that would reasonably be expected to materially impair or materially adversely affect the ability of Voting Party to perform Voting Party’s obligations hereunder or to consummate the transactions contemplated by this Agreement.

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3. Agreement to Vote Shares; Irrevocable Proxy; Further Assurances. Each Voting Party on its own behalf hereby covenants to Athena and the Company, severally and not jointly, with respect to such Voting Party and such Voting Party’s ownership of its Voting Shares set forth on Annex A as follows:

a. Each Voting Party shall during the term of this Agreement vote or cause to be voted the FTAC Voting Shares that he, she or it Beneficially Owns, at every meeting of the shareholders of Athena at which such matters are considered and at every adjournment or postponement thereof: (i) in favor of (A) the Transactions and the Transaction Agreement and the other transactions contemplated thereby, (B) any proposal to adjourn or postpone such meeting of shareholders of Athena to a later date if there are not sufficient votes to approve the Transactions, and (C) an amendment of Athena’s governing documents to extend the outside date for consummating the Transactions, if applicable; (ii) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Athena under the Transaction Agreement; and (iii) against (A) any proposal or offer from any Person (other than the Company or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Athena, or (2) the issuance or acquisition of shares of capital stock or other equity securities of Athena (other than as contemplated by the Transaction Agreement); and (B) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of Athena’s conditions under the Transaction Agreement or change in any manner the voting rights of any class of shares of Athena (including any amendments to Athena’s governing documents other than in connection with the Transactions).

b. Each Voting Party shall during the term of this Agreement (x) vote or cause to be voted the Company Voting Interests he, she or it Beneficially Owns, at every meeting (or in connection with any request for action by written consent) of the members of the Company at which such matters are considered and at every adjournment or postponement thereof, and (y) execute a written consent or consents if the members of the Company are requested to vote their voting interests through the execution of an action by written consent, in each case to the extent such Company Voting Interests are entitled to vote thereon pursuant to the Company’s Governing Documents: (i) in favor of (A) the Transactions and the Transaction Agreement and the other transactions contemplated thereby; (B) any proposal to adjourn or postpone such meeting of the Company to a later date if there are not sufficient votes to approve the Transactions; and (C) the Recapitalization, immediately prior to, and contingent upon, the consummation of the Transactions; and (ii) against (A) any proposal or offer from any Person (other than Athena or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Group Company, (2) the issuance or acquisition of shares of capital stock or other equity securities of any Group Company, or (3) the sale, lease, exchange or other disposition of any significant portion of any Group Company’s properties or assets; (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of any Group Company under the Transaction Agreement; and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of any Group Company’s conditions under the Transaction Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s Governing Documents), except (i) as contemplated by this Agreement, and (ii) any limitations on such voting rights as may be required by the Bank Holding Company Act of 1956, as amended, together with the rules and regulations promulgated thereunder.

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c. (1) Each of the undersigned holding Company Voting Interests (each, a “Company Holder”) hereby appoints Jarrod Yuster and Marc Hineman and any designee of Jarrod Yuster and Marc Hineman, and each of them individually, and (2) each holder of FTAC Voting Shares (each, a “FTAC Holder”) hereby appoints Amanda Abrams and Betsy Z. Cohen and any designee of Amanda Abrams and Betsy Z. Cohen, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Voting Shares in accordance with Sections 3(a) and 3(b). This proxy and power of attorney is given to secure the performance of the duties of Voting Party under this Agreement. Each Voting Party shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Voting Party shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Voting Party with respect to the Voting Shares. The power of attorney granted by Voting Party herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Voting Party. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

d. From time to time, at the request of the Company, each Company Holder shall take, and at the request of Athena, each FTAC Holder shall take, all such further actions, as may be necessary or appropriate to, in the most expeditious manner reasonably practicable, effect the purposes of this Agreement, and execute customary documents incident to the consummation of the Transactions (in the case of each Company Holder, in a form reasonably acceptable to such Company Holder).

4.  No Voting Trusts or Other Arrangement. Each Voting Party agrees that during the term of this Agreement, Voting Party will not, and will not permit any entity under Voting Party’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares. Each Voting Party hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.

5. Transfer and Encumbrance. Each Voting Party agrees that during the term of this Agreement, Voting Party will not, directly or indirectly, transfer (including by operation of law), sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of his, her or its Voting Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of his, her or its Voting Shares or Voting Party’s voting or economic interest therein. Any attempted Transfer of Voting Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of Voting Shares by any Voting Party to (a) an executive officer or director of Athena, (b) a Person holding more than 5% of the voting equity securities of the Company or Athena, (c) any investment fund or other entity controlled or managed by or under common management or control with such Voting Party or affiliates of such Voting Party, (d) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of such Voting Party, (e) to a “permitted transferee” under the Insider Letter, dated February 22, 2021, by and among Athena and certain security holders, officers and directors of Athena (f) if such Voting Party is a corporation, limited liability company, partnership, trust or other entity, any stockholder, member, partner or trust beneficiary as part of a distribution or (g) to another Voting Party bound by the terms and conditions of this Agreement; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Athena and the Company, to be bound by all of the terms of this Agreement.

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6.  Appraisal and Dissenters’ Rights. Each Voting Party hereby (i) waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Transactions that Voting Party may have by virtue of ownership of the Company Voting Interests and (ii) agrees not to commence or participate in any claim, derivative or otherwise, against the Company (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (2) alleging a breach of any fiduciary duty of the board of managers of the Company in connection with this Agreement, the Transaction Agreement or the Transactions.

7. Redemption and Registration Rights. Each FTAC Holder agrees not to exercise any right to redeem any FTAC Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof.

8. Recapitalization. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict the Company or any of its affiliates from effecting the Recapitalization or any transactions contemplated thereby.

9. Termination. This Agreement shall automatically terminate upon the earliest to occur of (i) the Closing Date and (ii) the date on which the Transaction Agreement is terminated in accordance with its terms. Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 9 shall relieve any party hereto of liability for any willful breach of this Agreement occurring prior to termination.

10. No Agreement as Director or Officer. Each Voting Party is signing this Agreement solely in its capacity as an equityholder of Athena or the Company, as applicable. No Voting Party makes any agreement or understanding in this Agreement in such Voting Party’s capacity (or in the capacity of any Affiliate, partner or employee of Voting Party) as a director or officer of Athena, the Company or any of their respective subsidiaries (if Voting Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party in his, her or its capacity as a director or officer of Athena or the Company, and no actions or omissions taken in any Voting Party’s capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party from exercising his or her fiduciary duties as an officer or director to Athena, the Company or their respective equityholders, as applicable.

11. Specific Enforcement. Monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

12. Entire Agreement. This Agreement and the Transaction Agreement supersede all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contain the entire agreement among the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by any party hereto shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

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13. Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the next Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth on Annex A (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13).

14. Acquisition of FTAC Voting Shares. Each Voting Party acknowledges and agrees that he, she or it shall not acquire any additional equity securities of Athena after the date hereof if as a result of such acquisition, such Voting Party would Beneficially Own more than 9.9% of FTAC Voting Shares, after giving effect to the Transactions contemplated by the Transaction Agreement.

15. Miscellaneous.

a. Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties hereto irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that the jurisdiction of such courts with respect thereto will be exclusive. Each party hereto hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 13 or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

b. Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement, including but not limited to any course of conduct, course of dealing, oral or written statement or action of any party hereto.

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c. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

d. Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic, facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.

e. Titles and Headings. The titles and captions in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

f. Assignment; Successors and Assigns; No Third-Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

g. Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Support Agreement as of the date first written above.

FTAC ATHENA SPONSOR, LLC

By:
Name:	Betsy Z. Cohen
Title:	Manager

FTAC ATHENA ADVISORS, LLC

By:
Name:	Betsy Z. Cohen
Title:	Manager

FTAC ATHENA ACQUISITION CORP.

By:
Name:	Amanda Abrams
Title:	President and Chief Executive Officer

PICO QUANTITATIVE TRADING HOLDINGS LLC

By:
Name:	Jarrod Yuster
Title:	Chairman, Founder & Chief Executive Officer

[Signature Page to Support Agreement]

[COMPANY SUPPORTING MEMBERS]

[Signature Page to Support Agreement]

EXHIBIT J

, 2021

FTAC Athena Acquisition Corp.

2929 Arch Street, Suite 1704

Philadelphia, PA 19104

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”), by and among FTAC Athena Acquisition Corp., a Cayman Islands exempted company (the “Company”), and certain equityholders of Pico Quantitative Trading Holdings LLC, a Delaware limited liability company (“Pico”), identified on the signature pages hereto, who are intended to become stockholders of the Company (the “Stockholders”), is being delivered concurrently with the execution of that certain Business Combination Agreement, dated as of the date hereof (the “Combination Agreement”), by and between the Company and Pico. Pursuant to the Combination Agreement, each holder of an outstanding Class A common unit of Pico (the “Pico Units”) shall have the right to exchange (“Exchange Rights”) such Pico Unit for cash (if elected by the Company as the managing member of Pico) and/or one share of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”). In this Letter Agreement, the Pico Units and the shares of Common Stock to be held by the Stockholders (including any shares of Common Stock issuable to the Stockholders pursuant to the Stockholders’ exercise of the Exchange Rights) are collectively referred to as the “Shares.”

For the purposes of this Letter Agreement, the term “Shares” shall also be deemed to include any Shares that a Stockholder acquires (i) pursuant to and in accordance with paragraph 2 below and (ii) by the exercise or conversion of any security exercisable or convertible for shares of Common Stock. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Combination Agreement.

Each undersigned Stockholder and, where applicable, the Company, hereby agrees as follows:

1. Subject to paragraph 2 below, from the date hereof until the earlier to occur of (a) the Anniversary Date (as defined below) or (b) the consummation of a Change of Control Transaction (as defined below) (the “Lock-Up Period”), such Stockholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to the Shares (a “Transfer”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Shares, whether any such transaction is to be settled by delivery of Shares or other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in the immediately preceding subsections (i) or (ii) (any of the foregoing actions in clauses (i)-(iii), the “Transfer Restrictions”). For purposes of this paragraph 1: “Anniversary Date” shall mean the date that is 365 days from the Closing Date; and “Change of Control Transaction” shall mean a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

2. Notwithstanding the provisions contained in paragraph 1 hereof, such Stockholder may transfer Shares (a) to the Company’s officers and directors or their controlled “affiliates” (as such term is defined in Rule 405 of the Securities Act of 1933, as amended) or to any partner, member, investment fund or other entity controlled or managed by or under common management or control with such Stockholder or officers, directors or affiliates of such Stockholder, (b) by bona fide gift, (c) to an immediate family member (as defined below), a charitable organization or a trust or other entity formed for estate planning purposes for the benefit of an immediate family member or a charitable organization, or for the indirect benefit of such Stockholder or an immediate family member of such Stockholder, (d) by will, intestacy or by virtue of laws of descent and distribution upon the death of such Stockholder, (e) by operation of law, such as pursuant to a qualified domestic relations order or in connection with a divorce settlement, (f) if such Stockholder is an entity, to any stockholder, member, partner or trust beneficiary as part of a distribution, or to any corporation, partnership or other entity that is an affiliate of such Stockholder, or by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity, (g) acquired through transactions relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the Closing Date, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedules 13D, 13D/A, 13G or 13G/A) during the Lock-Up Period, (h) to the Company in connection with the “net” or “cashless” exercise of options or other rights to purchase shares of Common Stock held by such Stockholder, provided that any shares of Common Stock issued upon exercise of such option or other rights shall remain subject to the terms of this Letter Agreement, (i) to the Company to satisfy tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements, (j) pursuant to any contractual arrangement in effect at the Closing Date that provides for the repurchase by the Company or forfeiture of such Stockholder’s Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of such Stockholder’s service to the Company, (k) pursuant to the entry by such Stockholder, at any time after the Closing Date, of any trading plan providing for the sale of Common Stock by such Stockholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period; or (l) via a private sale to another Stockholder or another Stockholder’s affiliate; provided, however, that, in the case of clauses (a) through (f) and (l), to the extent not already bound, these transferees shall enter into a written agreement with the Company agreeing to be bound by the transfer restrictions set forth herein. For purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin. Such Stockholder hereby consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of such Stockholder’s Shares except in compliance with the foregoing restrictions.

3. Subject to the limitations described herein, such Stockholder shall retain his, her or its respective rights as a security holder with respect to his, her or its Shares during the Lock-Up Period including, without limitation, the right to vote the Shares.

4. During the Lock-Up Period, all dividends and distributions payable in cash with respect to such Stockholder’s Shares shall be paid, as applicable, to such Stockholder, but all dividends and distributions payable in Common Stock or other equity or securities convertible into equity with respect to such Stockholder’s Shares shall become subject to the Transfer Restrictions under this Letter Agreement until the end of the Lock-up Period.

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5. Such Stockholder represents and warrants, severally and not jointly with any other Stockholder, that he, she or it has the full right and power, or complete corporate or equivalent organizational authority, as applicable, without violating any agreement to which such Stockholder is bound, to enter into and perform his, her or its obligations under this Letter Agreement.

6. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, both written and oral, with respect to such subject matter hereof. This Letter Agreement may not be changed, amended, modified (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by each of the parties hereto. This Letter Agreement may not be waived as to any particular provision, except by a written instrument executed by the party against whom any such waiver is sought.

7. No party may assign either this Letter Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written consent of the Company. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. Subject to the foregoing, this Letter Agreement shall be binding on each undersigned party and each of such undersigned party’s, as applicable, heirs, personal representatives, successors and assigns. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

8. This Letter Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Letter Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Letter Agreement. The parties hereto irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that the jurisdiction of such courts with respect thereto will be exclusive. Each party hereto hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Letter Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Letter Agreement may not be enforced in or by such courts.

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9. Each party acknowledges and agrees that monetary damages may not adequately compensate an injured party for the breach of this Letter Agreement by any party hereto and, accordingly, that each party shall be entitled to seek specific performance of this Letter Agreement or shall otherwise be entitled to seek a temporary or permanent injunction or restraining order in respect of the enforcement of the terms of this Letter Agreement.

10. In the event that any provision of this Letter Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11. This Letter Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier to occur of (i) termination of the Combination Agreement in accordance with its terms, (ii) the mutual written agreement of the Company and the Stockholders or (iii) the expiration of the Lock-up Period. This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page to this Letter Agreement by facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Letter Agreement.

12. Notwithstanding anything contained in this Letter Agreement to the contrary, nothing contained in this Letter Agreement shall restrict the undersigned from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market-making, arbitrage, investment activity or other similar activities conducted in the ordinary course of business of the undersigned that do not involve the Shares.

[ Signature page follows ]

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Very truly yours,

FTAC ATHENA ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Lock-up Letter Agreement]

By:
Name:
Title:

[Signature Page to Lock-up Letter Agreement]

, 2021

FTAC Athena Acquisition Corp.

2929 Arch Street, Suite 1704

Philadelphia, PA 19104

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”), by and among FTAC Athena Acquisition Corp., a Cayman Islands exempted company (the “Company”), and certain equityholders of Pico Quantitative Trading Holdings LLC, a Delaware limited liability company (“Pico”), identified on the signature pages hereto, who are intended to become stockholders of the Company (the “Stockholders”), is being delivered concurrently with the execution of that certain Business Combination Agreement, dated as of the date hereof (the “Combination Agreement”), by and between the Company and Pico. Pursuant to the Combination Agreement, each holder of an outstanding Class A common unit of Pico (the “Pico Units”) shall have the right to exchange (“Exchange Rights”) such Pico Unit for cash (if elected by the Company as the managing member of Pico) and/or one share of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”). In this Letter Agreement, the Pico Units and the shares of Common Stock to be held by the Stockholders (including any shares of Common Stock issuable to the Stockholders pursuant to the Stockholders’ exercise of the Exchange Rights) are collectively referred to as the “Shares”; provided that any shares of Common Stock purchased by the Stockholders as part of the PIPE Investment shall not be deemed Shares for purposes of this Letter Agreement.

For the purposes of this Letter Agreement, the term “Shares” shall also be deemed to include any Shares that a Stockholder acquires (i) pursuant to and in accordance with paragraph 2 below and (ii) by the exercise or conversion of any security exercisable or convertible for shares of Common Stock. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Combination Agreement.

Each undersigned Stockholder and, where applicable, the Company, hereby agrees as follows:

1. Subject to paragraph 2 below, from the date hereof until the earlier to occur of (a) the Anniversary Date (as defined below) or (b) the consummation of a Change of Control Transaction (as defined below) (the “Lock-Up Period”), such Stockholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to the Shares (a “Transfer”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Shares, whether any such transaction is to be settled by delivery of Shares or other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in the immediately preceding subsections (i) or (ii) (any of the foregoing actions in clauses (i)-(iii), the “Transfer Restrictions”). For purposes of this paragraph 1: “Anniversary Date” shall mean (a) the date that is 180 days from the Closing Date, with respect to the number of Shares held by the applicable Stockholder immediately following the Closing, in an amount equal to five times the number of the shares of Common Stock purchased by such Stockholder as part of the PIPE Investment (the “PIPE Investment Shares”), and (b) with respect to the remaining number of Shares held by the applicable Stockholder, if any, the date that is 365 days from the Closing Date; and “Change of Control Transaction” shall mean a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. As an example, for the sake of clarity, if a Stockholder owns one hundred (100) Shares immediately following the Closing, excluding any PIPE Investment Shares, and such Stockholder purchases ten (10) PIPE Investment Shares, the number of shares subject to the 180 day lock-up period shall be 50 Shares, calculated by multiplying the amount of PIPE Investment Shares purchased by the Stockholder by 5. The 10 PIPE Investment Shares purchased by the Stockholder would not be subject to this Letter Agreement, and the Stockholder’s remaining 50 Shares would be subject to the 365 day lock-up period.

2. Notwithstanding the provisions contained in paragraph 1 hereof, such Stockholder may transfer Shares (a) to the Company’s officers and directors or their controlled “affiliates” (as such term is defined in Rule 405 of the Securities Act of 1933, as amended) or to any partner, member, investment fund or other entity controlled or managed by or under common management or control with such Stockholder or officers, directors or affiliates of such Stockholder, (b) by bona fide gift, (c) to an immediate family member (as defined below), a charitable organization or a trust or other entity formed for estate planning purposes for the benefit of an immediate family member or a charitable organization, or for the indirect benefit of such Stockholder or an immediate family member of such Stockholder, (d) by will, intestacy or by virtue of laws of descent and distribution upon the death of such Stockholder, (e) by operation of law, such as pursuant to a qualified domestic relations order or in connection with a divorce settlement, (f) if such Stockholder is an entity, to any stockholder, member, partner or trust beneficiary as part of a distribution, or to any corporation, partnership or other entity that is an affiliate of such Stockholder, or by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity, (g) acquired through transactions relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the Closing Date, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedules 13D, 13D/A, 13G or 13G/A) during the Lock-Up Period, (h) to the Company in connection with the “net” or “cashless” exercise of options or other rights to purchase shares of Common Stock held by such Stockholder, provided that any shares of Common Stock issued upon exercise of such option or other rights shall remain subject to the terms of this Letter Agreement, (i) to the Company to satisfy tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements, (j) pursuant to any contractual arrangement in effect at the Closing Date that provides for the repurchase by the Company or forfeiture of such Stockholder’s Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of such Stockholder’s service to the Company, (k) pursuant to the entry by such Stockholder, at any time after the Closing Date, of any trading plan providing for the sale of Common Stock by such Stockholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period; or (l) via a private sale to another Stockholder or another Stockholder’s affiliate; provided, however, that, in the case of clauses (a) through (f) and (l), to the extent not already bound, these transferees shall enter into a written agreement with the Company agreeing to be bound by the transfer restrictions set forth herein. For purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin. Such Stockholder hereby consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of such Stockholder’s Shares except in compliance with the foregoing restrictions.

3. Subject to the limitations described herein, such Stockholder shall retain his, her or its respective rights as a security holder with respect to his, her or its Shares during the Lock-Up Period including, without limitation, the right to vote the Shares.

4. During the Lock-Up Period, all dividends and distributions payable in cash with respect to such Stockholder’s Shares shall be paid, as applicable, to such Stockholder, but all dividends and distributions payable in Common Stock or other equity or securities convertible into equity with respect to such Stockholder’s Shares shall become subject to the Transfer Restrictions under this Letter Agreement until the end of the Lock-up Period.

5. Such Stockholder represents and warrants, severally and not jointly with any other Stockholder, that he, she or it has the full right and power, or complete corporate or equivalent organizational authority, as applicable, without violating any agreement to which such Stockholder is bound, to enter into and perform his, her or its obligations under this Letter Agreement.

6. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, both written and oral, with respect to such subject matter hereof. This Letter Agreement may not be changed, amended, modified (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by each of the parties hereto. This Letter Agreement may not be waived as to any particular provision, except by a written instrument executed by the party against whom any such waiver is sought.

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7. No party may assign either this Letter Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written consent of the Company. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. Subject to the foregoing, this Letter Agreement shall be binding on each undersigned party and each of such undersigned party’s, as applicable, heirs, personal representatives, successors and assigns. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

8. This Letter Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Letter Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Letter Agreement. The parties hereto irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that the jurisdiction of such courts with respect thereto will be exclusive. Each party hereto hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Letter Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Letter Agreement may not be enforced in or by such courts.

9. Each party acknowledges and agrees that monetary damages may not adequately compensate an injured party for the breach of this Letter Agreement by any party hereto and, accordingly, that each party shall be entitled to seek specific performance of this Letter Agreement or shall otherwise be entitled to seek a temporary or permanent injunction or restraining order in respect of the enforcement of the terms of this Letter Agreement.

10. In the event that any provision of this Letter Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11. This Letter Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier to occur of (i) termination of the Combination Agreement in accordance with its terms, (ii) the mutual written agreement of the Company and the Stockholders or (iii) the expiration of the Lock-up Period. This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page to this Letter Agreement by facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Letter Agreement.

12. Notwithstanding anything contained in this Letter Agreement to the contrary, nothing contained in this Letter Agreement shall restrict the undersigned from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of business of the undersigned that do not involve the Shares.

[Signature page follows]

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Very truly yours,

FTAC ATHENA ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Lock-up Letter Agreement]

By:
Name:
Title:

[Signature Page to Lock-up Letter Agreement]